As filed with the U.S. Securities and Exchange Commission on April 16, 2010

Registration No. 333-163930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MITEL NETWORKS CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	3661	98-0621254
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Legget Drive

Ottawa, Ontario

Canada K2K 2W7

(613) 592-2122

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road

Wilmington, Delaware 19808

(302) 636-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

With copies to:

Adam M. Givertz, Esq. Shearman & Sterling LLP Suite 4405 Commerce Court West Toronto, Ontario Canada M5L 1E8 (416) 360-8484	Craig Wright, Esq. Osler, Hoskin & Harcourt LLP Suite 1900, 340 Albert Street Ottawa, Ontario Canada K1R 7Y6 (613) 235-7234	Riccardo A. Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Suite 1750, 222 Bay Street Toronto, Ontario Canada M5K 1J5 (416) 777-4700	Michael Pickersgill, Esq. Torys LLP Suite 3000 79 Wellington Street West Toronto, Ontario Canada M5K 1N2 (416) 865-0040

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated April 16, 2010

P R O S P E C T U S

10,526,316 Shares

Mitel Networks Corporation

Common Shares

This is Mitel Networks Corporation’s initial public offering. We are selling 10,526,316 common shares.

We expect the public offering price to be between $18.00 and $20.00 per common share. Currently, no public market exists for the common shares. We have applied to list our common shares on The NASDAQ Global Market under the symbol “MITL.”

Investing in the common shares involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 1,578,947 common shares from the selling shareholders, at the public offering price, less underwriting commissions, within 30 days from the date of this prospectus to cover overallotments, if any. We will not receive any proceeds from the sale of shares, if any, by the selling shareholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common shares will be ready for delivery on or about                     , 2010.

BofA Merrill Lynch	J.P. Morgan	UBS Investment Bank

Piper Jaffray	Genuity Capital Markets	JMP Securities

The date of this prospectus is                     , 2010.

Mitel provides IP-based Communications Solutions to businesses across the globe to improve employee productivity, enhance business performance and reduce costs.

Mitel offers a comprehensive portfolio of IP-based Communications Solutions, which consist of IP telephony platforms, unified communications & collaboration applications and managed & network services. By integrating voice, video and data communications with business applications, we enable businesses to improve their performance.

Managed Services
Unified Communications & Collaboration
Multi-Media Communications
Business Process Integration
Mobility
Voice
Video
Data
Desktop & User Devices
Appliances
Software
IP Telephony Platforms
Network Services

Mitel is at the forefront of the market evolution to unified communications & collaboration, enabling customers to move beyond basic fixed telephony and disparate communications tools toward integrated multi-media communications and collaboration between users, wherever they may be located.

Our software has the flexibility to be delivered on our appliances or installed in corporate data centers. Through seamless integration with a wide variety of systems and processes, we allow businesses to preserve existing investments and transition as needs dictate. Whether upgrading to an IP-based telephony system, adding collaboration tools, improving customer service, or supporting mobile and remote workers, Mitel provides businesses with a comprehensive communications solution that is simple to implement, manage and use.

Mitel – Simply Communicating®.

IP TELEPHONY APPLIANCES

DESKTOP DEVICES & APPLICATIONS

MULTI-MEDIA COMMUNICATIONS & MESSAGING

MOBILE APPLICATIONS

MITEL®
Simply Communicating®

You should rely only on the information contained in this prospectus or in any related free-writing prospectus filed with the Securities and Exchange Commission, or the SEC, or used or referred to in connection with the offering of our common shares. We have not, and the underwriters have not, authorized anyone to provide you with different information. We and the selling shareholders are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common shares.

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the following summary together with the entire prospectus, including the more detailed information in the consolidated financial statements and related notes appearing elsewhere in this prospectus and the matters discussed in “Risk Factors.” We express all dollar amounts in this prospectus in U.S. dollars, except where otherwise indicated. References to “$” and “US$” are to U.S. dollars and references to “C$” are to Canadian dollars. References in this prospectus to our “solutions” mean a combination of one or more of our products and/or services that we offer and deliver to a customer to meet their business communications requirements.

MITEL NETWORKS CORPORATION

Our Company

We are a leading provider of integrated communications solutions focused on the small-to-medium sized enterprise, or SME, market. We also have a strong and growing presence in the large enterprise market with a portfolio of products that supports up to 65,000 users. Our Internet Protocol, or IP, based communications solutions consist of a combination of IP telephony platforms, which we deliver as software, appliances and desktop devices, and a suite of unified communications and collaboration, or UCC, applications that integrate voice, video and data communications with business applications. We believe that our solutions, which can include associated managed and network services, enable our customers to realize significant cost benefits and to conduct their business more effectively.

We have delivered innovative communications solutions to our customers for over 35 years. Over the past decade, we have made a significant investment in developing our IP-based communications solutions and transitioning our distribution channels to take advantage of the industry’s shift from legacy systems to IP-based communications solutions, including UCC applications. Our research and development has produced a global portfolio of over 1,200 patents and pending applications, and provides us with the expertise to anticipate market trends and meet the current and future needs of our customers. As part of our business strategy, we acquired Inter-Tel (Delaware), Incorporated, or Inter-Tel, in August 2007, which significantly enhanced our ability to target SME customers with our IP solutions by expanding our U.S. distribution and managed service capabilities. Today, we have a direct and indirect distribution channel, which addresses the needs of customers in 90 countries through our 80 offices and more than 1,600 channel partners worldwide.

Since the introduction of our IP-based systems in 1999, we have shipped more than 120,000 IP-based appliances to support the communications needs of over 6.6 million users. Our solutions are scalable, flexible and easy to deploy, manage and use. We have designed our software and appliances to allow access to our solutions from mobile devices. Our solutions interoperate with various systems supplied by other vendors, which allows our customers to preserve their existing communications investments and gives them the flexibility to choose the solutions that best meet their particular needs. We also offer our customers the flexibility of an end-to-end solution, in which our appliances and applications are integrated with our managed services and network services.

Industry Trends

Businesses are increasingly focused on deploying comprehensive communications solutions that reduce cost, increase productivity and provide competitive advantages. These solutions need to be flexible in order to respond to the ongoing trends driving growth in the communications market.

Historically, businesses have used an IP-based data network for their data communications and a separate telephony network for their voice communications. These legacy telephony networks are based on circuit-switched technology, which use proprietary operating systems, limiting their ability to integrate communications with other business processes and applications. Additionally, these legacy networks are expensive to manage, maintain and scale as an organization grows. As a result, businesses are migrating to IP-based communications solutions that can address their voice, video, data and business applications requirements within a single converged network.

The evolution to converged IP-based networks has given rise to two important trends: the transition from hardware-based to software-based communications solutions and the ability to deliver UCC applications. The transition to software-based communications solutions provides operational cost benefits, enhanced implementation flexibility, and the ability to integrate communications with other business processes and applications. UCC applications enable customers to move beyond basic fixed telephony and disparate communications tools toward integrated multi-media communications and collaboration between users, wherever they may be located.

Our Competitive Strengths

We believe our competitive strengths position us well to capitalize on the opportunities created by the market trends in our industry. These strengths include:

Leadership in the SME communications market. We are a recognized leader in the SME communications market. We define SMEs as enterprises with up to 1,000 employees. In the SME segment for 2009, we were the third largest provider of converged IP telephony lines in North America and second largest provider of IP telephony extensions in the United Kingdom.

Comprehensive portfolio of IP-based communications solutions. We offer a comprehensive portfolio of IP-based communications solutions, which consist of IP telephony platforms and UCC applications. These solutions are designed to provide implementation flexibility so that businesses can transition to an IP-based network over time while maintaining a seamless unified communications experience. Our IP-based communications platforms efficiently scale from small businesses to large enterprises, which we define as businesses with over 1,000 employees.

Focus on software-based innovation and UCC. Our history of success as an early adopter of software-based communications solutions has provided us with the foundation for continued innovation in IP-based communications and UCC. We have a broad portfolio of over 1,200 patents and pending applications, covering over 450 inventions, in areas such as VoIP, collaboration and user availability information.

End-to-end managed services and network services offerings. We provide a comprehensive managed services offering, which includes products, complete installation and ongoing maintenance, professional services and network connectivity, complemented by a range of financing alternatives. Our managed services relationships provide us with recurring revenue and significant visibility into our customers’ future communications needs. We have a strong record of leveraging these relationships into new revenue opportunities.

Leading global distribution channel. We have a flexible go-to-market strategy tailored to our target markets, enabling us to more effectively reach vertical and geographic markets around the world. Our distribution network includes our value-added resellers, service providers, high-touch sales and direct channel, all of which we leverage in parallel depending on customer requirements and opportunities. Today, we have over 1,600 channel partners in 90 countries, including 130 exclusive channel partners in the United States.

Strategy

Our strategy is to increase our SME market share and expand our target markets by enhancing our IP-based communications solutions, including UCC applications, and selling these solutions through our global distribution channel. To accomplish this objective, we intend to:

Leverage our highly scalable business model

•

We intend to capitalize on our existing, broad customer base to generate additional revenue from system expansion and upgrades and the provision of new applications, managed services and network services.

•	We intend to leverage our global sales and distribution network to further penetrate our target markets.

•	We intend to leverage our existing solutions portfolio to further expand our position in larger enterprise and international markets.

Invest in innovation to drive growth

•

We intend to continue to capitalize on ongoing industry trends through early and targeted investment in research and development. We are at the forefront of the transition in communications technology from hardware-based to software-based communications solutions and toward UCC, and will continue to invest in our solutions to increase the functionality and versatility of our offerings.

•

We will continue to leverage our proven expertise and leading position in the SME market by strategically investing in the development of solutions that effectively address the widely varying product and service requirements of SMEs and larger enterprises characterized by similar requirements.

Continue to develop our global distribution channel

•	We will continue to invest in supporting and enhancing our global distribution channel to capitalize on the industry trends towards software-based communications solutions and UCC.

•	We plan to aggressively target channel disruption, resulting from industry consolidation, to grow our distribution channel and ultimately our market position.

Expand managed and network services offerings

•	We plan to leverage our applications by introducing additional software-based communications solutions that enable the delivery of cost-effective hosted IP-based communications solutions.

Corporate Information

Our principal executive offices are located at 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7, and our telephone number is (613) 592-2122. Unless the context otherwise requires, references in this prospectus to “Mitel,” the “Company,” “we,” “us” and “our” refer to Mitel Networks Corporation and its direct and indirect wholly owned subsidiaries on a consolidated basis.

Mitel and the Mitel logo are trademarks of Mitel Networks Corporation. This prospectus also includes other trademarks of Mitel and trademarks of other persons.

For investors outside the United States and Canada. Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States and Canada. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

THE OFFERING

Common shares offered by Mitel Networks Corporation	10,526,316 common shares

Overallotment option	The underwriters may purchase up to an additional 1,578,947 common shares from the selling shareholders, at the initial public offering price, less underwriting commissions, within 30 days of the date of this prospectus to cover overallotments, if any. We will not receive any proceeds from the sale of shares, if any, by the selling shareholders. See “Principal and Selling Shareholders” and “Underwriting.”

Common shares to be outstanding following the offering	45,445,573 common shares

Use of proceeds	We estimate that our net proceeds from this offering, based on an assumed initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus) after deducting underwriting commissions and estimated offering expenses payable by us, will be approximately $180.0 million. We intend to use the net proceeds from this offering to repay borrowings outstanding under our revolving credit facility, to repay a portion of our first lien term loan, to fund working capital and for general corporate purposes, which may include acquisitions. We will not receive any proceeds from the sale of common shares by the selling shareholders, which may occur if the underwriters exercise the overallotment option. See “Use of Proceeds.”

Risk factors	An investment in our common shares is subject to a number of risks, including risks related to our ability to achieve profitability in the future; fluctuations in our quarterly and annual revenues and operating results; our recent growth not being representative of future growth; current and ongoing global economic instability; intense competition and our ability to keep pace with technological developments and evolving industry standards; failure of the market for UCC to become more widespread; risks related to the rate of adoption of IP telephony by our customers; fluctuations in our working capital requirements and cash flows; our ability to protect our intellectual property and our possible infringement of the intellectual property rights of third parties; and other risk factors discussed in the “Risk Factors” section of this prospectus. See “Risk Factors” and the other information included in this prospectus for a discussion of the risks that you should carefully consider before deciding to purchase our common shares.

Proposed NASDAQ Global Market Symbol	MITL

The number of common shares to be outstanding after this offering is based on 34,919,257 common shares outstanding as of March 15, 2010, as adjusted by the assumptions set out below, but does not include:

•	2,683,376 common shares issuable upon the exercise of stock options outstanding under our equity incentive plans at a weighted average exercise price of $4.23 per share, as of March 15, 2010;

•	2,911,335 additional common shares reserved for issuance under our equity incentive plans, as of March 15, 2010;

•

2,478,326 common shares issuable upon the exercise of outstanding warrants, which are exercisable for common shares without the payment of any additional cash consideration (see “Description of Share Capital—Warrants—Technology Partnerships Canada Warrants”);

•	1,178,343 common shares issuable upon the exercise of outstanding warrants at an exercise price of $17.92 per share (see “Description of Share Capital—Warrants—Convertible Noteholder Warrants”);

•	1,535,014 common shares issuable upon the exercise of outstanding warrants at an exercise price of $19.40 per share (see “Description of Share Capital—Warrants—FP Warrants”); and

•	333,334 common shares issuable upon the exercise of outstanding warrants at an exercise price of C$18.75 per share (see “Description of Share Capital—Warrants—EdgeStone Warrants”).

Unless we specifically state otherwise, all information in this prospectus:

•	assumes an initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus);

•

assumes the conversion of all of our outstanding preferred shares into an aggregate of 20,585,274 common shares (based on an assumed initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus) and an assumed closing date of this offering of April 26, 2010), which will occur immediately prior to the completion of this offering;

•	assumes no exercise by the underwriters of their overallotment option; and

•	reflects, for all prior periods, a one for 15 reverse split of our common shares on April 16, 2010.

The number of common shares into which our outstanding preferred shares will be converted will depend upon the initial public offering price of our common shares in this offering and upon the date of completion of this offering. See “Description of Share Capital—Preferred Shares.”

In addition, the exercise price of certain of our warrants and the number of common shares issuable upon the exercise of such warrants may depend upon the initial public offering price of our common shares in this offering. See “Description of Share Capital—Warrants—Convertible Noteholder Warrants”, “Description of Share Capital—Warrants—FP Warrants” and “Description of Share Capital—Warrants—EdgeStone Warrants.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following sets forth summary consolidated financial data derived from our audited consolidated financial statements as of and for the fiscal years ended April 30, 2007, April 30, 2008 and April 30, 2009 and our unaudited consolidated financial statements for the nine months ended January 31, 2009 and as of and for the nine months ended January 31, 2010, which are included elsewhere in this prospectus. The summary consolidated financial data for the nine month periods ended January 31, 2009 and 2010 and the balance sheet data as of January 31, 2010 include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for fair presentation of the financial position and results of operations as of and for such periods. Results for the nine months ended January 31, 2010 are not necessarily indicative of the results that may be expected for the full fiscal year. Unless otherwise indicated, the data set out below does not take into account the conversion of our outstanding preferred shares into common shares. Our consolidated financial statements are reported in U.S. dollars and have been prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. Historical results do not necessarily indicate results expected for any future period. You should read the following summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

The pro forma balance sheet data below gives effect to the conversion of all of our outstanding preferred shares into 20,585,274 common shares (based on an assumed initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus) and an assumed closing date of this offering of April 26, 2010), which will occur immediately prior to the completion of this offering. The pro forma as adjusted balance sheet data below also gives effect to our sale of 10,526,316 common shares in this offering at an assumed initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus), after deducting the underwriting commissions and estimated offering expenses payable by us and the application of the net proceeds from the offering as described under “Use of Proceeds,” as if the offering had occurred as of January 31, 2010.

The number of common shares into which our outstanding preferred shares will be converted will depend upon the initial public offering price of our common shares in this offering and upon the date of completion of this offering. See “Description of Share Capital—Preferred Shares.”

	Fiscal Year Ended April 30,			Nine Months Ended January 31,
	2007	2008 (1)	2009	2009	2010
	(in millions, except per share data)
Consolidated Statement of Operations Data
Revenues	$384.9	$692.0	$735.1	$563.7	$484.0
Cost of revenues	225.1	367.9	390.6	303.1	250.0

Gross margin	159.8	324.1	344.5	260.6	234.0
Research and development	41.7	62.6	60.1	48.4	39.2
Selling, general and administrative	123.5	246.6	248.5	196.5	159.7
Other operating charges (2)	27.9	22.0	23.3	21.1	3.5
Impairment of goodwill	—	—	284.5	—	—

Operating income (loss)	(33.3)	(7.1)	(271.9)	(5.4)	31.6
Other (income) expense, net (3)	(9.2)	(42.7)	(99.4)	(86.9)	(0.5)
Interest expense	9.1	34.7	40.1	30.9	23.8
Income tax (recovery) expense	1.8	(11.7)	(19.1)	(7.9)	(6.9)

Net income (loss)	$(35.0)	$12.6	$(193.5)	$58.5	$15.2

Net income (loss) available to common shareholders	$(42.3)	$(83.5)	$(234.5)	$12.9	$(20.6)
Net income (loss) per common share—
basic	$(5.41)	$(6.73)	$(16.38)	$0.90	$(1.44)
diluted	$(5.41)	$(6.73)	$(16.38)	$0.90	$(1.44)
Weighted average number of common shares outstanding
basic	7.8	12.4	14.3	14.3	14.3
diluted	7.8	12.4	14.3	14.3	14.3

Other Financial Data
Adjusted EBITDA (4)	$5.0	$50.2	$78.7	$49.2	$64.5

	As of January 31, 2010
	Actual	Pro Forma	Pro Forma As Adjusted (5)
	(in millions)
Consolidated Balance Sheet Data
Cash and cash equivalents	$49.8	$49.8	$127.8
Accounts receivable	$117.5	$117.5	$117.5
Inventories	$33.0	$33.0	$33.0
Accounts payable and accrued liabilities	$123.5	$123.5	$123.5
Working Capital (6)	$85.4	$85.4	$193.4
Total assets	$628.2	$628.2	$706.2
Total debt, including capital leases	$452.5	$452.5	$350.5
Redeemable shares (7)	$285.3	$—	$—
Common shares	$277.9	$563.2	$743.2
Warrants	$55.6	$55.6	$55.6
Total shareholders deficiency	$(502.1)	$(208.4)	$(28.4)

(1)	On August 16, 2007 we acquired Inter-Tel, and, as a result of this acquisition, our financial results for the fiscal year ended April 30, 2008 also include eight and a half months of financial results from Inter-Tel.

(2)	Other operating charges include: special charges, integration and merger related costs (includes costs associated with restructuring activities, product line exits and the Inter-Tel acquisition in fiscal 2008), loss on disposal of assets, litigation settlements, initial public offering costs and in-process research and development acquired as part of the Inter-Tel acquisition.

(3)	Other (income) expense, net includes: fair value adjustment on derivative instruments; other (income) expense, which is comprised of foreign exchange (gains) losses, net, amortization on gain on sale of assets and other expenses; and debt and warrant retirement costs.

(4)	We present Adjusted EBITDA, which is defined as consolidated net income (loss) before (1) interest expense, (2) income tax (recovery) expense, (3) amortization and depreciation, (4) foreign exchange (gain) or loss, (5) fair value adjustment on derivative instruments, (6) debt and warrant retirement costs, (7) impairment of goodwill, (8) special charges, integration and merger related costs, (9) in-process research and development, (10) litigation settlement, (11) initial public offering costs, (12) stock-based compensation and (13) loss (gain) on sale of manufacturing operations.

Adjusted EBITDA is not a measure calculated in accordance with U.S. GAAP. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate, as well as the material limitations of non-GAAP measures and the manner in which we compensate for those limitations.

We use Adjusted EBITDA:

•	as a measure of operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business; and

•	in communications with our board of directors concerning our financial performance.

We believe that the use of Adjusted EBITDA provides consistency and comparability of, and facilitates, period to period comparisons, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their U.S. GAAP results.

We believe Adjusted EBITDA may also be useful to investors in evaluating our operating performance because securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies, and we anticipate that our investor and analyst presentations after we are public will include Adjusted EBITDA. However, we also caution you that other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, which limits the usefulness of Adjusted EBITDA as a comparative measure.

Moreover, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA and similar non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under U.S. GAAP.

Some of the limitations of Adjusted EBITDA are that it does not reflect:

•	interest income or interest expense;

•	cash requirements for income taxes;

•	foreign exchange gains or losses;

•	significant cash payments we were required to make in connection with restructuring, litigation settlements and transaction expenses;

•	employee stock-based compensation;

•	cash requirements for the replacement of assets that have been depreciated or amortized;

•	acquired in-process research and development charges; and

•	losses or gains related to the sale of manufacturing operations and other assets.

We compensate for the inherent limitations associated with using Adjusted EBITDA through disclosure of such limitations, presentation of our financial statements in accordance with U.S. GAAP and reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, net income (loss).

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable U.S. GAAP measure, for each of the periods indicated:

	Fiscal Year Ended April 30,			Nine Months Ended January 31,
	2007	2008	2009	2009	2010
	(in millions)
Net income (loss)	$(35.0)	$12.6	$(193.5)	$58.5	$15.2
Adjustments:
Interest expense	9.1	34.7	40.1	30.9	23.8
Income tax (recovery) expense	1.8	(11.7)	(19.1)	(7.9)	(6.9)
Amortization and depreciation	9.2	32.6	38.0	29.6	26.1
Foreign exchange (gain) loss	0.3	(0.6)	3.2	3.3	0.4
Fair value adjustment on derivative instruments	(8.6)	(61.9)	(100.2)	(88.1)	—
Debt and warrant retirement costs	—	20.8	—	—	—
Impairment of goodwill	—	—	284.5	—	—
Special charges, integration and merger-related costs	9.3	16.0	23.3	21.1	3.5
In-process research and development	—	5.0	—	—	—
Litigation settlement	16.3	—	—	—	—
Initial public offering costs	3.3	—	—	—	—
Stock-based compensation	0.3	1.7	2.4	1.8	2.4
Loss (gain) on sale of manufacturing operations	(1.0)	1.0	—	—	—

Adjusted EBITDA	$5.0	$50.2	$78.7	$49.2	$64.5

(5)	Assumes net proceeds to us from this offering of $180.0 million. A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus) would increase (decrease) pro forma as adjusted cash and cash equivalents and total shareholders’ deficiency by $9.8 million, (i) assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and (ii) after deducting the underwriting commissions and estimated offering expenses payable by us.

(6)	Working Capital is calculated as current assets minus current liabilities.

(7)	Redeemable shares are the 316,755 Class 1 Preferred Shares, issued in connection with the acquisition of Inter-Tel.

RISK FA CTORS

An investment in our common shares involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common shares. If any of the following risks actually occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our common shares could decline, and you could lose all or part of your investment. The risks below are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to our Business

We may not be able to achieve profitability in the future.

For the nine months ended January 31, 2010 we had net income of $15.2 million. In fiscal 2009, we incurred a net loss of $193.5 million. Although we recorded net income of $12.6 million for fiscal 2008, prior to our acquisition of Inter-Tel in August 2007, we recorded net losses of $35.0 million, $44.6 million and $51.2 million in fiscal 2007, 2006 and 2005, respectively, and also incurred net losses in each other year since our incorporation in 2001. We may not achieve profitability in future years. We have incurred restructuring charges in fiscal 2010 and prior periods and may incur additional restructuring charges in the future. Our future success in achieving profitability and growing our revenues and market share for our solutions depends, among other things, upon our ability to develop and sell solutions that have a competitive advantage, to build our brand image and reputation, to attract orders from new and existing customers and to reduce our costs as a proportion of our revenues by, among other things, increasing efficiency in design, component sourcing, manufacturing and assembly cost processes. We may not be able to achieve such success or achieve profitability.

Our quarterly and annual revenues and operating results have historically fluctuated, and the results of one period may not provide a reliable indicator of our future performance.

Our quarterly and annual revenues and operating results have historically fluctuated and are not necessarily indicative of results to be expected in future periods. A number of factors may cause our financial results to fluctuate significantly from period to period, including:

•	the fact that an individual order or contract can represent a substantial amount of revenues for that period;

•	the size, timing and shipment of individual orders;

•	changes in pricing or discount levels by us or our competitors;

•	foreign currency exchange rates;

•	the mix of products sold by us;

•	the timing of the announcement, introduction and delivery of new products or product enhancements by us or our competitors;

•	how well we execute on our strategy and operating plans;

•	general economic conditions; and

•	changes in tax laws, regulations or accounting rules.

As a result of the above factors, a quarterly or yearly comparison of our results of operations is not necessarily meaningful. Prior results are not necessarily indicative of results to be expected in future periods.

Our recent growth through the acquisition of Inter-Tel may not be representative of future growth.

Our recent growth through the acquisition of Inter-Tel is not representative of our underlying organic growth and is not representative of our future growth projections. Our revenue growth in fiscal 2009 of $43.1 million and our revenue growth in fiscal 2008 of $307.1 million were due to the acquisition of Inter-Tel and the inclusion of a full twelve months of Inter-Tel revenues in fiscal 2009 and eight and a half months of Inter-Tel revenues in fiscal 2008. We may not be able to sustain similar growth in future periods.

Current and ongoing global economic instability in our key markets, particularly the United States and the United Kingdom, may adversely impact our business.

Our business depends on the overall demand for information technology, and in particular for business communications systems. The purchase of our solutions can be discretionary and may involve a significant commitment of capital and other resources. Current and ongoing global economic instability in our key markets, particularly the United States and the United Kingdom, has caused and may lead our customers to continue to reduce, defer or suspend their information technology or communications spending, may result in our suppliers seeking more prompt payment terms from us, and may result in restricted or unavailable access to credit. This instability has adversely impacted, and may continue to adversely impact, our business, operating results and financial condition in a number of ways, including:

•	longer sales cycles;

•	lower prices for our products;

•	reduced unit sales;

•	longer collection times for receivables;

•	increased credit losses from receivables;

•	increased customer defaults on payments;

•	the timing and volume of sales of leases to third party funding sources;

•	the cost of implementing restructuring actions; and

•	the availability of additional credit facilities or funding sources on terms satisfactory to us or at all.

We face intense competition from many competitors and we may not be able to compete effectively against these competitors.

The market for our solutions is highly competitive. We compete against many companies, including in particular Avaya Inc. and Cisco Systems, Inc., as well as Aastra Technologies Limited, Alcatel-Lucent S.A., NEC Corporation, Panasonic Corporation, ShoreTel, Inc., Siemens Enterprise Networks and Toshiba Corporation. In addition, because the market for our solutions is subject to rapidly changing technologies, we may face competition in the future from companies that do not currently compete in our business communications market, including companies that currently compete in other sectors of the information technology, communications or software industries, such as Microsoft Corporation and Google Inc., mobile communications companies or communications companies that serve residential rather than business customers. Our industry is also experiencing consolidation that may adversely impact our competitive position. Recently, Avaya Inc. acquired Nortel Network’s Enterprise Solutions business, Cisco Systems, Inc. acquired TANDBERG ASA and Hewlett-Packard Company announced the acquisition of 3Com Corporation.

Several of our existing competitors have, and many of our future potential competitors may have, greater financial, personnel, research, project management and other resources, more well-established brands or reputations and broader customer bases than we have. As a result, these competitors may be in a stronger position to respond more quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. Some of these competitors may also have customer bases that are more diversified than ours and therefore may be less affected by an economic downturn in a particular region. Competitors with greater resources may also be able to offer lower prices, additional products or services or other incentives that we do not offer or cannot match. In addition, existing customers of data communications companies that compete against us may be more inclined to purchase business communications solutions from their current data communications vendor than from us. We cannot predict which competitors may enter our markets in the future, what form the competition may take or whether we will be able to respond effectively to the entry of new competitors or the rapid evolution in technology and product development that has characterized our markets.

Competition from existing and potential market entrants may take many forms. Our products must interface with customer software, equipment and systems in their networks, each of which may have different specifications. To the extent our competitors supply network software, equipment or systems to our customers, it is possible these competitors could design their technologies to be closed or proprietary systems that are incompatible with our products or work less effectively with our products than their own. As a result, customers would have an incentive to purchase products that are compatible with the products and technologies of our competitors over our products. A lack of interoperability may result in significant redesign costs and harm relations with our customers. If our products do not interoperate with our customers’ networks, installations could be delayed or orders for our products could be cancelled, which would result in losses of revenues and customers that could significantly harm our business. In addition, our competitors may provide large bundled offerings that incorporate applications and products similar to those that we offer. If our competitors offer deep discounts on certain products or services in an effort to recapture or gain market share, we may be required to lower our prices or offer other favorable terms to compete effectively, which would reduce our margins and could adversely affect our operating results and financial condition.

Our solutions may fail to keep pace with rapidly changing technology and evolving industry standards.

The markets for our solutions are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions, short product life cycles and changing business models. Therefore, our operating results depend, among other things, on existing and new markets, our ability to develop and introduce new solutions and our ability to reduce the production costs of existing solutions. The process of anticipating trends and evolving industry standards and developing new solutions is complex and uncertain, and if we fail to accurately predict and respond to our customers’ changing needs and emerging technological trends, our business could be harmed. We commit significant resources to developing new solutions before knowing whether our investments will result in solutions the market will accept. The success of new solutions depends on several factors, including new application and product definition, component costs, timely completion and introduction of these solutions, differentiation of new solutions from those of our competitors and market acceptance of these solutions. We may not be able to successfully identify new market opportunities for our solutions, develop and bring new solutions to market in a timely manner, or achieve market acceptance of our solutions.

The emerging market for unified communication and collaboration may not materialize as expected and is subject to market risks and uncertainties that could cause significant delays and expenses.

The market for UCC applications has begun to develop only recently, is evolving rapidly and is characterized by an increasing number of market entrants. As is typical of a new and rapidly evolving industry, the demand for and market acceptance of UCC applications is uncertain. The adoption of UCC may not become widespread. In particular, enterprises that have already invested substantial resources in other means of communicating information may be reluctant or unwilling to adopt UCC applications. If the market for UCC applications fails to develop or develops more slowly than we anticipate, our solutions could fail to achieve market acceptance, which in turn could significantly harm our business. This growth may be inhibited by a number of factors, such as:

•	initial costs of implementation for a new system;

•	quality of infrastructure;

•	security concerns;

•	equipment, software or other technology failures;

•	regulatory requirements;

•	inconsistent quality of service; and

•	lack of availability of cost-effective, high-speed network capacity.

Moreover, as UCC usage grows, the infrastructure used to support these services, whether public or private, may not be able to support the demands placed on them and their performance or reliability may decline. Even if UCC becomes more widespread in the future, our solutions may not attain broad market acceptance.

The adoption of UCC applications on both desktop computers and mobile devices at a rate faster than we currently anticipate may lead to a decline in the utilization of distinct IP and digital devices and a reduction in our desktop device revenues. In addition, the evolution towards hosted IP telephony and UCC applications delivered as a service may occur faster and more extensively than currently anticipated, which may adversely impact the sale of our non-hosted communications solutions.

We are dependent on our customers’ decisions to deploy IP telephony solutions.

While many of the technical barriers to adoption of IP telephony have been resolved in recent years and IP telephony adoption has entered the mainstream, our business remains dependant on customer decisions to migrate their legacy telephony infrastructure to IP telephony and other advanced service delivery methods. While these investment decisions are often driven by macroeconomic factors, customers may also delay adoption of IP telephony due to a range of other factors, including prioritization of other IT projects and weighing the costs and benefits of deploying new infrastructures and devices. IP telephony adoption among new and additional IP telephony customers may not grow at the rates we currently anticipate.

Our working capital requirements and cash flows are subject to fluctuation which could have an adverse affect on us.

Our working capital requirements and cash flows have historically been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on a number of factors. If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be materially adversely affected. For example, if we are unable to effectively manage fluctuations in our cash flows, we may be unable to make required interest payments on our indebtedness. Factors which could result in cash flow fluctuations include:

•	the level of sales and the related margins on those sales;

•	the collection of receivables;

•	the timing and volume of sales of leases to third party funding sources and the timing and volume of any repurchase obligations in respect of such sales;

•	the timing and size of capital expenditures;

•	the timing and size of purchase of inventory and related components;

•	the timing of payment on payables and accrued liabilities;

•	costs associated with potential restructuring actions; and

•	customer financing obligations.

Our business requires a significant amount of cash, and we may require additional sources of funds if our sources of liquidity are unavailable or insufficient to fund our operations.

We may not generate sufficient cash from operations to meet anticipated working capital requirements, support additional capital expenditures or take advantage of acquisition opportunities. In order to finance our business, we may need to utilize available borrowings under our revolving credit facility. Our ability to continually access this facility in the future is conditioned upon our compliance with current or future covenants contained in our revolving credit facility and in our other credit agreements. We may not be in compliance with such covenants in the future. We may need to secure additional sources of funding if our cash and borrowings under our revolving credit facility are insufficient or unavailable to finance our operations. Such funding may not be available on terms satisfactory to us, or at all. In addition, any proceeds from the issuance of equity or debt may be required to be used, in whole or in part, to make mandatory payments under our credit agreements. If we were to incur higher levels of debt, we would require a larger portion of our operating cash flow to be used to pay principal and interest on our indebtedness. The increased use of cash to pay indebtedness could leave us with insufficient funds to finance our operating activities, such as research and development expenses and capital expenditures. In addition, any new debt instruments may contain covenants or other restrictions that affect our business operations. If we were to raise additional funds by selling equity securities, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors.

We have a significant amount of debt, which contains customary default clauses, a breach of which may result in acceleration of the repayment of some or all of this debt.

As of January 31, 2010, we had $30.0 million outstanding under our revolving credit facility, $288.1 million outstanding under our first lien term loan and $129.8 million outstanding under our second lien term loan. The credit agreements relating to these loans and the revolving credit facility have customary default clauses. In the event we were to default on these credit agreements, and were unable to cure or obtain a waiver of default, the repayment of our debt owing under these credit agreements may be accelerated. If acceleration were to occur, we would be required to secure alternative sources of equity or debt financing to be able to repay the debt. Alternative financing may not be available on terms satisfactory to us, or at all. If acceptable alternative financing were unavailable, we would have to consider alternatives to fund the repayment of the debt, including the sale of part or all of the business, which sale may occur at a distressed price. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our business may be harmed if we infringe intellectual property rights of third parties.

There is considerable patent and other intellectual property development activity in our industry. Our success depends, in part, upon our not infringing intellectual property rights owned by others. Our competitors, as well as a number of individuals, patent holding companies and consortiums, own, or claim to own, intellectual property relating to our industry. Our solutions may infringe the patents or other intellectual property rights of third parties. We cannot determine with certainty whether any existing third party patent, or the issuance of new third party patents, would require us to alter our solutions, obtain licenses, pay royalties or discontinue the sale of the affected applications and products. Our competitors may use their patent portfolios in an increasingly offensive manner in the future. We are currently and periodically involved in patent infringement disputes with third parties, including claims that have been made against us for the payment of licensing fees. We have received notices in the past, and we may receive additional notices in the future, containing allegations that our solutions are subject to patents or other proprietary rights of third parties, including competitors, patent holding companies and consortiums. Current or future negotiations with third parties to establish license or cross license arrangements, or to renew existing licenses, may not be successful and we may not be able to obtain or renew a license on satisfactory terms, or at all. If required licenses cannot be obtained, or if existing licenses are not renewed, litigation could result.

Our success also depends upon our customers’ ability to use our products. Claims of patent infringement have been asserted against some of our channel partners based on their use of our solutions. We generally agree to indemnify and defend our channel partners and direct customers to the extent a claim for infringement is brought against our customers with respect to our solutions.

Aggressive patent litigation is common in our industry and can be disruptive. Infringement claims (or claims for indemnification resulting from infringement claims) have been, are currently and may in the future be asserted or prosecuted against us, our channel partners or our customers by third parties. Some of these third parties, including our competitors, patent holding companies and consortiums, have, or have access to, substantially greater resources than we do and may be better able to sustain the costs of complex patent litigation. For example, in June 2006, one of our competitors filed a complaint against us alleging that we infringed certain of its patents. That complaint was settled and we paid a cash settlement to such competitor. We may face similar complaints in the future. Whether or not the claims currently pending against us, our channel partners or our customers, or those that may be brought in the future, have merit, we may be subject to costly and time-consuming legal proceedings. Such claims could also harm our reputation and divert our management’s attention from operating our business. If these claims are successfully asserted against us, we could be required to pay substantial damages (including enhanced damages and attorneys’ fees if infringement is found to be wilful). We could also be forced to obtain a license, which may not be available on acceptable terms, if at all, forced to redesign our solutions to make them non-infringing, which redesign may not be possible or, if possible, costly and time-consuming, or prevented from selling some or all of our solutions.

Our success is dependent on our intellectual property. Our inability or failure to secure, protect and maintain our intellectual property could seriously harm our ability to compete and our financial success.

Our success depends on the intellectual property in the solutions that we develop and sell. We rely upon a combination of copyright, patent, trade secrets, trademarks, confidentiality procedures and contractual provisions to protect our proprietary technology. Our present protective measures may not be enforceable or adequate to prevent misappropriation of our technology or independent third-party development of the same or similar technology. Even if our patents are held valid and enforceable, others may be able to design around these patents or develop products competitive to our products but that are outside the scope of our patents.

Any of our patents may be challenged, invalidated, circumvented or rendered unenforceable. We may not be successful should one or more of our patents be challenged for any reason. If our patent claims are rendered invalid or unenforceable, or narrowed in scope, the patent coverage afforded to our solutions could be impaired, which could significantly impede our ability to market our products, negatively affect our competitive position and materially harm our business and operating results.

Pending or future patent applications held by us may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. Furthermore, many foreign jurisdictions offer less protection of intellectual property rights than the United States and Canada, and the protection provided to our proprietary technology by the laws of these and other foreign jurisdictions may not be sufficient to protect our technology. Preventing the unauthorized use of our proprietary technology may be difficult, time consuming and costly, in part because it may be difficult to discover unauthorized use by third parties. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of our proprietary rights, or to defend against claims of unenforceability or invalidity. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources and could have a material adverse effect on our business, results of operations and financial condition regardless of its outcome.

Some of the software used with our products, as well as that of some of our customers, may be derived from so-called “open source” software that is made generally available to the public by its authors and/or other third parties. Such open source software is often made available to us under licenses, such as the GNU General Public License, that impose certain obligations on us in the event we were to make derivative works of the open source software. These obligations may require us to make source code for the derivative works available to the public, or license such derivative works under an open source license or another particular type of license, potentially granting third parties certain rights to the software, rather than the forms of license customarily used to protect our intellectual property. Failure to comply with such obligations can result in the termination of our distribution of products that contain the open source code or the public dissemination of any enhancements that we made to the open source code. We may also incur legal expenses in defending against claims that we did not abide by such open source licences. In the event the copyright holder of any open source software or another party in interest were to successfully establish in court that we had not complied with the terms of a license for a particular work, we could be subject to potential damages and could be required to release the source code of that work to the public, grant third parties certain rights to the source code or stop distribution of that work. Any of these outcomes could disrupt our distribution and sale of related products and materially adversely affect our business.

We rely on trade secrets and other forms of non-patent intellectual property protection. If we are unable to protect our trade secrets, other companies may be able to compete more effectively against us.

We rely on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our partners, collaborators, employees and consultants. Any of these parties may breach these agreements and we may not have adequate remedies for any specific breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in the related or resulting know-how and inventions. If any of our trade secrets, know-how or other technologies not protected by a patent were to be disclosed to or independently developed by a competitor, our business, financial condition and results of operations could be materially adversely affected.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees may have been previously employed at other companies which provide integrated communications solutions, including our competitors or potential competitors. We may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize certain product candidates, which would adversely affect our commercial development efforts, business, financial condition and results of operations.

We rely on our channel partners for a significant component of our sales, and disruptions to, or our failure to effectively develop and manage, our distribution channel and the processes and procedures that support it could adversely affect our ability to generate revenues.

Our future success is highly dependent upon establishing and maintaining successful relationships with a variety of channel partners. A substantial portion of our revenues is derived through our channel partners, most of which also sell our competitors’ products. Our revenues depend in part on the performance of these channel partners. The loss of or reduction in sales to these channel partners could materially reduce our revenues. Our competitors may in some cases be effective in causing our channel partners or potential channel partners to favor their products or prevent or reduce sales of our solutions. If we fail to maintain relationships with these channel partners, fail to develop new relationships with channel partners in new markets or expand the number of channel partners in existing markets, or if we fail to manage, train or provide appropriate incentives to existing channel partners or if these channel partners are not successful in their sales efforts, sales of our solutions may decrease and our operating results would suffer.

The most likely potential channel partners for us are those businesses engaged in the voice and data communications business or the provision of communications software applications. Many potential channel partners in the voice communications business have established relationships with our competitors and may not be willing to invest the time and resources required to train their staff to effectively market our solutions and services. Potential channel partners engaged in the data and software applications communications businesses are less likely to have established relationships with our competitors, but where they are unfamiliar with the voice communications business, they may require substantially more training and other resources to be qualified to sell our solutions. The majority of our channel partners sell our solutions to the SME market. In the future, we hope to further penetrate the large enterprise market. However, our existing channel partners may not be effective in selling to large enterprises.

Because we depend upon a small number of outside contract manufacturers, our operations could be delayed or interrupted if we encounter problems with these contractors.

We do not have any internal manufacturing capabilities, and we rely primarily upon two contract manufacturers: Flextronics International Ltd., or Flextronics, and BreconRidge Corporation, or BreconRidge, a privately held company. Dr. Terence H. Matthews, one of our principal securityholders and Chairman of our board of directors, has an approximate 21.6% ownership interest in BreconRidge and EdgeStone Capital Equity Fund II Nominee Inc., another of our securityholders, has an approximate 61.0% ownership interest in BreconRidge, each as of January 31, 2010. Our ability to ship products to our customers could be delayed or interrupted as a result of a variety of factors relating to our contract manufacturers, including:

•	failure to effectively manage our contract manufacturer relationships;

•	our contract manufacturers experiencing delays, disruptions or quality control problems in their manufacturing operations;

•	lead-times for required materials and components varying significantly and being dependent on factors such as the specific supplier, contract terms and the demand for each component at a given time;

•

underestimating our requirements, resulting in our contract manufacturers having inadequate materials and components required to produce our products, or overestimating our requirements, resulting in charges assessed by the contract manufacturers or liabilities for excess inventory, each of which could negatively affect our gross margins; and

•	the possible absence of adequate capacity and reduced control over component availability, quality assurances, delivery schedules, manufacturing yields and costs.

We are also exposed to risks relating to the financial viability of our contract manufacturers as a result of business and industry risks that affect those manufacturers. In order to finance their businesses during economic downturns or otherwise, Flextronics and BreconRidge may need to secure additional sources of equity or debt financing. Such funding may not be available on terms satisfactory to them, or at all, which could result in a material disruption to our production requirements. Further, as a privately held company, BreconRidge may not have the same level of access to capital as a public company.

If any of our contract manufacturers are unable or unwilling to continue manufacturing our products in required volumes and quality levels, we will have to identify, qualify, select and implement acceptable alternative manufacturers, which would likely be time consuming and costly. In particular, each of Flextronics and BreconRidge are sole manufacturing sources for certain of our products. A failure of either of these parties to satisfy our manufacturing needs on a timely basis, as a result of the factors described above or otherwise, could result in a material disruption to our business until another manufacturer is identified and able to produce the same products, which could take a substantial amount of time, during which our results of operations, financial condition and reputation among our customers and within our industry could be materially and adversely affected. In addition, alternate sources may not be available to us or may not be in a position to satisfy our production requirements on a timely basis or at commercially reasonable prices and quality. Therefore, any significant interruption in manufacturing could result in us being unable to deliver the affected products to meet our customer orders.

We depend on sole source and limited source suppliers for key components. If these components are not available on a timely basis, or at all, we may not be able to meet scheduled product deliveries to our customers.

We depend on sole source and limited source suppliers for key components of our products. In addition, our contract manufacturers often acquire these components through purchase orders and may have no long term commitments regarding supply or pricing from their suppliers. Lead times for various components may lengthen, which may make certain components scarce. As component demand increases and lead-times become longer, our suppliers may increase component costs. We also depend on anticipated product orders to determine our materials requirements. Lead times for limited source materials and components can be as long as six months, vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. From time to time, shortages in allocations of components have resulted in delays in filling orders. Shortages and delays in obtaining components in the future could impede our ability to meet customer orders. Any of these sole source or limited source suppliers could stop producing the components, cease operations entirely, or be acquired by, or enter into exclusive arrangements with, our competitors. As a result, these sole source and limited source suppliers may stop selling their components to our contract manufacturers at commercially reasonable prices, or at all. Any such interruption, delay or inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time would adversely affect our ability to meet scheduled product deliveries to our customers and reduce margins realized by us.

Delay in the delivery of, or lack of access to, software or other intellectual property licensed from our suppliers could adversely affect our ability to develop and deliver our solutions on a timely and reliable basis.

Our business may be harmed by a delay in delivery of software applications from one or more of our suppliers. Many of our solutions are designed to include software or other intellectual property licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various components in our solutions. These licenses may not be available on acceptable terms, or at all. Moreover, the inclusion in our solutions of software or other intellectual property licensed from third parties on a non exclusive basis could limit our ability to protect our proprietary rights to our solutions. Non exclusive licenses also allow our suppliers to develop relationships with, and supply similar or the same software applications to, our competitors. Our software licenses could terminate in the event of a bankruptcy or insolvency of a software supplier or other third party licensor. Our software licenses could also terminate in the event such software infringes third party intellectual property rights. We have not entered into source code escrow agreements with every software supplier or third party licensor, and we could lose the ability to use such licensed software or implement it in our solutions in the event the licensor breaches its obligations to us. In the event that software suppliers or other third party licensors terminate their relationships with us, are unable to fill our orders on a timely basis or their licenses are otherwise terminated, we may be unable to deliver the affected products to meet our customer orders.

Our operations in international markets involve inherent risks that we may not be able to control.

We do business in 90 countries. Accordingly, our results could be materially and adversely affected by a variety of uncontrollable and changing factors relating to international business operations, including:

•	macroeconomic conditions adversely affecting geographies where we do business;

•	foreign currency exchange rates;

•	political or social unrest or economic instability in a specific country or region;

•	higher costs of doing business in foreign countries;

•	infringement claims on foreign patents, copyrights or trademark rights;

•	difficulties in staffing and managing operations across disparate geographic areas;

•	difficulties associated with enforcing agreements and intellectual property rights through foreign legal systems;

•	trade protection measures and other regulatory requirements, which affect our ability to import or export our products from or to various countries;

•	adverse tax consequences;

•	unexpected changes in legal and regulatory requirements;

•	military conflict, terrorist activities, natural disasters and medical epidemics; and

•	our ability to recruit and retain channel partners in foreign jurisdictions.

Our financial results may be affected by fluctuations in exchange rates, and our current currency hedging strategy may not be sufficient to counter such fluctuations.

Our financial statements are presented in U.S. dollars, while a significant portion of our business is conducted, and a substantial portion of our operating expenses are payable, in currencies other than the U.S. dollar. Due to the substantial volatility of currency exchange rates, exchange rate fluctuations may have an adverse impact on our future revenues or expenses presented in our financial statements. Wherever possible, we use financial instruments, principally forward exchange contracts, in our management of foreign currency exposure. These contracts primarily require us to purchase and sell certain foreign currencies with or for U.S. dollars at contracted rates. We may be exposed to a credit loss in the event of non-performance by the counterparties of these contracts. In addition, these financial instruments may not adequately manage our foreign currency exposure. Our results of operations could be adversely affected if we are unable to successfully manage currency fluctuations in the future.

Transfer pricing rules may adversely affect our income tax expenses.

We conduct business operations in various jurisdictions and through legal entities in Canada, the United States, the United Kingdom, Barbados and elsewhere. We and certain of our subsidiaries provide solutions and services to, and may from time to time undertake certain significant transactions with, other subsidiaries in different jurisdictions. The tax laws of many of these jurisdictions have detailed transfer pricing rules which require that all transactions with non-resident related parties be priced using arm’s length pricing principles. Contemporaneous documentation must exist to support this pricing. The taxation authorities in the jurisdictions where we carry on business could challenge our arm’s length related party transfer pricing policies. International transfer pricing is an area of taxation that depends heavily on the underlying facts and circumstances and generally involves a significant degree of judgment. If any of these taxation authorities are successful in challenging our transfer pricing policies, our income tax expense may be adversely affected and we could also be subjected to interest and penalty charges. Any increase in our income tax expense and related interest and penalties could have a significant impact on our future earnings and future cash flows.

Our operating results may be impacted by our ability to sell leases derived from our managed services offering, or a breach of our obligations in respect of such sales.

We offer customers the ability to bundle all their managed service communication expense into a single monthly payment lease, which we then generally pool and sell to third party financial institutions. We derive revenues from the direct sale of pools of leases to third party financial institutions, many of whom have been impacted by challenging macroeconomic events. These leases are recurring revenue streams for us and typically produce attractive gross margins. If we are unable to secure attractive funding rates or sell these leases, our operating results would suffer. The challenging macroeconomic conditions, coupled with our level of indebtedness, have adversely impacted our ability to sell these leases in the past and may continue to do so in the future. Moreover, particularly in the current economic environment, the timing, volume and profitability of lease sales from quarter to quarter could impact our operating results. We have historically sold these pools of leases at least once per quarter. Furthermore, when the initial term of the lease is concluded, our customers have the option to renew the lease at a payment and term less than the original lease. We have typically held these customer lease renewals on balance sheet, although we could also elect to sell these renewals to a third party financial institution.

In the event of defaults by lease customers under leases that have been sold, financial institutions that purchased the pool of such leases may require us to repurchase the remaining unpaid portion of such sold leases, subject to certain annual limitations on recourse for credit losses. The size of credit losses may impact our ability to sell future pools of leases.

Under the terms of the program agreements governing the sale of these pools of leases, we are subject to ongoing obligations in connection with the servicing of the underlying leases. If we are unable to perform these obligations or are otherwise in default under a program agreement, and are unable to cure or obtain a waiver of such default, we could be required by the purchaser to repurchase the entire unpaid portion of the leases sold to such purchaser, which could have an adverse effect on our cash flows and financial condition.

Credit and commercial risks and exposures could increase if the financial condition of our customers declines.

We provide or commit to financing, where appropriate, for our customers. Our ability to arrange or provide financing for our customers depends on a number of factors, including our credit rating, our level of available credit and our ability to sell off commitments on acceptable terms. Pursuant to certain of our customer contracts, we deliver solutions representing an important portion of the contract price before receiving any significant payment from the customer. As a result of the financing that may be provided to customers and our commercial risk exposure under long-term contracts, our business could be adversely affected if the financial condition of our customers erodes. Upon the financial failure of a customer, we may experience losses on credit extended and loans made to such customer, losses relating to our commercial risk exposure, and the loss of the customer’s ongoing business. If customers fail to meet their obligations to us or the recurring revenue stream from customer financings is lost, we may experience reduced cash flows and losses in excess of reserves, which could materially adversely impact our results of operations and financial position.

Design defects, errors, failures or “bugs,” which may be difficult to detect, may occur in our solutions.

We sell highly complex solutions that incorporate both hardware and software. Our software may contain “bugs” that can interfere with expected operations. Our preshipment testing and field trial programs may not be adequate to detect all defects in individual applications and products or systematic defects that could affect numerous shipments, which might interfere with customer satisfaction, reduce sales opportunities or affect gross margins. In the past, we have had to replace certain components and provide remediation in response to the discovery of defects or “bugs” in solutions that we had shipped. Any future remediation may have a material impact on our business. Our inability to cure an application or product defect could result in the failure of an application or product line, the temporary or permanent withdrawal from an application, product or market, damage to our reputation, inventory costs, lawsuits by customers or customers’ or channel partners’ end users, or application or product reengineering expenses. The sale and support of solutions containing defects and errors may result in product liability claims and warranty claims. Our insurance may not cover or may be insufficient to cover claims that are successfully asserted against us or our contract suppliers and manufacturers.

Our business may suffer if our strategic alliances are not successful.

We have a number of strategic alliances, including with Hewlett-Packard Company, Sun Microsystems Inc., VMware, Inc. and Microsoft Corporation, and continue to pursue strategic alliances with other companies. The objectives and goals for a strategic alliance can include one or more of the following: technology exchange, product development, joint sales and marketing, or new-market creation. If a strategic alliance fails to perform as expected or if the relationship is terminated, we could experience delays in product availability or impairment of our relationships with customers, and our ability to develop new solutions in response to industry trends or changing technology may be impaired. In addition, we may face increased competition if a third party acquires one or more of our strategic alliances or if our competitors enter into additional successful strategic relationships.

We may make strategic acquisitions in the future. We may not be successful in operating or integrating these acquisitions.

Our acquisition of Inter-Tel in August 2007 significantly increased our revenues and enhanced our ability to target SME customers with our IP solutions. As part of our business strategy, we may consider acquisitions of, or significant investments in, other businesses that offer products, services and technologies complementary to ours. Any such acquisition or investment could materially adversely affect our operating results and the price of our common shares. Acquisitions and other strategic investments involve significant risks and uncertainties, including:

•	unanticipated costs and liabilities;

•	difficulties in integrating new products, software, businesses, operations and technology infrastructure in an efficient and effective manner;

•	difficulties in maintaining customer relations;

•	the potential loss of key employees of the acquired businesses;

•	the diversion of the attention of our senior management from the operation of our daily business;

•	the potential adverse effect on our cash position as a result of all or a portion of an acquisition purchase price being paid in cash;

•	the potential significant increase of our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;

•	the potential issuance of securities that would dilute our shareholders’ percentage ownership;

•	the potential to incur large and immediate write-offs and restructuring and other related expenses; and

•	the inability to maintain uniform standards, controls, policies and procedures.

Our inability to successfully operate and integrate newly acquired businesses appropriately, effectively and in a timely manner could have a material adverse effect on our ability to take advantage of future growth opportunities and other advances in technology, as well as on our revenues, gross margins and expenses.

Business interruptions could adversely affect our operations.

Our operations are vulnerable to interruption by fire, earthquake, hurricane or other natural disaster, power loss, computer viruses, security breaches, telecommunications failure, quarantines, national catastrophe, terrorist activities, war and other events beyond our control. Our disaster recovery plans may not be sufficient to address these interruptions. The coverage or limits of our business interruption insurance may not be sufficient to compensate for any losses or damages that may occur.

Problems with the infrastructure of carriers may impair the performance of our solutions and cause problems with the network services we provide to our customers.

We purchase network capacity wholesale from carriers, which we resell to our customers in various retail offerings. The infrastructures of these telecom carriers are vulnerable to interruption by fires, earthquakes, hurricanes and other similar natural disasters, as well as power loss, viruses, security breaches, acts of terrorism, sabotage, intentional acts of vandalism and similar misconduct. The occurrence of such a natural disaster or misconduct, or outages affecting these carrier networks, could impair the performance of our solutions and lead to interruptions, delays or cessation of network services to our customers. Any impairment of the performance of our solutions or problems in providing our network services to our customers, even if for a limited time, could have an adverse effect on our business, financial condition and operating results.

Governmental regulation could harm our operating results and future prospects.

Governments in a number of jurisdictions in which we conduct business have imposed export license requirements and restrictions on the import or export of some technologies, including some of the technologies used in our solutions. Changes in these or other laws or regulations could adversely affect our revenues. A number of governments also have laws and regulations that govern technical specifications for the provision of our solutions. Changes in these laws or regulations could adversely affect the sales of, decrease the demand for and increase the cost of, our solutions. For example, the Federal Communications Commission may issue regulatory pronouncements from time to time that may mandate new standards for our equipment in the United States. These pronouncements could require costly changes to our hardware and software. Additionally, certain government agencies currently require Voice-over IP, or VoIP, products to be certified through a lengthy testing process. Other government agencies may adopt similar lengthy certification procedures, which could delay the delivery of our products and adversely affect our revenues.

We rely on carriers to provide local and long distance services, including voice and data circuits, and will rely on carriers to provide mobile voice and data services to our customers and to provide us with billing information. These services are subject to extensive and uncertain governmental regulation on both the federal and local level. An increase or change in government regulation could restrict our ability to provide these services to our customers, which may have a material adverse affect on our business.

Adverse resolution of litigation or governmental investigations may harm our operating results or financial condition.

We are a party to lawsuits in the normal course of our business. We may also be the subject of governmental investigations from time to time. Litigation and governmental investigations can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings or governmental investigations are difficult to predict. An unfavorable resolution of lawsuits or governmental investigations could have a material adverse effect on our business, operating results or financial condition.

We are exposed to risks inherent in our defined benefit pension plan.

We currently maintain a defined benefit pension plan for a number of our past and present employees in the United Kingdom. The plan was closed to new employees in June 2001. The contributions to fund benefit obligations under this plan are based on actuarial valuations, which themselves are based on assumptions and estimates about the long-term operation of the plan, including employee turnover and retirement rates, the performance of the financial markets and interest rates. If the actual operation of the plan differs from these assumptions, additional contributions by us may be required. As of January 31, 2010, the projected benefit obligation of $181.3 million exceeded the fair value of the plan assets of $100.8 million, resulting in a pension liability of $80.5 million. We expect our funding requirements for future years to increase from current levels. Changes to pension legislation in the United Kingdom may adversely also affect our funding requirements.

Our future success depends on our existing key personnel.

Our success is dependent upon the services of key personnel throughout our organization, including the members of our senior management and software and engineering staff, as well as the expertise of our directors. Competition for highly skilled directors, management, research and development and other employees is intense in our industry and we may not be able to attract and retain highly qualified directors, management, and research and development personnel and other employees in the future. In order to improve productivity, a portion of our compensation to employees and directors is in the form of stock option grants, and as a consequence, a depression in the value of our common shares could make it difficult for us to motivate and retain employees and recruit additional qualified directors and personnel. The accounting treatment of stock options as compensation expense could lead to a reduction in our use of stock options as an incentive and retention tool. All of the foregoing may negatively impact our ability to retain or attract employees, which may adversely impact our ability to implement a management succession plan as and if required and on a timely basis. We currently do not maintain corporate life insurance policies on the lives of our directors or any of our key employees.

The costs and risks associated with Sarbanes-Oxley regulatory compliance may have a material adverse effect on us.

We are required to document and test our internal controls over financial reporting pursuant to Section 404 of the United States Sarbanes-Oxley Act of 2002, so that our management can certify as to the effectiveness of our internal controls and, commencing with our annual report for the fiscal year ended April 30, 2011, our independent registered chartered accountants can render an opinion on management’s assessment and on the effectiveness of our internal controls over financial reporting. If our independent registered chartered accountants cannot render an opinion on management’s assessment and on the effectiveness of our internal controls over financial reporting, or if material weaknesses in our internal controls are identified, we could be subject to regulatory scrutiny and a loss of public confidence.

Risks Related to an Investment in our Common Shares

Our common share price will fluctuate and you may not be able to sell your common shares at or above the initial public offering price.

There has been no public market for our common shares. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in our common shares and it is possible that an active and liquid trading market will not develop or be sustained. If such a market does not develop or is not sustained, it may be difficult for you to sell your common shares at an attractive price or at all. The initial public offering price for our common shares will be negotiated among us, the selling shareholders and the underwriters and may not be indicative of the market price of the common shares that will prevail in the trading market. The market price of our common shares may decline below the initial public offering price and you may not be able to sell your shares at or above the initial public offering price. Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. If a lawsuit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of management’s attention and resources.

The price of our common shares may fluctuate substantially in response to a number of events, including:

•	our quarterly operating results;

•	sales of our common shares by principal securityholders;

•	departures of key personnel;

•	future announcements concerning our or our competitors’ businesses;

•	the failure of securities analysts to cover our company and/or changes in financial forecasts and recommendations by securities analysts;

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both;

•	general market, economic and political conditions;

•	regulatory developments; and

•	natural disasters, terrorist attacks and acts of war.

Future sales of a substantial amount of common shares may depress the price of the common shares.

If our shareholders sell substantial amounts of our common shares in the public market following this offering, the market price of our common shares could decline. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon the closing of this offering, we will have outstanding 45,445,573 common shares. All of the common shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act and under Canadian securities laws. We, our principal securityholders, our directors and executive officers and certain other shareholders and option holders have agreed to a “lock-up,” pursuant to which neither we nor they will sell any shares without the prior consent of the underwriters for 180 days after the date of the underwriting agreement, subject to limited exceptions, and a possible extension of up to 34 additional days. These securityholders, however, may be released from their lock-up agreements with the agreement of the underwriters at any time and without notice, which would allow for earlier sales of shares in the public market. We expect that these shares will be available for sale in the public market following the expiration of the applicable lock-up period, subject to certain limitations imposed by applicable U.S. and Canadian securities laws.

In addition, our articles of incorporation permit us to issue an unlimited number of common and preferred shares. Our authorized preferred shares are available for issuance, from time to time, at the discretion of the board of directors without any further vote or action by the common shareholders, which would dilute the percentage ownership held by investors who purchase our common shares in this offering. Furthermore, our board of directors has the authority, subject to applicable Canadian corporate law, to determine the rights, privileges, restrictions and conditions attaching to any series of preferred shares, and such rights may be superior to those of our common shares.

In addition, as of March 15, 2010, 2,683,376 common shares were issuable upon exercise of stock options and an additional 2,911,335 common shares were reserved for issuance under our equity incentive plans. Upon closing of this offering, we expect that 5,525,017 common shares will be issuable upon exercise of outstanding warrants. Subject to the lock-ups described above and limitations imposed by U.S. and Canadian securities laws on resales, common shares issued pursuant to exercises of these stock options and warrants will be freely tradeable in the public markets. See “Shares Eligible for Future Sale.”

Each of the Francisco Partners Group and the Matthews Group is a significant securityholder and each has the potential to exercise significant influence over matters requiring approval by our shareholders and, in the case of the Francisco Partners Group, over matters requiring approval by our board.

On a pro forma basis, after giving effect to this offering, as of April 26, 2010, Francisco Partners Management, LLC and certain of its affiliates, or the Francisco Partners Group, and Dr. Matthews and certain entities controlled by Dr. Matthews, or the Matthews Group, beneficially would have controlled approximately 34.6% and 26.1%, respectively, of the voting power of our share capital. Pursuant to a shareholders’ agreement, or the Shareholders’ Agreement, between the Company, the Francisco Partners Group, the Matthews Group and certain other shareholders, which will become effective at, and be conditional upon, the closing of this offering, the Francisco Partners Group and the Matthews Group will collectively have the right to nominate 50% of our directors, provided certain criteria are met. The Shareholders’ Agreement will also provide that we may not take certain significant actions without the approval of the Francisco Partners Group, so long as they own at least 15% of our outstanding common shares. These actions include:

•	amendments to our articles or by-laws;

•	issuance of any securities that are senior to our common shares in respect of dividend, liquidation preference or other rights and privileges;

•

issuance of equity securities or rights, options or warrants to purchase equity securities, with certain exceptions where we issue securities pursuant to our 2006 Equity Incentive Plan, in connection with acquisitions that involve the issuance of less than $25 million of our securities, upon the conversion of our currently outstanding warrants, as consideration paid to consultants for services provided to us, or in connection with technology licensing or other non-equity interim financing transactions;

•	declaring or paying any dividends or making any distribution or return of capital, whether in cash, in stock or in specie, on any equity securities;

•

incurring, assuming or otherwise becoming liable for debt obligations, other than refinancing our debt obligations following the closing of this offering and the application of the intended use of proceeds, incurring additional indebtedness in connection with our leasing program, or incurring up to $50 million in new indebtedness;

•

mergers, acquisitions, sales of assets or material subsidiaries, or the entering into any joint venture, partnership or similar arrangement that have a value of more than $25 million per such transaction;

•	any change in the number of directors that comprise our board of directors;

•

an amalgamation, merger or other corporate reorganization by the Company with or into any other corporation (other than a short-form amalgamation with a wholly-owned subsidiary), an agreement to sell or sale of all or substantially all of the assets of the Company or other transaction that has the effect of a change of control of the Company; and

•	any liquidation, winding up, dissolution or bankruptcy or other distribution of the assets of the Company to its shareholders.

Such powers held by the Francisco Partners Group could have the effect of delaying, deterring or preventing a change of control, business combination or other transaction that might otherwise be beneficial to our shareholders. Also, each of the Francisco Partners Group and the Matthews Group may have interests that differ from the interests of our other shareholders. For additional information regarding our relationships with our significant securityholders, see “Certain Relationships and Related Party Transactions.”

The Francisco Partners Group and the Matthews Group and the persons whom they nominate to our board of directors may have interests that conflict with our interests and the interests of our other shareholders.

The Francisco Partners Group and the Matthews Group and the persons whom they nominate to our board of directors may have interests that conflict with, or are divergent from, our own interests and those of our other shareholders. Conflicts of interest between our principal investors and us or our other shareholders may arise. Our articles of incorporation do not contain any provisions designed to facilitate resolution of actual or potential conflicts of interest, or to ensure that potential business opportunities that may become available to our principal investors and us will be reserved for or made available to us. In addition, our significant concentration of share ownership may adversely affect the trading price of our common shares because investors may perceive disadvantages in owning shares in companies with controlling shareholders. See “Principal and Selling Shareholders” for a more detailed description of our share ownership.

Some of our directors have interests that may be different than our interests.

We do business with certain companies that are related parties, such as BreconRidge and Wesley Clover International Corporation and its subsidiaries. Two of our directors, Peter Charbonneau and Gilbert Palter, serve as directors of BreconRidge, and Wesley Clover International Corporation is controlled by Dr. Matthews. Our directors owe fiduciary duties, including the duties of loyalty and confidentiality, to us. Our directors that serve on the boards of companies that we do business with also owe similar fiduciary duties to such other companies. The duties owed to us could conflict with the duties such directors owe to these other companies. See “Certain Relationships and Related Party Transactions.”

Ownership of our common shares by the Francisco Partners Group and the Matthews Group as well as provisions contained in our articles of incorporation and in certain anti-trust and foreign investment legislation, may reduce the likelihood of a change of control occurring and, as a consequence, may deprive you of the opportunity to sell your common shares at a control premium.

The voting power of the Francisco Partners Group and the Matthews Group, respectively, under certain circumstances could have the effect of delaying or preventing a change of control and may deprive our shareholders of the opportunity to sell their common shares at a control premium. In addition, provisions of our articles of incorporation and Canadian and U.S. law may delay or impede a change of control transaction. Our articles of incorporation permit us to issue an unlimited number of common and preferred shares. Limitations on the ability to acquire and hold our common shares may be imposed under the Hart-Scott-Rodino Act, the Competition Act (Canada) and other applicable antitrust legislation. Such legislation generally permits the relevant governmental authorities to review any acquisition of control over or of significant interest in us, and grants the authority to challenge or prevent an acquisition on the basis that it would, or would be likely to, result in a substantial prevention or lessening of competition.

In addition, the Investment Canada Act subjects an “acquisition of control” of a “Canadian business” (as those terms are defined therein) by a non-Canadian to government review if the book value of the Canadian business’ assets as calculated pursuant to the legislation exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to be of net benefit to Canada. Any of the foregoing could prevent or delay a change of control and may deprive our shareholders of the opportunity to sell their common shares at a control premium.

You may be unable to bring actions or enforce judgments against us, certain of our directors and officers, certain of the selling shareholders or certain of the experts named in this prospectus under U.S. federal securities laws.

We are incorporated under the laws of Canada, and our principal executive offices are located in Canada. A majority of our directors and officers, certain of the selling shareholders and certain of the experts named in this prospectus reside principally in Canada and a substantial portion of our assets and all or a substantial portion of the assets of these persons are located outside the United States. Consequently, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States against us or those persons. There is doubt as to the enforceability in original actions in Canadian courts of liabilities based upon the U.S. federal securities laws, and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

You will suffer an immediate and substantial dilution in the net tangible book value of the common shares you purchase.

The initial public offering price of our common shares is substantially higher than the pro forma net tangible book value per share of our outstanding common shares. You will experience immediate dilution of approximately $25.40 in the pro forma net tangible book value per common share from the price you pay for the common shares. We have a large number of outstanding options and warrants to purchase common shares with exercise prices below the estimated public offering price for the common shares. To the extent these securities are exercised, there will be further dilution. See “Dilution.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

Some of the statements under the captions “Prospectus Summary,” “Risk Factors,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere in this prospectus are forward-looking statements that reflect our current views with respect to future events and financial performance. Statements that include the words “may,” “will,” “should,” “could,” “estimate,” “continue,” “expect,” “intend,” “plan,” “predict,” “potential,” “believe,” “project,” “anticipate” and similar statements of a forward-looking nature, or the negatives of those statements, identify forward-looking statements. In particular, this prospectus contains forward looking statements pertaining to, among other matters: general global economic conditions; our business strategy; our plans and objectives for future operations; our industry; our future economic performance, profitability and financial condition; the costs of operating as a public company; and our research and development expenditures. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	our ability to achieve profitability in the future;

•	fluctuations in our quarterly and annual revenues and operating results;

•	our recent growth may not be representative of future growth;

•	current and ongoing global economic instability;

•	intense competition;

•	our ability to keep pace with technological developments and evolving industry standards;

•	failure of the market for UCC to become more widespread;

•	risks related to the rate of adoption of IP telephony by our customers;

•	fluctuations in our working capital requirements and cash flows;

•	our ability to access additional sources of funds;

•	risks related to our level of indebtedness;

•	our ability to protect our intellectual property and our possible infringement of the intellectual property rights of third parties;

•	our reliance on channel partners for a significant component of our sales;

•	our dependence upon a small number of outside contract manufacturers to manufacture our products;

•	our dependence on sole source and limited source suppliers for key components;

•	possible delays in the delivery of, or lack of access to, software or other intellectual property licensed from our suppliers;

•	uncertainties arising from our foreign operations;

•	fluctuations in exchanges rates;

•	challenges to our transfer pricing policies by tax authorities;

•	our ability to sell leases derived from our managed services offering or a breach of our obligations in respect of such sales;

•	risks related to the financial condition of our customers;

•	design defects, errors, failures or “bugs” in our solutions;

•	our ability to successfully integrate future strategic acquisitions;

•	problems with the infrastructure of carriers;

•	our ability to successfully implement and achieve our business strategies; and

•	other risk factors discussed in the “Risk Factors” section of this prospectus.

These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. In making these statements we have made assumptions regarding, among other things: no unforeseen changes occurring in the competitive landscape that would affect our industry; a stable or recovering economic environment; no significant event occurring outside the ordinary course of our business; stable foreign exchange and interest rates; and certain other assumptions that are set out proximate to the applicable forward-looking statements contained in this prospectus. While we believe our plans, intentions, expectations, assumptions and strategies reflected in these forward-looking statements are reasonable, we cannot assure you that these plans, intentions, expectations assumptions and strategies will be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus as a result of various factors, including the risks and uncertainties discussed under the heading “Risk Factors.”

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

This prospectus also contains statistical data and estimates, including those relating to market size and growth rates of the markets in which we participate, that we obtained from industry publications and reports generated by Gartner, Inc. (Gartner), T3i Group LLC (T3i Group), MZA Ltd. (MZA) and Forrester Research Inc. (Forrester). These publications typically indicate that they have obtained their information from sources they believe to be reliable, but do not guarantee the accuracy and completeness of their information. Although we have assessed the information in the publications and found it to be reasonable and believe the publications are reliable, we have not independently verified their data. None of these publications have been prepared for us or in connection with this offering.

The Gartner Reports described in this prospectus represent data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $180.0 million from the sale of the 10,526,316 common shares offered by us in this offering, based upon an assumed initial public offering price of $19.00 per share (the midpoint of the range listed on the cover page of this prospectus), after deducting underwriting commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per share would increase (decrease) the net proceeds to us from this offering by $9.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We will not receive any proceeds from the sale of shares, if any, by the selling shareholders, which may occur if the underwriters exercise the overallotment option.

We intend to use the net proceeds of this offering as follows:

•

to repay $30.0 million of borrowings outstanding under our revolving credit facility. As of January 31, 2010, the principal amount outstanding under this credit facility was $30.0 million. This credit facility currently has an interest rate equal to the London Interbank Offered Rate, or LIBOR, plus 3.25% and has a maturity date of August 16, 2012;

•

to repay $72.0 million of borrowings outstanding under our first lien term loan. As of January 31, 2010, the principal amount outstanding under this loan was $288.1 million. This loan has an interest rate equal to LIBOR plus 3.25% and has a maturity date of August 16, 2014; and

•	to fund working capital and for general corporate purposes, which may include acquisitions.

While we currently anticipate that we will use the net proceeds of this offering as described above, we may reallocate the net proceeds from time to time depending upon market and other conditions in effect at the time. Although we occasionally evaluate potential acquisition and investment opportunities, we have no current arrangements or commitments with respect to any particular transaction. In addition, to the extent the net proceeds of this offering are greater or less than the estimated amount, because either the offering does not price at the midpoint of the estimated price range or the size of the offering changes, the difference will increase or decrease the amount of net proceeds available for general corporate purposes. Pending their application, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common shares. We currently intend to retain any future earnings to fund the development and growth of our business and we do not currently anticipate paying dividends on our common shares. Any determination to pay dividends to holders of our common shares in the future will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements and other factors as our board of directors deems relevant. In addition, our outstanding credit agreements limit our ability to pay dividends and we may in the future become subject to debt instruments or other agreements that further limit our ability to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of January 31, 2010:

•	on an actual basis;

•

on a pro forma basis to give effect to the conversion of all of our outstanding preferred shares into an aggregate of 20,585,274 common shares (based on an assumed initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus) and an assumed closing date of this offering of April 26, 2010), which will occur immediately prior to the completion of this offering; and

•

on a pro forma basis as adjusted to give effect to the receipt of approximately $180.0 million in estimated net proceeds from this offering, based on an assumed initial public offering price of $19.00 per share (the midpoint of the range listed on the cover page of this prospectus), after deducting underwriting commissions and estimated offering expenses payable by us, and the application of these proceeds as described under “Use of Proceeds.”

The number of common shares into which our outstanding preferred shares will be converted will depend upon the initial public offering price of our common shares in this offering and upon the date of completion of this offering. See “Description of Share Capital—Preferred Shares.”

In addition, the exercise price of certain of our warrants and the number of common shares issuable upon the exercise of such warrants may depend upon the initial public offering price of our common shares in this offering. See “Description of Share Capital—Warrants—Convertible Noteholder Warrants”, “Description of Share Capital—Warrants—FP Warrants” and “Description of Share Capital—Warrants—EdgeStone Warrants.”

The table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	As of January 31, 2010
	Actual	Pro Forma	Pro Forma as Adjusted (6)
	(in millions)
Cash and cash equivalents	$49.8	$49.8	$127.8

Debt, including capital leases
Revolving credit facility (secured)	30.0	30.0	0.0
Other bank indebtedness	0.1	0.1	0.1
First lien term loan (secured)	288.1	288.1	216.1
Second lien term loan (secured)	129.8	129.8	129.8
Capital leases	4.0	4.0	4.0
Note payable	0.5	0.5	0.5

Total debt, including capital leases	$452.5	$452.5	$350.5

Redeemable shares and derivative instruments
Class 1 Preferred Shares (1)	285.3	0.0	0.0
Derivative liability instruments (2)	8.4	0.0	0.0

Total redeemable shares and derivative instruments	293.7	0.0	0.0

Shareholders’ deficiency
Common shares (3)	$277.9	$563.2	$743.2
Class 2 Preferred Shares (4)	0.0	0.0	0.0
Warrants (5)	55.6	55.6	55.6
Additional paid in capital	6.8	15.2	15.2
Accumulated deficit	(743.1)	(743.1)	(743.1)
Accumulated other comprehensive loss	(99.3)	(99.3)	(99.3)

Total shareholders’ deficiency	(502.1)	(208.4)	(28.4)

Total capitalization	$244.1	$244.1	$322.1

(1)	Actual—unlimited shares authorized, 316,755 shares issued and outstanding; pro forma and pro forma as adjusted—no shares authorized, issued or outstanding. The Class 1 Preferred Shares will be converted into common shares prior to the completion of this offering and the class will be deleted from our articles.

(2)	The derivative instrument relates to the redemption price of the Class 1 Preferred Shares, a portion of which is indexed to our common share price and as required by SFAS 133 has been bifurcated and accounted for separately. The Class 1 Preferred Shares will be converted into common shares prior to the completion of this offering. As a result of this conversion, the derivative instruments balance will be reclassified into equity.

(3)	Actual—unlimited shares authorized, 14,324,633 shares issued and outstanding; pro forma—unlimited shares authorized, 34,909,907 shares issued and outstanding; pro forma as adjusted—unlimited shares authorized, 45,436,223 shares issued and outstanding.

(4)	Actual—unlimited shares authorized, no shares issued and outstanding; pro forma and pro forma as adjusted—no shares authorized, issued or outstanding. The Class 2 Preferred Shares will be deleted from our articles and a new class of preferred shares issuable in series, will be authorized prior to the completion of this offering.

(5)	The average weighted exercise price of the warrants is $18.63 (assuming an initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of the prospectus)), which does not include warrants to acquire 2,478,326 common shares, which are exercisable into common shares without the payment of any additional cash consideration. The exercise price of certain of our warrants and the number of common shares issuable upon the exercise of such warrants may depend upon the initial public offering price of our common shares in this offering. See “Description of Share Capital—Warrants—Convertible Noteholder Warrants”, “Description of Share Capital—Warrants—FP Warrants” and “Description of Share Capital—Warrants—EdgeStone Warrants.”

(6)	A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per share would increase (decrease) pro forma as adjusted cash and cash equivalents and total shareholders’ deficiency by $9.8 million, (i) assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and (ii) after deducting underwriting commissions and estimated offering expenses payable by us.

The table above does not include:

•	2,706,811 common shares issuable upon the exercise of stock options outstanding under our equity incentive plans, as of January 31, 2010; and

•	1,882,379 additional common shares reserved for issuance under our equity incentive plans, as of January 31, 2010.

DILUTION

If you invest in our common shares, your interest will be immediately diluted to the extent of the difference between the price per common share paid by you in this offering and the pro forma net tangible book deficit per common share after the offering. Pro forma net tangible book deficit per common share is determined at any date by subtracting our total liabilities from our total tangible assets (defined as total assets less goodwill and intangible assets) and dividing the difference by the number of common shares outstanding at that date, after giving effect to the conversion of all of our outstanding preferred shares into common shares, which will occur immediately prior to the completion of this offering.

Our pro forma net tangible book deficit as of January 31, 2010 was approximately $470.6 million, or $13.48 per common share. After giving effect to this offering, based on an assumed initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus) and after deducting underwriting commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book deficit as of January 31, 2010 would have been approximately $290.6 million, or $6.40 per common share. This represents an immediate decrease in pro forma net tangible book deficit of $7.08 per common share to our existing shareholders and an immediate dilution of $25.40 per common share to new investors purchasing common shares in this offering.

The following table illustrates this substantial and immediate dilution to new investors on a per share basis:

Assumed initial public offering price per common share	$19.00
Pro forma net tangible book deficit per share as of January 31, 2010	$13.48
Decrease in pro forma net tangible book deficit per share attributable to new investors in this offering	7.08

Pro forma as adjusted net tangible book deficit as of January 31, 2010 after giving effect to this offering	6.40

Dilution in pro forma net tangible book deficit per share to new investors in this offering	$25.40

A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per share (the midpoint of the range listed on the cover page of this prospectus) would decrease (increase) our pro forma as adjusted net tangible book deficit after giving effect to this offering by $0.22 per share and the dilution in pro forma net tangible book deficit per share to new investors by $0.22 per share, (i) assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and (ii) after deducting the underwriting commissions and estimated offering expenses payable by us.

The following table sets forth, as of January 31, 2010, on the same pro forma basis described above:

•	the total number of common shares owned by existing shareholders and to be owned by new investors purchasing common shares in this offering;

•	the total consideration paid by our existing shareholders and to be paid by new investors purchasing common shares in this offering; and

•	the average price per common share paid by existing shareholders and to be paid by new investors purchasing common shares in this offering.

The table includes the impact of the following items:

•	2,706,811 common shares issuable upon the exercise of stock options outstanding under our equity incentive plans, as of January 31, 2010;

•	1,882,379 additional common shares reserved for issuance under our equity incentive plans, as of January 31, 2010; and

•	5,525,017 common shares issuable upon the exercise of other outstanding warrants held by certain entities (see “Description of Share Capital—Warrants”).

	Common Shares Purchased		Total Consideration		Average Price Per Common Share
	Number	Percent	Amount	Percent
Existing shareholders	45,024,114	81%	$618,800,000	76%	$13.74
New shareholders	10,526,316	19%	$200,000,000	24%	$19.00

Total	55,550,430	100%	$818,800,000	100%	$14.74

If the underwriters’ overallotment option is exercised in full, the number of common shares held by the new investors will increase to 12,105,263, or 21.8% of the total common shares outstanding after this offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per share would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and average price per common share paid by all shareholders by $10.5 million, $10.5 million and $0.19, respectively, (i) assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and (ii) after deducting the underwriting commissions and estimated offering expenses payable by us.

The number of common shares into which our outstanding preferred shares will be converted will depend upon the initial public offering price of our common shares in this offering and upon the date of completion of this offering. See “Description of Share Capital—Preferred Shares.”

In addition, the exercise price of certain of our warrants and the number of common shares issuable upon the exercise of such warrants may depend upon the initial public offering price of our common shares in this offering. See “Description of Share Capital—Warrants—Convertible Noteholder Warrants”, “Description of Share Capital—Warrants—FP Warrants” and “Description of Share Capital—Warrants—EdgeStone Warrants.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following sets forth selected consolidated financial data derived from (a) our audited consolidated financial statements as of and for the fiscal years ended April 30, 2007, April 30, 2008 and April 30, 2009, which are included elsewhere in this prospectus (b) our audited consolidated financial statements as of and for the fiscal year ended April 30, 2005 and April 30, 2006, which are not included in this prospectus, and (c) our unaudited consolidated financial statements for the nine month period ended January 31, 2009 and as of and for the nine month period ended January 31, 2010, which are included elsewhere in this prospectus. The consolidated financial data for the nine month periods ended January 31, 2009 and 2010 and the balance sheet data as of January 31, 2010 include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Results for the nine months ended January 31, 2010 are not necessarily indicative of the results that may be expected for the full fiscal year. The data set out below does not take into account the conversion of our outstanding preferred shares into common shares, which will occur prior to the completion of this offering. Our consolidated financial statements are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.

Historical results do not necessarily indicate results expected for any future period. You should read the following selected consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Fiscal Year Ended April 30,					Nine Months Ended January 31,
	2005 (1)	2006	2007	2008 (2)	2009	2009	2010
	(in millions, except per share data)
Consolidated Statement of Operations Data
Revenues	$345.4	$387.1	$384.9	$692.0	$735.1	$563.7	$484.0
Cost of revenues	215.6	225.7	225.1	367.9	390.6	303.1	250.0

Gross margin	129.8	161.4	159.8	324.1	344.5	260.6	234.0
Research and development	42.1	44.1	41.7	62.6	60.1	48.4	39.2
Selling, general and administrative	116.7	120.7	123.5	246.6	248.5	196.5	159.7
Other operating charges (3)	14.0	3.3	27.9	22.0	23.3	21.1	3.5
Impairment of goodwill	—	—	—	—	284.5	—	—

Operating income (loss)	(43.0)	(6.7)	(33.3)	(7.1)	(271.9)	(5.4)	31.6
Other (income) expense, net (4)	4.8	32.2	(9.2)	(42.7)	(99.4)	(86.9)	(0.5)
Interest expense	2.6	7.6	9.1	34.7	40.1	30.9	23.8
Income tax (recovery) expense	0.8	(1.9)	1.8	(11.7)	(19.1)	(7.9)	(6.9)

Net income (loss)	$(51.2)	$(44.6)	$(35.0)	$12.6	$(193.5)	$58.5	$15.2

Net income (loss) available to common shareholders	$(56.9)	$(51.5)	$(42.3)	$(83.5)	$(234.5)	$12.9	$(20.6)
Net income (loss) per common share—
basic	$(7.50)	$(6.59)	$(5.41)	$(6.73)	$(16.38)	$0.90	$(1.44)
diluted	$(7.50)	$(6.59)	$(5.41)	$(6.73)	$(16.38)	$0.90	$(1.44)
Weighted average number of common shares outstanding
basic	7.6	7.8	7.8	12.4	14.3	14.3	14.3
diluted	7.6	7.8	7.8	12.4	14.3	14.3	14.3

Other Financial Data
Adjusted EBITDA (5)	$(19.4)	$9.0	$5.0	$50.2	$78.7	$49.2	$64.5

	As of April 30,					As of January 31,
	2005	2006	2007	2008	2009	2010
	(in millions)
Consolidated Balance Sheet Data
Cash and cash equivalents	$46.6	$35.7	$33.5	$19.5	$28.4	$49.8
Working capital (6)	$60.5	$40.5	$26.6	$58.9	$49.5	$85.4
Total assets	$195.3	$199.8	$202.2	$982.2	$623.1	$628.2
Total debt, including capital leases	$62.4	$54.9	$54.7	$435.6	$454.8	$452.5
Redeemable shares (7)	$57.3	$64.2	$71.5	$208.5	$249.5	$285.3
Common shares	$187.6	$188.8	$189.1	$277.1	$277.8	$277.9
Warrants	$47.9	$47.9	$62.9	$56.7	$56.6	$55.6
Total shareholders deficiency	$(93.1)	$(168.6)	$(202.6)	$(244.7)	$(430.1)	$(502.1)

(1)	The consolidated statement of operations data for the year ended April 30, 2005 is an aggregation of our audited consolidated statement of operations data for the year ended April 24, 2005 and our audited consolidated statement of operations data for the six-days ended April 30, 2005, and therefore contains 371 days. The change in our fiscal year end permits us to better align our reporting results with industry norms.

(2)	As a result of the acquisition of Inter-Tel, our financial results for the fiscal year ended April 30, 2008 also include eight and a half months of financial results from Inter-Tel.

(3)	Other operating charges includes: special charges, integration and merger related costs (includes costs associated with restructuring activities, product line exits and the Inter-Tel acquisition in fiscal 2008), loss on disposal of assets, litigation settlements, initial public offering costs and in-process research and development costs acquired as part of the Inter-Tel acquisition.

(4)	Other (income) expense, net includes: fair value adjustment on derivative instruments; other income (expense), which is comprised of foreign exchange gains (losses), net, amortization on gain on sale of assets and other expenses; and debt and warrant retirement costs.

(5)	We present Adjusted EBITDA, which is defined as consolidated net income (loss) before (1) interest expense, (2) income tax (recovery) expense, (3) amortization and depreciation, (4) foreign exchange (gain) or loss, (5) fair value adjustment on derivative instruments, (6) debt and warrant retirement costs, (7) impairment of goodwill, (8) special charges, integration and merger related costs, (9) in-process research and development, (10) litigation settlement, (11) initial public offering costs, (12) stock-based compensation and (13) loss (gain) on sale of manufacturing operations.

Adjusted EBITDA is not a measure calculated in accordance with U.S. GAAP. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate, as well as the material limitations of non-GAAP measures and the manner in which we compensate for those limitations.

We use Adjusted EBITDA:

•	as a measure of operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business; and

•	in communications with our board of directors concerning our financial performance.

We believe that the use of Adjusted EBITDA provides consistency and comparability of, and facilitates, period to period comparisons, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their U.S. GAAP results.

We believe Adjusted EBITDA may also be useful to investors in evaluating our operating performance because securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies, and we anticipate that our investor and analyst presentations after we are public will include Adjusted EBITDA. However, we also caution you that other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, which limits the usefulness of Adjusted EBITDA as a comparative measure.

Moreover, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA and similar non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under U.S. GAAP.

Some of the limitations of Adjusted EBITDA are that it does not reflect:

•	interest income or interest expense;

•	cash requirements for income taxes;

•	foreign exchange gains or losses;

•	significant cash payments we were required to make in connection with restructuring, litigation settlements and transaction expenses;

•	employee stock-based compensation;

•	cash requirements for the replacement of assets that have been depreciated or amortized;

•	acquired in-process research and development charges; and

•	losses or gains related to the sale of manufacturing operations and other assets.

We compensate for the inherent limitations associated with using Adjusted EBITDA through disclosure of such limitations, presentation of our financial statements in accordance with U.S. GAAP and reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, net income (loss).

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable U.S. GAAP measure, for each of the periods indicated:

	Fiscal Year Ended April 30,					Nine Months Ended January 31,
	2005	2006	2007	2008	2009	2009	2010
	(in millions)
Net income (loss)	$(51.2)	$(44.6)	$(35.0)	$12.6	$(193.5)	$58.5	$15.2
Adjustments:
Interest expense	2.6	7.6	9.1	34.7	40.1	30.9	23.8
Income tax (recovery) expense	0.8	(1.9)	1.8	(11.7)	(19.1)	(7.9)	(6.9)
Amortization and depreciation	9.1	9.9	9.2	32.6	38.0	29.6	26.1
Foreign exchange (gain) loss	(0.1)	0.6	0.3	(0.6)	3.2	3.3	0.4
Fair value adjustment on derivative instruments	5.4	32.6	(8.6)	(61.9)	(100.2)	(88.1)	—
Debt and warrant retirement costs	—	—	—	20.8	—	—	—
Impairment of goodwill	—	—	—	—	284.5	—	—
Special charges, integration and merger-related costs	10.6	5.7	9.3	16.0	23.3	21.1	3.5
In-process research and development	—	—	—	5.0	—	—	—
Litigation settlement	—	—	16.3	—	—	—	—
Initial public offering costs	—	—	3.3	—	—	—	—
Stock-based compensation	—	—	0.3	1.7	2.4	1.8	2.4
Loss (gain) on sale of manufacturing operations	3.4	(0.9)	(1.0)	1.0	—	—	—

Adjusted EBITDA	$(19.4)	$9.0	$5.0	$50.2	$78.7	$49.2	$64.5

(6)	Working capital is total current assets less total current liabilities.

(7)	None of the share numbers in this footnote reflect the reverse share split on April 16, 2010. Prior to fiscal 2008, redeemable shares included 10,000,000 common shares (which were redeemable by virtue of a shareholders agreement dated April 23, 2004, as amended, among certain of our shareholders and us), 20,000,000 class A convertible preferred shares, Series 1, or the Series A Preferred Shares, and 67,789,300 class B convertible preferred shares, Series 1, or the Series B Preferred Shares. In fiscal 2008 and 2009, redeemable shares included 316,755 Class 1 Preferred Shares issued in connection with the acquisition of Inter-Tel.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the notes to those statements, as well as the other financial information appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties and that reflect estimates and assumptions. Our actual results may differ materially from those indicated in forward-looking statements. Factors that could cause our actual results to differ materially from our forward-looking statements are described in “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading provider of integrated communications solutions focused on the SME market. We also have a strong and growing presence in the large enterprise market with a portfolio of products that support up to 65,000 users. Our IP-based communications solutions consist of a combination of IP telephony platforms, which we deliver as software, appliances and desktop devices, and a suite of UCC applications that integrate voice, video and data communications with business applications. We believe that our solutions, including associated managed and network services, enable our customers to realize significant cost benefits and to conduct their business more effectively.

We have delivered innovative communications solutions to our customers for over 35 years, initially through Mitel Corporation, our predecessor business. We were incorporated under the Canada Business Corporation Act, or CBCA, on January 12, 2001 by Zarlink Semiconductor Inc., or Zarlink (formerly Mitel Corporation), in order to reorganize its communications systems division in contemplation of the sale of that business to companies controlled by Dr. Matthews. In a series of related transactions on February 16, 2001 and March 27, 2001, we acquired from Zarlink the “Mitel” name and substantially all of the assets, other than Canadian real estate, and subsidiaries of the Zarlink communications systems business.

We have invested heavily in the research and development of our IP-based communications solutions since 2001 to take advantage of the telecommunications industry shift from traditional PBX systems to IP-based communications solutions. During this time, we have realigned our business and discontinued certain products and activities relating to our legacy PBX systems. Due to the significant investment in research and development and the transition of our business, we incurred losses in each fiscal year from the date of our incorporation through fiscal 2007.

In fiscal 2008 (August 2007), we completed the acquisition of Inter-Tel, which significantly enhanced our ability to target SME customers with our IP solutions by expanding our U.S. distribution and managed service capabilities. The total purchase price of $729.9 million was funded with a combination of equity and debt financing plus cash held by Inter-Tel. The transaction resulted in significant changes to our capital structure. The deemed purchase price was allocated to the underlying tangible and identifiable assets and liabilities acquired based on their respective fair values and the excess purchase price was allocated to goodwill. In fiscal 2008 we recorded a net income of $12.6 million.

In fiscal 2009 and fiscal 2010, our operating results have been affected by the global economic recession, which started in mid-calendar year 2008 (our fiscal 2009) and most economic analysts have indicated is still in effect. Many of our current and prospective customers have responded to the financial and credit crises and general macroeconomic uncertainty by suspending, delaying or reducing their capital expenditures. These conditions negatively impacted our sales starting in the second half of fiscal 2009. The tightened credit markets also affected our sales of net rental payments under sales-type leases, resulting in lower cash flows generated from such sales. We have responded to the negative effect of the recession by implementing cost reduction programs to re-align our operating model. These programs, which were implemented during the second half of fiscal 2009 and first nine months of fiscal 2010, include headcount reductions, reduced discretionary spending, closure of excess facilities across our geographic regions and renegotiation of key supplier contracts. We also implemented a temporary reduced work week program, which we expect will remain in effect in the near term at the discretion of management.

While our revenues have declined as a result of these economic conditions, our cost reduction programs have contributed positively to our operating performance, resulting in a significant improvement in both operating income and Adjusted EBITDA in the first nine months of fiscal 2010 as compared to the first nine months of fiscal 2009.

We believe our early and sustained investment in IP-based communications solutions research and development, our decision to concentrate our efforts on IP-based technology, and our acquisition of Inter-Tel have positioned us well to capitalize on the industry shift to IP-based communications solutions. As a result of this strategic focus, substantially all of our system shipments for fiscal 2008, fiscal 2009 and fiscal 2010 were IP-based communication solutions.

We cannot predict when the overall economy will return to stable, pre-recession conditions. We plan to monitor our cost structure so that it is appropriate for our revenue levels. Depending on the future macroeconomic climate and its impact on our revenues, we may implement additional cost reduction programs in an effort to keep operating expenses in line with revenues. Conversely, if our revenues improve above current levels we may gradually increase our expenditures while ensuring that our operating expense to revenue ratio remains within our target level. In either scenario, we plan to continue to invest in new product development and other significant research and development initiatives. However, there is no certainty that these investments will allow us to develop and introduce new IP-based communications solutions in a timely manner to allow us to compete effectively against existing and new competitors and meet customer requirements.

Our total revenues for the nine months ended January 31, 2010 were $484.0 million, as compared to $563.7 million in the nine months ended January 31, 2009. The decrease in revenues reflects a decrease in sales volumes within our telecommunications segment, partially offset by an increase in sales from our network services segment. We believe that the decrease in revenues is primarily due to the global economic climate, which has resulted in longer sales cycles and delays in new equipment purchases. Our operating income increased to $31.6 million in the first nine months of fiscal 2010 compared with an operating loss of $5.4 million in the first nine months of fiscal 2009.

Our total revenues in fiscal 2009 increased by 6.2% to $735.1 million from $692.0 million in fiscal 2008. The increase was due to the inclusion of Inter-Tel revenues for 12 months in fiscal 2009 compared to eight and a half months in fiscal 2008. While our operating results in fiscal 2009 were adversely impacted by the global recession, which resulted in weaker sales in the second half of the year, the cost saving measures we undertook during the year contributed positively to our operating performance. We expect that our growth in future periods will be dependent on a variety of factors, including competition, our ability to keep pace with rapidly changing technology, our ability to retain existing and attract new customers and distribution channels and general economic conditions. As a result of weaker capital markets and the global recession, fiscal 2009 includes a non-cash goodwill impairment charge of $284.5 million related to the purchase price to acquire Inter-Tel. This charge did not affect our liquidity, cash flows or current and future operations. Inclusion of this goodwill impairment resulted in an operating loss of $271.9 million in fiscal 2009 compared to an operating loss of $7.1 million in fiscal 2008.

Trends

Businesses are migrating from legacy telephony networks to IP-based environments, which can address their voice, data, video and business applications requirements within a single converged network. The transition to IP-based communications solutions provides significant benefits to businesses, including enhanced workforce productivity, reduced infrastructure costs, the creation of highly functional applications that can be distributed easily and the use of open standards. We have invested heavily and continue to innovate in IP-based solutions and therefore believe we are well positioned to benefit from this transition.

The evolution to converged IP-based networks has given rise to two important trends: the transition from hardware-based to software-based communications solutions and the ability to deliver integrated UCC applications. The transition to software-based communications solutions provides operational cost benefits and the ability to integrate communications with other business processes and applications. UCC allows business customers to move beyond basic fixed telephony and disparate communications tools toward integrated multi-media communications and collaboration between users, wherever they may be located. UCC includes the integrated use of various media and messaging, such as voice, video and data. Our history of success as an early adopter in software-based communications solutions has provided us with the foundation for continued innovation in IP-based communications and UCC. We believe our comprehensive, integrated IP-based communications offering provides our customers with significant flexibility, cost efficiency and enhanced employee productivity as they transition to converged IP-based environments and UCC.

SMEs are increasingly interested in outsourcing management of their communications requirements through managed service offerings. Managed services may include equipment, installation, ongoing support, network services, or various professional services. Managed services offerings allow businesses to focus on their core expertise and, in some cases, substitute what would otherwise be a large capital expenditure for a predictable operating expense. We believe that we are well positioned to benefit from this trend through the combination of our existing managed service program and our network services offerings in the United States. We believe these solutions also provide an opportunity to achieve operational savings by giving us the flexibility to place equipment and services either on the customer’s premises or as a hosted solution.

Key Performance Indicators

Key performance indicators that we use to manage our business and evaluate our financial results and operating performance include: revenues, gross margins, operating costs, operating income (loss), cash flows and Adjusted EBITDA. After completion of this offering, we will also use net income as a key performance indicator.

Revenue performance is evaluated from both a geographical perspective, in accordance with our reportable segments, and from a revenue source perspective, that is telecommunications and network services. We evaluate revenue performance by comparing the results to management forecasts and prior period performance.

Gross margins, operating costs and operating income (loss) are each evaluated in a similar manner as our actual results are compared against both management forecasts and prior period performance.

Cash flow from operations is the key performance indicator with respect to cash flows. As part of monitoring cash flow from operations, we also monitor our days sales outstanding, our inventory turns and our days expenses in payables outstanding.

Adjusted EBITDA, a non-GAAP measure, is evaluated by comparing actual results to management forecasts and prior period performance. For a definition and explanation of Adjusted EBITDA, as well a reconciliation of Adjusted EBITDA to net income (loss), see note 5 under “Selected Consolidated Financial Data.”

In addition to the above indicators, from time to time, we also monitor performance in the following areas:

•	status of key customer contracts and regular customer satisfaction surveys;

•	the achievement of expected milestones of our key research and development, or R&D, projects; and

•	the achievement of our key strategic initiatives.

In an effort to ensure we are creating value for and maintaining strong relationships with our customers, we monitor the status of key customer contracts and conduct regular customer satisfaction surveys to monitor customer service levels. With respect to our R&D projects, we measure content, quality and timeliness against project plans.

Sources of Revenues and Expenses

The following describes our sources of revenues and expenses.

Revenues

We generate our revenues principally from the sale of integrated communications solutions to business customers, with these revenues being classified as telecommunications revenues or network services revenues. Telecommunications revenues are comprised of revenues generated from the sales of platforms, including software, appliances and desktop devices, UCC applications and managed services. Network services are comprised of local and long distance and network resale services.

Our distribution network includes value-added resellers, service providers, high-touch sales and direct channel. We complement and support our channel partners in selected markets using a sales model whereby our sales staff works either directly with a prospective customer, or in coordination with a channel partner in defining the scope, design and implementation of the solution. Our direct and indirect distribution channel addresses the needs of customers in 90 countries through our 80 offices and more than 1,600 channel partners worldwide.

Because we have multiple revenue streams, our revenue recognition policy varies depending on the revenue stream and type of customer transaction.

Revenue for hardware is recognized under Staff Accounting Bulletin (SAB) 104. Under SAB 104, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, title and risk of loss have been transferred to the customer, the fee is fixed or determinable, and collection is reasonably assured.

Software revenue is accounted for under AICPA Statement of Position (SOP) 97-2. Under SOP 97-2, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred in accordance with the terms and conditions of the contract, the fee is fixed or determinable, and collection is reasonably assured. For software arrangements involving multiple elements, revenue is allocated to each element based on the relative fair value or the residual method, as applicable, and using vendor specific objective evidence, or VSOE, of fair values, which is based on prices charged when the element is sold separately. Where VSOE does not exist, revenues are deferred until such time as VSOE has been established. Revenue related to post-contract support, including technical support and unspecified when-and-if available software upgrades, is recognized ratably over the post-contract support term for contracts that are greater than one year. For contracts where the post-contract period is one year or less, the costs are deemed insignificant and the unspecified software upgrades are expected to be and historically have been infrequent, revenue is recognized together with the initial licensing fee and the estimated costs are accrued.

We make sales to resellers and channel partners based on contracts that typically expire at the end of our fiscal year, with automatic renewals for one year periods thereafter. For products sold through these distribution channels, revenues are recognized at the time the risk of loss is transferred to resellers and channel partners according to contractual terms and if all contractual obligations have been satisfied. These arrangements usually involve multiple elements, including post-contract technical support and training. Costs related to insignificant technical support obligations, including second-line phone support for certain products, are accrued. For other technical support and training obligations, revenues from product sales are allocated to each element based on vendor specific objective evidence of relative fair values, generally representing the prices charged when the element is sold separately, with any discount allocated proportionately. Revenues attributable to undelivered elements are deferred and recognized upon performance or ratably over the contract period.

Our standard warranty period extends 15 months from the date of sale and extended warranty periods are offered on certain products. At the time product revenues are recognized, an accrual for estimated warranty costs is recorded as a component of cost of revenues based on prior claims experience. Sales to our channel partners do not provide for return or price protection rights while sales to distributors provide for these rights. Product return rights for distributors are typically limited to a percentage of sales over a maximum three month period. A reserve for estimated product returns and price protection rights based on past experience is recorded as a reduction of sales at the time product revenues are recognized. For new resellers, we estimate the product return provision using past return experience with similar partners operating in the same regions. We offer various cooperative marketing programs to assist our channels to market our products. Allowances for these programs are recorded as marketing expenses at the time of shipment based on contract terms and prior claims experience.

We also sell solutions, including installation and related maintenance and support services, directly to end-user customers. For solutions sold directly to end-user customers, revenues are recognized at the time of delivery and at the time risk of loss is transferred, based on prior experience of successful compliance with customer specifications. Revenues from installation are recognized when services are rendered and when contractual obligations, including customer acceptance, have been satisfied. Revenues are also derived from professional service contracts with terms that typically range from two to six weeks for standard solutions and for longer periods for customized solutions. Revenues from customer support, professional services and maintenance contracts are recognized ratably over the contractual period, generally one year. Billings in advance of services are included in deferred revenues. Revenues from installation services provided in advance of billing are included in unbilled accounts receivable.

Certain arrangements with end-user customers provide for free customer support and maintenance services extending 12 months from the date of installation. Customer support and maintenance contracts are also sold separately. When customer support or maintenance services are provided free of charge, these amounts are unbundled from the product and installation revenues at their fair market value based on the prices charged when the element is sold separately and recognized ratably over the contract period. Consulting and training revenues are recognized upon performance.

We provide long term management services of communication systems, or managed services. Under these arrangements, managed services and communication equipment are provided to end-user customers typically over a five year period. Revenues from managed services are recognized ratably over the contract period. We retain title and risk of loss associated with the equipment utilized in the provision of the managed services. Accordingly, the equipment is capitalized as part of property and equipment and is amortized to cost of sales over the contract period. In a transaction containing a sales-type lease, hardware and software revenues are recognized at the present value of the payments allocated to the hardware and software lease elements at the time of system sale. Revenues from software support are deferred and recognized over the period of support. Revenues from sales-type leases are allocated between hardware and software elements based on management’s best estimate of relative fair values. We regularly sell the net rental payments from sales-type leases to financial institutions with the income streams discounted at prevailing rates at the time of sale. Gains or losses resulting from the sale of net rental payments from leases are recorded as net sales within telecommunications revenues.

We also provide network services to our customers, which includes local and long-distance voice services, internet access and data network offerings on our partners’ networks, which we bill on a monthly basis. Revenues from network services are recognized as the services are provided.

Cost of Revenues

Cost of revenues is comprised of product costs and service costs. Product cost of revenues is primarily comprised of cost of goods purchased from third party electronics manufacturing services and inventory provisions, engineering costs, warranty costs and other supply chain management costs. Product cost of revenues also includes a small component related to software comprised of royalty payments and licensing fees to third parties. Service cost of sales is primarily comprised of costs associated with managed services, which include labor costs associated with maintenance and support, installation and other professional services, and costs associated with network services, which includes the cost of acquisition of local and long-distance voice services, internet access and data network services from major carriers in the United States. Depreciation of property and equipment are also included in cost of revenues.

We use high volume contract manufacturers and component suppliers and we require them to give us full visibility of component supply, manufacturing process and portability. We measure and benchmark the performance of our component suppliers and manufacturers for technical innovation, financial strength, quality, support and operational effectiveness.

Research and Development Expenses

R&D expenses consist primarily of salaries and related expenses for engineering personnel, materials and consumables and subcontract service costs. Depreciation and amortization of R&D assets are included in R&D expenses.

Sales, General and Administrative Expenses

Sales, general and administrative, or SG&A, expenses consist primarily of costs relating to our sales and marketing activities, including salaries and related expenses, advertising, trade shows and other promotional activities and materials, administrative and finance functions, legal and professional fees, insurance and other corporate and overhead expenses. Following the acquisition of Inter-Tel, SG&A also includes significant amounts recorded for the amortization of purchased intangible assets.

Special Charges, Integration and Acquisition-Related Expenses

Special charges relate to restructuring activities, product line exits and other loss accruals undertaken to improve our operational efficiency and to realign our business to focus on IP-based communications solutions. Special charges consist primarily of workforce reduction costs, lease termination obligations, asset write-offs and legal costs. We reassess the accruals on a regular basis to reflect changes in the timing or amount of estimated restructuring and termination costs on which the original estimates were based. New restructuring accruals or reversals of previous accruals are recorded in the period of change.

Integration and acquisition-related transaction expenses principally consist of legal and consulting fees, as well as other incremental non-recurring costs directly related to the acquisition of Inter-Tel.

Other Operating Expenses

Other expenses included as deductions against operating income include gains or losses on sale of assets or operations, in process research and development costs written off, initial public offering costs written off, litigation settlement costs and impairment of goodwill.

Comparability of Periods

As a result of the Inter-Tel acquisition and the realignment of our business over the past eight years to focus on IP-based communications solutions, we believe that period-over-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as being a good indicator of our future performance.

In fiscal 2008, we revised our allocation of revenues and cost of revenues from a product and service group presentation, to a telecommunications and network services presentation, consistent with the way in which Inter-Tel reported its revenues and cost of revenues. The results of operations for fiscal 2007 have been reclassified to conform with the new presentation.

Our functional currency is the U.S. dollar and our consolidated financial statements are prepared with U.S. dollar reporting currency using the current rate method. Assets and liabilities of non-U.S. operations are translated from foreign currencies into U.S. dollars at the exchange rates in effect at the balance sheet date while revenue and expense items are translated at the monthly weighted-average exchange rates for the relevant period. The resulting unrealized gains and losses have been included as part of the cumulative foreign currency translation adjustment which is reported as other comprehensive income. As a result, changes in foreign-exchange rates from period to period can have a significant impact on our results of operations and financial position, which also makes the comparability of periods complex.

Results of Operations—Three and Nine Month Periods Ended January 31, 2010 compared to Three and Nine Month Periods Ended January 31, 2009

The following table sets forth our comparative results of operations, both in dollars and as a percentage of total revenues, for the three and nine month periods ended January 31, 2009 and January 31, 2010:

	Nine Months Ended January 31,				Three Months Ended January 31,
	2009		2010		2009		2010
	Amounts	% of Revenues	Amounts	% of Revenues	Amounts	% of Revenues	Amounts	% of Revenues

	(in millions, except percentages)
Revenues	$563.7	100.0%	$484.0	100.0%	$165.7	100.0%	$162.2	100.0%
Cost of revenues	303.1	53.8%	250.0	51.7%	88.4	53.3%	83.4	51.4%

Gross margin	260.6	46.2%	234.0	48.3%	77.3	46.7%	78.8	48.6%
Research and development	48.4	8.6%	39.2	8.1%	13.5	8.1%	12.9	8.0%
Selling, general and administrative	196.5	34.9%	159.7	33.0%	57.5	34.7%	52.9	32.6%
Special charges, integration and acquisition-related expenses(1)	21.1	3.7%	3.5	0.7%	17.6	10.6%	0.8	0.5%

Operating income	(5.4)	(1.0)%	31.6	6.5%	(11.3)	(6.8)%	12.2	7.5%
Interest expense	30.9	5.5%	23.8	4.9%	10.3	6.2%	6.1	3.8%
Fair value adjustment on derivative instruments	(88.1)	(15.6)%	—	—	(5.6)	(3.4)%	(23.3)	(14.3)%
Other (income) expense, net	1.2	0.2%	(0.5)	(0.1)%	1.8	1.1%	(0.9)	(0.6)%
Income tax (recovery) expense	(7.9)	(1.4)%	(6.9)	(1.4)%	(3.3)	(2.0)%	(2.9)	(1.8)%

Net income (loss)	58.5	10.4%	15.2	3.1%	(14.5)	(8.8)%	33.2	20.5%

Adjusted EBITDA (a non-GAAP measure)	49.2	8.7%	64.5	13.3%

(1)	Special charges relate to restructuring activities and other loss accruals undertaken to improve our operational efficiency. In fiscal 2009, it also includes integration costs related to the Inter-Tel acquisition.

Revenues

The following table sets forth revenues from our telecommunications and network services business segments.

	Nine Months Ended January 31,				Three Months Ended January 31,
	2009		2010		2009		2010
	Revenues	% of Revenues	Revenues	% of Revenues	Revenues	% of Revenues	Revenues	% of Revenues

	(in millions, except percentages)
Telecommunications	$509.3	90.3%	$427.2	88.3%	$147.6	89.1%	$143.2	88.3%
Network Services	54.4	9.7%	56.8	11.7%	18.1	10.9%	19.0	11.7%

	$563.7	100.0%	$484.0	100.0%	$165.7	100.0%	$162.2	100.0%

Revenues for the three months ended January 31, 2010 decreased 2.1% to $162.2 million compared to $165.7 million for the three months ended January 31, 2009. Telecommunications revenues for the three month period ended January 31, 2010 decreased by 3.0% to $143.2 million from $147.6 million for the three month period ended January 31, 2009, while network services revenues increased 5.0% to $19.0 million for the three month period ended January 31, 2010 from $18.1 million for the three month period ended January 31, 2009.

Revenues in the first nine months of fiscal 2010 decreased 14.1% to $484.0 million compared to $563.7 million in the first nine months of fiscal 2009, with telecommunications revenues decreasing 16.1% to $427.2 million from $509.3 million, which was partially offset by an increase in network services revenues of 4.4% to $56.8 million from $54.4 million. Our revenues in fiscal 2009 and fiscal 2010 have been adversely affected by the global recession. In the weakened economic climate, many of our existing and prospective customers reduced their capital expenditures or delayed new equipment purchases, which resulted in lower telecommunications revenues in the three and nine month periods ended January 31, 2010 as compared to the three and nine month periods ended January 31, 2009. Our revenues from network services, however, increased in the third quarter and first nine months of fiscal 2010, due to an increase in both the number of active customers and the number of services we billed to those customers compared to the same periods of the prior year.

Geographic Segment Revenues

Our reportable segments are represented by the following four geographic sales regions:

•	the United States;

•	Europe, Middle East & Africa (collectively “EMEA”);

•	Canada and Caribbean & Latin America (collectively “CALA”); and

•	Asia Pacific.

These reportable segments were determined in accordance with how our management views and evaluates our business. The following table sets forth total revenues by geographic regions both in dollars and as a percentage of total revenues, for the nine month periods and three month periods indicated:

	Nine Months Ended January 31,				Three Months Ended January 31,
	2009		2010		2009		2010
	Revenues	% of Revenues	Revenues	% of Revenues	Revenues	% of Revenues	Revenues	% of Revenues

	(in millions, except percentages)
United States	$366.6	65.0%	$322.9	66.7%	$109.3	66.0%	$105.7	65.2%
EMEA	147.3	26.1%	118.6	24.5%	40.3	24.3%	41.4	25.5%
Canada and CALA	38.4	6.8%	32.5	6.7%	12.6	7.6%	12.1	7.5%
Asia Pacific	11.4	2.1%	10.0	2.1%	3.5	2.1%	3.0	1.8%

	$563.7	100.0%	$484.0	100.0%	$165.7	100.0%	$162.2	100.0%

Revenues in the United States decreased by $3.6 million in the three months ended January 31, 2010 compared to the three months ended January 31, 2009, representing a $4.5 million decrease in telecommunications revenues partially offset by a $0.9 million increase in network services revenues. For the nine months ended January 31, 2010, revenues in the United States decreased by $43.7 million compared to the same period in the prior year, driven by a $46.1 million decrease in sales from our telecommunications products, partially offset by a $2.4 million increase in sales from our network services. We believe that the decrease in telecommunications revenues was primarily due to the weakened economic climate in the United States, which adversely affected consumer demand. The increase in revenues from network services in the third quarter and first nine months of fiscal 2010 was due to an increase in the number of customers and the number of services we billed to those customers compared to the prior periods.

Revenues in EMEA decreased by $28.7 million in the first nine months of fiscal 2010, compared to the first nine months of fiscal 2009, as a result of both the global recession and a weakening of the British pound sterling against the U.S. dollar. As 90.0% of this region’s revenues are generated in currencies other than the U.S. dollar, most significantly the British pound sterling and the Euro, our revenues, as reported in U.S. dollars, are impacted by significant changes in exchange rates. Revenues in the region decreased 19.5% year over year, of which 9% was attributed to the effects of the recession which reduced revenues primarily in the United Kingdom; the remainder of the decrease in revenues was due entirely to the weakening of the British pound sterling, which declined 10.5% against the U.S. dollar in the first nine months of fiscal 2010 compared to the first nine months of fiscal 2009.

In the third quarter of fiscal 2010, revenues in EMEA increased by $1.1 million compared to the third quarter of fiscal 2009, an increase of 2.7%. The improvement in revenue was driven primarily by a strengthening of the British pound sterling against the U.S. dollar in the third quarter of fiscal 2010 as compared to the third quarter of fiscal 2009. This improvement was partially offset by a decline in local currency revenue of 2%, which was attributable to the negative effects of the recession.

Revenue decreases in the Canada and CALA and Asia Pacific segments for the three months and nine months ended January 31, 2010 were primarily attributable to the global economic slowdown.

Gross Margin

The following table sets forth gross margin, both in dollars and as a percentage of revenues, for the nine month periods and three month periods indicated:

	Nine Months Ended January 31,				Three Months Ended January 31,
	2009		2010		2009		2010
	Gross Margin	Gross Margin %	Gross Margin	Gross Margin %	Gross Margin	Gross Margin %	Gross Margin	Gross Margin %
	(in millions, except percentages)
Telecommunications	237.7	46.7%	209.8	49.1%	69.6	47.2%	70.2	49.0%
Network Services	22.9	42.1%	24.2	42.6%	7.7	42.5%	8.6	45.3%

Total	260.6	46.2%	234.0	48.3%	77.3	46.7%	78.8	48.6%

In the third quarter of fiscal 2010 gross margin increased by 1.9% over the third quarter of fiscal 2009. In the first nine months of fiscal 2010 gross margin increased by 2.1% over the first nine months of fiscal 2009.

In the third quarter of fiscal 2010 gross margin percentage on telecommunication revenues increased by 1.8% over the third quarter of fiscal 2009. In the first nine months of fiscal 2010 gross margin percentage on telecommunication revenues increased by 2.4% as compared to the first nine months of fiscal 2009. This increase in gross margin in the three and nine month periods ended January 31, 2010 was primarily the result of initiatives we undertook commencing in the latter half of fiscal 2009 to streamline product costs and lower our overall cost of sales. These initiatives included renegotiating supply agreements to reduce product costs, reductions in headcount and salaries to better align labor and overhead costs with current market demand, improved inventory management to lower our excess and obsolete inventories and other general cost saving measures.

Network services typically generate lower gross margins compared to sales of software and systems. The gross margin percentage from our network services revenues increased from 42.5% in the third quarter of fiscal 2009 to 45.3% in the third quarter of fiscal 2010. In the first nine months of fiscal 2010 network services margins increased by 0.5% as compared to the first nine months of fiscal 2009. Gross margin in the third quarter and first nine months of fiscal 2009 included the benefit of one-time performance and other credits received from our carriers, which has not recurred in fiscal 2010.

We expect gross margins to improve slightly in the near term as a result of continuing implementation of our cost reduction initiatives described above; however, margins could be higher or lower as a result of a number of factors including variations in revenue mix, competitive pricing pressures, foreign currency movements in regions where revenues are denominated in currencies other than the U.S. dollar, utilization of our professional services personnel and efficiencies in installing our products, and global economic conditions among other factors.

Operating Expenses

Research and Development

In the third quarter of fiscal 2010 R&D expenses decreased by $0.6 million, and went from 8.1% of total revenues in the third quarter of fiscal 2009 to 8.0% of total revenues in the third quarter of fiscal 2010. In the first nine months of fiscal 2010, R&D expenses decreased by $9.2 million and went from 8.6% of total revenues in the first nine months of fiscal 2009 to 8.1% of total revenues in the first nine months of fiscal 2010. The decrease in R&D expenses is primarily due to reductions in headcount and salaries and other cost saving measures implemented during the year.

We have historically invested heavily in R&D, consistent with an aggressive research and development investment strategy that has positioned us with a broad range of feature-rich, scalable, standards-based and interoperable IP-based communication solutions. The acquisition of Inter-Tel substantially added to our product portfolio and our overall scale. As a result, we have been able to reduce our R&D spending as a percentage of total revenues while investing strategically in growth areas, such as our software and applications portfolio.

We expect that R&D expenses in absolute dollars will increase in the near term, but could fluctuate depending on the timing and number of development initiatives in any given quarter. R&D expenses as a percentage of revenues is highly dependent on revenue levels and could vary significantly depending on actual revenues achieved.

Selling, General and Administrative

In the third quarter of fiscal 2010, SG&A expenses decreased by $4.6 million to $52.9 million and as a percentage of revenues decreased to 32.6% of revenues from 34.7% of revenues in the third quarter of fiscal 2009. The decrease in SG&A expenses was a result of proactive cost cutting measures undertaken in the last few quarters, most notably reductions in headcount and salaries and consolidation of facilities across the globe. Our SG&A expenditures for the third quarter of fiscal 2010 included significant non-cash charges, most significantly $6.0 million (2009—$6.3 million) for the amortization of purchased intangible assets of Inter-Tel, such as customer relationships, developed technology and trade name and $0.6 million (2009—$0.6 million) of compensation expense associated with employee stock option grants.

In the first nine months of fiscal 2010, SG&A expenses decreased by $36.8 million to $159.7 million, and as a percentage of revenues decreased to 33.0% of revenues from 34.9% of revenues in the first nine months of fiscal 2009. The decrease in SG&A expenses was for the same reasons described above. Our SG&A expenditures for the first nine months of fiscal 2010 included significant non-cash charges, most significantly $17.3 million (2009—$17.8 million) for the amortization of purchased intangible assets of Inter-Tel and $2.4 million (2009—$1.8 million) of compensation expense associated with employee stock option grants.

While we expect that SG&A expenses in absolute dollars will likely increase in the near term, we will continue to monitor our cost base closely in an effort to keep our operating expenditures in line with revenue levels achieved in future quarters. SG&A expenses as a percentage of revenues is highly dependent on revenue levels and could vary significantly depending on actual revenues achieved.

Special Charges, Integration Acquisition-Related Expenses

In the third quarter of fiscal 2010 we recorded pre-tax special charges of $0.8 million (2009—$17.2 million) as a result of actions taken to lower our operating cost structure. These costs were primarily related to headcount reductions across the globe and the write-off of redundant assets. These actions have all been completed, and we expect payment of any remaining severance to be completed over the next nine months. In the third quarter of 2009, in addition to the special charges, we also incurred $0.4 million of costs related to integration activities following our acquisition of Inter-Tel. We did not incur any such integration costs in the third quarter of fiscal 2010.

In the first nine months of fiscal 2010 we recorded $3.4 million of special charges (2009—$18.2 million) related primarily to the same actions above, and incurred $0.1 million (2009—$2.9 million) of costs related to integration activities following our acquisition of Inter-Tel.

We may take additional restructuring actions in the future to reduce our operating expenses and gain operating efficiencies. The timing and potential amount of such actions will depend on several factors, including future revenue levels and opportunities for operating efficiencies identified by management. We do not expect to incur any further significant expenses related to the integration of Inter-Tel, as those integration activities have now been substantially completed.

Operating Income

In the third quarter of fiscal 2010 we reported operating income of $12.2 million compared to an operating loss of $11.3 million in the third quarter of fiscal 2009, a 108% improvement. In the first nine months of fiscal 2010 we reported operating income of $31.6 million, compared to an operating loss of $5.4 million in the first nine months of fiscal 2009. Despite the effect of the recession, this increase in operating profit arose as a result of proactive measures we undertook to control expenses and achieve operational efficiencies in our business.

Non-Operating Expenses

Interest Expense

Interest expense was $6.1 million in the third quarter of fiscal 2010 compared to $10.3 million in the third quarter of fiscal 2009.

In the first nine months of fiscal 2010, interest expense was $23.8 million compared to $30.9 million in the first nine months of fiscal 2009. Our interest expense relates predominantly to two credit agreements bearing interest based on LIBOR that were entered into to finance a portion of the Inter-Tel acquisition. The decrease in interest expense was due to lower interest rates in the first nine months of fiscal 2010 as LIBOR declined during this period. On August 27, 2007 we entered into an interest rate swap agreement, which effectively swapped the LIBOR rate for a fixed rate of 4.85% on a notional amount of $215.0 million for the period from October 31, 2007 to October 31, 2009. The agreement was not renewed or replaced upon expiry.

As a result of the expiry of the interest rate swap described above, we expect interest expense to decrease in the near term as current LIBOR rates are generally lower than the fixed rate that was in effect on our interest rate swap agreement. However, interest expense could increase or decrease depending on the movement in the LIBOR rate.

Fair Value Adjustment on Derivative Instruments

The holders of our Class 1 Preferred Shares, issued in connection with the acquisition of Inter-Tel, have the right to redeem the preferred shares after seven years and receive cash equal to the value of our common shares into which the instrument would convert. As a portion of the redemption price of the preferred shares is indexed to our common share price, an embedded derivative was accounted for separately and is marked to market in each reporting period to redemption. In the third quarter of fiscal 2010, we recorded a non-cash gain of

$23.4 million representing the mark to market adjustment on the derivative liability embedded in the Class 1 Preferred Shares, whereas in the third quarter of fiscal 2009 we recorded a $5.6 million gain. In the first nine months of fiscal 2009, we recorded a non-cash gain of $88.1 million with a $0.3 million associated gain or charge in the corresponding nine month period of fiscal 2010.

As a result of adopting the Derivatives and Hedging Topic of the FASB ASC on May 1, 2009, we are required to record fair value adjustments on certain derivative instruments related to some of our outstanding warrants. For the three and ninth month periods ended January 31, 2010, we recorded losses of $0.1 million and $0.3 million, respectively. No mark to market adjustments were recorded in the prior year related to these instruments as the standard was not adopted at that time.

The fair value adjustment on derivative instruments is highly dependent on several factors, the most significant of which is changes in our future common share price. Generally, an increase in our common share price results in a fair value loss whereas a decrease in our common share price results in a fair value gain. Other factors that affect the fair value adjustment include volatility of our common share price, changes in the risk free interest rate, dividends declared, if any, and the time period left to redemption on the Class 1 Preferred Shares. Changes in any of these factors could cause the fair value adjustment to fluctuate materially from quarter to quarter.

Other (Income) Expense, Net

Other (income) expense, on a net basis, consists primarily of foreign exchange rate gains and losses, interest income and amortization of the deferred gain on sale of the United Kingdom land and building in fiscal 2006. Other (income) expense, on a net basis, amounted to $0.9 million of income in the third quarter of fiscal 2010 compared to a $1.8 million expense during the third quarter of fiscal 2009. The income recorded in the third quarter of fiscal 2010 is primarily attributable to a transactional foreign currency gain of $0.4 million compared to a foreign currency loss of $3.1 million in the third quarter of fiscal 2009.

In the first nine months of fiscal 2010 other (income) expense, on a net basis, amounted to $0.5 million of income compared to a $1.2 million expense during the first nine months of fiscal 2009. The expense recorded in the first nine months of fiscal 2010 is primarily attributable to a transactional foreign currency loss of $0.4 million as compared to a foreign currency loss of $3.3 million in the first nine months of fiscal 2009. We use foreign currency forward contracts and foreign currency swaps to minimize the short-term impact of currency fluctuations on foreign currency receivables, payables and inter-company balances.

Other (income) expense will fluctuate in the future due to changes in foreign currency exchange rates and the success of our foreign currency forward contracts.

Provision for Income Taxes

We recorded a net income tax benefit of $2.9 million and $3.3 million for the third quarter of fiscal years 2010 and 2009, respectively. For the first nine months of fiscal 2010, we recorded a net income tax benefit of $6.9 million compared to a benefit of $7.9 million for the first nine months of fiscal 2009. The reduction in benefit in the first nine months of fiscal 2010 was principally due to the utilization of net operating losses and decreases in uncertain tax positions.

Net Income (Loss)

In the third quarter of fiscal 2010, our net income, after taking into consideration all the items discussed above, was $33.2 million compared to a net loss of $14.5 million in the third quarter of fiscal 2009. The net income reported in the third quarter of fiscal 2010 was driven primarily by a fair value gain on our derivative instruments of $23.3 million. In comparison, the net loss reported for the third quarter of fiscal 2009 was driven primarily by special charges, integration and acquisition-related expenses of $17.6 million offset by a fair value gain on our derivative instruments of $5.6 million.

Excluding the impact of the fair value adjustment on the derivative liability embedded in the Class 1 Preferred Shares, the Company generated net income of $9.9 million in the third quarter of fiscal 2010 compared to a net loss of $20.1 million in the third quarter of fiscal 2009.

In the first nine months of fiscal 2010 our net income was $15.2 million compared to net income of $58.5 million in the first nine months of fiscal 2009. The net income reported in the first nine months of fiscal 2009 was driven primarily by a fair value benefit on our derivative instruments of $88.1 million. There was no corresponding gain or charge for the fair value adjustment on our derivative instruments in the first nine months of fiscal 2010.

Excluding the impact of the fair value adjustment on the derivative liability embedded in the Class 1 Preferred Shares, we generated net income of $15.2 million in the first nine months of fiscal 2010 compared to a net loss of $29.6 million in the first nine months of fiscal 2009.

Adjusted EBITDA

In the first nine months of fiscal 2010 Adjusted EBITDA, a non-GAAP measure, increased by $15.2 million, or 30.8%, to $64.5 million compared to $49.2 million in the first nine months of fiscal 2009. This improvement in Adjusted EBITDA, despite the global recession, was driven by proactive cost cutting measures we took during fiscal 2009 and in the first nine months of fiscal 2010. For a definition and explanation of Adjusted EBITDA as well a reconciliation of Adjusted EBITDA to net income (loss), see note 5 under “Selected Consolidated Financial Data.”

Results of Operations—Fiscal 2009 compared to Fiscal 2008

The following table sets forth our comparative results of operations, both in dollars and as a percentage of total revenues, for fiscal 2008 and 2009:

	Fiscal Year Ended April 30,
	2008		2009
	Amounts	% of Revenue	Amounts	% of Revenue	2009 Change
					Amount	%
	(in millions, except percentages)
Revenues	$692.0	100.0%	$735.1	100.0%	$43.1	6.2
Cost of revenues	367.9	53.2%	390.6	53.1%	22.7	6.2

Gross margin	324.1	46.8%	344.5	46.9%	20.4	6.3
Research and development	62.6	9.0%	60.1	8.2%	(2.5)	(4.0)
Selling, general and administrative	246.6	35.6%	248.5	33.8%	1.9	0.8
Special charges, integration and acquisition-related expenses (1)	16.0	2.3%	23.3	3.2%	7.3	45.6
Loss (gain) on sale of manufacturing operations	1.0	0.1%	—	0.0%	(1.0)	*
In-process research and development	5.0	0.7%	—	0.0%	(5.0)	*
Impairment of goodwill	—	0.0%	284.5	38.7%	284.5	*

Operating (loss)	(7.1)	(1.0)%	(271.9)	(37.0)%	(264.8)	+
Interest expense	34.7	5.0%	40.1	5.5%	5.4	15.6
Debt and warrant retirement costs	20.8	3.0%	—	—	(20.8)	*
Fair value adjustment on derivative instruments	(61.9)	(8.9)%	(100.2)	(13.6)%	(38.3)	+
Other (income) expense	(1.6)	(0.2)%	0.8	(0.1)%	2.4	+
Income tax (recovery) expense	(11.7)	(1.7)%	(19.1)	(2.6)%	(7.4)	+

Net income (loss)	$12.6	1.8%	$(193.5)	(26.3)%	$(206.1)	+

Adjusted EBITDA	50.2	7.3%	78.7	10.7%	$28.5

*	No comparison to other period.
+	The comparison is not meaningful.
(1)	Special charges relate to restructuring activities and other loss accruals undertaken to improve our operational efficiency and realign our business. In fiscal 2008 and 2009, it also includes Inter-Tel acquisition related integration costs.

Revenues

The following table sets forth revenues from our telecommunications and network services business segments.

	Fiscal Year Ended April 30,
	2008		2009		2009 Change
	Revenues	% of Revenues	Revenues	% of Revenues	Amount	%
	(in millions, except percentages)
Telecommunications	$642.1	92.8%	$662.0	90.1%	$19.9	3.1
Network services	49.9	7.2%	73.1	9.9%	23.2	46.5

	$692.0	100.0%	$735.1	100.0%	$43.1	6.2

Revenues in fiscal 2009 increased 6.2% to $735.1 million compared to $692.0 million in fiscal 2008, with telecommunications revenues increasing 3.1% to $662.0 million from $642.1 million and network revenues increasing 46.5% to $73.1 million from $49.9 million. Our revenues in fiscal 2009 were adversely affected by the global recession and the increases in total, telecommunications and network revenues are a result of the inclusion of Inter-Tel revenues for 12 months in fiscal 2009 compared to only eight and a half months in fiscal 2008.

Geographic Segment Revenues:

The following table sets forth total revenues by geographic region, both in dollars and as a percentage of total revenues, for the fiscal years indicated:

	Fiscal Year Ended April 30,
	2008		2009
	Revenues	% of Revenues	Revenues	% of Revenues	2009 Change
					Amount	%
	(in millions, except percentages)
United States	$409.8	59.2%	$486.7	66.2%	$76.9	18.8
EMEA	216.4	31.3%	184.7	25.1%	(31.7)	(14.6)
Canada and CALA	51.8	7.5%	50.4	6.9%	(1.4)	(2.7)
Asia Pacific	14.0	2.0%	13.3	1.8%	(0.7)	(5.0)

	$692.0	100.0%	$735.1	100.0%	$43.1	6.2

During fiscal 2009, revenues increased by $43.1 million, or 6.2%, compared to fiscal 2008. The increase is primarily due to a full year of Inter-Tel revenues in fiscal 2009 compared to only eight and a half months of Inter-Tel revenues the previous year.

Revenues in the United States increased by $76.9 million, or 18.8%, in fiscal 2009 compared to fiscal 2008, comprised of a $53.7 million increase in sales from our telecommunications products and a $23.2 million increase in sales from our network services products. These increases are due to incremental Inter-Tel revenues as a result of the inclusion of Inter-Tel sales for a full year in fiscal 2009 compared to only eight and a half months in fiscal 2008. This incremental growth was partially offset by the effects of the global recession.

Revenues in EMEA declined by $31.7 million, or 14.6%, in fiscal 2009 compared to fiscal 2008, as a result of the global recession and the strengthening of the U.S. dollar relative to the British pound sterling. As 90.0% of this region’s revenues are generated in currencies other than the U.S. dollar, most significantly the British pound sterling and the Euro, our revenues, as reported in U.S. dollars, are impacted by significant changes in exchange rates, as we experienced in fiscal 2009. The decline in revenue in EMEA was partially offset by the Inter-Tel acquisition and the inclusion of Inter-Tel’s international operations in the United Kingdom for a full year in fiscal 2009 compared to only eight and a half months in fiscal 2008. Further impacting revenues in the region was the year-over-year decline in the region’s service business resulting primarily from a decline in both maintenance and support and managed service revenues.

Revenues in Canada and CALA and Asia Pacific declined in fiscal 2009 compared to fiscal 2008 as a result of the global recession, which slowed sales during the second half of fiscal 2009.

Gross Margin

The following table sets forth gross margin, both in dollars and as a percentage of revenues, for the fiscal years indicated:

	Fiscal Year Ended April 30,
	2008		2009
	Gross Margin	Gross Margin %	Gross Margin	Gross Margin %
	(in millions, except percentages)
Telecommunications	$304.7	47.5%	$313.1	47.3%
Network services	19.4	38.9%	31.4	43.0%

Total	$324.1	46.8%	$344.5	46.9%

Gross margin improved marginally in fiscal 2009, increasing by 0.1% over fiscal 2008. The decline in revenues in the second half of fiscal 2009 as a result of the global recession was offset by lower costs to sell our products in the same period. As a result of the global recession and as part of our integration of Inter-Tel, we took actions to lower our costs, streamline our operations and negotiate better supply agreements. Lower costs were also driven by lower labor and other overhead charges resulting from headcount and salary reductions. These cost saving actions aided in maintaining our gross margin as a percentage of revenues.

Gross margin percentage on telecommunication revenues alone remained relatively flat in fiscal 2009 compared to fiscal 2008, primarily as a result of the items discussed above.

Network services typically generate lower gross margins as compared to sales of software and systems. The gross margin from our network services revenues improved to 43.0% in fiscal 2009 from 38.9% in fiscal 2008 predominantly as a result of lower rates negotiated with our local and long distance carriers. The margin improvement in network services was also aided by several one-time credits received from our carriers and as a result we anticipate that the margin for network services will decline from fiscal 2009 levels in the future.

Operating Expenses

Research and Development

R&D expenses decreased to 8.2% of total revenues in fiscal 2009 from 9.0% of total revenues in fiscal 2008, a decrease of $2.5 million in absolute dollars. This reduction in fiscal 2009 was as a result of restructuring actions taken during the year to align our operating model with current revenue levels and continuing synergies from our acquisition of Inter-Tel. The impact of these restructuring activities was partially offset by the inclusion of Inter-Tel R&D expenditures for a full year in fiscal 2009 compared to eight and a half months the previous year.

Selling, General and Administrative

SG&A expenses decreased to 33.8% of revenues in fiscal 2009 from 35.6% of revenues in fiscal 2008 but increased by $1.9 million in fiscal 2009 compared to fiscal 2008. The increase in absolute dollars is primarily due to the inclusion of Inter-Tel for a full year in fiscal 2009 compared to eight and a half months in fiscal 2008. The increase in SG&A expenses due to the acquisition was partially offset by restructuring and other cost-cutting actions taken during fiscal 2009 to align our operating model with current revenues levels. Our SG&A expenditures continued to include significant non-cash charges, most significantly $23.6 million (2008—$17.0 million) for the amortization of purchased intangible assets of Inter-Tel, such as customer relationships, developed technology and trade name and $2.4 million of compensation expense associated with employee stock option grants.

Special Charges, Integration and Acquisition-Related Expenses

We recorded pre-tax special charges of $20.3 million in fiscal 2009 as a result of actions taken to lower our operating cost structure. The components of the special charges included $10.8 million of employee severance and benefits incurred in the termination of approximately 450 employees around the world, $0.5 million of accreted interest related to lease termination obligations, $7.4 million related to additional lease terminations in the period and $1.6 million in assets written off. Payment of workforce reduction liabilities is expected to be complete by the end of fiscal 2010. The lease termination obligations incurred in the current and prior fiscal years will be reduced over the remaining term of the leases. In addition to the special charges described above, we also incurred $3.0 million of costs related to integration activities following our acquisition of Inter-Tel.

Impairment of Goodwill

We recorded a goodwill impairment charge of $284.5 million in fiscal 2009 on the goodwill initially recorded as part of the Inter-Tel acquisition. In accordance with our policy, goodwill is tested for impairment annually at the reporting unit level.

The fair value of each reporting unit is estimated using a combination of the market approach and the income approach. Under the market approach, a multiple of earnings before interest, taxes, depreciation and amortization of each reporting unit is calculated and compared to marketplace participants to corroborate the results of the calculated fair value. Under the income approach, discounted cash flows for each reporting unit are used to estimate the fair value of the reporting unit. We generally select the fair value of the reporting unit using the average of the results under the two approaches. Due to the economic downturn and its impact on consumer spending, we lowered our expected cash flow forecasts and this, combined with significantly lower market multiples as a result of the general decline in global capital markets, resulted in a decline in the fair value of our U.S. reporting unit. Accordingly, the carrying amount of the goodwill exceeded the implied fair value and an impairment charge of $284.5 million was recorded. This non-cash goodwill impairment charge did not affect our liquidity, cash flows or future operations.

Loss (Gain) on Sale of Manufacturing Operations

In fiscal 2008, we recorded a loss on sale of manufacturing operations of $1.0 million. We did not record any such loss in fiscal 2009.

In-Process Research and Development

In fiscal 2008, we wrote off $5.0 million of in-process research and development costs acquired as part of the Inter-Tel acquisition. We did not record any such charges in fiscal 2009.

Operating Loss

We reported an operating loss of $271.9 million in fiscal 2009 compared to an operating loss of $7.1 million in fiscal 2008. The increase in operating loss was due solely to the impairment of goodwill in fiscal 2009 of $284.5 million related to the purchase price paid to acquire Inter-Tel. Absent the impairment of goodwill, our results in fiscal 2009 improved over fiscal 2008. Excluding impairment of goodwill, we would have had operating income of $12.6 million in fiscal 2009. In comparison, excluding in-process R&D of $5.0 million, we would have had an operating loss of $2.1 million in fiscal 2008. This represents a $14.7 million year over year improvement. While our operating results were adversely impacted by the global recession, which resulted in weaker sales in the second half of fiscal 2009, the cost saving measures we undertook during fiscal 2009 contributed significantly to our improved operating performance.

Non-Operating Expenses

Interest Expense

Interest expense was $40.1 million in fiscal 2009 compared to $34.7 million in fiscal 2008. Our interest expense relates predominantly to two credit agreements bearing interest based on LIBOR that were entered into to finance a portion of the Inter-Tel acquisition. The increase is a result of a full year’s interest expense on these credit agreements in fiscal 2009 compared to only eight and a half months in fiscal 2008. The increase was partially offset by lower interest rates in fiscal 2009 compared to fiscal 2008 as LIBOR declined during the year. On August 27, 2007 we entered into an interest rate swap agreement, which effectively swapped the LIBOR rate for a fixed rate of 4.85% on a notional amount of $215.0 million for the period from October 31, 2007 to October 31, 2009. The agreement was not renewed or replaced upon expiry.

Debt and Warrant Retirement Costs

In fiscal 2008, in connection with the Inter-Tel acquisition, we incurred debt and warrant retirement costs of $20.8 million. We did not record any such costs in fiscal 2009.

Fair Value Adjustment on Derivative Instruments

The holders of Class 1 Preferred Shares, issued in connection with the acquisition of Inter-Tel, have the right to redeem the preferred shares and receive cash equal to the value of our common shares into which the instrument would convert after seven years. As a portion of the redemption price of the preferred shares is indexed to our common share price, an embedded derivative was accounted for separately and is marked to market in each reporting period to redemption. In fiscal 2009, we recorded a non-cash gain of $100.2 million (2008—$6.0 million) representing the mark-to-market adjustment on the derivative liability embedded in the Class 1 Preferred Shares.

A similar embedded derivative existed within the Series A Preferred Shares and the Series B Preferred Shares, which were redeemed in fiscal 2008 in connection with the Inter-Tel acquisition. In fiscal 2008, we recorded a non-cash expense of $2.7 million representing the mark to market adjustment on the derivative liability for the 3 1/2 months prior to the acquisition date. Upon redemption, the fair value of the derivative liability was reversed from the balance sheet and recorded as a gain in the amount of $70.0 million, of which $58.6 million was recorded to the consolidated statement of operations and $11.4 million was charged to accumulated deficit.

The following table summarizes the gains and losses recorded in fiscal 2008 and 2009 relating to mark-to-market adjustments on our derivative liabilities:

	Fiscal Year Ended April 30,
	2008			2009
	Series A and Series B Preferred Shares	Class 1 Preferred Shares	Total	Class 1 Preferred Shares
	(in millions)
Mark-to-market gain (loss)	$(2.7)	$6.0	$3.3	$100.2
Reversal of derivative liability	58.6	—	58.6	—

Fair value adjustment on derivative instruments	$55.9	$6.0	$61.9	$100.2

Other (Income) Expense

Other (income) expense, on a net basis, consists primarily of foreign exchange rate gains and losses, interest income and amortization of the deferred gain on sale of the United Kingdom land and building in fiscal 2006. Other income, on a net basis, amounted to a $0.8 million expense in fiscal 2009 compared to $1.6 million in income during fiscal 2008. The expense recorded in fiscal 2009 is primarily attributable to a transactional foreign currency loss of $3.2 million, compared to a gain of $0.6 million in fiscal 2008. This was partially offset by interest income of $1.8 million (2008—$0.8 million).

Provision for Income Taxes

We recorded a net income tax benefit of $19.1 million in fiscal 2009 compared to $11.7 million in fiscal 2008. The net income tax benefit for fiscal 2009 reflects a current tax benefit of $0.7 million and a deferred tax benefit of $18.4 million resulting from differences in accounting and tax treatment pertaining to revenue recognition, the leasing portfolio and other accruals. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or none of the deferred tax assets will be realized. During fiscal 2009, there was a reduction of a $5.8 million valuation allowance because it was determined that it was more likely than not that the tax assets will be realized. This valuation allowance had been provided for in the fiscal 2008 year.

Net Income (Loss)

In fiscal 2009 our net loss, after taking into consideration all the items discussed above, was predominantly impacted by the impairment of goodwill of $284.5 million, partially offset by a $100.2 million gain from fair value adjustments on our embedded derivatives and a $18.4 million deferred tax benefit. As a result, we reported a net loss of $193.5 million compared to net income of $12.6 million in fiscal 2008.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, was $78.7 million in fiscal 2009 compared to $50.2 million in fiscal 2008, a $28.5 million, or 56.8% improvement. This improvement in Adjusted EBITDA, despite the global recession, was driven by proactive cost cutting measures we took during fiscal 2009. For a definition and explanation of Adjusted EBITDA as well a reconciliation of Adjusted EBITDA to net income (loss), see note 5 under “Selected Consolidated Financial Data.”

Results of Operations—Fiscal 2008 compared to Fiscal 2007

The following table sets forth our comparative results of operations, both in dollars and as a percentage of total revenues, for fiscal 2008 and 2007:

	Fiscal Year Ended April 30,
	2007		2008
	Amounts	% of Revenues	Amounts	% of Revenues	2008 Change
					Amount	%
	(in millions, except percentages)
Revenues	$384.9	100.0%	$692.0	100.0%	$307.1	79.8
Cost of revenues	225.1	58.5%	367.9	53.2%	142.8	63.4

Gross margin	159.8	41.5%	324.1	46.8%	164.3	102.8
Research and development	41.7	10.8%	62.6	9.0%	20.9	50.1
Selling, general and administrative	123.5	32.1%	246.6	35.6%	123.1	99.7
Special charges, integration and acquisition-related expenses (1)	9.3	2.4%	16.0	2.3%	6.7	72.0
Litigation settlement	16.3	4.2%	—	0.0%	(16.3)	*
Initial public offering costs	3.3	0.9%	—	0.0%	(3.3)	*
Loss (gain) on sale of manufacturing operations	(1.0)	(0.3)%	1.0	0.1%	2.0	+
In-process research and development	—	0.0%	5.0	0.7%	5.0	*

Operating (loss)	(33.3)	(8.7)%	(7.1)	(1.0)%	26.2	+
Interest expense	9.1	2.4%	34.7	5.0%	25.6	281.3
Debt and warrant retirement costs	—	0.0%	20.8	3.0%	20.8	*
Fair value adjustment on derivative instruments	(8.6)	(2.2)%	(61.9)	(8.9)%	(53.3)	+
Other (income) expense, net	(0.6)	(0.2)%	(1.6)	(0.2)%	(1.0)	+
Income tax (recovery) expense	1.8	0.5%	(11.7)	(1.7)%	(13.5)	+

Net income (loss)	$(35.0)	(9.1)%	$12.6	1.8%	$47.6	+

Adjusted EBITDA (a non-GAAP measure)	5.0	1.3%	50.2	7.3%	45.2	904.0

*	No comparison to other period.
+	The comparison is not meaningful
(1)	Special charges relate to restructuring activities and other loss accruals undertaken to improve our operational efficiency and realign our business. In fiscal 2008, it also includes Inter-Tel acquisition related integration costs.

Revenues

The following table sets forth revenues from our telecommunications and network services business segments.

	Fiscal Year Ended April 30,
	2007		2008
	Revenues	% of Revenues	Revenues	% of Revenues	2008 Change
					Amount	%
	(in millions, except percentages)
Telecommunications	$384.9	100.0%	$642.1	92.8%	$257.2	66.8
Network services	—	—	49.9	7.2%	49.9	*

	$384.9	100.0%	$692.0	100.0%	$307.1	79.8

*	No comparison to other period.

Revenues in fiscal 2008 increased to $692.0 million compared to $384.9 million in fiscal 2007, with telecommunications revenues increasing to $642.1 million from $384.9 million and network revenues increasing to $49.9 million from $nil. Our revenues in fiscal 2008 were positively impacted by the inclusion of Inter-Tel revenues for eight and a half months in addition to increased product sales through both our channel partners and direct selling offices in all regions outside of the United States.

Geographic Segment Revenues

The following table sets forth total revenues by geographic regions, both in dollars and as a percentage of total revenues, for the fiscal years indicated:

	Fiscal Year Ended April 30,
	2007		2008
	Revenues	% of Revenues	Revenues	% of Revenues	2008 Change
					Amount	%
	(in millions, except percentages)
United States	$161.6	42.0%	$409.8	59.2%	$248.2	153.6
EMEA	162.4	42.2%	216.4	31.3%	54.0	33.3
Canada and CALA	49.4	12.8%	51.8	7.5%	2.4	4.9
Asia Pacific	11.5	3.0%	14.0	2.0%	2.5	21.7

	$384.9	100.0%	$692.0	100.0%	$307.1	79.8

During fiscal 2008, revenues increased by $307.1 million, or 79.8%, compared to fiscal 2007. The increase was primarily due to the Inter-Tel acquisition and the inclusion of eight and a half months of Inter-Tel revenues in fiscal 2008.

As a result of the Inter-Tel acquisition and its regional impact, revenues in the United States increased by $248.2 million, or 153.6%, and accounted for 59.2% of our total revenues in fiscal 2008 compared to 42.0% of our total revenues in fiscal 2007. The increase was partially offset by the impact of our adoption of Statement of Position 97-2, Software Revenue Recognition, or SOP 97-2, on Inter-Tel’s sales of lease-type transactions. The following table sets forth the impact of the adoption of SOP 97-2 on revenues in the United States:

	Fiscal Year Ended April 30,			Fiscal Year Ended April 30,
	2007	2008	Change	2007	2008	Change
	Pre-Adoption of SOP 97-2 on Sales Lease Transactions			Post-Adoption of SOP 97-2 on Sales Lease Transactions
	(in millions)
Revenues — United States	$161.6	$373.9	$212.3	$161.6	$359.9	$198.3

Excluding the contribution of Inter-Tel for eight and a half months in fiscal 2008, revenues in the United States in fiscal 2008 declined by $16.7 million, or 10.3%, over fiscal 2007 partially as a result of unfavorable economic and market conditions in the United States in fiscal 2008. The region also experienced an additional one-time decline in revenues since we exited a two-tier distribution model in the third quarter of fiscal 2008. Our exit of two-tier distribution in the United States was completed by the end of fiscal 2008, and we do not anticipate any further impact on future revenue.

Consistent with prior years, we continued to experience growth in revenues in fiscal 2008 across all of the other geographical segments, with the most significant growth, in absolute dollars, coming from EMEA.

Revenues in EMEA increased in fiscal 2008 compared to fiscal 2007, partially as a result of the Inter-Tel acquisition and the inclusion of its U.K. operations for eight and a half months in fiscal 2008. However, even without including the contribution of Inter-Tel, revenues in EMEA grew by $19.8 million, or 12.2%, in fiscal 2008 over fiscal 2007 as a result of increased product sales in the United Kingdom and continental Europe. Revenue growth in the region was partially offset by a year-over-year decline in the region’s service business resulting primarily from a decline in both maintenance and support and managed service revenues.

Revenues in Canada and CALA increased in fiscal 2008 compared to fiscal 2007, primarily as a result of increased product sales through channel partners and our direct sales offices in Canada.

Gross Margin

The following table sets forth gross margin, both in dollars and as a percentage of revenues, for the fiscal years indicated:

	Fiscal Year Ended April 30,
	2007		2008
	Gross Margin	Gross Margin %	Gross Margin	Gross Margin %
	(in millions, except percentages)
Telecommunications	$159.8	41.5%	$304.7	47.5%
Network services	—	—	19.4	38.9%

Total	$159.8	41.5%	$324.1	46.8%

Gross margin, in absolute dollars, more than doubled in fiscal 2008 compared to fiscal 2007 as a result of the Inter-Tel acquisition, representing 46.8% of revenues in fiscal 2008, compared to 41.5% in fiscal 2007.

Gross margin percentage on telecommunication revenues alone increased by 6.0% in fiscal 2008 compared to fiscal 2007, primarily as a result of:

•

operational synergies achieved from the Inter-Tel acquisition, specifically freight and distribution cost savings resulting from the move of our U.S. warehousing and distribution to Tempe, Arizona, negotiated cost reductions with vendors and lower technician costs; and

•

improved mix of software applications revenues compared to hardware revenues, as software applications typically generate higher margins than either communication platforms and desktop appliances or other product revenues.

The increase in gross margin percentage was partially offset by lower margins on sales of local, long distance and network services. Network services represented a new revenue stream for us following the Inter-Tel acquisition, and typically generates lower gross margins compared to sales of software and systems.

Operating Expenses

Research and Development

R&D expenses increased in absolute dollars by $20.9 million year-over-year as a result of the Inter-Tel acquisition, but decreased as a percentage of total revenues to 9.0% in fiscal 2008 from 10.8% in fiscal 2007. The reduction as a percentage of revenues is primarily attributable to relatively lower research and development spending levels in Inter-Tel’s business. Excluding the impact of the Inter-Tel acquisition, R&D expenses decreased by only 0.3% to 10.5% in fiscal 2008 from 10.8% in fiscal 2007. The decrease is the result of restructuring actions taken during fiscal 2008 to align our operating expense model with current revenue levels.

Selling, General and Administrative

SG&A expenses increased to 35.6% of total revenues in fiscal 2008 from 32.1% in fiscal 2007, with spending in absolute dollars growing by $123.1 million year-over-year. The increase in absolute dollars is primarily due to the inclusion of the operations for Inter-Tel for eight and a half months in fiscal 2008. The increase as a percentage of revenues is due to the inclusion of significant non-cash charges, including $16.8 million for the amortization of purchased intangible assets of Inter-Tel, such as customer relationships, developed technology and trade name, and $1.7 million of compensation expense associated with employee stock option grants. Excluding the impact of these significant non-cash charges, SG&A as a percentage of revenues was 33.0% in fiscal 2008 compared to 32.0% in fiscal 2007.

Special Charges, Integration and Inter-Tel Acquisition-Related Expenses

We recorded net special restructuring charges of $8.6 million in fiscal 2008 related to further cost reduction measures taken to align our operating expense model with current revenue levels. The net restructuring charges included workforce reduction costs of $4.3 million for employee severance and benefits and associated legal costs incurred in the termination of 74 employees throughout the world. In addition, special charges included $0.9 million of accreted interest related to lease termination obligations and $3.4 million in non-cancelable lease costs relating to various sales office closures in the United States.

We also recorded charges to operations of $7.4 million in fiscal 2008 for integration costs related to the acquisition of Inter-Tel. These charges primarily include outside legal and consulting fees and other incremental costs directly related to integrating the two companies.

We recorded special restructuring charges of $9.3 million in fiscal 2007 related to cost reduction measures. The net restructuring charges included workforce reduction costs of $8.7 million for employee severance and benefits and associated legal costs incurred in the termination of 129 employees throughout the world. In addition, special charges included $0.4 million of accreted interest costs associated with excess facilities obligations and $0.2 million in non-cancelable lease costs relating to various sales office closures in the United States.

Litigation Settlement

On March 19, 2007, we reached an out of court settlement agreement with one of our competitors to settle certain patent infringement complaints made by the competitor against us, as well as patent infringement complaints made by us against the competitor. Under the terms of the settlement agreement, the competitor agreed to release us from such alleged past infringements and both parties agreed not to initiate any actions against the other party involving any patents for a period of five years from the effective date of February 1, 2007. In accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, a one-time litigation settlement charge of $16.3 million was recorded during fiscal 2007. The litigation settlement amount was comprised of $14.8 million, representing the present value of $19.7 million payable over a five-year period and discounted using an interest rate of 12%, plus $1.5 million in legal costs. We did not incur any litigation settlement charges in fiscal 2008.

Initial Public Offering Costs

On May 9, 2006, we filed a registration statement on Form F-1 with the SEC and a preliminary prospectus with Canadian securities regulators in connection with the proposed initial public offering of our common shares in the United States and Canada. In fiscal 2006 and fiscal 2007, we incurred an aggregate of $3.3 million in costs associated with a proposed initial public offering, which we expensed in fiscal 2007. Upon completion of the Inter-Tel acquisition, we withdrew the registration statement and prospectus, and as a result, expensed all costs incurred associated with the proposed initial public offering in fiscal 2007. No related costs were incurred or written-off in fiscal 2008.

Loss (Gain) on Sale of Manufacturing Operations

On August 31, 2001, we outsourced our manufacturing operations, including the sale of related net assets and the transfer of employees and certain liabilities to BreconRidge, for total net consideration of $5.0 million in the form of long-term promissory notes receivable of $5.4 million and promissory notes payable of $0.4 million. The transaction resulted in a loss on disposal of $1.5 million recorded in fiscal 2002, representing the excess of the carrying value of the plant, equipment and manufacturing workforce over the total net consideration. This loss contained estimates and assumptions regarding expected subleasing income arising from premises that had been subleased to BreconRidge pursuant to the disposal of the manufacturing operations. Subsequent to fiscal 2002, it became evident that sublease income over the lease renewal period, which was originally included in the estimated loss on disposal, would no longer be realized and as such we have made adjustments to our estimate in each fiscal year subsequent to fiscal 2002.

In fiscal 2007, the future estimated operating cost estimates for the premises were re-evaluated with the result being a reversal of $1.0 million of the loss on disposal previously recognized. In fiscal 2008, we recorded an additional $1.0 million against our lease termination obligation estimates as a result of unfavourable changes in certain timing and market rate assumptions whereby we reduced our sublease income estimate relating to the disposal of manufacturing operations.

In-Process Research and Development

In fiscal 2008, we recorded charges totaling $5.0 million for in-process R&D acquired as part of the Inter-Tel acquisition. The acquired R&D related to eight projects associated primarily with enhancements and upgrades to the Inter-Tel 5000 (now known as the Mitel 5000 CP) and Inter-Tel Axxess product lines. The amount allocated to purchase in-process R&D was determined by management using the income valuation approach, and was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed for these eight in-process research and development projects as of the acquisition date.

Operating Loss

We reported an operating loss of $7.1 million in fiscal 2008 compared to an operating loss of $33.3 million in fiscal 2007. The improvement in performance was driven primarily by synergies achieved in the integration of Inter-Tel, as well as continued streamlining of the costs associated with our core operations.

Non-Operating Expenses

Interest Expense

Interest expense was $34.7 million in fiscal 2008 compared to $9.1 million in fiscal 2007. The increase resulted from $430.0 million of debt incurred to finance a portion of the Inter-Tel acquisition, partially offset by the repurchase of $55.0 million of our senior secured convertible notes, or the Convertible Notes, in connection with the Inter-Tel acquisition and lower interest rates in fiscal 2008 compared to fiscal 2007.

Debt and Warrant Retirement Costs

On August 16, 2007, in connection with the Inter-Tel acquisition, we repaid the Convertible Notes plus accrued interest of $1.7 million with $66.0 million of cash and amended the terms of the warrants previously issued to the holders of the Convertible Notes.

The retirement of the Convertible Notes and the modification of the warrants resulted in a combined loss of $20.8 million, of which $15.3 million related to the Convertible Notes carrying value, $2.7 million to writing off the unamortized deferred debt issue costs and $2.8 million to reflect the modification of warrants.

Fair Value Adjustment on Derivative Instruments

Our Class 1 Preferred Shares were issued in connection with the Inter-Tel acquisition. In fiscal 2008, we recorded a non-cash gain of $6.0 million representing the mark-to-market adjustment on the derivative liability embedded in the Class 1 Preferred Shares for the eight and a half months after the Inter-Tel acquisition.

Our Series A Preferred Shares were redeemed in connection with the Inter-Tel acquisition. In fiscal 2008, we recorded a non-cash expense of $2.7 million representing the mark-to-market adjustment on the derivative liability embedded in the Series A Preferred Shares for three and a half months prior to the Inter-Tel acquisition. Upon redemption, the fair value of the derivative liability was reversed from the balance sheet and recorded as a gain in the amount of $70.0 million, of which $58.6 million was recorded to the consolidated statement of operations and $11.4 million was charged to accumulated deficit.

In fiscal 2007, we recorded a non-cash gain of $8.6 million, representing the mark-to-market adjustment on the derivative embedded in the Series A Preferred Shares and the Series B Preferred Shares.

The following table summarizes the gains and losses recorded in fiscal 2007 and 2008 relating to the mark-to-market adjustment on our derivative liabilities:

	Fiscal Year Ended April 30,
	2007	2008
	Series A and Series B Preferred Shares	Series A and Series B Preferred Shares	Class 1 Preferred Shares	Total
	(in millions)
Mark-to-market gain (loss)	$8.6	$(2.7)	$6.0	$3.3
Reversal of derivative liability	—	58.6	—	58.6

Fair value adjustment on derivative instruments	$8.6	$55.9	$6.0	$61.9

Other (Income) Expense, Net

Other (income) expense, on a net basis, was $1.6 million in fiscal 2008 compared to $0.6 million during fiscal 2007. The other income recorded in fiscal 2008 was primarily attributable to transactional foreign currency gains of $0.6 million, compared to losses of $0.3 million in fiscal 2007, and interest income of $0.8 million, compared to $0.3 million in fiscal 2007.

Provision for Income Taxes

We recorded a net income tax benefit of $11.7 million for fiscal 2008 compared to income tax expense of $1.8 million for fiscal 2007. The net income tax benefit for fiscal 2008 reflects a current tax benefit of $0.3 million and a deferred tax benefit of $11.4 million resulting from differences in accounting and tax treatment pertaining to revenue recognition, the leasing portfolio and other accruals. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or none of the deferred tax assets will be realized. During fiscal 2007, the assessment in 2006 that certain deferred tax assets relating to our operations were more likely than not to be realized was reversed.

Net Income (Loss)

We reported net income of $12.6 million in fiscal 2008 compared to a loss of $35.0 million in fiscal 2007. The increase of $47.6 million was primarily driven by the following:

•	income from operations of $5.3 million, excluding the impact of certain Inter-Tel acquisition related costs in fiscal 2008 such as $7.4 million of integration and merger-related costs and

$5.0 million for in-process research and developments costs. This is compared to an operating loss of $13.7 million in fiscal 2007 excluding the impact of the one-time litigation settlement and initial public offering costs incurred in that year;

•	gain of $61.9 million resulting from the fair value adjustments on our embedded derivatives; and

•	deferred tax benefit of $11.7 million.

These increases in operating and net income were partially offset by $16.8 million of amortization expense relating to acquired intangibles, $8.6 million of restructuring costs, $20.8 million of debt and warrant retirement costs and increased interest expense to service the debt issued in connection with the Inter-Tel acquisition.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, was $50.2 million in fiscal 2008 compared to $5.0 million in fiscal 2007, a $45.2 million increase. The improvement in Adjusted EBITDA was driven primarily by synergies achieved in the integration of Inter-Tel, as well as continued streamlining of the cost model associated with our core operations. For a definition and explanation of Adjusted EBITDA as well a reconciliation of Adjusted EBITDA to net income (loss), see note 5 under “Selected Consolidated Financial Data.”

Quarterly Results of Operations

The following table sets forth unaudited consolidated statement of operations data for our eight most recent quarters ended January 31, 2010. This unaudited information has been prepared on the same basis as our annual consolidated financial statements appearing elsewhere in this prospectus and includes all adjustments necessary to fairly present the unaudited quarterly results. These adjustments consist only of normal recurring adjustments. This information should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

	Quarters Ended
	Apr 30, 2008	Jul 31, 2008	Oct 31, 2008	Jan 31, 2009	Apr 30, 2009	Jul 31, 2009	Oct 31, 2009	Jan 31, 2010
Revenues	$206.3	$204.6	$193.4	$165.7	$171.4	$159.4	$162.4	$162.2
Cost of revenues	108.5	110.7	104.0	88.4	87.5	82.8	83.8	83.4

Gross margin	97.8	93.9	89.4	77.3	83.9	76.6	78.6	78.8
Research and development	18.2	18.1	16.8	13.5	11.7	13.1	13.2	12.9
Selling, general and administrative	72.4	70.6	68.4	57.5	52.0	53.4	53.4	52.9
Other operating charges (1)	8.5	1.4	2.1	17.6	2.2	0.4	2.3	0.8
Impairment of goodwill	—	—	—	—	284.5	—	—	—

Operating income (loss)	(1.3)	3.8	2.1	(11.3)	(266.5)	9.7	9.7	12.2
Other (income) expense, net (2)	(3.2)	(5.3)	(77.8)	(3.8)	(12.5)	0.8	22.9	(24.2)
Interest expense	10.3	9.9	10.7	10.3	9.2	8.8	8.9	6.1
Income tax (recovery) expense	(5.7)	(2.9)	(1.7)	(3.3)	(11.2)	(1.9)	(2.1)	(2.9)

Net income (loss)	$(2.7)	$2.1	$70.9	$(14.5)	$(252.0)	$2.0	$(20.0)	$33.2

Net income (loss) available to common shareholders
basic	$(98.8)	$(7.6)	$27.2	$(24.9)	$(262.9)	$(9.5)	$(31.9)	$8.5
diluted	$(98.8)	$(7.6)	$27.2	$(24.9)	$(262.9)	$(9.5)	$(31.9)	$8.5
Net income (loss) per common share
basic	$(6.82)	$(0.53)	$1.90	$(1.74)	$(18.37)	$(0.66)	$(2.23)	$0.59
diluted	$(6.82)	$(0.53)	$1.90	$(1.74)	$(18.37)	$(0.66)	$(2.23)	$0.59
Weighted average number of common shares outstanding basic	14.5	14.3	14.3	14.3	14.3	14.3	14.3	14.3
diluted	14.5	14.3	14.3	14.3	14.3	14.3	14.3	14.3

Other Financial Data
Adjusted EBITDA	$17.7	$16.1	$15.4	$17.7	$29.6	$19.5	$22.0	$23.0

(1)	Other operating charges includes: special charges, integration and merger related costs (includes costs associated with restructuring activities, product line exits and the Inter-Tel acquisition in fiscal 2008) and loss on disposal of assets.

(2)	Other (income) expense, net includes: fair value adjustment on derivative instruments; other income (expense), which is comprised of foreign exchange gains (losses), net, amortization on gain on sale of assets and other expenses.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable U.S. GAAP measure, for each of the periods indicated:

	Quarters Ended
	Apr 30, 2008	Jul 31, 2008	Oct 31, 2008	Jan 31, 2009	Apr 30, 2009	Jul 31, 2009	Oct 31, 2009	Jan 31, 2010
Net income (loss)	$(2.7)	$2.1	$70.9	$(14.5)	$(252.0)	$2.0	$(20.0)	$33.2
Adjustments:
Interest expense	10.3	9.9	10.7	10.3	9.3	8.8	8.9	6.1
Income tax (recovery) expense	(5.7)	(2.9)	(1.7)	(3.3)	(11.2)	(1.9)	(2.1)	(2.9)
Amortization and depreciation	10.1	9.9	10.2	9.5	8.4	8.9	8.3	8.9
Foreign exchange (gain) loss	0.7	(0.4)	0.6	3.1	(0.1)	1.3	(0.5)	(0.4)
Fair value adjustment on derivative instruments	(4.0)	(4.5)	(78.0)	(5.6)	(12.1)	(0.6)	23.9	(23.3)
Impairment of goodwill	—	—	—	—	284.5	—	—	—
Special charges, integration and merger-related costs	7.5	1.4	2.1	17.6	2.2	0.4	2.3	0.8
Stock-based compensation	0.5	0.6	0.6	0.6	0.6	0.6	1.2	0.6
Loss (gain) on sale of manufacturing operations	1.0	—	—	—	—	—	—	—

Adjusted EBITDA	$17.7	$16.1	$15.4	$17.7	$29.6	$19.5	$22.0	$23.0

Liquidity and Capital Resources

As of January 31, 2010, our liquidity consisted of cash and cash equivalents of $49.8 million. Our $30.0 million revolving credit facility was fully drawn as of January 31, 2010. For more information, please see Note 15 to our audited consolidated financial statements included elsewhere in this prospectus.

We have incurred significant operating losses since our incorporation in 2001. As a result, we had a shareholder’s deficiency of $502.1 million as of January 31, 2010. Our primary source of funds has been proceeds from financing activities. From inception through January 31, 2010, we have received net proceeds of $753.9 million from these financing activities.

The defined benefit pension plan in place for a number of our past and present employees in the United Kingdom had an unfunded pension liability of $80.5 million as of January 31, 2010. The contributions to fund the benefit obligations under this plan are based on actuarial valuations, which themselves are based on certain assumptions about the long-term operations of the plan, including employee turnover and retirement rates, the performance of the financial markets and interest rates. We expect our funding requirements for the year ended April 30, 2010 to be $3.6 million.

On August 16, 2007, in connection with the Inter-Tel acquisition, we issued $307.1 million in Class 1 Preferred Shares, received gross proceeds of $300.0 million from a seven year first lien term loan, which bears interest at a rate of LIBOR plus 3.25%, and gross proceeds of $130.0 million from an eight year second lien term loan, which bears interest at a rate of LIBOR plus 7.0%. The combined proceeds, along with $195.8 million of Inter-Tel’s cash, were used to consummate the Inter-Tel acquisition and related re-organization transactions. In addition, as part of the Inter-Tel acquisition, we secured a five year, $30.0 million revolving credit facility pursuant to the first lien credit agreement, which currently bears interest at a rate of LIBOR plus 3.25%. In connection with the incurrence of such debt, we entered into an interest rate swap agreement, which effectively swapped the LIBOR rate for a fixed rate of 4.85% on a notional amount of $215.0 million for the period from October 31, 2007 to October 31, 2009. The agreement was not renewed or replaced upon expiry.

Borrowings under the first and second lien term loans are repayable in full on their respective maturity dates, except that 1.0% of the original principal amount of the first lien term loan is payable each year in equal quarterly installments until August 16, 2014. Proceeds from the issuance of equity or debt, and proceeds from the sale of our assets, as well as excess annual cash flows (as defined in the credit agreements), may also be required to be used, in whole or in part, to make mandatory prepayments under the first and second lien term loans. The credit agreements relating to the first and second lien term loans have customary default clauses, wherein repayment of one or more of the credit agreements may be accelerated in the event of an uncured event of default. Each of the credit agreements contains affirmative and negative covenants, including: (a) periodic financial reporting requirements, (b) maintaining a maximum ratio of Consolidated Total Debt (as calculated under our first and second lien credit agreements) to Consolidated EBITDA (as calculated under our first and second lien credit agreements) at targets specified in our first and second lien credit agreements, (c) limitations on the incurrence of subsidiary indebtedness and also the borrowers themselves, (d) limitations on liens, (e) limitations on investments, (f) limitations on the payment of dividends and (g) capital expenditures. As of April 30, 2009, we were in compliance with all of the covenants included in the credit agreements which were applicable at that time.

Our source for cash in the future is expected to come from operations and borrowings under our revolving credit facility and proceeds of this offering. Our most significant source of cash from operations is expected to be the collection of accounts receivable from our customers and the sale of future rental payments associated with sales leases which we provide to our customers to finance their purchases as part of our managed services offering program. The primary use of cash is expected to include funding operating expenses, working capital, capital expenditures, debt service and other contractual obligations.

We believe that we will have sufficient liquidity to support our business operations for the next 12 months. However, we may elect to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support product development efforts and expansion of sales and marketing, the timing of introductions of new products and enhancements to existing products, and market acceptance of our products. Additional equity or debt financing may not be available on acceptable terms or at all. In addition, any proceeds from the issuance of equity or debt may be required to be used in whole or in part, to make mandatory payments under our credit agreements. We believe that our sources of liquidity beyond the next 12 months will be our then current cash balances, funds from operations, funds available from borrowings under our revolving credit facility and proceeds of this offering.

Cash Flows—Three and Nine Month Periods Ended January 31, 2010 compared to the Three and Nine Month Periods Ended January 31, 2009

Below is a summary of comparative results of cash flows and a more detailed discussion of results for the three and nine month periods ended January 31, 2009 and January 31, 2010.

	Nine Month Period Ended January 31,		Change	Three Month Period Ended January 31,		Change
	2009	2010		2009	2010
	(in millions)
Net cash provided by (used in)
Operating activities	$2.1	$30.2	$28.1	$(1.4)	$25.2	$26.6
Investing activities	(8.8)	(4.3)	4.5	(6.5)	(2.0)	4.5
Financing activities	15.2	(5.8)	(21.0)	(0.1)	(1.8)	(1.7)
Effect of exchange rate changes on cash and cash equivalents	(5.3)	1.3	6.6	(5.3)	(0.5)	4.8

Increase (decrease) in cash and cash equivalents	$3.2	$21.4	$18.2	$(13.3)	$20.9	$34.2

Cash and cash equivalents, end of period	$22.7	$49.8	$27.1	$22.7	$49.8	$27.1

Cash Provided by (Used in) Operating Activities

Cash provided by operating activities in the third quarter of fiscal 2010 was $25.2 million compared with $1.4 million used in the third quarter of fiscal 2009. The increase in cash provided by operating activities was primarily due to the net income in the third quarter of fiscal 2010 and the reduction in accounts receivable in the period.

Cash generated in operating activities in the first nine months of fiscal 2010 was $30.2 million compared with $2.1 million generated in the first nine months of fiscal 2009. The increase in cash flows from operations in the first nine months of fiscal 2010 was the result of improved operating performance as discussed above under “—Results of Operations—Three and Nine Month Periods Ended January 31, 2010 compared to the Three and Nine Month Periods Ended January 31, 2009”, which was partially offset by a decrease in deferred revenue and other liabilities during the period.

Cash Used in Investing Activities

Net cash used for investing activities was $2.0 million in the third quarter of fiscal 2010 compared to net cash used of $6.5 million in the third quarter of fiscal 2009. The primary use of cash in the third quarter of fiscal 2010 was additions to capital and intangible assets of $2.0 million. The net cash used for investing activities for the third quarter of fiscal 2010 included $4.3 million of additions to capital and intangible assets, an increase in restricted cash of $1.0 million, and net realized foreign exchange losses of $1.2 million.

Net cash used for investing activities was $4.3 million in the first nine months of fiscal 2010, down $4.5 million from $8.8 million in the first nine months of fiscal 2009. The primary use of cash during the first nine months of fiscal 2010 was additions to capital and intangible assets of $5.4 million. This was partially offset by a reduction in restricted cash of $1.2 million during the period. The primary use of cash in the first nine months of fiscal 2009 was additions to capital and intangible assets of $8.9 million, and an increase in restricted cash of $1.2 million, partially offset by realized foreign exchange gain on hedging activities of $1.3 million.

Cash Provided by (Used in) Financing Activities

In the third quarter of fiscal 2010 net cash used in financing activities was $1.8 million, compared to net cash used in financing activities of $0.1 million during the third quarter of fiscal 2009. Financing activities that used cash in the third quarter of fiscal 2010 included the repayment of long term debt and capital lease obligations totaling $0.8 million, and the payment of our litigation settlement obligation of $1.1 million. Repayment of employee share loans totaling $0.2 million were offset by a reduction in our bank indebtedness of $0.1 million in the third quarter of fiscal 2010. Financing activities that used cash during the third quarter of fiscal 2009 included an increase in long-term debt of $0.3 million and repayment of employee share loans of $0.5 million offset by the payment of our litigation settlement obligation of $0.9 million.

In the first nine months of fiscal 2010 financing activities used $5.8 million in cash compared to $15.2 million generated from financing activities during the first nine months of fiscal 2009. Financing activities that used cash in the first nine months of fiscal 2010 included the repayment of long term debt and capital lease obligations totaling $3.1 million, and the payment of our litigation settlement obligation of $2.8 million. Financing activities that generated cash during the first nine months of fiscal 2009 included an increase in bank indebtedness of $18.1 million and repayment of employee share loans of $0.5 million, partially offset by the repayment of long-term debt of $0.7 million and the payment of our litigation settlement obligation of $2.7 million.

Our overall cash position was also positively impacted by exchange rate changes during the period, which increased cash by $1.3 million during the first nine months of fiscal 2010 (2009 — $5.3 million decrease).

Cash Flows—Comparison of Fiscal 2009 to Fiscal 2008

Below is a summary of comparative results of cash flows and a more detailed discussion of results for fiscal 2009 and fiscal 2008.

	Fiscal Year Ended April 30,
	2008	2009	Change
	(in millions)
Net cash provided by (used in)
Operating activities	$(37.8)	$8.8	$46.6
Investing activities	(544.5)	(6.4)	538.1
Financing activities	568.4	11.5	(556.9)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(5.0)	(4.9)

Increase (decrease) in cash and cash equivalents	$(14.0)	$8.9	$22.9

Cash and cash equivalents, end of period	$19.5	$28.4	$8.9

Cash Provided by (Used in) Operating Activities

Cash generated in operating activities in fiscal 2009 was $8.8 million compared with $37.8 million used in fiscal 2008. The increased cash flows from operations was the result of improved operating performance as discussed above under “Results of Operations—Fiscal 2009 compared to Fiscal 2008—Operating Loss.”

Cash Provided by (Used in) Investing Activities

Net cash used for investing activities was $6.4 million in fiscal 2009 compared to $544.5 million in fiscal 2008. The primary use of cash in fiscal 2009 was $6.6 million for capital expenditures. Our capital expenditures were predominantly IT infrastructure and computer systems purchased for internal use.

Other significant investing activities during the year included:

•	increase in restricted cash of $1.2 million; and

•	net realized foreign exchange gains from hedging activities of $1.4 million.

The primary use of cash in fiscal 2008 was $546.3 million paid in connection with the Inter-Tel acquisition (the $729.9 million purchase price net of $195.8 million of cash acquired in the transaction, plus $12.2 million of costs incurred in connection with the Inter-Tel acquisition). Other significant investing activities during fiscal 2008 included:

•	the sale of an office building and surrounding land in Reno, Nevada for cash proceeds of $19.7 million;

•	capital expenditures of $18.3 million (which includes Inter-Tel capital expenditures for 8.5 months of fiscal 2008); and

•	decrease in restricted cash of $1.3 million.

Cash Provided by Financing Activities

Financing activities generated $11.5 million in cash in fiscal 2009 compared to $568.4 million in fiscal 2008.

Financing activities generating cash in fiscal 2009 included:

•	$17.7 million increase in bank indebtedness; and

•	$0.7 million in proceeds from repayment of employee share loans,

partially offset by:

•	$3.2 million repayment of long-term liabilities, including capital lease obligations; and

•	$3.7 million payment of litigation settlement obligations.

The $568.4 million in cash generated from financing activities in fiscal 2008 was driven by $731.5 million in proceeds raised to fund our acquisition of Inter-Tel which was partially offset by $148.0 million of other financing costs that were incurred in connection with the transaction. We used $15.9 million to settle several other non-acquisition related liabilities in fiscal 2008 and we received $0.8 million from the issuance of common shares.

Cash Flows—Comparison of Fiscal 2008 to Fiscal 2007

Below is a summary of comparative results of cash flows and a more detailed discussion of results for fiscal 2008 and fiscal 2007.

	Fiscal Year Ended April 30,
	2007	2008	Change
	(in millions)
Net cash provided by (used in)
Operating activities	$(12.0)	$(37.8)	$(25.8)
Investing activities	(12.4)	(544.5)	(532.1)
Financing activities	21.5	568.4	546.9
Effect of exchange rate changes on cash and cash equivalents	0.7	(0.1)	(0.8)

Decrease in cash and cash equivalents	$(2.2)	$(14.0)	$(11.8)

Cash and cash equivalents, end of period	$33.5	$19.5	$(14.0)

Cash Used in Operating Activities

Cash used in operating activities in fiscal 2008 was $37.8 million compared with $12.0 million in fiscal 2007, representing an increase in cash used of $25.8 million. The increased use of cash from operating activities in fiscal 2008 was primarily driven by a $75.4 million decrease in accounts payable and other accrued liabilities, which includes certain costs resulting from the Inter-Tel acquisition, which was partially offset by a decrease in operating loss adjusted for non-cash expenses, such as depreciation, amortization, non-cash movements in provisions and fair value adjustments on derivative liabilities.

Cash Used in Investing Activities

Net cash used for investing activities was $544.5 million in fiscal 2008 compared to $12.4 million in fiscal 2007. The primary use of cash for investing activities in fiscal 2008 was $546.3 million paid as part of the Inter-Tel acquisition (the $729.9 million purchase price net of $195.8 of cash acquired in the transaction, plus $12.2 million of costs incurred in connection with the transaction). Other significant investing activities during the year included:

•	the sale of an office building and surrounding land in Reno, Nevada for cash proceeds of $19.7 million;

•	capital expenditures of $18.3 million, which includes Inter-Tel capital expenditures for eight and a half months of fiscal 2008; and

•	decrease in restricted cash of $1.3 million.

In fiscal 2007, we increased our restricted cash by $1.9 million, and we used $7.1 million for capital expenditures and $3.4 million for net foreign exchange losses on our hedging activities.

Cash Provided by Financing Activities

Financing activities generated $568.4 million in cash in fiscal 2008 compared to $21.5 million in fiscal 2007.

Financing activities generating cash in connection with the Inter-Tel acquisition included:

•	$430.0 million of proceeds from debt borrowed from a syndicate of lenders, $300.0 million of which is under the first lien term loan and $130.0 million of which is under the second lien term loan;

•	$289.5 million of net proceeds raised from the issuance of Class 1 Preferred Shares;

•	$12.0 million increase in bank indebtedness under the revolving credit facility; and

•	$0.8 million increase from the issuance of common shares.

Cash used for financing activities in connection with the Inter-Tel acquisition included:

•	$66.0 million paid to extinguish the Convertible Notes;

•	$36.2 million paid in settlement of the Series A Preferred Shares and Series B Preferred Shares;

•	$12.9 million to repurchase common shares;

•	$20.0 million paid in settlement of warrants issued to Wesley Clover Corporation in fiscal 2007; and

•	$12.9 million in financing costs, of which $9.9 million related to the $430.0 million of debt borrowings and $3.0 million related to the issuance of Class 1 Preferred Shares.

Other significant financing activities in fiscal 2008 included:

•	$11.4 million repayment of long-term debt, including capital lease obligations; and

•	$4.5 million payment of litigation settlement obligations.

The $21.5 million of cash from financing activities generated in fiscal 2007 was driven by $15.0 million raised upon issuing the warrants to Wesley Clover Corporation and $10.9 million received upon transfer of receivables.

Contractual Obligations

The following table sets forth our contractual obligations as of April 30, 2009:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in millions)
Long-term debt obligations (1)	$548.0	$24.4	$47.9	$47.6	$428.1
Capital lease obligations (2)	5.4	2.2	2.8	0.4	—
Operating lease obligations (3)	67.5	21.0	30.6	8.0	7.9
Defined benefit pension plan contributions (4)	3.6	3.6	—	—	—
Other (5)	11.5	3.8	7.5	0.2	—

Total	$636.0	$55.0	$88.8	$56.2	$436.0

(1)

Represents the principal balance and interest payments for the first and second lien borrowings. Interest on these liens is based on LIBOR plus 3.25%, and LIBOR plus 7.0% for the first and second liens respectively, as described in our consolidated financial statements. For the purposes of estimating the variable interest, LIBOR has been assumed to be 0.75%.

(2)	Represents the principal and interest payments for capital lease obligations. Interest rates on these loans range from 1.3% to 11.8%, as described in our consolidated financial statements.

(3)	Operating lease obligations exclude payments to be received by us under sublease arrangements.

(4)	Represents the estimated contribution to our defined benefit pension plan in the United Kingdom over the next 12 months. We expect our funding requirements to increase in future years. The amount of the increase will depend upon the time period in which the deficit is amortized. We expect to fund any future increase in the annual contributions out of our expected future cash flows from operations. Liabilities arising from the deficit in our defined benefit pension plan are not included in the above table. As of January 31, 2010, the projected benefit obligation of $181.3 million exceeded the fair value of the plan assets of $100.8 million, resulting in an unfunded status of $80.5 million.

(5)	Represents a litigation settlement and other obligations.

Total contractual obligations do not include contractual obligations recorded on the balance sheet as current liabilities. For those obligations recorded, they are reflected in long-term debt on the balance sheet.

Obligations arising from research and development spending commitments under an agreement, dated as of October 10, 2002, among us, Mitel Knowledge Corporation, March Networks and Her Majesty the Queen in Right of Canada are not included in the above table. The agreement, as last amended on March 10, 2010, requires us to spend at least 3.5% of our annual revenues in research and development in Canada each year, and to make at least 50% of our total research and development expenditures in Canada each year, until an aggregate of C$366.5 million worth of research and development has been spent in Canada since April 1, 2006. See “Description of Share Capital—Warrants—Technology Partnerships Canada Warrants.”

Purchase orders or contracts for the purchase of raw materials and other goods and services are not included in the table above. We are not able to determine the aggregate amount of such purchase orders that represent contractual obligations, as purchase orders may represent authorizations to purchase rather than binding agreements.

Off-Balance Sheet Arrangements

We have the following material off balance sheet arrangements:

Letters of Credit

We had $0.6 million in letters of credit outstanding as of January 31, 2010 (April 30, 2009—$0.2 million).

Bid and Performance Related Bonds

We enter into bid and performance related bonds related to various customer contracts. Potential payments due under these may be related to our performance and/or our channel partners’ performance under the applicable contract. The total maximum potential amount of future payments we could be required to make under bid and performance related bonds, excluding letters of credit, was $4.8 million as of January 31, 2010 (April 30, 2009—$5.5 million). Of this amount, the amount relating to guarantees of our channel partners’ performance was $1.4 million as of January 31, 2010 (April 30, 2009—$2.2 million). Historically, we have not made any payments and we do not anticipate that we will be required to make any material payments under these types of bonds.

Intellectual Property Indemnification Obligations

We enter into agreements on a regular basis with customers and suppliers that include limited intellectual property indemnification obligations that are customary in the industry. These obligations generally require us to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions. The nature of these intellectual property indemnification obligations prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay to our customers and suppliers.

Historically, we have not made any significant indemnification payments under such agreements and no amount has been accrued in the consolidated financial statements with respect to these obligations.

Off-balance sheet lease obligations

We offer our customers lease financing and other services under our managed services offering. We fund this offering, which we have branded as the TotalSolution® program, in part through the sale to financial institutions of rental payment streams under the leases. Such financial institutions have the option to require us to repurchase such income streams, subject to limitations, in the event of defaults by lease customers and, accordingly, we maintain reserves based on loss experience and past due accounts. In addition, such financial institutions have the option to require us to repurchase such income streams upon any uncured breach by us under the terms of the underlying sale agreements. Sold payments remaining unbilled, which represents the total balance of leases that is not included in our balance sheet, as of April 30, 2008 and 2009 were $247.6 million and $215.7 million, respectively.

Qualitative and Quantitative Disclosure about Market Risk

Market risk is the risk of loss in our future earnings due to adverse changes in financial markets. We are exposed to market risk from changes in our common share price, foreign exchange rates and interest rates. Inflation has not had a significant impact on our results of operations.

Equity Price Risk

Under our deferred share unit plan, adopted December 9, 2004, when a participant ceases to be an executive of ours, the deferred share unit plan participant will receive a cash amount equal to the number of deferred share units in his or her account multiplied by the price of a common share as of the date the deferred share unit plan participant ceases to be an executive of ours, or on a later date selected by the deferred share unit plan participant, which shall in any event be a date prior to the end of the following calendar year. The obligation to pay the cash amount is recorded as a liability in our financial statements and is marked-to-market in each reporting period, with changes in the obligation recorded in our consolidated statement of operations. A $1.00 increase in our common share price would have increased our net loss for fiscal 2009 by $0.5 million and increased our net loss for fiscal 2008 by $0.4 million.

Foreign Currency Risk

We are exposed to currency rate fluctuations related primarily to our future net cash flows from operations in Canadian dollars, British pounds sterling and Euros. When possible, we use foreign currency forward contracts and foreign currency swaps to minimize the short-term impact of currency fluctuations on foreign currency receivables, payables and intercompany balances. These contracts are not entered into for speculative purposes, and are not treated as hedges for accounting purposes. Foreign currency contracts are recorded at fair market value. The fair value of our foreign currency forward contract and swap contracts is sensitive to changes in foreign currency exchange rates. As of January 31, 2010, a 5% depreciation in the U.S. dollar against all currencies would have resulted in an additional unrealizable gain of $0.7 million, and a 5% appreciation in the U.S. dollar would result in an additional unrealizable loss of $0.7 million. As at April 30, 2009, the change in currency rates would have had no impact as we had no foreign currency contracts outstanding.

Interest Rate Risk

In accordance with our corporate policy, cash equivalent and short-term investment balances are primarily comprised of high-grade commercial paper and money market instruments with original maturity dates of less than three months. Due to the short-term maturity of these investments, we are not subject to significant interest rate risk.

We are exposed to interest rate risk on our $30.0 million revolving credit facility, which currently bears interest at a rate of LIBOR plus 3.25%. If the entire revolving credit facility were utilized, each adverse change in the LIBOR rate of 1.0% would currently result in an additional $0.3 million in interest expense per year.

We are exposed to interest rate risk on $288.1 million outstanding on January 31, 2010 under our first lien term loan which matures on August 16, 2014 and bears interest at a rate of LIBOR plus 3.25% and $129.8 million outstanding on January 31, 2010 under our second lien term loan which matures on August 16, 2015 and bears interest at a rate of LIBOR plus 7.0%.

On August 27, 2007 we entered into an interest rate swap agreement, which effectively swapped the LIBOR rate for a fixed rate of 4.85% on a notional amount of $215 million for the period from October 31, 2007 to October 31, 2009. The agreement was designated a cash flow hedge since the relevant terms of the interest rate swap agreements matched the corresponding terms of the credit agreements. The agreement was not renewed or replaced upon expiration.

The impact of each adverse change in the LIBOR rate of 1.0% on the first lien term loan and the second lien term loan, in aggregate, is anticipated to be $1.0 million for the remainder of fiscal 2010.

The interest rates on our obligations under capital leases are fixed and therefore not subject to interest rate risk.

Credit Risk

Our financial assets that are exposed to credit risk consist primarily of cash equivalents, restricted cash, accounts receivable and other receivables. Cash equivalents are invested in government and commercial paper with investment grade credit rating. We are exposed to normal credit risk from customers. However, we have a large number of diverse customers to minimize concentrations of credit risk.

As part of the TotalSolution® program, we offer sales-type leases to our customers to fund their purchases. As of January 31, 2010, we had $61.8 million (April 30, 2009 — $59.4 million) of sales-type lease receivables, net of reserves for uncollectible lease repayments, on our balance sheet. We regularly sell the net rental streams from sales-type leases to financial institutions. Recourse on the sold rental payments is contractually limited to the lesser of (i) the net credit losses in a given period and (ii) a percentage of the sum of the portfolio balance for a specific portfolio of sold leases at the beginning of the period plus the purchase price paid for leases acquired during the given period. As of April 30, 2008 and 2009, we were subject to limited recourse on rental streams sold to financial institutions with such recourse in any year varying from 9.9% to 15.0% of the net book value of sold rental streams. We maintain reserves against our estimate of potential recourse for the balance of sales-type leases and for the balance of sold rental payments remaining unbilled. Reserve levels are established based on portfolio size, loss experience, levels of past due accounts and periodic detailed reviews of the portfolio. The aggregate reserve for uncollectible lease payments and recourse liability represents the reserve for the entire lease portfolio. Our historic loss rates, defined as net write off as a percentage of the average aggregate portfolio, have ranged between 0.7% and 2.7% per annum over the past nine years. We believe our current reserve levels are sufficient given our historic loss rates. The following table provides detail on the total net balances in sales-type leases:

	April 30, 2008	April 30, 2009	January 31, 2010
Lease balances included in consolidated accounts receivable, net of allocated allowances of $4.4 ( April 2008 — $3.0, April 2009 — $3.3)	$9.5	$10.5	11.4
Net investment in Sales-Type Leases:
Current portion, net of allowances of $1.5 (April 2008 — $1.5, April 2009 — $1.5)	23.4	30.2	33.9
Long-term portion, includes residual amounts of $4.4 (April 2008 — $1.3, April 2009 — $2.7 ); net of allowances of $1.4 (April 2008 — $1.9, April 2009 — $1.4)	34.2	29.2	27.9

Total investment in Sales-Type Leases, net of allowances of $7.3 (April 2008 — $6.4, April 2009 — $6.2)	67.1	69.9	73.2
Sold rental payments remaining unbilled (subject to limited recourse provisions), net of lease recourse liability reserves of $8.5 (April 2008 — $13.3, April 2009 — $9.9)	234.3	205.8	195.4

Total balance of sales-type leases and sold rental payments remaining unbilled, net of allowances and reserves	$301.4	$275.7	$268.6

Total allowances and reserves for entire lease portfolio (including lease recourse liabilities)	$19.7	$16.1	$15.8

Disclosure Controls and Procedures and Internal Controls Over Financial Reporting

Disclosure Controls and Procedures

Our management carried out an evaluation, with the participation of our chief executive officer and our chief financial officer of the effectiveness of our disclosure controls and procedures as of April 30, 2009. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in reports that it files or submits under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, was recorded, processed, summarized and reported, within the time period specified in the rules and forms of the SEC.

For purposes of this section, the term disclosure controls and procedures means controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal controls over financial reporting.

Internal control over financial reporting is a process designed by, or under the supervision of, the chief executive officer and chief financial officer, or persons performing similar functions, and affected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

As of April 30, 2009, our management, including the chief executive officer and chief financial officer, completed their evaluation of the effectiveness of our internal control over financial reporting. This evaluation was based on the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management identified no material weaknesses that existed in the design or operation of our internal control over financial reporting and concluded that our internal control over financial reporting was effective. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC. We will be required to include an attestation report of our registered public accounting firm in our annual report for fiscal 2011.

Changes in Internal Control over Financial Reporting

In conjunction with our review and evaluation of our internal control over financial reporting during the year ended April 30, 2009, we implemented a number of measures to improve our internal control over financial reporting in various processes. These included, among others, such measures as improvements to our financial statement close process, increased standardization of controls across functions, and further automation of processes. Our management has assessed that, while these changes were an improvement to our control activities, there have not been any changes in its internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) during the year ended April 30, 2009 that materially affected, or were reasonably likely to materially affect, our internal control over financial reporting. Management continues to monitor our business processes, and expects that it will continue to make improvements to our processes and controls in upcoming periods, in efforts to improve process efficiency and effectively utilize our resources.

Critical Accounting Policies

The preparation of our consolidated financial statements and related disclosures in conformity with U.S. GAAP requires us to make estimates and assumptions about future events that can have a material impact on the amounts reported in our consolidated financial statements and accompanying notes. The determination of estimates requires the use of assumptions and the exercise of judgment and as such actual results could differ from those estimated. Our significant accounting policies are described in Note 2 to our audited consolidated financial statements for fiscal 2009. The following critical accounting policies are those that we believe require a high level of subjectivity and judgment and have a material impact on our financial condition and operating performance: revenue recognition, allowance for doubtful accounts, provisions for inventory, provisions for product warranties, long-lived asset depreciation, goodwill valuation, special charges, contingencies, deferred taxes, pension and post-retirement benefits, and derivative instruments.

Revenue Recognition

For products sold through our network of wholesale distributors, solution providers, system integrators, authorized channel partners, and other technology providers, arrangements usually involve multiple elements, including post-contract technical support and training. We also sell products and installation and related maintenance and support services directly to customers. Due to the complexity of our sales agreements, judgment is routinely applied principally in the areas of customer acceptance, product returns, unbundling of multiple element arrangements, and collectibility.

Our sales arrangements frequently include a contractual acceptance provision that specifies certain acceptance criteria and the period in which a product must be accepted or returned. Consistent with SEC Staff Accounting Bulletin 101, we make an assessment of whether or not these acceptance criteria will be met by referring to prior experience in successfully complying with customer specifications. In those cases where experience supports that acceptance will be met, we recognize revenue once delivery is complete, title and risk of loss has passed, the fee is fixed and determinable and persuasive evidence of an arrangement exists.

The provision for estimated sales returns is recorded as a reduction of revenues at the time of revenue recognition. If our estimate of sales returns is too low, additional charges will be incurred in future periods and these additional charges could have a material adverse effect on our results of operations. As a percentage of annual revenues, the provision for sales returns was 1.0% as of April 30, 2009 compared to 0.6% as of April 30, 2008.

Direct revenue sales are comprised of multiple elements which consist of products, maintenance and installation services. We unbundle these products, maintenance and installation services based on vendor specific objective evidence with any discounts allocated across all elements on a pro-rata basis.

Collectibility is assessed based primarily on the credit worthiness of the customer as determined by credit checks and analysis, as well as customer payment history. Different judgments or different contract terms could adversely affect the amount and timing of revenues recorded.

Sales-Type Leases

In a transaction containing a sales-type lease, hardware and software revenues are recognized at the present value of the payments allocated to the hardware and software lease elements at the time of system sale. Revenues from software support are deferred and recognized over the period of support. Revenues from sales-type leases are allocated between hardware and software elements on a relative fair value basis. The application of the relative fair value allocation method is based on management’s best estimate of relative fair values and requires the use of professional judgment in obtaining evidence of fair value for the various elements.

The costs of systems installed under these sales-leases are recorded as costs of sales. The net rental streams are sold to financial institutions on a regular basis with the income streams discounted by prevailing like-term rates at the time of sale. Gains or losses resulting from the sale of net rental payments from such leases are recorded as net sales. Furthermore, when the initial term of the lease is concluded, customers have the option to renew the lease at a payment and term less than the original lease. We establish and maintain reserves against potential recourse following the resales based upon historical loss experience, past due accounts and specific account analysis. The allowance for uncollectible minimum lease payments and recourse liability at the end of the year represents reserves against the entire lease portfolio. Management reviews the adequacy of the allowance on a regular basis and adjusts the allowance as required. These reserves are either netted in the accounts receivable, current and long term components of “Net investments in sales-type leases” on the balance sheet, or included in long term liabilities on our balance sheet for off-balance sheet leases.

Our total reserve for losses related to the entire lease portfolio, including amounts classified as accounts receivable on our balance sheet was 5.8% of the ending aggregate lease portfolio as of April 30, 2009 compared to 6.5% in 2008. The reserve is based on a review of Inter-Tel’s write-off experience prior to the Inter-Tel acquisition and accounts receivable agings as of April 30, 2009. We believe our reserves are adequate to cover future potential write-offs. Should, however, the financial condition of our customers deteriorate in the future, additional reserves in amounts that could be material to the financial statements could be required.

Allowance for Doubtful Accounts

Our allowance for doubtful accounts is based on our assessment of the collectibility of customer accounts. A considerable amount of judgment is required in order to make this assessment including a detailed analysis of the aging of our accounts receivable and the current credit worthiness of our customers and an analysis of historical bad debts and other adjustments. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than our historical experience, our estimate of the recoverability of amounts due could be adversely affected. We review in detail our allowance for doubtful accounts on a quarterly basis and adjust the allowance amount estimate to reflect actual portfolio performance and change in future portfolio performance expectations. As of April 30, 2008 and April 30, 2009, the provision represented 9% and 11% of gross receivables, respectively. The increase in reserve level as of April 30, 2009 was due primarily to the challenging economic market conditions in the U.S. and the resulting higher level of reserves on receivables from customers in that region.

Inventory Obsolescence

In order to record inventory at the lower of cost or market, we must assess our inventory valuation, which requires judgment as to future demand. We adjust our inventory balance based on economic considerations, historical usage, inventory turnover and product life cycles through the recording of a write-down which is included in the cost of revenue. Assumptions relating to economic conditions and product life cycle changes are inherently subjective and have a significant impact on the amount of the write-down.

If there is a sudden and significant decrease in demand for our products, or a higher risk of inventory obsolescence because of rapidly changing technology and customer requirements, we may be required to increase our inventory write-downs and our gross margin could be adversely affected.

Warranty Provision

We accrue warranty costs, as part of cost of revenues, based on expected material and labor support costs. The cost to service the warranty is estimated on the date of sale based upon historical trends in the volume of product returns within a warranty period and the cost to repair or replace the equipment. If we experience an increase in warranty claims that is higher than our past experience, or an increase in actual costs to service the claims is experienced, gross margin could be adversely affected. The following table provides a continuity of the warranty provision over the past two years.

	Fiscal Year Ended April 30,
	2008	2009
	(in millions)
Balance, beginning of period	$1.8	$2.4
Warranty costs incurred	(1.7)	(1.4)
Warranties issued	1.6	1.3
Other	0.7	—

Balance, end of period	$2.4	$2.3

Accounting for Business Combinations

We account for business combinations in accordance with the Consolidation Topic of the FASB ASC, where the deemed purchase price is allocated to the underlying tangible and identifiable assets and liabilities acquired based upon their respective fair values on the acquisition date and are subject to change during the following 12 month period. Any such changes would impact the amount we have recorded as goodwill.

In determining the fair values of assets acquired and liabilities assumed, we were required to make significant estimates and assumptions, including projections of future events and operating performance. In fiscal 2008, we allocated $180.8 million to intangible assets (including customer relationships, developed technology and trade name) based on management’s best estimate. These intangible assets are being amortized over their weighted-average estimated useful lives of eight years, eight years and two years, respectively. In addition, we allocated $5.0 million to in-process research and development, which was expensed during the year ended April 30, 2008.

Long-Lived Assets

We have recorded property, plant and equipment and intangible assets at cost less accumulated amortization. The determination of useful lives and whether or not these assets are impaired involves significant judgment. We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

In response to changes in industry and market conditions, we may strategically realign our resources and consider restructuring or disposing of our exiting businesses, which could result in an impairment charge. We have not recorded any impairment charges in fiscal 2008 or fiscal 2009.

Goodwill

We assess goodwill for impairment on an annual basis, or more frequently if circumstances warrant, as required by the Intangibles—Goodwill and Other Topic of the FASB ASC. An impairment charge is recorded if the implied fair value of goodwill of a reporting unit is less than the book value of goodwill for that unit. We have four geographic units that have assigned goodwill of $134.5 million in total as of April 30, 2009: the United States, Canada and CALA, EMEA and Asia Pacific. Quoted stock market prices are not available for these individual reporting units. Accordingly, consistent with this Topic, our methodology for estimating the fair value of each reporting unit primarily considers estimated future revenues and cash flows for those reporting units along with many other assumptions. Our methodology for estimating the fair value of each reporting unit is developed with the assistance of independent valuation experts.

Our U.S. geographic unit represented 96% of our total goodwill value and 66% of our total revenue in fiscal 2009. Our valuation approach therefore recognizes the significant concentration of goodwill in the U.S. reporting unit. Our valuation approach includes a detailed valuation analysis of both the Company as a whole and the U.S. reporting unit. The result of the most recent annual impairment test resulted in an impairment charge of $284.5 million being recorded against goodwill in our U.S. reporting entity. The U.S. was the only reporting unit for which the fair value was less than the carrying value. The estimated fair value of the remaining three geographic segments exceeded their carrying value by a total of $194.5 million or a factor of 25.3 to 1. Of the $134.5 million of goodwill recorded as of April 30, 2009, $128.8 million was allocated to the United States and $5.7 million was allocated to the remaining three geographic segments. The goodwill balance in each of the Canada and CALA, EMEA, and Asia Pacific reporting units individually, was not considered material.

In assessing goodwill impairment in our most recent annual impairment test we considered three generally accepted approaches for valuing a business: the income, market and cost approaches. Based on the nature of our business and the U.S. reporting unit’s current and expected financial performance, we determined that the income and market approaches were the most appropriate methods for estimating the fair value of the U.S. reporting unit under the first step of the analysis, and applied equal weighting to both approaches. For the income approach we used the discounted cash flow method, and considered such factors and revenue and earnings before interest, taxes, depreciation and amortization, cash flow adjustments, terminal value, discount rate, tax rate, and tax amortization benefit. For the market approach we attempted to identify comparable public companies and analyzed the valuation indicators that their market capitalizations imply, including enterprise value to EBITDA and enterprise value to sales multiples. Consideration of these factors inherently involves a significant amount of judgment, and significant movements in revenues or changes in the underlying assumptions used may result in fluctuations in the value of goodwill that is supported. Due to the economic downturn, we lowered our expected cash flow forecasts and this, combined with significantly lower market multiples as a result of the general decline in global capital markets, resulted in a decline in the fair value of our U.S. reporting unit in fiscal 2009. Accordingly, the carrying amount of the goodwill exceeded the implied fair value and an impairment charge of $284.5 million was recorded on the consolidated statement of operations for the year ended April 30, 2009. We have not seen any indication of further goodwill impairment since our last annual impairment test as there has been no further erosion in capital markets and we have seen continued growth in operating income in our consolidated statement of operations for the nine months ended January 31, 2010, as compared to the same period ended January 31, 2009. Further erosion in capital markets, material reductions in our expected cash flow forecasts, significant reductions in the market capitalization of comparable public companies or a continued decline in economic conditions, in addition to changes to the underlying assumptions used in our valuation approach described above, could all lead to future impairment in goodwill.

Special Charges

We record restructuring, exit and other loss accruals when the liability has been incurred. We reassess the accruals on a regular basis to reflect changes in the timing or amount of estimated restructuring and termination costs on which the original estimates were based. New restructuring accruals or reversals of previous accruals are recorded in the period of change. Additional accruals for fiscal 2008 and fiscal 2009 resulted from new restructuring activities and severance costs, including restructuring costs incurred in connection with the Inter-Tel acquisition. No additions or reversals were made in fiscal 2008 or 2009 as a result of changes in estimates.

Lease Termination Obligations

Estimates used to establish reserves related to real estate lease obligations have been reduced for sublease income that we believe is probable. Because certain real estate lease obligations extend through fiscal 2011, assumptions were made as to the timing, availability and amount of sublease income that we expect to receive. In making these assumptions, many variables were considered such as the vacancy rates of commercial real estate in local markets and the market rate for sublease rentals. Because we are required to project sublease income for many years into the future, estimates and assumptions regarding the commercial real estate market that were used to calculate future sublease income may be different from actual sublease income. During the 12 months ended April 30, 2009, we increased the provision by $7.9 million as a result of vacating leased premises in the United States that became redundant after the Inter-Tel acquisition.

As of April 30, 2009, the combined balance relating to lease termination obligations was $8.1 million compared to $6.2 million as of April 30, 2008. This estimate will change as a result of actual results, the passage of time and changes in assumptions regarding vacancy, market rate, and operating costs.

Deferred Taxes

We have significant net deferred tax assets resulting from operating loss carryforwards, tax credit carryforwards and deductible temporary differences that may reduce taxable income in future periods. Valuation allowances have been established for deferred tax assets based on a “more likely than not” threshold. We assess the likelihood that our deferred tax assets will be recovered from our ability to generate sufficient future taxable income, and to the extent that recovery is not believed to be more likely than not, a valuation allowance is recorded. We have incurred significant operating losses since our incorporation in 2001. We believe there is no assurance that we will be able to achieve profitability in some jurisdictions, or that, if achieved, such profitability can be sustained. Accordingly, based on our current circumstances and uncertainty regarding the future utilization of net deferred tax assets on certain U.S. entities and non-U.S. jurisdictions relating to most areas of the business, we recorded a $118.8 million valuation allowance against $172.6 million deferred tax assets in fiscal 2009 compared to a $121.1 million valuation allowance against $154.2 million deferred tax assets in fiscal 2008.

Numerous taxing authorities in the jurisdictions in which we do business are increasing their scrutiny of various tax positions taken by businesses. We believe that we maintain adequate tax reserves to offset the potential tax liabilities that may arise upon audit in these jurisdictions. If such amounts ultimately prove to be unnecessary, the resulting reversal of such reserves would result in tax benefits being recorded in the period the reserves are no longer deemed necessary. If such amounts ultimately prove to be less than the ultimate assessment, a future charge to expense would result.

Pension Costs

We currently maintain a defined benefit pension plan for a number of our past and present employees in the United Kingdom. The plan was closed to new employees in June 2001. Our defined benefit pension costs are developed from actuarial valuations. Inherent in these valuations are key assumptions provided by us to the actuaries, including discount rates, expected return on plan assets and rate of compensation increases. In estimating the rates and returns, we consider current market conditions and anticipate how these will affect discount rates, expected returns and rates of compensation increases. Material changes in our pension benefit costs may occur in the future as a result of changes to these assumptions or from fluctuations in our related headcount or market conditions.

In the nine month period ended January 31, 2010 our pension liability recorded on our balance sheet increased from $20.1 million to $80.5 million due to an increase in projected benefit obligation. The change in projected benefit obligation was the result of a pension valuation we performed. Changes in assumptions (most significantly, discount rate), were the key drivers causing this change.

During fiscal 2009 the pension liability recorded on our balance sheet decreased from $76.4 million to $20.1 million due to a decrease in the projected benefit obligation. This decrease in the projected benefit obligation is largely attributable to changes in valuation assumptions in fiscal 2009, in particular increase in the discount rate used to present value the future obligation, which produced an unfavorable impact on both the plan’s assets and obligations.

During fiscal 2009, excluding the effects of foreign currency translations, the pension liability decreased by £24.9 million or $41.0 million.

The increase in the pension obligation is largely attributable to a $68.3 million actuarial gain compared to an actuarial loss of $17.1 million in fiscal 2008. Actuarial gains or losses arise from assumption changes in the obligations and from the difference between expected and actual return on assets. The following assumptions were used in valuing the liabilities and benefits under the pension plan:

	Fiscal Year Ended April 30,		Nine Months Ended January 31,
	2008	2009	2010
Discount rate	5.80%	7.30%	5.60%
Compensation increase rate	3.50%	3.00%	3.50%
Inflation rate	3.50%	3.00%	3.50%
Average remaining service life of employees	18 years	18 years	16 years

Determination of Fair Market Value of our Common Shares

Our Board of Directors determines the fair market value of our common shares at the end of each quarter. Our Board of Directors engages an independent external valuation specialist to provide an estimate of the fair market value of our common shares at the end of certain quarters, including each fiscal year end. For those quarters where an independent external valuation specialist has not been engaged, our Board of Directors directed management to provide an estimate of the fair market value of our common shares.

We have estimated the fair market value of our common shares as follows:

Valuation Date	Fair Market Value of a Common Share Used	Range of Fair Market Value of a Common Share			Valuation Prepared By
		Low	Mid	High
31-Jan-10	$7.20	$6.00	$7.20	$8.40	Independent external valuation specialist
31-Oct-09	$6.45	$4.80	$6.45	$7.95	Independent external valuation specialist
31-Jul-09	$2.25	$0.75	$2.70	$4.80	Management
30-Apr-09	$2.25	$1.35	$2.40	$3.45	Independent external valuation specialist
31-Jan-09	$3.60	n/a	$3.60	n/a	Management
30-Oct-08	$4.35	n/a	$4.35	n/a	Management
31-Jul-08	$15.00	$8.25	$9.60	$10.95	Independent external valuation specialist
30-Apr-08	$15.00	$11.70	$13.20	$15.15	Independent external valuation specialist

Valuation methodology used by the independent external valuation specialist

The independent external valuation specialist that we engaged to provide the fair market value estimate for our common shares prepared its estimates in accordance with valuation guidance provided in SFAS 157—Fair Value Measurement and American Institute of Certified Public Accountant Audit and Accounting Practice Aid Series “Valuation of Privately-Held-Company Equity Securities Issued as Compensation”, or the AICPA guidelines, among others.

The independent external valuation specialist followed a two-step process to estimate the fair value of our common shares. The first step involved estimating our enterprise value as a whole without consideration of our capital structure. The three generally accepted approaches to valuation of an enterprise are (a) market approach, (b) income approach, and (c) asset-based approach. Given the nature of our operations and the availability of both reliable historical and forecasted financial information, the estimation of the fair value was based on equal weighting of an income and market approach. The cost approach was not used because we have reached the stage where we are generating revenues and positive adjusted EBITDA (as calculated under the first and second lien credit agreements) and therefore the cost approach is not reflective of fair value.

The second step in the determination of the fair value of our common shares involved allocation of the fair value among the various classes of equity. At all the valuation dates, our capital structure consisted of two categories of shares: preferred shares and common shares. Under the AICPA guidelines, there are three commonly used approaches to enterprise value allocation: (a) the probability-weighted expected return method, (b) the option-pricing method, and (c) the current-value method. Under the AICPA guidelines, the current-value method should only be used when a liquidity event is imminent or for early stage development companies. Based upon the current share structure, the valuations of the common shares were determined based on the option-pricing method.

We considered both the “Guideline Transaction” method and the “Guideline Public Company” method in estimating the fair value under the market approach. For Guideline Transaction methods, the relevant transactions were our acquisition of Inter-Tel in August 2007 for $729.9 million and the Avaya acquisition by Silver Lake Partners in April 2007 for $8.1 billion. Due to changes in market conditions in September 2008, these transactions were considered but not relied upon for the valuations completed after September 2008 in light of the global economic recession.

The Guideline Public Company method was based on research of the relevant industry participants and considerations of our competitors. The following companies were selected as being the most comparable to us in terms of business operations, size, stage of development, prospects for growth and risk—3Com Corporation; Aastra Technologies Limited; Alcatel-Lucent S.A.; Polycom, Inc.; and ShoreTel, Inc.

The enterprise value, or EV, for each guideline public company was calculated and the EV/EBITDA and EV/sales implied multiples were derived for the trailing twelve months and the next twelve months as at the valuation dates. A range of multiples were considered and applied to our relevant historical and projected financial results to arrive at a range of our estimated EV at each of the valuation dates. A range of equity values was determined after deducting the total value of our interest bearing debts at each valuation date. A control premium of 20% was applied to the range of equity values in order to arrive at a range of estimated fair value of equity for a control position.

Under the income approach, a discounted cash flow method was used to estimate the value of Mitel on an enterprise value basis using management’s detailed financial projections consisting of a five-year forecast of revenues and expenses, working capital and capital expenditures. The first three years of the financial forecast consisted of projections that had been approved by our board of directors while the last two years of the forecast were based on management’s best estimate of our medium term growth prospects. The forecast was updated between the various valuation dates using interim operational results. A range of discount rates, based upon a weighted average cost of capital approach, was determined as of each valuation date after considering current market conditions, and then applied to the forecast to arrive at a range of our EV at each of the valuation dates. The terminal value was based on forecasted EBITDA multiples. A range of equity values was determined after deducting the total value of our interest bearing debts at each valuation date. No control premium was added to this value since it already represented a control position.

In arriving at the overall range of values of our equity, the market method and income method were each given 50% weight.

An option-pricing method was used to allocate the value of our equity among the various classes of equity by estimating the fair values of the call options with exercise prices corresponding to the equity value at which the preferred share liquidity preferences are satisfied and the equity value at which the preferred shareholders would convert to common shares.

Under the option-pricing method, each class of shares is modeled as a call option with a distinct claim on the equity value of the company. The option’s exercise price is based on a comparison with the equity value. Both the common shares and preferred shares have, at the time of a liquidity event, payoffs that are similar to the payoffs of regular call options. The characteristics of each class of shares, including the conversion ratio and any liquidation preference of the preferred shares, determine the class of share’s claim on the equity value. The value of these options (payoffs) was estimated using the Black-Scholes Option Pricing Model. The variables that were used in the models were (a) equity values, (b) liquidation preferences of preferred shares, (c) redemption period, (d) volatility and (e) risk free rate. At each valuation date, a range of volatility rates were determined based on volatility rates of companies that management deemed to be comparable to Mitel.

Using the range of equity values derived from the option pricing model, a 15% discount was applied to the share value to reflect the fact that a ready market for disposition does not exist.

Valuation methodology used by management

When management estimates the value of our common shares, we consider the valuations obtained in the most recent independent external valuation. We also consider factors that may have caused such valuation to change, such as the economy, industry, company specific factors and general market conditions.

When management performs its estimates, we use the market approach following the Guideline Public Company method. We use guideline public companies that are in the same or similar line of business as Mitel, and are generally the same companies used by our external valuators. Under this approach, the EV/EBITDA and EV/sales implied multiples for the guideline companies are derived for the trailing twelve months as at the valuation dates. A range of multiples is then applied to our projected financial results for the next 12 months to arrive at a range of our estimated EV at each valuation date. Management also deducts the value of our debt and the value of our preferred shares, and applies a 20% control premium to arrive at an estimated fair value of equity. Finally, management applies a 15% marketability discount to reflect the fact that a ready market for disposition of our common shares does not exist.

Estimates for the fair market value of our common shares on certain stock option grant dates

March 12, 2009. In determining an estimate for the fair market value of our common shares at the time of the stock options granted on March 12, 2009, our board of directors considered objective and subjective factors, including:

•	the valuation performed by management at January 31, 2009, which concluded the fair value of a common share was $3.60 at January 31, 2009;

•	quarterly revenues were less than forecasted;

•	persisting turmoil in the debt and equity capital markets;

•	the challenging economic environment continued to persist since the Fall of 2008; and

•	the likelihood of an initial public offering was considered remote at the time.

Based on the above factors, our board of directors was satisfied that an exercise price of C$9.75, the Canadian dollar equivalent of $7.50, was not less than the fair market value of a common share at the date of grant. In July 2009, based on factors described in the next paragraph, we amended the exercise prices of these options to $3.75.

July 9, 2009. In determining an estimate for the fair market value of our common shares at the time of the stock options granted on July 9, 2009, our board of directors considered objective and subjective factors, including:

•

the valuation report, dated April 30, 2009, that had been prepared by an independent external valuation specialist, which concluded the fair value of a common share was in the range $1.35 to $3.45 at April 30, 2009;

•	persisting turmoil in the debt and equity capital markets;

•	the challenging economic environment that continued to persist since the Fall of 2008;

•	a forecast of lower revenues for the quarter ended July 31, 2009 than for the quarter ended April 30, 2009; and

•	the likelihood of an initial public offering was considered remote at the time.

Based on the above factors, our board of directors was satisfied that an exercise price of $3.75 was not less than the fair market value of a common share at the date of grant.

September 24, 2009. In determining an estimate for the fair market value of our common shares at the time of the stock options granted on September 24, 2009, our board of directors considered objective and subjective factors, including:

•	the valuation performed by management at July 31, 2009, which concluded the fair value of a common share was $2.25 at July 31, 2009;

•	quarterly revenues were flat compared to forecast;

•	Moody’s Investors Services Inc.’s downgrading of Mitel’s indebtedness to Caa1 with negative outlook on September 2, 2009; and

•	the likelihood of an initial public offering was considered remote at the time.

Based on the above factors, our board of directors was satisfied that an exercise price of $3.75 was not less than the fair market value of a common share at the date of grant.

December 9, 2009. In determining an estimate for the fair market value of our common shares at the time of the stock options granted on December 9, 2009, our board of directors considered objective and subjective factors, including:

•	feedback in October 2009 from certain investment banks that the capital markets were improving, particularly the IPO market, and that we should consider exploring a potential initial public offering;

•	on November 5, 2009, our board of directors approved exploration of a potential initial public offering;

•

advice from an independent external valuation specialist that it would be appropriate for us to consider the preliminary, indicative valuations provided by certain investment banks to us in October and November 2009 as an initial public offering was now considered possible and was being explored; and

•

the valuation performed by management, which was based on an average of the low end of the preliminary, indicative valuation ranges provided by such investment banks, discounted by 15% to account for the execution risks associated with completing an initial public offering.

Based on the above factors, our board of directors was satisfied that an exercise price of $16.35 was not less than the fair market value of a common share at the date of grant.

Set forth below is a table setting forth with respect to each of our option grants since March 12, 2009: the grant date; size of grant; exercise price; estimated fair value of the option; estimated fair value of the underlying common shares; the total amount of compensation cost; and the total amount recognized as expense. The options described below expire five years from the date of grant, vest 25% on each anniversary of the grant date, and were granted to our employees, except in the case of the September 24, 2009 option grants, which were granted to our directors.

Grant Date	Size of Grant	Exercise Price			Black-Scholes Value of Option	Estimated Value of a Common Share	Total Amount of Compensation Cost	Total Amount Recognized as an Expense
		C$	F/X	$				Fiscal 2009	Fiscal 2010
March 12, 2009	218,933	9.75	0.7749	7.56	$1.95	$3.60	$382,980	$12,853	$95,745
July 9, 2009	554,266	n/a	n/a	3.75	$1.35	$2.25	$659,722	$0	$133,300
September 24, 2009	186,041	n/a	n/a	3.75	$1.35	$2.25	$221,714	$0	$44,798
December 9, 2009	36,667	n/a	n/a	16.35	$10.20	$16.35	$335,131	$0	$67,715

Stock-Based Compensation

Effective May 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, or SFAS 123(R), which requires that we recognize compensation expense for the fair value of stock options granted.

The fair value of the stock option granted is estimated on the grant date using the Black-Scholes option-pricing model for each award, net of estimated forfeitures, and is recognized over the employee’s requisite service period, which is generally the vesting period. Forfeitures are estimated based on our historical rates of forfeiture. In our pro-forma information, required under SFAS 123(R) for periods prior to fiscal 2007, we accounted for forfeitures as they occurred.

Beginning in fiscal 2007, in accordance with SFAS 123(R) and SAB 107 Share-Based Payment, we are no longer able to use the minimum value method of measuring equity share options and so have estimated the volatility of our common shares using historical volatility of comparable public companies. We will continue to use the volatility of comparable companies until historical volatility is relevant to measure expected volatility for option grants.

The assumptions used in the Black-Scholes option-pricing model are summarized as follows:

	April 30, 2007	April 30, 2008	April 30, 2009	January 31, 2009	January 31, 2010
Risk-free interest rate	4.1%	4.1%	3.75%	3.35%	2.30%
Dividends	0%	0%	0%	0%	0%
Expected volatility	86.6%	76.0%	85.0%	76.0%	80.0%
Annual forfeiture rate	15%	10%	10%	10%	10%
Expected life of the options	5 years	5 years	5 years	5 years	5 years
Fair value per option	$11.55	$12.45	$3.30	$8.70	$3.00

As of each stock option grant date, we considered the fair value of the underlying common shares, determined as described above, in order to establish a minimum option exercise price. As of each stock option grant date, we reviewed an average of the disclosed year-end volatility of a group of companies that we considered peers based on a number of factors including, but not limited to, similarity to us with respect to industry, business model, stage of growth and financial risk, along with considering the future plans of our company to determine the appropriate volatility. The expected life was based on our historical stock option activity. The risk-free interest rate was determined by reference to the United States treasury rates with the remaining term approximating the expected life assumed at the date of grant. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest. We estimate the forfeiture rate based on our historical experience. Further, to the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly.

For stock option modifications, such as the fiscal 2010 repricing and the fiscal 2009 and 2010 extension of option terms, we calculate the fair value of the options before the modification and the fair value of the options immediately after the modification, using the same principles as described above. We recognize immediately as compensation expense the incremental fair value for vested options. For unvested options we recognize as compensation expense the incremental fair value over the remaining vesting period.

Based on these assumptions, share-based compensation expense reduced our results of operations by $2.4 million for the nine months ended January 31, 2010 (year ended April 30, 2009—$2.4 million, 2008—$1.7 million, 2007—$0.3 million). Changes in the subjective input assumptions can, however, materially affect the fair value estimate.

As of January 31, 2010, there was approximately $4.5 million of unrecognized stock-based compensation expense related to non-vested stock option awards (April 30, 2009—$5.4 million, April 30, 2008—$6.9 million, April 30, 2007—$3.8 million). We expect these to be recognized over a weighted average period of 2.6 years (April 30, 2009—2.8 years, April 30, 2008—3.6 years, April 30, 2007—3.0 years).

Derivative Instruments

In connection with the Inter-Tel acquisition an embedded derivative was identified on the Class 1 Preferred Shares, since holders have the ability to receive cash equal to the value of shares into which the instrument converts after seven years. Accordingly, the embedded derivative was recorded at fair value, and marked to market throughout the period to redemption with changes in value recorded in the Consolidated Statements of Operations. We determined the fair value of the derivative using the lattice-binomial model, and the following assumptions: seven year life, interest rate of 2.00% (2008—3%), volatility of 85% (2008—76.6%) and no dividends (2008—none). In addition to these input assumptions, the value of the derivative is also driven by the common share fair value, which is based on a number of highly subjective qualitative and quantitative assumptions made by management, and management’s assessment of the timing of an initial public offering.

In fiscal 2009, a fair value gain of $100.2 million (2008—$6.0 million) was recorded as a result of re-measuring the derivative instrument. The gain was primarily driven by the reduction in the fair value of our shares.

Recent Accounting Pronouncements

In June 2009, the FASB issued FASB Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a Replacement of FASB Statement No. 162, or the Codification or FASB ASC. The FASB ASC will be the single source of authoritative non-governmental GAAP. In addition, any rules or interpretive releases of the SEC are also sources of authoritative GAAP for SEC registrants as provided under authority of federal securities laws. The FASB ASC is effective for interim and annual periods ending after September 15, 2009. All pre-Codification GAAP are superseded as described in FASB Statement No. 168. All other accounting literature not included in the Codification is non-authoritative. We adopted the Codification in the second quarter of fiscal 2010. The Codification did not have a material impact on our consolidated financial statements. We have updated references to the FASB ASC, as appropriate.

In October 2009, the FASB issued Accounting Standards Update, or ASU, 2009-14, to address concerns raised by constituents relating to the accounting for revenue arrangements that contain tangible products and software. The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. Tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality will no longer be within the scope of guidance in the Software—Revenue Recognition Subtopic of the FASB ASC. The amendments in this ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are required to adopt this ASU in fiscal 2011. We are currently evaluating the effect that the adoption of this ASU will have on our consolidated financial statements.

In October 2009, the FASB issued ASU, 2009-13, to address the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This ASU provides amendments to the criteria in the Revenue Recognition—Multiple-Element Arrangements Subtopic of the FASB ASC. As a result of those amendments, multiple-deliverable arrangements will be separated in more circumstances than under existing GAAP. The amendments in this ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are required to adopt this ASU in fiscal 2011. We are currently evaluating the effect that the adoption of this ASU will have on our consolidated financial statements.

In May 2009, the FASB issued the Subsequent Events Topic of the FASB ASC. This Topic establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Topic sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This Topic is effective for interim or annual periods ending after June 15, 2009. We adopted this Topic in the first quarter of fiscal 2010. The adoption of this Topic did not have a material impact on our financial position or results of operations.

In April 2009, the FASB issued an amendment to the Financial Instruments Topic of the FASB ASC, which requires disclosures about fair value of financial instruments in interim as well as annual financial statements. This amended Topic is effective for periods ending after June 15, 2009. We adopted this amended Topic in the first quarter of fiscal 2010. The adoption of this Topic did not have a material impact on our financial position or results of operations.

In December 2008, the FASB issued additional guidance on the Defined Benefit Plans Topic of the FASB ASC, as it relates to employers’ disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance is effective for financial statements issued for fiscal years ending after December 15, 2009. We are required to adopt this Topic in fiscal 2010. The adoption of this will increase the disclosures in the fiscal 2010 year-end financial statements related to the assets of our defined benefit pension plans.

In April 2008, the FASB issued an amendment to the General Intangibles Other Than Goodwill Topic of the FASB ASC. This amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. We adopted this amendment in the first quarter of fiscal 2010. The requirements of the amendment are to be applied prospectively to intangible assets acquired after the effective date. As a result, the adoption did not have a material impact on our financial position or results of operations.

In September 2006, the FASB issued the Fair Value Measurements and Disclosure Topic of the FASB ASC. This Topic defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. In February 2008, the FASB amended this Topic to exclude fair value requirements on leases and delayed the effective date for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. We adopted certain provisions of the Topic in the first quarter of fiscal 2009. In the first quarter of fiscal 2010, we adopted the provisions previously deferred by the Topic, relating to non-financial assets and non-financial liabilities measured at fair value on a non-recurring basis. The adoption of these provisions did not have a material impact on our financial position or results of operations.

In December 2007, the FASB issued the Business Combinations Topic of the FASB ASC. This Topic significantly changes the accounting for acquisitions, both at the acquisition date and in subsequent periods. In April 2009, the FASB issued an amendment to this Topic, to address application issues raised by preparers, auditors and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This Topic is effective for public companies for fiscal years beginning on or after December 15, 2008. We adopted this amended Topic in the first quarter of fiscal 2010, which is applied on a prospective basis. The adoption did not have a material impact on our financial position or results of operations.

In June 2008, the FASB issued an update to the Derivatives and Hedging Topic. The objective of this Topic is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. This Topic outlines how an entity shall evaluate whether an equity- linked financial instrument (or embedded feature) is indexed to its own stock using the following two-step approach: (1) evaluate the instrument’s contingent exercise provisions, if any, and (2) evaluate the instrument’s settlement provisions. This Topic is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. On May 1, 2009, we recorded a cumulative effect adjustment for the adoption of this Topic based on the grant date fair value of the warrants issued and outstanding on such date and the change in fair value of the warrant liability from the issuance date through such date, which resulted in a change of $1.0 million to both our warrants and opening accumulated deficit on our consolidated balance sheet.

In August 2009, the FASB issued the Fair Value Measurements and Disclosure Topic of the FASB ASC. This Topic provides amendments to subtopic 820-10, Fair Value Measurements and Disclosure—Overall, for the fair value measurement of liabilities. This Topic provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets. The guidance in this Topic is effective for the first reporting period, including any interim period, beginning after issuance, which is our quarter end October 31, 2009. This Topic did not have a material impact on our consolidated financial statements.

In January 2010, the FASB issued an update to the Consolidation Topic to the FASB ASC. This Topic provides amendments to subtopic 810-10. This update affects accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or non-profit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitute a business or non-profit activity for an equity interest in another entity. This update is effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. We do not currently have any minority interests, and as a result we do not expect adoption of this Topic to have a material impact on our consolidated financial statements.

BUSINESS

Overview

We are a leading provider of integrated communications solutions focused on the SME market. We also have a strong and growing presence in the large enterprise market with a portfolio of products that supports up to 65,000 users. Our IP-based communications solutions consist of a combination of IP telephony platforms, which we deliver as software, appliances and desktop devices, and a suite of UCC applications that integrate voice, video and data communications with business applications. We refer to these IP telephony platforms and UCC applications as integrated communications solutions, because they meet our customers’ specific communications needs. We believe that our solutions, which can include associated managed and network services, enable our customers to realize significant cost benefits and to conduct their business more effectively.

We have delivered innovative communications solutions to our customers for over 35 years. Over the past decade, we have made a significant investment in developing our IP-based communications solutions and transitioning our distribution channels to take advantage of the industry’s shift from legacy systems to IP-based solutions, including UCC applications. Our research and development has produced a global portfolio of over 1,200 patents and pending applications, and provides us with the expertise to anticipate market trends and meet the current and future needs of our customers. As part of our business strategy, we acquired Inter-Tel in August 2007, which significantly enhanced our ability to target SME customers with our IP solutions by expanding our U.S. distribution and managed service capabilities. Today, we have a direct and indirect distribution channel, which addresses the needs of customers in 90 countries through our 80 offices and more than 1,600 channel partners worldwide. We also differentiate our solutions and enhance our channels to market through strategic relationships with innovative technology partners.

Since the introduction of our IP-based systems in 1999, we have shipped more than 120,000 IP-based appliances to support the communications needs of over 6.6 million users. Our solutions are scalable, flexible and easy to deploy, manage and use. We have designed our appliances to allow access to our solutions from mobile devices. Our solutions interoperate with various systems supplied by other vendors, which allows our customers to preserve their existing communications investments and gives them the flexibility to choose the solutions that best meet their particular needs. We also offer our customers the flexibility of an end-to-end solution, in which our appliances and applications are integrated with our managed services (including a combination of leasing, design and field services) and network services (including voice and data connectivity, long distance and hosted applications).

Industry

Market Trends

Businesses are increasingly focused on deploying comprehensive communications solutions that reduce cost, increase productivity and provide competitive advantages. These solutions need to be flexible in order to respond to the following trends driving growth in the communications market.

Evolution to a converged IP-based environment

Historically, businesses have used an IP-based data network for their data communications and a separate telephony network for their voice communications. These legacy telephony networks are based on circuit-switched technology, which use proprietary operating systems, limiting their ability to integrate communications with other business processes and applications. Additionally, these legacy networks are expensive to manage, maintain and scale as an organization grows. As a result, businesses are migrating to IP-based communications solutions that can address their voice, video, data and business applications requirements within a single converged network.

While the costs of maintaining inefficient, legacy infrastructures are high, businesses face a number of challenges as they look to move to more cost effective, integrated IP-based networks. Many businesses, for budget and technical reasons, prefer to transition to an IP-based network over time rather than in a single phase. A transition period allows businesses to leverage their existing investment and gradually adopt next generation communications capabilities.

The transition to IP-based communications solutions provides significant benefits for businesses, including:

•	enhanced workforce productivity by providing access to communications solutions wherever users are located—in the office, at home or in a remote location;

•	reduced costs of deploying, operating, supporting and growing their communications infrastructure;

•	the creation of highly functional applications that can be distributed easily at a much lower cost than is the case with legacy systems; and

•	the use of open standards, which enable interoperability and permit partners, channels and customers to select and integrate third party applications.

Adoption of software-based solutions and UCC applications

The evolution to converged IP-based networks has given rise to two important trends: the transition from hardware-based to software-based communications solutions and the ability to deliver UCC applications. While these trends were initially adopted primarily by large scale enterprises, the lower cost of ownership and implementation is increasingly driving adoption among SMEs, which we define as enterprises with up to 1,000 employees.

The transition to software-based communications solutions provides operational cost benefits and the ability to integrate communications with other business processes and applications. Software-based communications solutions provide the customer with the flexibility to implement these solutions either on their own premises, as an appliance or integrated into a data center, or offsite as a hosted service.

UCC allows businesses to move beyond basic fixed telephony and disparate communications tools toward integrated multi-media communications and collaboration between users, wherever they may be located. UCC includes the integrated use of various media and messaging, such as voice, video and data. Collaboration tools, such as audio, video and web-based conferencing tools, can also be integrated on a UCC platform.

Adoption of business mobility solutions

As workforces become increasingly mobile, businesses need communication platforms that allow employees to seamlessly access solutions from their mobile devices. Gartner, in a report published in December 2008, predicts that by 2012, 23% of enterprise mobile users will have fully substituted their desktop device for a mobile device, up from 4% in 2008(1). Given the rapid adoption of mobile devices as network access interfaces, businesses require a full suite of mobility enabled UCC applications to optimize workforce productivity.

Evolution to managed services

SMEs are increasingly interested in outsourcing management of their communications requirements through managed service offerings. Managed services may include equipment leasing, design, installation,

(1)	Gartner, Inc., “Enterprise Mobile Phones Will Replace Desktop Phones in North America,” December 2008, Phillip Redman.

ongoing support, network services or various professional services. Managed services offerings allow businesses to focus on their core expertise and, in some cases, substitute what would otherwise be a large capital expenditure for a predictable operating expense. An effective managed service offering creates efficiencies, allowing for reduced operational costs and, as a result, a reduction in total cost of ownership of the communications systems.

SMEs are less likely to have the resources needed to respond to increasingly complex communications infrastructure and, as a result, are more willing to fully outsource their communications needs if the economic benefits are compelling. In addition, as the proliferation of converged IP-based networks continues to improve the quality of hosted services, managed service providers will increasingly offer a mix of on-premise and hosted solutions, resulting in increased value for customers.

The Market Opportunity

The market for IP telephony solutions is growing as businesses continue to transition from legacy telephony infrastructure. According to a report published in December 2009, Gartner forecasts the global enterprise IP telephony market will grow from $7.3 billion in 2009 to $11.8 billion in 2013, a compound annual growth rate, or CAGR, of 12.9%(1). Further, Gartner forecasts that the installed base of IP-based telephony will grow from approximately 24% of the total telephony installed base in 2008 to over 50% in 2013(2).

The market for UCC is also growing as businesses move beyond basic fixed telephony and disparate communications tools toward integrated, multi-media communications and collaboration between users, wherever they may be located. Forrester estimates that UCC was a $1.7 billion market in 2008 and will grow to $14.5 billion in 2015, a CAGR of 36%(3).

The market for managed services is growing as businesses are increasingly interested in outsourcing management of their communications requirements through managed services offerings. According to T3i Group, this market in the United States, which T3i Group calls “converged services,” was a $3.8 billion market in 2009 and will grow to $6.9 billion in 2013, a CAGR of 16.3%(4).

As a result of these developments, there is a need for business communication solutions that are scalable, software-based and capable of interoperating with legacy telephony infrastructure, and that offer flexible implementation and managed service options.

Our Competitive Strengths

We believe our competitive strengths position us well to capitalize on the opportunities created by the market trends in our industry. These strengths include:

Leadership in the SME communications market

We are a recognized leader in the SME communications market. By developing a full range of solutions that address the widely varying product and service requirements of SMEs, we have built a diverse and loyal customer base. In the SME segment for 2009, we were the third largest provider of converged IP telephony lines

(1)	Gartner, Inc., “Forecast: Enterprise Telephony Equipment, Worldwide, 2004-2013, (4Q09 Update),” December 2009, Megan Fernandez.
(2)	Gartner, Inc., “Forecast Analysis: Enterprise Communications Applications, Worldwide, 2004-2013, (3Q09 Update),” September 2009, Steve Cramoysan et al.
(3)	Market Overview: Sizing Unified Communications, Forrester Research, Inc., February 2009.
(4)	T3i Group LLC, “InfoTrack for Unified Communications: 2009 Enterprise and SMB Market Forecasts,” June 2009.

in North America(5) and second largest provider of IP telephony extensions in the United Kingdom(6). We believe we are well positioned to further capitalize on future growth in integrated communications solutions for the SME market.

Comprehensive portfolio of IP-based communications solutions

We offer a comprehensive portfolio of IP-based communications solutions, which consist of IP telephony platforms and UCC applications. These solutions are designed to provide implementation flexibility so that businesses can transition to an IP-based network over time while maintaining a seamless unified communications experience. Our IP-based communications platforms efficiently scale from small businesses to large distributed enterprises. We believe our comprehensive integrated communications solutions provide our customers with significant flexibility, cost efficiency and enhanced employee productivity as they transition to converged IP-based environments and UCC.

Focus on software-based innovation and UCC

Our history of success as an early adopter of software-based communications solutions has provided us with the foundation for continued innovation in IP-based communications and UCC. We have a broad portfolio of over 1,200 patents and pending applications, covering over 450 inventions, in areas such as VoIP, collaboration and user availability information, also known as presence. We believe our expertise in software-based innovation will allow us to maintain a leading-edge product portfolio, offering our customers improved functionality and economics.

End-to-end managed services and network services offerings

We provide a comprehensive managed services offering, which includes products, complete installation and ongoing maintenance, professional services and network connectivity, complemented by a range of financing alternatives. Our managed services offering allows businesses to focus on their core expertise and, in some cases, substitute what would otherwise be a large capital expenditure for a predictable operating expense. These managed services relationships provide us with recurring revenue and significant visibility into our customers’ future communications needs. We have a strong record of leveraging these relationships into new revenue opportunities.

In addition, through our network services, we offer SME customers local and long-distance voice services, internet access and comprehensive data network offerings on our partners’ networks. Our network services allow us to expand connectivity options for our customers and enhance the functionality of our solutions.

Leading global distribution channel

We have a flexible go-to-market strategy tailored to our target markets, enabling us to more effectively reach vertical and geographic markets around the world. Our distribution network includes our value-added resellers, service providers, high-touch sales and direct channel, all of which we leverage in parallel depending on customer requirements and opportunities. We design our offerings to complement our channel partners’ capabilities, reduce their expenses and enhance their profitability and competitiveness, all of which increases our channel partners’ loyalty to us. Today, we have over 1,600 channel partners in 90 countries, including 130 exclusive channel partners in the United States.

(5)	T3i Group LLC, “InfoTrack for Enterprise Communications Summary Results N. America: Q309, December 2009, and Q409, February 2010 Reports.”
(6)	MZA Ltd., “The World Corded PBX/IP PBX Market UK Quarterly Edition—Pivot Tables Q4 2009,” March 2010.

Strategy

Our strategy is to increase our SME market share and expand our target markets by enhancing our IP-based communications solutions, including UCC applications, and selling these solutions through our global distribution channel. To accomplish this objective, we intend to:

Leverage our highly scalable business model

•

We intend to capitalize on our existing, broad customer base to generate additional revenue from system expansion and upgrades and the provision of new applications, managed services and network services.

•	We intend to leverage our global sales and distribution network to further penetrate our target markets.

•	We intend to leverage our existing solutions portfolio to further expand our position in larger enterprise and international markets.

•	We expect our increasing emphasis on software-based solutions will improve our long-term operating performance due to higher margins and lower fulfillment costs.

•

We have formed a network of strategic partnerships and alliances that we expect will enable us to further improve the functionality and features of our solutions through joint research and development activities.

Invest in innovation to drive growth

•

We intend to continue to capitalize on ongoing industry trends through early and targeted investment in research and development. As a result of our investments in IP-based communications solutions, we believe we are now well positioned to capture growth in the developing UCC market. Furthermore, we are at the forefront of the transition in communications technology from hardware-based to software-based communications solutions, and will continue to invest in software to increase the functionality and versatility of our offerings.

•

We will continue to leverage our proven expertise and leading position in the SME market by strategically investing in the development of solutions that effectively address the widely varying product and service requirements of SMEs and larger enterprises characterized by similar requirements.

•	We will continue to pursue strategic technology and distribution relationships, alliances and acquisitions that further enhance our integrated communications offerings.

Continue to develop our global distribution channel

•	We will continue to invest in supporting and enhancing our global distribution channel to capitalize on the industry trends towards software-based communications solutions and UCC.

•	We intend to broaden our channels to market by leveraging the channels of our strategic partners.

•	We plan to aggressively target channel disruption, resulting from industry consolidation, to grow our distribution channel and ultimately our market position.

Expand managed and network services offerings

•

Our existing managed services offering and customer base form an important foundation from which we intend to capitalize on the new opportunities for hosted services and communications-as-a-service in our target markets.

•	We plan to leverage our applications by introducing additional software-based communications solutions that enable the delivery of cost-effective hosted IP-based communications solutions.

Our Solutions

Our IP-based communications solutions include a combination of IP telephony platforms, which we deliver as software, appliances and desktop devices, and a suite of UCC applications that integrate voice, video and data communications with business applications. These can be complemented with our network services and managed services.

We focus on ensuring that our products address a broad range of customer and geographic markets. Our solutions are scalable, flexible and easy to deploy, manage and use. We believe that our solutions, including our managed and network services, enable our customers to realize significant cost benefits and to conduct their business more effectively.

IP Telephony Platforms

Software

Our IP telephony software provides the foundation of our integrated communication solutions. In order to efficiently address specific markets, taking into account business size, operations, infrastructure, deployment and price, our IP telephony software may be deployed on industry standard servers or on functionally optimized appliances.

Our Mitel Communications Director, or MCD, is a software product suitable for small to large enterprises addressing both pure-IP telephony and hybrid IP telephony markets worldwide. This software performs a variety of functions, including multi-media call control and communications, which allows business users to reach each other, share information and collaborate. MCD can be deployed on industry standard servers, virtualized data center environments or on the Mitel 3300 ICP appliance. Our Multi-instance Communications Director, or MiCD, uses virtualization techniques to run multiple MCDs on a single server. To address businesses that have multiple locations and geographically dispersed data centers, the MCD, and its MiCD and 3300 ICP variants, can be deployed across many different locations yet integrated to create a seamless system. We intend to leverage this platform as part of our network services offering within a hosted environment.

Appliances

Our appliances are optimized yet expandable packages combining the more popular software and hardware capabilities of their intended market. These appliances include:

•

Our Mitel 3300 ICP bundles MCD, certain mobility and UCC applications as well as legacy connectivity, and which can be deployed, if required, as a simple IP to legacy gateway and upgraded through licensing to a fully integrated communications appliance.

Mitel 3300 ICP

•

Our Mitel 5000 CP is an integrated communications appliance addressing the unique feature requirements in North America and the United Kingdom for small businesses with 20 to 250 users. The Mitel 5000 CP addresses both IP and traditional communications needs through an IP-centric hybrid architecture, which allows us to leverage existing customer infrastructure.

•

Our Mitel 1000/3000 CS serves the two to 30 user segment of the small business market with our Mitel 1000 and 3000 integrated communications appliances. These appliances provide complete communications capability and broadband and wireless connectivity in a single unit, utilizing a common hardware and software architecture.

Desktop Devices

Our desktop devices include a broad range of IP and digital phones, specialty desktop devices and peripherals, which are recognized in the industry for ease of use, feature set and style. Our IP phones are designed to work across our IP telephony software and appliances, allowing businesses to retain their existing phones as their requirements evolve and providing our channels to market with the ability to minimize their fulfillment and training requirements. These phones also support the SIP standard, allowing them to be used with telephony products supplied by other vendors. Our mid-market and premium IP phones have large, high quality graphical displays which enable easy access to a variety of business applications and web content.

We also offer a variety of specialty desktop devices, including IP operator consoles and conference units, and peripherals that augment our desktop devices. These peripherals include cordless handsets and headsets, receptionist key modules and other modules such as Wi-Fi and gigabit ethernet connectivity, Sun Microsystems, Inc.’s Sun Ray thin client and local phone line integration that enable local enhanced 9-1-1 calling for remote workers. In addition, we partner with industry leading vendors to provide other specialized devices, such as Wi-Fi and wireless phones.

Mitel 5360	Mitel 5330 with cordless headset and handset

UCC Applications

We offer a broad range of UCC applications that can be deployed in a variety of ways. Our UCC suite of applications work across our MCD and Mitel 5000 platforms, and can also be deployed on industry standard servers in data centers or on our own appliances such as the 3300 ICP.

Our UCC applications include:

•

Unified Communicator Advanced—single-user interface to access all unified communications capabilities, including desktop, web and mobile phone, with features that include soft phone capabilities and presence.

•	Mobility—extend business communications capabilities to mobile devices, improving the ability of employees to connect with the office and be productive.

•	Mitel TeleCollaboration Solution—high definition telepresence, integrated with collaboration and desktop sharing.

•	Customer Interaction Solutions—multi-media capable application for the operation and management of contact centers.

•	Unified Messaging—unified multi-media messaging, including email, fax and voicemail, with integration into messaging products such as Microsoft Exchange and IBM Lotus Notes.

•	Audio & Web Conferencing—collaboration and conferencing tools for users including audio conferencing, webcasting and document sharing.

•	Speech Auto Attendant—automated attendant allowing incoming callers to select departments and reach employees by speaking their names.

•	Teleworker Solution—simple and secure Mitel and SIP telephone operation and communications for remote and home based users over the public internet.

•	Business Dashboard—easy to use business analytics of communications system usage.

Network services

We offer connectivity and network services and hosted applications, which we refer to as network services, that can be integrated with our products and delivered as part of our managed services. Our network services are offered only in the United States and are branded as NetSolutions®. We are licensed as a competitive local exchange carrier in 44 U.S. states and purchase network capacity wholesale from carriers, which we resell to our customers in various retail offerings. We do not operate our own network. Our network services enable us to offer our product solutions from the public network or in combination with our enterprise based products. NetSolutions® include the following types of services:

•	local access services;

•	long distance services;

•	data services such as internet access and private networking services; and

•	hosted offerings such as network monitoring and management, audio conferencing, web conferencing, hosted secure internet access and web hosting.

We plan to offer mobile voice and data services for our customers using our partners’ networks in the first half of 2010.

Managed services

We offer a comprehensive managed services portfolio to our customers. These managed services provide our customers with flexibility in integrating our solutions with their particular financial and operational needs. Our managed services include:

•	lifecycle management, such as project management, installation, training, maintenance, professional services, consulting, business requirements review and disaster recovery planning;

•	support, including product warranty and core software upgrades;

•	benefits such as a guaranteed renewal option, risk of loss coverage, fixed migration pricing, upgrade and expansion flexibility; and

•	financing of our solutions.

We offer a comprehensive package of managed services in the United States branded as the TotalSolution® program. We also offer some combination of our managed services in certain other countries.

Key Partnerships

One important result of the evolution of integrated communications solutions is the simplicity with which products and services, from a variety of sources, can be easily integrated to provide a better solution for customers. By partnering with others, we can concentrate on our core areas of expertise while leveraging the capabilities of our partners for the benefit of our customers.

We have four key types of partnerships: strategic alliances, operational partners, affiliates and solution alliances.

Our strategic alliances are generally leaders in adjacent markets or complementary technologies which, when combined with our products and services, create beneficial solutions for our customers. Our strategic partners include:

•	HP Procurve Networks. We partnered with HP Procurve to define an open standard method of delivering UCC applications on corporate data networks.

•	Microsoft Corporation. We were an early participant in integrating IP communications with Microsoft’s collaboration and office productivity suites.

•

Sun Microsystems, Inc. We were first to market with an integration of thin client computing and UCC including integration with Sun Microsystems’s identity management solutions. We also introduced a pre-integrated UCC application on Sun Microsystems’ hardware.

•

VMware, Inc. We partnered with VMware to create the first to market fully virtualized UCC application suite that allows customers’ information technology teams to integrate their communications solutions into their data center application strategy.

Our operational partners allow us to leverage their capabilities to optimize our operational expenses. These include external developers, contract manufacturers, integrators, consultants and professional services.

Our affiliate program with Wesley Clover International Corporation, a company controlled by Dr. Matthews, one of our principal shareholders and Chairman of our board of directors, allows us to benefit from early investment in complementary emerging technologies by Wesley Clover and its subsidiaries. See “Certain Relationships and Related Party Transactions.”

We have a large number of solution alliance partners who offer complementary solutions and expertise in areas that are not core to our business, many of which are integrated into our applications.

We also provide access to market for our partners by allowing our channel partners to purchase these third party products through us.

Industry Awards

We have won numerous awards for our product innovation, industrial design and performance. Some of these awards include:

•	Frost & Sullivan—Global Enterprise FMC Product Differentiation Innovation Award (2009)—Mitel Dynamic Extension

This award is one of 18 awards in our market sector presented by Frost & Sullivan, an independent research organization. Frost & Sullivan conducts research consisting of market participant interviews, end-user surveys and extensive secondary research and then presents the award to the company that receives the highest ranking.

•	CATAAlliance—Private Sector Innovation and/or Leadership in Advanced Technology Award (2009)—Mitel Dynamic Extension

The Canadian Advanced Technology Alliance annually presents awards in ten categories to Canadian companies exhibiting excellence in advanced technology. The CATAAlliance Board of Directors determines the three leading candidates in each category. These candidates are then submitted to the CATAAlliance membership for voting to determine the award winners.

•	Interop—Best of Interop Award, VoIP and Collaboration (2008)—Mitel Communications Suite

Interop is one of the most comprehensive conferences and expositions serving the information technology industry. In 2008, there were eleven Best of Interop awards. Each winner is determined by an independent panel of judges.

Customers

Since the introduction of our IP-based systems in 1999, we have shipped more than 120,000 IP-based appliances to support the communications needs of over 6.6 million users. Our largest customer represented only 0.7% of our revenues in fiscal 2009. Our broad customer base reflects our historical strength in the SME market as well as continued penetration among large enterprises.

We have also developed a comprehensive understanding of certain vertical markets such as education, government, healthcare, hospitality and retail. Our solutions can be tailored to meet the business communications needs of these and other vertical markets.

The following are examples of our end-user customer base in various geographies:

Customer	Region
Chicago Public Schools	United States

InterContinental Hotels Group PLC	United States

Madison Memorial Hospital	United States

MedQuist Inc.	United States

Michigan Technological University	United States

MOS Group, Inc. (Mortgage Outreach Services)	United States

Premier Beverage Company, LLC	United States

Rosewood Hotels & Resorts	United States

The Philadelphia Phillies	United States

Westgate Resorts (Central Florida Investments, Inc.)	United States

Auchan (Groupe Auchan, S.A.)	EMEA

Cardiff Council	EMEA

Dubai International Airport	EMEA

Government of the Netherlands (OverheidsTelecom 2006)	EMEA

PGA European Tour	EMEA

Salford City Council	EMEA

University College London Hospital	EMEA

Hôpital Montfort Hospital	Canada and CALA

The Ontario Association of Community Care Access Centres	Canada and CALA

Secretary of Government—Mexico	Canada and CALA

Sonorad	Canada and CALA

Great Ocean Road Real Estate	Asia Pacific

Mowbray College	Asia Pacific

PetroChina Company Limited	Asia Pacific

Safe2Travel Pte Ltd	Asia Pacific

Sales and Marketing

We have a direct and indirect distribution channel, which addresses the needs of customers in 90 countries through our 80 offices and more than 1,600 channel partners worldwide. We differentiate our solutions and enhance our channels to market through strategic relationships with innovative strategic partners.

Our distribution network includes value-added resellers, service providers, high-touch sales and direct channel. We complement and support our channel partners in selected markets using a sales model whereby our sales staff works either directly with a prospective customer, or in coordination with a channel partner in defining the scope, design and implementation of the solution.

Our channel partners are supported by teams of regional account managers, systems engineers, technical account managers and support staff. To complement our channel partner network, we also provide support to independent consultants who assist companies with network design, implementation and vendor selection.

We believe our extensive channel partner network combined with our corporate and regional support allows us to scale our business for volume and sell our solutions globally, resulting in an efficient cost of sale model. We recruit our channel partners with a focus on expanding our market coverage and supporting the skills needed to successfully sell, implement and support IP-based communications solutions. Where we can benefit from operational savings, we perform our own product fulfillment and order logistics, rather than relying on a wholesale distribution network. By performing these functions ourselves, we support our strategy of ensuring global continuity of supply by leveraging in-house logistics, distribution and inventory management with our contract manufacturers. We provide a secure, internet-based distribution and licensing capability for software fulfillment and upgrades, which provides efficiency and reduced distribution costs.

Our marketing organization employs a comprehensive strategy to enhance our brand and brand attributes, generate demand, attract and retain channel partners, differentiate our product offerings and develop solutions for specific industry markets. Brand development is conducted through advertising, media articles, trade conferences, launch campaigns, analyst and public relations, social media and web content delivery. We view public relations as a key element of our marketing strategy to increase our brand awareness. Our channel marketing programs are designed and administered to provide benefits and incentives to ensure competencies, customer satisfaction and quality in the delivery of our solutions to market. Sales promotions and campaigns are conducted for channel partners and customers, to encourage the sale of specific products or in support of new product introductions. Our marketing organization conducts product launches and develops materials and programs for our portfolio of solutions. We also operate demonstration and executive briefing centers equipped with our latest solutions. These centers are used by both our channel partners and our own staff to demonstrate our solutions to existing and prospective customers.

As of January 31, 2010, our sales and marketing organization consisted of 636 employees.

Manufacturing and Supply Chain Management

A significant amount of our portfolio consists of appliances and desktop devices. Our objective is to deliver high quality and differentiated products to our channel partners and customers while optimizing our operational cost structure and ensuring continuity of supply. To enable this, we use a three-pronged strategy, which includes: leveraging our contract manufacturers and component suppliers; protecting supply continuity; and ensuring manufacturing portability across manufacturers.

We have combined our hardware, research and development teams and supply chain management teams to ensure design decisions are made early to optimize the use of our component suppliers and contract manufacturers. This combined organization also allows us to better leverage the development resources of our contract manufacturers, giving us flexibility to respond quickly to our customer requirements and reduce our manufacturing costs.

We use high volume contract manufacturers and component suppliers. We require our component suppliers to make information visible so that we can assess their performance for technical innovation, financial strength, quality, support and operational effectiveness.

Our primary contract manufacturers are BreconRidge and Flextronics. We have had a manufacturing relationship with Flextronics since 2006 and with BreconRidge since that company was spun out of our business in 2001. We do not have any long term purchase commitments with either contract manufacturer. BreconRidge is a related party of ours. See “Certain Relationships and Related Party Transactions—BreconRidge Corporation.”

In order to ensure our continuity of supply and reduce supply chain barriers, our products are designed for manufacturing portability. Approximately 95% of our hardware revenue is portable between contract manufacturers, with a lead time of typically not more than 14 weeks. We also implement portable designs by limiting the use of custom and sole source components and adhering to industry standard Design For Manufacture and Design For Test guidelines. We dual source the majority of our high volume products, including our core IP telephony platforms. Approximately 52% of our hardware is currently dual sourced, primarily between Flextronics and BreconRidge. However, approximately 5% of hardware, primarily legacy systems and devices, are sole sourced.

We manage our own product distribution facilities either directly or through the use of third party logistics management specialists, and, in some regions, wholesale distributors, all of which are managed by our logistics team. This is implemented with geographically diverse points of distribution, with our principal facilities being in the United States, Canada and Europe.

Research and Development

Our history of success as an early adopter in software-based communications solutions has provided us with the foundation for continued innovation in IP-based communication solutions and UCC applications. We have invested in our research and development practices to take advantage of new methodologies, in part enabled by the technology shift itself. Our research and development efforts are focused on initiatives which we believe are highly likely to provide compelling returns. We achieve this goal through effective partnerships, lead customer engagement, operational measurement and organizational best practices.

We invest in partnerships that allow us to focus on our core areas of expertise while leveraging the core capabilities of our channel partners, which yields a higher value to our customers with minimized investment. We engage lead customers and our channel partners early in our development programs to benefit from their knowledge in the expectation that it will result in better products and more cost effective research and development. We also employ specific processes which allow us to respond quickly to near-term customer and market requirements.

In order to maximize our operational effectiveness, we maintain key metrics which are regularly reviewed for continuous improvement of the overall organization and product portfolio. These metrics cover responsiveness, agility, predictability, innovation and patent creation and efficiency and complement our ISO9001 and ISO14001 certifications.

As of January 31, 2010, our research and development organization was comprised of 416 personnel with 9.2 software developers for each hardware developer. Our research and development personnel are primarily located in three locations: Ottawa, Canada; Chandler, Arizona; and Dublin, Ireland. Our center in Ottawa, Canada is responsible for our MCD platform as well as our messaging, contact center and mobility centered applications. Our center in Chandler, Arizona, near Phoenix, is responsible for our products focused on the SME market and our advanced collaboration applications. Our center in Dublin, Ireland is responsible for our small and very small business products.

Intellectual Property

Our intellectual property assets include patents, industrial designs, trademarks, proprietary software, copyrights, domain names, operating and instruction manuals, trade secrets and confidential business information. These assets are important to our competitiveness and we continue to expand our intellectual property portfolio in order to protect our rights in new technologies and markets. We have a broad portfolio of over 1,200 patents and pending applications, covering over 450 inventions, in areas such as VoIP, collaboration and presence.

We leverage our intellectual property by asserting our rights in certain patented technologies. Certain companies have licensed or offered to purchase patents within our portfolio. We believe that our patent portfolio helps us counter allegations of infringement on the patents held by our competitors.

Our solutions contain software applications and hardware components that are either developed and owned by us or licensed to us by third parties. The majority of the software code embodied in each of our core call-processing software, IP-based teleworker software, wireless telephony software applications, integrated messaging and voicemail software and collaboration interfaces has been developed internally and is owned by us.

In some cases, we have obtained non exclusive licenses from third parties to use, integrate and distribute with our products certain packaged software, as well as customized software. This third party software is either integrated into our own software applications or is sold as separate self-contained applications, such as voicemail or unified messaging. The majority of the software that we license is packaged software that is made generally available and has not been customized for our specific purpose. If any of our third party licenses were to terminate, our options would be to either license a functionally equivalent software application or develop the functionally equivalent software application ourselves.

We have also entered into a number of non exclusive license agreements with third parties to use, integrate and distribute certain operating systems, digital signal processors and semiconductor components as part of our communications platforms. If any of these third party licenses were to terminate, we would need to license functionally equivalent technology from another supplier.

It is our general practice to include confidentiality and non-disclosure provisions in the agreements entered into with our employees, consultants, manufacturers, end-users, channel partners and others to attempt to limit access to and distribution of our proprietary information. In addition, it is our practice to enter into agreements with employees that include an assignment to us of all intellectual property developed in the course of their employment.

Employees

As of January 31, 2010, we had 2,353 employees of whom 613 were in Canada, 1,214 in the United States, 438 in the United Kingdom and 88 in other countries. At the end of fiscal 2009 we had 2,452 employees and at the end of fiscal 2008 and fiscal 2007 we had 2,956 and 1,518 employees, respectively. Our acquisition of Inter-Tel in fiscal 2008 accounts for the increased headcount in that year. None of our employees are unionized.

Since our acquisition of Inter-Tel, we have realized significant savings and improved operational efficiencies by streamlining and centralizing our back-end processes.

Our future success depends in large part on our ability to attract, retain and motivate our highly skilled managerial, professional and technical resources. Our compensation programs include opportunities for regular annual salary reviews, bonuses and stock options. Many of our employees are also common shareholders and over 88% of our employees hold options to acquire our common shares. We continue to actively recruit skilled employees and we believe that relations with our employees are generally positive.

Competition

Our competition is primarily from two groups of vendors: traditional IP communications vendors and software vendors who are adding communications and collaboration solutions to their offerings.

We compete against many traditional IP communications vendors, including in particular Avaya Inc. and Cisco Systems, Inc., as well as Aastra Technologies Limited, Alcatel-Lucent S.A., NEC Corporation, Panasonic Corporation, ShoreTel, Inc., Siemens Enterprise Networks and Toshiba Corporation. When competing against these companies we generally focus on the following factors:

•	the quality of our IP product portfolio and richness of our software applications;

•	the tailoring of our product offerings for the SME market;

•	the simplicity and usability of our software;

•	the application of our solutions to target markets, including certain vertical markets;

•	the differentiation offered through our managed and network services;

•	the interoperability with equipment supplied by other vendors and with legacy circuit-switched network equipment;

•	the scalability and flexibility of our architecture, and the ease of deployment in either a centrally-managed, remotely-distributed or hosted architecture;

•	the strength of our strategic alliances and the differentiated solutions that have been delivered from them; and

•	the ease of doing business with us and our channel partners.

The second group of competitors consists of software vendors who, in recent years, have expanded their offerings to address the UCC market. These competitors include Microsoft Corporation and Google Inc. When competing against these companies, we highlight our competencies and focus in communications solutions, our ability to migrate to IP-based solutions at a pace that makes sense for the customer and the functional richness of our software applications, in addition to the other factors listed above.

Our industry is also experiencing significant vendor consolidation. Recently, Avaya Inc. acquired Nortel Network’s Enterprise Solutions business, Cisco Systems, Inc. acquired TANDBERG ASA and Hewlett-Packard Company announced the acquisition of 3Com Corporation. We believe this consolidation creates an opportunity for vendors like us to capitalize on disruption among the channel partners of these consolidated businesses as a result of channel overlap or incompatible channel compensation arrangements.

Properties

We do not own any real property. The following table outlines significant properties that we currently lease:

Location	Purpose	Area (In Square Feet)	Expiration Date of Lease
Ottawa, Canada	Corporate Head Office/Sales/Research and Development (1)	482,244	February 15, 2011
Ottawa, Canada	Warehouse	9,000	February 15, 2011
Caldicot, United Kingdom	U.K. and EMEA Regional Headquarters	45,000	March 9, 2021
Chandler, AZ	Office/Sales/Research & Development	97,000	June 30, 2012
Tempe, AZ	Warehouse	68,000	June 30, 2012
Reno, NV	Office	74,000	November 14, 2018

(1)	Sublet to: General Dynamics Canada Ltd. until February 15, 2011 (42,930 square feet); InGenius Software Inc. until February 15, 2011 (4,026 square feet); and Wesley Clover International Corporation, a company controlled by Dr. Matthews, until November 30, 2010 (10,250 square feet).

The Ottawa facilities are leased from Kanata Research Park Corporation, a company controlled by Dr. Matthews, under terms and conditions reflecting what management believed were prevailing market conditions at the time the lease was entered into. See “Certain Relationships and Related Party Transactions.”

In addition to these significant properties, we also lease a number of regional sales offices throughout the world, including offices:

•	throughout the United States and Canada, including sales-service offices and distribution, demonstration and training centers across both countries;

•	throughout the United Kingdom, including London, Birmingham, Kettering, Northampton (England), Strathclyde, Glasgow (Scotland) and Dublin (Ireland);

•	throughout Continental Europe, the Middle East and Africa, including Belgium, France, Germany, the Netherlands, Saudi Arabia, Dubai and South Africa;

•	in Asia-Pacific, including Hong Kong, Shanghai, Beijing (China), Singapore and Sydney (Australia); and

•	in the Caribbean and Latin America, including in Mexico City (Mexico), Guaynabo (Puerto Rico), Rio de Janeiro (Brazil) and Barbados.

We believe that these facilities are adequate for our immediate needs and that additional space needed to accommodate any expansion would be available if required.

Legal Proceedings

We are involved in legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of our business. In particular, as is common in our industry, we have received notices alleging that we infringe patents belonging to various third parties. These notices are dealt with in accordance with our internal procedures, which include assessing the merits of each notice and seeking, where appropriate, a business resolution. Where a business resolution cannot be reached, litigation may be necessary. The ultimate outcome of any litigation is uncertain, and regardless of outcome, litigation can have an adverse impact on our business because of defense costs, negative publicity, diversion of management resources and other factors. Our failure to obtain any necessary license or other rights on commercially reasonable terms, or otherwise, or litigation arising out of intellectual property claims could materially adversely affect our business. As of the date of this prospectus, except for the items outlined below, we are not party to any litigation that we believe is material to our business.

On March 2, 2010, we issued a statement of claim against ShoreTel, Inc. in which we allege that ShoreTel, Inc. made false, misleading and defamatory statements about us and committed the tort of intentional interference with economic relations. We took this action to protect the reputation and brand of our Company.

On February 27, 2008, we issued a statement of claim against one of our customers for non-payment of invoices arising from the provision of hardware, software and services. The customer responded with a counterclaim for a return of amounts paid plus other unquantified costs. We believe that the counterclaim is without merit and continue to evaluate and defend the case vigorously.

Prior to our acquisition of Inter-Tel, certain former distributors of phone equipment under dealer agreements with Executone Information Systems, Inc., a company whose assets were acquired by Inter-Tel in January 2000, brought suit against Inter-Tel asserting that Inter-Tel was liable for Executone’s alleged breaches of such dealer agreements. We continue to defend the case vigorously.

Corporate Structure

We were incorporated in Canada under the CBCA on January 12, 2001 by Zarlink (formerly Mitel Corporation) in order to reorganize its communications systems division in contemplation of the sale of that business to companies controlled by Dr. Matthews. In a series of related transactions on February 16, 2001 and March 27, 2001, we acquired the “Mitel” name and substantially all of the assets, other than Canadian real estate, and subsidiaries of the Zarlink communications systems business. On August 16, 2007 we acquired Inter-Tel, now Mitel (Delaware), Inc.

We carry on our worldwide business directly and through our subsidiaries. Our material subsidiaries, each of which is wholly-owned, as of January 31, 2010 are shown on the chart below, with the jurisdiction of incorporation in parentheses:

Head and Registered Office

Our head and registered office is located at 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7 and our telephone number is (613) 592-2122.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information with respect to our directors and executive officers as of March 15, 2010. Unless otherwise indicated below, the business address for each of our directors and executive officers is 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7.

Name, Place of Residence and Business Address	Age	Position	Principal Occupation
Dr. Terence H. Matthews (1) Ottawa, Ontario, Canada	66	Chairman of the Board	Chairman of the Board of Mitel; Chairman of the Board of March Networks

Donald W. Smith Ottawa, Ontario, Canada	61	Chief Executive Officer and Director	Chief Executive Officer of Mitel

Peter D. Charbonneau (2) Ottawa, Ontario, Canada c/o Skypoint Capital Corporation 555 Legget Drive Tower B, Suite 830 Kanata, Ontario K2K 2X3	56	Lead Director	General Partner of Skypoint Capital Corporation

Benjamin H. Ball San Francisco, California, United States c/o Francisco Partners Management, LLC One Letterman Drive Building C — Suite 410 San Francisco, California 94129	44	Director	Partner of Francisco Partners Management, LLC

Andrew J. Kowal (3) San Francisco, California, United States c/o Francisco Partners Management, LLC One Letterman Drive Building C — Suite 410 San Francisco, California 94129	32	Director	Partner of Francisco Partners Management, LLC

Jean-Paul Cossart Versailles, France c/o Infoteria 12 rue Georges Blandon Louveciennes F-78430 France	62	Director	Associate Director of Infoteria of France

Gilbert S. Palter Toronto, Ontario, Canada c/o EdgeStone Capital Partners, L.P. The Exchange Tower 130 King Street West Suite 600, P.O. Box 187 Toronto, Ontario M5X 1A6	44	Director	Chief Investment Officer and Managing Partner of EdgeStone Capital Partners, L.P.

Norman Stout Phoenix, Arizona, United States c/o Hypercom Corporation 8888 East Raintree Drive Suite 300 Scottsdale, Arizona 85260	52	Director	Chairman of Hypercom Corporation

Name, Place of Residence and Business Address	Age	Position	Principal Occupation
John McHugh . . . . . . . . . . . . . . . . . . . Newcastle, California, United States c/o Brocade Communications 1745 Technology Drive San Jose, California 95110	49	Director	Chief Marketing Officer of Brocade Communications

Henry L. Perret . . . . . . . . . . . . . . . . . . Austin, Texas, United States	64	Director	Retired Executive

Paul A.N. Butcher (4) Ottawa, Ontario, Canada	47	President and Chief Operating Officer	President and Chief Operating Officer of Mitel

Steven E. Spooner Ottawa, Ontario, Canada	51	Chief Financial Officer	Chief Financial Officer of Mitel

Graham Bevington Chepstow, Wales, United Kingdom	50	Vice President and Managing Director, Europe, Middle East and Africa Region	Vice President and Managing Director, Europe, Middle East and Africa Region of Mitel

Richard F. Dell Reno, Nevada, United States	50	President, Mitel U.S.	President, Mitel U.S.

Gwilym Funnell Coogee, NSW, Australia	38	Vice President and Managing Director, Asia-Pacific Region	Vice President and Managing Director, Asia-Pacific Region of Mitel

Ronald G. Wellard Ottawa, Ontario, Canada	52	Executive Vice-President, Product Development and Operations	Vice President, Product Development of Mitel

(1)	Dr. Matthews routinely invests in and sits as a director on the boards of businesses that are at an early stage of development and that, as a result, involve substantial risks. Dr. Matthews was a director of Ironbridge Networks Corporation, which went into receivership in January 2001.

(2)	Mr. Charbonneau routinely invests in and sits as a director on the boards of businesses that are at an early stage of development and that, as a result, involve substantial risks. Mr. Charbonneau was a director of METConnex Inc., which filed a notice of intention to file for bankruptcy protection on September 28, 2006. Mr. Charbonneau resigned from the board of METConnex Inc. in June 2007.

(3)	Mr. Kowal routinely invests in and sits as a director on the boards of businesses that are at an early stage of development and that, as a result, involve substantial risks. Mr. Kowal has served as a director of MagnaChip Semiconductor LLC since September 2008. MagnaChip Semiconductor LLC filed for bankruptcy in June 2009.

(4)	Mr. Butcher was a director of Natural Convergence Inc. from August 2004 to November 2007. Natural Convergence Inc. filed for receivership in July 2009.

Executive officers are appointed by the board of directors to serve, subject to the discretion of the board of directors, until their successors are appointed.

Dr. Terence H. Matthews is our founder, our Chairman and a shareholder. Dr. Matthews has been a member of our board of directors since February 16, 2001 and has been involved with us and previously with Mitel Corporation (now Zarlink), for over 19 years. In 1972, he co-founded Mitel Corporation and served as its

President until 1985 when British Telecommunications plc bought a controlling interest in the company. In 2001, companies controlled by Dr. Matthews purchased a controlling interest in Mitel Corporation’s communications systems division and the “Mitel” trademarks to form Mitel. Between 1986 and 2000, Dr. Matthews founded Newbridge Networks Corporation and served as its Chief Executive Officer and Chairman. Dr. Matthews is also the founder and Chairman of Wesley Clover International Corporation, an investment group with offices in the United Kingdom and Canada with investments in telecommunications, real estate and leisure. In addition, Dr. Matthews is currently Chairman or serves on the board of directors of a number of high technology companies including March Networks Corporation, Bridgewater Systems Inc., CounterPath Corporation, TrueContext Corporation and DragonWave Inc. Dr. Matthews holds an honors degree in electronics from the University of Wales, Swansea and is a Fellow of the Institute of Electrical Engineers and of the Royal Academy of Engineering. He has been awarded honorary doctorates by several universities, including the University of Wales, Glamorgan and Swansea, and Carleton University in Ottawa. In 1994, he was appointed an Officer of the Order of the British Empire, and in the Queen’s Birthday Honours 2001, he was awarded a Knighthood.

Donald W. Smith joined us in April 2001 as CEO and a member of our board of directors. Mr. Smith has more than 30 years of experience in the communications technology industry, including over six years at Mitel Corporation (now Zarlink) which he joined in 1979 as a Product Manager and left in 1986, after over four years at the Executive Vice President level. In 1996, Mr. Smith founded and was President and Chief Executive Officer of Cambrian Systems Corporation, a company focusing on metro optical systems. In December 1998, Cambrian Systems was acquired by Nortel Networks Corporation and from then until January 2000, Mr. Smith was Vice President and General Manager of OPTera Solutions, a division of Nortel. In January 2000, Mr. Smith was promoted to President of Optical Internet, Nortel. Mr. Smith holds a Bachelor of Science degree in Engineering from Imperial College, London University.

Peter D. Charbonneau is a General Partner at Skypoint Capital Corporation, an early-stage technology venture capital firm, a position he has held since January 2001. From June 2000 to December 2000, Mr. Charbonneau was an Executive Vice President of March Networks Corporation. Mr. Charbonneau was appointed to our board of directors on February 16, 2001. Prior to his involvement with March Networks Corporation, Mr. Charbonneau spent 13 years at Newbridge acting in numerous capacities including as Chief Financial Officer, Executive Vice President, President and Chief Operating Officer and Vice Chairman. He also served as a member of Newbridge Networks Corporation’s board of directors between 1996 and 2000. Mr. Charbonneau currently serves on the board of directors of a number of other technology companies, including BreconRidge, CounterPath Corporation, March Networks Corporation, Canadian Broadcasting Corporation, Teradici Corporation, Trellia Networks Inc. and True Context Corporation. Mr. Charbonneau holds a Bachelor of Science degree from the University of Ottawa and an MBA from University of Western Ontario. He has been a member of the Institute of Chartered Accountants of Ontario since 1979 and in June 2003 was elected by the Institute as a Fellow of the Institute in recognition of outstanding career achievements and leadership contributions to the community and to the profession. Mr. Charbonneau also holds the ICD.D certification, having completed the Directors’ Education Program of the Institute of Corporate Directors of Canada.

Jean-Paul Cossart is an Associate Director of Infoteria of France, a company that provides technological coaching. He has held this position since 2004. Mr. Cossart was appointed to our board of directors on October 23, 2007. Prior to his involvement with Infoteria, Mr. Cossart was Vice President Strategy and Marketing of Cofratel since 2002, a company that provides PBX and LAN integration for the enterprise market and was a subsidiary of France Telecom. Mr. Cossart also held several positions at Alcatel. Mr. Cossart’s experience has spanned carrier, corporate and consumer markets; telephony, data/internet and broadcast services; and international development, global sales and marketing. Mr. Cossart currently serves on the board of directors of DragonWave Inc. He is also a member of the executive committee of the French chapter of the Institute of Directors, United Kingdom. Mr. Cossart holds an Electronic Engineering degree from Ecole Supérieure d’Electricité.

Gilbert S. Palter is the Chief Investment Officer and Managing Partner of EdgeStone Capital Partners, L.P., a Canadian private equity firm. He has held this position since 1999 prior to which he was the founder, Chief Executive Officer and Managing Director of Eladdan Capital Partners, Inc., a private equity fund targeting middle-market Canadian and U.S. companies. Mr. Palter was appointed to our board of directors on April 23, 2004. Mr. Palter held the position of Vice President at Smith Barney Canada Inc. in 1995 and was Associate Managing Director of Clairvest Group Inc., a TSX-listed private equity fund, from 1993 to 1994. Mr. Palter is a member of the board of directors of a number of companies, including BreconRidge, Eurospec Manufacturing Inc., Stephenson’s Rental Services Inc. and the Continental Group and is Chairman of Specialty Catalog Corp. Mr. Palter holds Bachelor of Computer Science and Economics degrees from the University of Toronto and an MBA from Harvard Business School.

Benjamin H. Ball is a Founding Partner of Francisco Partners Management, LLC, which is a leading private equity firm focused exclusively on investing in the information technology market. Mr. Ball focuses primarily on investments in the communications and hardware systems sectors. Mr. Ball was appointed to our board of directors on October 23, 2007. He also serves on the board of directors of Data Connection, Electrical Components International, WatchGuard and WebTrends. Prior to founding Francisco Partners, Mr. Ball was a Vice President with TA Associates where he led private equity investments in the software, semiconductor and communications segments. Earlier in his career, Mr. Ball worked for AEA Investors, a New York-based private equity firm, and also for the consulting firm of Bain & Company. Mr. Ball holds a Bachelor of Arts degree from Harvard College and an MBA from Stanford Graduate School of Business.

Andrew J. Kowal was appointed to our board of directors on July 2, 2009. Mr. Kowal is a Partner with Francisco Partners Management, LLC and has been with the firm since 2001. Mr. Kowal focuses primarily on investments in the semiconductor and hardware systems sectors. He has served on the board of directors of ADERANT Holdings, Inc., Magnachip Semiconductor LLC and Metrologic Instruments, Inc., and was a principal participant in the execution and management of Francisco Partners’ investments in AMI Semiconductor and Ultra Clean Technology. Prior to joining Francisco Partners in 2001, Mr. Kowal was a member of Princes Gate Investors, the private equity arm of the Institutional Securities Division of Morgan Stanley, where he was responsible for the identification, evaluation and execution of private equity transactions in a variety of industries, including information technology and hardware. Mr. Kowal holds a Bachelor of Science in Economics degree, summa cum laude, from The Wharton School, University of Pennsylvania.

Norman Stout is the chairman of Hypercom Corporation, a public company headquartered in Phoenix, Arizona, and has held that position since December 2007. He has been a director of Hypercom Corporation since April 2003. Mr. Stout was appointed to our board of directors on October 23, 2007. He previously held the position of director and Chief Executive Officer of Inter-Tel from February 2006 to June 2008. He began his tenure at Inter-Tel in 1994 as a director. Four years later, he joined Inter-Tel as Executive Vice President, Chief Administrative Officer and President of Inter-Tel Software and Services. Prior to joining Inter-Tel, Mr. Stout was Chief Operating Officer of Oldcastle Architectural Products and since 1996, Mr. Stout also had served as President of Oldcastle Architectural West. Mr. Stout held previous positions as President of Superlite Block; Chief Financial Officer and Chief Executive Officer (successively) of Boorhem-Fields, Inc. of Dallas, Texas; and as a Certified Public Accountant with Coopers & Lybrand. Mr. Stout holds a Bachelor of Business Administration degree in Accounting from Texas A&M and an MBA from the University of Texas.

John McHugh was appointed to our board of directors on March 12, 2010. Mr. McHugh is an enterprise networking industry veteran with almost 30 years of related experience. Mr. McHugh is the Chief Marketing Officer for Brocade Communications Systems, Inc., which offers data center networking and end-to-end enterprise and service provider networking solutions. Prior to his current role, Mr. McHugh was Vice President and General Manager of Nortel Networks Limited’s Enterprise Network Solutions Business Unit and oversaw the restructuring and divestiture of that organization from Nortel. He also served briefly as a consultative executive at Silver Lake Management, L.L.C. where he worked on technology and company evaluations. Mr. McHugh also had a 26-year career at Hewlett-Packard Co., where he held a variety of executive management positions including Vice President and Worldwide General Manager of HP ProCurve. Mr. McHugh was responsible for global operations, sales, channels, marketing, research and development, strategic planning and business development. Mr. McHugh holds a Bachelor of Science in Electrical Engineering and Computer Science from the Rose-Hulman Institute of Technology.

Henry (Hank) Perret was appointed to our board of directors on March 12, 2010. Mr. Perret is recently retired from Zarlink Semiconductor, where he was Senior Vice President and General Manager of the Communication Products Group. Prior to joining Zarlink, Mr. Perret was President and Chief Executive Officer for Legerity, Inc., a communications company, from November 2003 to August 2007. From September 2001 to November 2003, he was the Chief Financial Officer for Legerity. Prior to joining Legerity, Mr. Perret was the Chief Financial Officer for Actel Corporation. Mr. Perret has also had financial roles at Applied Materials, Inc., National Semiconductor Corporation, Raytheon Semiconductor and General Electric Company. Mr. Perret serves on the Board of Directors of the Capital Area Food Bank in Austin and he holds a Bachelor of Science Degree in Business Administration with a concentration in Accounting from San Jose State University.

Paul A.N. Butcher has worked with us and previously with Mitel Corporation (now Zarlink) for over 17 years. Since February 16, 2001, Mr. Butcher has been our President and Chief Operating Officer. He was a member of our board of directors from February 2001 until October 2007. From 1998 until February 2001, he was Senior Vice President and General Manager of Mitel Communication Systems, a division of Mitel Corporation (now Zarlink), and from 1997 until 1998, Mr. Butcher was Managing Director for the Europe, Middle East and Africa region of Mitel Corporation where he focused on developing and delivering converged voice and data communications systems and applications for enterprises. Mr. Butcher has considerable international experience, including several European-based assignments as Marketing Director and General Manager of Mitel Communication Systems. Mr. Butcher holds a Hi Tech Diploma from Reading College of Art and Technology.

Steven E. Spooner joined us in June 2003 as Chief Financial Officer. Mr. Spooner has more than 25 years of financial, administrative and operational experience with companies in the high technology and telecommunications sectors. Between April 2002 and June 2003, he was an independent management consultant for various technology companies. From February 2000 to March 2002, Mr. Spooner was President and Chief Executive Officer of Stream Intelligent Networks Corp., a competitive access provider and supplier of point-to-point high speed managed bandwidth. From February 1995 to February 2000, Mr. Spooner served as Vice President and Chief Financial Officer of CrossKeys Systems Corporation, a publicly traded company between 1997 and 2001. Prior to that, Mr. Spooner was Vice President Finance and Corporate Controller of SHL Systemhouse Inc., also a publicly traded company. Mr. Spooner held progressively senior financial management responsibilities at Digital Equipment of Canada Ltd. from 1984 to 1990 and at Wang Canada Ltd. from 1990 to 1992. He is a Chartered Accountant and an honours Commerce graduate of Carleton University. Mr. Spooner also holds the ICD.D certification, having completed the Directors’ Education Program of the Institute of Corporate Directors of Canada.

Graham Bevington has been our Vice President and Managing Director of the Europe, Middle East and Africa Region since February 2001. Between January 2000 and February 2001, Mr. Bevington held the same position for Mitel Corporation (now Zarlink). From 1997 until December 1999, he was Managing Director at DeTeWe Limited. From 1986 until 1997, Mr. Bevington was Sales Director at Shipton DeTeWe Limited.

Richard F. Dell has been actively involved in the telecommunications industry for more than 20 years, working in several capacities including operations, marketing and sales management. Mr. Dell joined Inter-Tel in 1996 as Eastern U.S. Wholesale Sales Manager. He was promoted to National Sales Manager in 1998 and to Vice President, Major Accounts, in 2001. In 2003, Mr. Dell was named Vice President, Sales for Inter-Tel and assumed his current role of President, Mitel USA in March 2008. Prior to joining Inter-Tel, Mr. Dell spent six years as General Manager for TIE Communications, Inc. of Ohio/Indiana and eight years with Executone of Ohio.

Gwilym R. Funnell joined Mitel in May 2002 as General Manager for South Pacific Region. Since May 2008, Mr. Funnell held a role in marketing for the Asia Pacific region and in November 2008 was appointed Vice President and Managing Director, Asia Pacific Region. Prior to that he was the General Manager for March Networks Corporation from August 2001 and between 1990 and 2000 Mr. Funnell held progressively senior positions with Newbridge and its affiliated companies. Following the acquisition of Newbridge Networks Corporation by Alcatel, he held the position of Director of Solutions Marketing for Asia Pacific for the Carrier Internetworking Division. Mr. Funnell has over 19 years of experience in the information technology and telecommunications industry and holds a Bachelor of Engineering Honours degree from University of Manchester Institute of Science and Technology.

Ronald G. Wellard joined us in December 2003 as Vice President, Research and Development and currently holds the position of Executive Vice-President of Product Development and Operations. Prior to July 2003, Mr. Wellard was a Vice President at Nortel Networks Corporation and held the position of Product Development Director for Meridian Norstar from 1994 to 1999. Mr. Wellard has a Bachelor of Applied Science, Systems Design Engineering degree from the University of Waterloo.

Corporate Governance

Board of Directors

Our board of directors consists of ten members. Our articles of incorporation provide that the board of directors is to consist of a minimum of three and a maximum of fifteen directors as determined from time to time by the directors, and permit the directors to appoint additional directors in accordance with the CBCA within any fixed number from time to time. The directors have approved a fixed number of ten directors, until the next annual general meeting of the shareholders. The term of office for each of the directors will expire at the time of our next annual shareholders meeting. Under the CBCA, one quarter of our directors must be resident Canadians as defined in the CBCA. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Board Nomination Rights.”

Director Independence

Six of our directors are considered “independent”, as defined under the NASDAQ rules and for purposes of Canadian securities laws. Our independent directors are Peter Charbonneau, Benjamin Ball, Andrew Kowal, Jean-Paul Cossart, John McHugh and Hank Perret. For purposes of the NASDAQ rules, an independent director means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the company. A material relationship is a relationship that could, in the view of the board, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain individuals, such as employees and executive officers of the company, are deemed by Canadian securities laws to have material relationships with the company.

Our non-independent company directors are Donald Smith, Terence Matthews, Gilbert Palter and Norman Stout. Don Smith is deemed to be non-independent because he is our chief executive officer. Terence Matthews, as chairman of our board of directors, is also deemed non-independent as an executive officer of the company. Gilbert Palter is non-independent because he is a director of BreconRidge and the Chief Investment Officer and Managing Partner of Edgestone Capital Partners, L.P. Norman Stout is non-independent because of his former role as the chief executive officer of Inter-Tel. The NASDAQ rules and Canadian securities rules deem past employees of a company or its affiliates to be non-independent for a period of three years after the conclusion of their employment.

There are no family relationships among any of our directors or executive officers.

Four of our directors sit on the boards of directors of other public companies, as noted below:

Board Member	Directorships of other reporting issuers
Terence Matthews	March Networks Corporation Bridgewater Systems Inc. CounterPath Corporation TrueContext Corporation DragonWave Inc.

Peter Charbonneau	CounterPath Corporation(1) March Networks Corporation TrueContext Corporation(1)

Jean-Paul Cossart	DragonWave Inc.

Norman Stout	Hypercom Corporation

(1)	Peter Charbonneau sits on the boards of CounterPath Corporation and TrueContext Corporation on behalf of Skypoint Capital Corporation.

The chairman of our board is Terence Matthews. As chairman, Dr. Matthews’ role is to promote the board’s effectiveness in providing oversight to the Company. In particular, the chairman has the responsibility to:

•	preside over board meetings in an efficient and effective manner that is compliant with governance policies and procedures;

•	in conjunction with the chief executive officer, communicate and maintain relationships with the Company, its shareholders and other stakeholders;

•	set board meeting agendas based on input from directors and senior management;

•	work cooperatively with the lead director in fulfilling the lead director’s mandate and, in the event of a conflict in their duties, yield to the lead director; and

•	carry out other duties, as requested by the board or the chief executive officer.

For purposes of the NASDAQ rules and Canadian securities laws, Dr. Matthews is deemed not to be an independent director. Accordingly, we also have a lead director, Peter Charbonneau. The responsibility of the lead director is to provide independent leadership to the board and ensure that it functions in an independent manner. Together with the chairman of the board, the lead director ensures that the board understands its responsibilities and communicates effectively with its subcommittees and with management.

Since May 1, 2008, the beginning of our most recently completed fiscal year, board attendance has been as follows:

	Attendance at Board Meetings since May 1, 2008
Name	Number	Percentage
Dr. Terence H. Matthews	15/15	100%
Donald W. Smith	15/15	100%
Peter D. Charbonneau	15/15	100%
Benjamin H. Ball	15/15	100%
Andrew J. Kowal (1)	7/8	88%
Jean-Paul Cossart	15/15	100%
Gilbert S. Palter	10/15	67%
Norman Stout	13/15	87%
John McHugh (2)	1/1	100%
Henry L. Perret (2)	1/1	100%

(1)	Mr. Kowal joined the board of directors at the beginning of fiscal 2010 (May 1, 2009).

(2)	Mr. McHugh and Mr. Perret were appointed at our board meeting held March 12, 2010.

Board Mandate

The mandate of our board of directors is to oversee corporate performance and to provide quality, depth and continuity of management so that we can meet our strategic objectives. In particular, our board of directors focuses its attention on the following key areas of responsibility:

•	appointing and supervising the chief executive officer and other senior officers;

•	supervising strategy implementation and performance;

•	monitoring the financial performance and reporting of the Company;

•	identifying and supervising the management of the Company’s principal business risks;

•	monitoring the legal and ethical conduct of the Company;

•	maintaining shareholder relations; and

•	developing and supervising the Company’s governance strategy.

The board discharges many of its responsibilities through its standing committees: the audit committee, the nominating and corporate governance committee and the compensation committee. Other committees may be formed periodically by our board to address specific issues that are not on-going in nature. The duties and responsibilities delegated to each of the standing committees are prescribed in the respective charter of each standing committee.

Position Descriptions

The board has developed and implemented a written position description for each of the chairman, the lead director and the chief executive officer. Committees of the board each have a committee charter that sets out the mandate of the committee, which includes the responsibilities of the chair of each committee.

Orientation and Continuing Education

Director orientation and continuing education is conducted by the nominating and governance committee. All newly elected directors are provided with a comprehensive orientation on our business and operations. This includes familiarization with our reporting structure, strategic plans, significant financial, accounting and risk issues, compliance programs, policies and management and the external auditor. Existing directors are periodically updated in respect of these matters.

For the purposes of orientation, new directors are given the opportunity to meet with members of the executive management team to discuss our business and activities. The orientation program is designed to assist the directors in fully understanding the nature and operation of our business, the role of the board and its committees, and the contributions that individual directors are expected to make.

Ethical Business Conduct

The board has established a Code of Business Conduct, or Code, which governs the conduct of our board of directors, executives, employees, contractors and agents. A copy of the Code may be obtained by contacting the Global Business Ethics and Compliance Office of the Company.

Responsibility for ensuring compliance with the Code rests with the Global Business Ethics and Compliance Office of the Company, or Compliance Office, under the guidance of its director, who is also the general counsel of the Company. The Compliance Office ensures that the Code is distributed throughout the Company, monitors the ethics of the Company’s business practices, investigates potential breaches of the Code and engages in education on compliance with the Code. The audit committee periodically reviews the ethics monitoring conducted by the Compliance Office and updates the Code as required. The chair of the audit committee reports the results of his or her reviews to the board of directors following audit committee meetings and keeps the board apprised of matters considered by the committee.

Directors are prohibited by the Code from engaging in transactions on our behalf in which that director has, or a family member of that director has, a substantial beneficial interest. Among other things, this means that a director may not hold a financial interest in a customer, supplier or competitor of our Company or our subsidiaries; notwithstanding this prohibition, a director may own $25,000 worth of stock or two percent of a publicly owned corporation, whichever is greater. Permission to deviate from these rules must be obtained from the board. Moreover, prior to commencing service on our board, directors are required to disclose all potential conflicts of interest to our corporate secretary. If potential conflicts arise during a director’s tenure on the board, such conflicts must be immediately disclosed to our corporate secretary. Where a conflict of interest exists, a director is required by statute to abstain from voting on the matter and, by Company policy, is also required to recuse himself from any discussion on any matter in respect of which a conflict of interest precludes the director from voting.

Committees of the Board

The standing committees of our board of directors consist of an audit committee, a nominating and corporate governance committee and a compensation committee. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement—Committee Representation”.

Audit Committee.

Our audit committee is comprised of Messrs. Peter Charbonneau (Chair), Jean-Paul Cossart and Hank Perret. Our board of directors has determined that each of these directors meets the independence requirements of the rules and regulations of the NASDAQ and the SEC and Canadian securities laws. The board of directors has determined that each of these directors is financially literate. Peter Charbonneau (Chair) has been identified as an audit committee financial expert.

The principal duties and responsibilities of our audit committee are to assist our board of directors in discharging its oversight of:

•	the integrity of our financial statements and accounting and financial process and the audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our external auditor’s qualifications and independence;

•	the work and performance of our financial management, internal auditor and external auditor; and

•	our system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance, risk management and ethics established by management and our board.

Our audit committee has access to all books, records, facilities and personnel and may request any information about our company as it may deem appropriate. It also has the authority to retain and compensate special legal, accounting, financial and other consultants or advisors to advise the committee.

Our audit committee also reviews and approves related party transactions and prepares reports for the board of directors on such related party transactions.

All members of the audit committee have experience reviewing financial statements and dealing with related accounting and auditing issues. Each current member of the audit committee has the following relevant education and experience:

•

Peter Charbonneau is a general partner in Skypoint Capital Corporation, an early-stage technology venture capital firm. He previously served as the chief financial officer and chief operating officer of Newbridge Networks Corporation. Mr. Charbonneau has also served as a director and audit committee member at numerous companies, including Telus Corporation, March Networks Corporation, TrueContext Corporation, BreconRidge and Cambrian Systems, Inc. From 1977 to 1986, he worked as an accountant at Deloitte & Touche LLP (as it is now known). Mr Charbonneau holds a Bachelor of Science from the University of Ottawa, an MBA from the University of Western Ontario and is a Fellow of the Institute of Chartered Accountants of Ontario.

•

Jean-Paul Cossart is an Associate Director of Infoteria of France, a company that provides technological coaching. Prior to his involvement with Infoteria, Mr. Cossart was Vice President Strategy and Marketing of Cofratel, a former subsidiary of France Telecom that provides PBX and LAN integration for the enterprise market. Mr. Cossart also held several positions at Alcatel-Lucent S.A. and currently serves on the board of directors of DragonWave Inc. He is also a member of the executive committee of the French chapter of the Institute of Directors, United Kingdom. Mr. Cossart holds an Electronic Engineering degree from Ecole Supérieure d’Electricité.

•

Hank Perret recently retired from Zarlink Semiconductor, where he was Senior Vice President and General Manager of the Communication Products Group. Mr. Perret has previously served as Chief Executive Officer and Chief Financial Officer for Legerity, Inc. and has held financial roles at Actel Corporation, Applied Materials, Inc., National Semiconductor Corporation, Raytheon Semiconductor and General Electric Company. Mr. Perret holds a Bachelor of Science Degree in Business Administration with a concentration in Accounting from San Jose State University.

For additional information regarding the education and experience of each member of the audit committee relevant to the performance of his duties as a member of the audit committee see “— Executive Officers and Directors”.

Pre-approval Policies and Procedures. From time to time, management recommends to and requests approval from the audit committee for audit and non-audit services to be provided by our auditors. The audit committee considers such requests on a quarterly basis and, if acceptable, pre-approves such audit and non-audit services. During such deliberations, the audit committee assesses, among other factors, whether the services requested would be considered “prohibited services” as contemplated by the SEC, and whether the services requested and the fees related to such services could impair the independence of the auditors. Since the implementation of our audit committee pre-approval process in December 2003, all audit and non-audit services rendered by our auditors have been pre-approved by our audit committee.

External Auditor’s Fees. Deloitte & Touche LLP is our auditor. Fees billed by Deloitte & Touche LLP to the Company in fiscal years 2008 and 2009 were approximately $1,896,000 and $1,253,000, respectively, as detailed below.

	Fiscal Year 2008	Fiscal Year 2009
	(in thousands)
Audit fees(1)	$796	$944
Audit-related fees(2)	69	43
Tax fees(3)	153	81
All other fees(4)	878	185

Total	$1,896	$1,253

(1)	Audit fees billed by Deloitte & Touche LLP relate to professional services rendered for the audit and review of the Company’s consolidated financial statements and, as required, certain of its subsidiaries.

(2)	Audit-related fees billed by Deloitte & Touche LLP relate to defined contribution pension plans in Canada, the United States and the United Kingdom. They also include fees for accounting consultation and advisory services with respect to Sarbanes-Oxley internal controls.

(3)	Tax fees billed by Deloitte & Touche LLP relate to assistance with tax compliance, expatriate tax return preparation, tax planning and various advisory services.

(4)	All other fees include support services relating to the acquisition of Inter-Tel, including due diligence and integration assistance. In fiscal 2009, “all other fees” also included other non-audit attestation services.

Nominating and Corporate Governance Committee.

The board has established a nominating and corporate governance committee, which is responsible for identifying eligible candidates for membership on the board of directors and for recommending such candidates for election at annual general meetings. The committee is also responsible for developing and recommending the adoption of corporate governance standards by the board, as well as assessing the effectiveness of the board and its committees in implementing such governance standards. The nominating and governance committee periodically reviews the size and composition of the board. The committee makes recommendations for changes to the composition of the board based on the risk, opportunities and strategic direction of the Company. The committee is also responsible for monitoring the need to ensure that a majority of directors are independent.

More than a majority of the members of the committee are independent directors. Our nominating and corporate governance committee is comprised of Messrs. Peter Charbonneau (Chair), Benjamin Ball, Jean-Paul Cossart, Andrew Kowal, John McHugh, Hank Perret and Norman Stout. Each of Messrs. Charbonneau, Ball, Cossart, Kowal, McHugh and Perret is an independent director.

Compensation Committee.

The board has established a compensation committee, the purpose of which is to assist our board of directors in establishing fair and competitive compensation and performance incentive plans. A majority of the members of the committee are independent directors. Our compensation committee is comprised of Messrs. Benjamin Ball (Chair), John McHugh and Norman Stout. Each of Messrs. Ball and McHugh is an independent director. The compensation committee is responsible for annually reviewing the compensation of our directors, our chief executive officer and certain other senior executives. To ensure an objective process for determining compensation, the compensation committee considers a variety of pre-determined, objective criteria and consults with independent third party advisers. In each case, the committee reviews the compensation received in the most recent period and assesses its appropriateness in the context of the responsibilities and performance of the individuals and industry trends. On this basis, the committee makes its annual compensation recommendations to the board. More information on the process used to determine compensation for our directors and officers is set forth under “—Executive Compensation”.

In addition to making compensation recommendations to the board, the committee administers our 2001 Stock Option Plan and 2006 Equity Incentive Plan and may periodically recommend the adoption of other incentive compensation plans. The committee also conducts annual reviews of our succession plan, reviews our policies regarding loans to directors and senior officers and monitors and maintains our insider trading policy. To fulfill its mandate, the committee is empowered to retain legal, accounting, financial and other professionals. It is also entitled to full access to our books and records and may require our directors, officers and employees to provide information deemed necessary, by the committee to fulfill its mandate. More information on the role external consultants play in advising our Company on compensation is set out under “—Executive Compensation.”

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Assessments

The board, each of its standing committees and our individual directors will be assessed on an annual basis. Each assessment will be conducted with reference to the board mandate and committee charters, position descriptions, policies and guidelines established by the Company to provide its directors, officers and employees with guidance.

Director Compensation

Directors who are not employees receive the annual service retainers and fees for attending meetings set forth below:

Annual service on the board of directors (other than Chair)		C$25,000
Annual service as Chair of the board of directors		C$100,000
Annual service as member of the audit committee (other than Chair)		C$10,000
Annual service as Chair of the audit committee		C$15,000
Annual service as a member of other standing committees		C$7,500
Meeting fees (varies depending on whether in person, by phone and by Committee)	C$	500 – $2,000

Directors who are not appointed in their capacity as a representative of an institutional equity interest may elect to receive up to, but no more than, C$20,000 of their annual Board retainer in cash (payable quarterly) with the balance to be received in the form of stock options (or such other equity based compensation, as determined by the compensation committee and the Board). The two directors on our board who are eligible to receive cash as a portion of their retainer are Peter D. Charbonneau and Jean-Paul Cossart. All other directors receive their compensation in the form of stock options. Following the completion of this offering, we expect that the compensation of our directors will be reviewed with the intention that all directors other than our Chief Executive Officer will receive their compensation in a combination of cash or equity awards.

The stock options have been granted pursuant to the 2006 Equity Incentive Plan. The number of stock options granted is calculated using the cash value divided by the Black-Scholes value at the time of grant. There were no options exercised by directors during the fiscal year ended April 30, 2009.

A director who is not also an executive officer is reimbursed for any out-of-pocket expenses incurred in connection with attending board or committee meetings.

The following table sets forth a summary of compensation paid during the fiscal year ended April 30, 2009 to our non-executive directors:

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)		Non-equity incentive plan awards ($)	Pension value ($)	All other compensation ($)	Total ($)
Benjamin H. Ball	—	—	41,160	(1)	—	—	—	41,160
Peter D. Charbonneau	16,800	—	44,520		—	—	—	61,320
Jean-Paul Cossart	16,800	—	39,060	(2)	—	—	—	55,860
Thomas L. Ludwig	—	—	48,300	(1)	—	—	—	48,300
Terence H. Matthews	—	—	94,500		—	—	—	94,500
Gilbert S. Palter	—	—	27,720	(3)	—	—	—	27,720
Norman Stout	—	—	31,500		—	—	—	31,500

(1)	Stock options granted in connection with Mr. Ball and Mr. Ludwig acting as directors of Mitel were granted to Francisco Partners Management, LLC of which Mr. Ball and Mr. Ludwig are partners.

(2)	Stock options granted in connection with Mr. Cossart acting as a director of Mitel were granted to Scivias S.a.r.l., a company in which Mr. Cossart is a shareholder.

(3)	Stock options granted in connection with Mr. Palter acting as a director of Mitel were granted to EdgeStone of which he is a Principal.

NASDAQ Corporate Governance Rules

Rule 5620(c) of the NASDAQ’s corporate governance rules generally requires that a listed company’s by-laws provide for a quorum for any meeting of the holders of the company’s common shares of at least 33- 1/3 % of the company’s outstanding common shares. Rule 5605(d) of the NASDAQ’s corporate governance rules generally requires that the compensation of a listed company’s executive officers must be determined, or recommended to the board of directors for determination, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate or by a compensation committee comprised solely of independent directors. Rule 5605(e)(1) of the NASDAQ’s corporate governance rules generally requires that director nominees must be selected or recommended for the board of director’s selection either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominations committee comprised solely of independent directors.

Pursuant to the NASDAQ’s corporate governance rules we, as a foreign private issuer, have elected to comply with practices that are permitted under Canadian law in lieu of the provisions of Rule 5620(c),

Rule 5605(d) and Rule 5605(e)(1). Our by-laws provide that a quorum of shareholders is present at a meeting of our shareholders if the holders of 25% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall be not less than two persons. Our board of directors determines the compensation of our executive officers, with the assistance of the compensation committee of our board of directors. The nominating and corporate governance committee of our board of directors is generally responsible for selecting our director nominees, except that pursuant to the terms of the Shareholders’ Agreement, certain of our shareholders may nominate some members of our board of directors. See “Certain Relationships and Related Party Transactions – Shareholders’ Agreement – Board Nomination Rights.”

Executive Compensation

Compensation Discussion and Analysis

Our compensation program for executive officers is designed to attract, retain, motivate and engage highly skilled and experienced individuals who excel in their field. The objective of the program is to focus our executives on the key business factors that affect shareholder value.

Compensation for executive officers is comprised primarily of three main components:

•	base salary;

•	annual or short-term incentive plans; and

•	long-term incentive plans.

We set cash and equity compensation based on compensation paid to executives at comparable companies. Our compensation committee reviews executive officers’ overall compensation packages on an annual basis.

We retain independent compensation consultants from time to time to assist in determining executive compensation packages. The nature and scope of the services rendered by the consultants include:

•	assisting in identifying members of the our peer group for comparison purposes;

•	helping to determine compensation levels at the peer group companies;

•	providing advice regarding executive compensation best practices and market trends;

•	assisting with the redesign of any compensation program, as needed;

•	preparing for and attending selected management or committee meetings; and

•	providing advice throughout the year.

In the fiscal year ended April 30, 2009, we retained Radford, an Aon Consulting Company, to provide us with survey data and other benchmark information related to trends and competitive practices in executive compensation. The reference market used to benchmark executive compensation included companies who operate in a similar industry segment as us. The comparable companies used to benchmark our executive compensation included Aastra Technologies Limited, ADC Telecommunications, Inc., ADTRAN, Inc., Avocent Corporation, Brocade Communications Systems, Inc., CAE Inc., Ciena Corporation, Cognos Incorporated (now part of IBM Corporation), Comtech Telecommunications Corp., Extreme Networks, Inc., F5 Networks, Inc., FEI Company, Foundry Networks, Inc., JDS Uniphase Corporation, MacDonald, Dettwiler and Associates Ltd., Novellus Systems, Inc., Photronics, Inc., Polycom, Inc., Tekelec, Tellabs, Inc. and Teradyne Inc.

Our compensation committee set our executive officers’ total overall cash compensation at a level that was at or near the 50th percentile of the cash compensation paid to executives with similar roles at comparable companies. Equity compensation was also targeted at the 50th percentile of comparable companies. Our compensation committee applies the following criteria in determining or reviewing recommendations for compensation for executive officers in order to ensure an objective assessment of our executives’ compensation:

Base Salaries. Individual salaries are determined by each officer’s experience, expertise, performance and expected contributions to our company. Our compensation committee uses industry studies and comparables for reference purposes to assist in setting a range of base salaries for positions, however, these studies and comparables are only one factor that is reviewed in determining base salary for each executive officer position.

Annual or Short-Term Incentive Plans. We utilize cash bonuses to reward the achievement of corporate objectives and to recognize individual performance. The amount of annual performance incentive or “at risk” component of an executive officers’ compensation increases with the level of responsibility and impact that the executive officer has had and can have on our overall performance. Our Chief Executive Officer provides the compensation committee with an assessment of each executive’s performance annually.

For the fiscal year ended April 30, 2009, the named executive officers include: Donald W. Smith, Chief Executive Officer; Steven E. Spooner, Chief Financial Officer; Paul A.N. Butcher, President and Chief Operating Officer; Graham Bevington, Vice President and Managing Director Europe, Middle East and Africa; and Ronald G. Wellard, Executive Vice President Product Development and Operations. The annual performance incentive targets for the fiscal year ended April 30, 2009, for our named executive officers ranged between 50% and 65% of base salary. The annual performance incentive compensation is contingent upon our achievement of certain financial objectives, including annual revenue, gross margin and operating expense targets, which targets were established by our compensation committee. The same targets were applicable to all executive officers. Based on corporate achievements in the fiscal year ended April 30, 2009, none of the annual performance incentive compensation was paid.

Long-Term Incentive Plans. Our compensation committee believes that equity based long-term incentive compensation is a fundamental component of our executives’ compensation program. Grants of options under our equity incentive plans assist us in retaining employees and attracting critical key talent by providing them with an opportunity for capital investment in the company. In addition, the granting of options ensures that the interests of our executive officers are aligned with those of our shareholders. Options are granted primarily based on the extent of the individual’s responsibility and performance and are also granted to attract new executive officers and to recognize job promotions.

Our Chief Executive Officer recommends levels of option grants for our named executive officers to our compensation committee based on skills, responsibilities and performance. Previous grants of options are also taken into consideration. Our compensation committee approves grants of options after discussion and analysis of the material provided to them.

The following table sets forth a summary of compensation paid during the fiscal year ended April 30, 2009 to our named executive officers:

Summary Compensation Table

Name and Principal Position	Salary ($)	Annual Non- equity Incentive Plan Compensation ($)	Option- based Awards ($) (1)	Pension Value ($)	All Other Compensation ($)	Total ($)
Donald W. Smith	563,463	—	63,053	5,635	—	632,151
Chief Executive Officer (2)(3)

Steven E. Spooner	331,159	—	31,526	13,733	—	376,418
Chief Financial Officer (2)

Paul A.N. Butcher	389,371	—	25,224	16,800	46,821	478,216
President and Chief Operating Officer (2)(4)

Ronald G. Wellard	248,299	—	15,763	8,545	—	272,607
Executive Vice President Product Development and Operations (2)

Graham Bevington	203,837	—	15,763	19,647	—	239,247
Vice President and Managing Director Europe, Middle East and Africa (2)

(1)	These options were granted under our 2006 Equity Incentive Plan. As described below, on July 9, 2009, the board of directors approved a reduction in the exercise price of all outstanding stock options for current employees and directors to $3.75 per share, under this plan and the 2001 Stock Option Plan. Option based awards granted to our directors and named executive officers are valued on the date of grant using the Black-Scholes option-pricing model, using the same principles as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock Based Compensation.”

(2)	Mr. Smith volunteered to receive reductions in his annual base salary (10% commencing November 8, 2008; 25% commencing January 5, 2009; and 30% commencing February 2, 2009). Mr. Spooner and Mr. Butcher each volunteered to receive reductions in their annual base salary (10% commencing November 8, 2008; 15% commencing January 17, 2009; and 20% commencing February 14, 2009). Mr. Wellard and Mr. Bevington each volunteered to receive reductions in their annual base salary (10% commencing November 8, 2008; and 15% commencing January 31, 2009). These reductions are reflected in the above table. Compensation is paid in Canadian dollars, but converted to U.S. dollars at the average of the noon buying rate for the relevant period. Mr. Bevington’s compensation is paid in British pounds sterling, but converted to U.S. dollars at the average of the noon buying rates for the relevant period.

(3)	Mr. Smith is a director of the Company but does not receive compensation in that role.

(4)	Other compensation for Mr. Butcher includes the issuance of 6,243 deferred share units.

Options Outstanding

The following table sets forth information regarding options for the purchase of common shares outstanding as of April 30, 2009 to our directors and named executive officers.

Name	Number of securities underlying unexercised options (1)		Option Exercise Price ($) (2)	Option Expiration Date	Value of unexercised in-the-money options	Number of shares or units of shares that have not vested (#) Apr 30/09	Market or payout value of share- based awards that have not vested ($)
Terence H. Matthews	396		$3.75	8-Jun-11	—	198	—
Chairman	4,396	(3)	$3.75	15-Jul-11	—	—	—
	5,264		$3.75	27-Jul-11	—	1,316	—
	6,400		$3.75	28-Mar-12	—	3,200	—
	1,379		$3.75	26-Jul-12	—	1,034	—
	8,033		$3.75	23-Oct-12	—	6,025	—
	9,914		$3.75	8-Oct-13	—	9,914	—

Benjamin H. Ball	2,611		$3.75	23-Oct-12	—	1,958	—
Director (4)	3,550		$3.75	8-Oct-13	—	3,550	—

Peter D. Charbonneau	1,469		$3.75	8-Jun-11	—	735	—
Vice Chairman	4,418		$3.75	9-Jun-11	—	1,106	—
	3,480	(3)	$3.75	15-Jul-11	—	—	—
	2,413		$3.75	27-Jul-11	—	604	—
	1,469		$3.75	8-Jun-11	—	735	—
	3,745		$3.75	28-Mar-12	—	1,873	—
	3,396		$3.75	26-Jul-12	—	2,547	—
	2,209		$3.75	23-Oct-12	—	1,657	—
	4,741		$3.75	8-Oct-13	—	4,741	—

Name	Number of securities underlying unexercised options (1)		Option Exercise Price ($) (2)	Option Expiration Date	Value of unexercised in-the-money options	Number of shares or units of shares that have not vested (#) Apr 30/09	Market or payout value of share- based awards that have not vested ($)

Jean-Paul Cossart	1,334	(3)(5)	$3.75	9-Sep-11	—	—	—
Director (6)	1,334	(5)	$3.75	8-Dec-11	—	334	—
	1,334	(5)	$3.75	1-Feb-12	—	667	—
	1,004		$3.75	23-Oct-12	—	753	—
	2,858		$3.75	8-Oct-13	—	2,858	—

Andrew Kowal	—		$3.75	—	—	—	—
Director

Gilbert S. Palter	339		$3.75	8-Jun-11	—	170	—
Director (7)	878		$3.75	9-Jun-11	—	220	—
	1,832	(3)	$3.75	15-Jul-11	—	—	—
	878		$3.75	27-Jul-11	—	220	—
	1,975		$3.75	28-Mar-12	—	988	—
	968		$3.75	26-Jul-12	—	726	—
	2,008		$3.75	23-Oct-12	—	1,506	—
	2,901		$3.75	8-Oct-13	—	2,901	—

J. Norman Stout	33,334	(8)	$3.75	23-Oct-12	—	25,000	—
Director	2,858		$3.75	8-Oct-13	—	2,858	—

John McHugh	—		—	—	—	—	—
Director

Henry Perret	—		—	—	—	—	—
Director

Donald W. Smith	133,334	(9)(11)	$3.75	26-Jul-11	—	133,334	—
Chief Executive Officer	40,000	(10)	$3.75	1-Feb-12	—	20,000	—
	66,667	(10)(11)	$3.75	12-Mar-14	—	66,667	—

Steven E. Spooner	6,667	(11)	$3.75	17-Mar-11	—	—	—
Chief Financial Officer	15,000	(9)(11)	$3.75	26-Jul-11	—	15,000	—
	5,000	(9)(11)	$3.75	9-Sep-11	—	5,000	—
	1,667	(9)(11)	$3.75	9-Dec-11	—	1,667	—
	38,334	(11)	$3.75	27-Jul-12	—	9,584	—
	26,667	(11)	$3.75	1-Feb-12	—	13,334	—
	33,334	(10)(11)	$3.75	12-Mar-14	—	33,334	—

Paul A.N. Butcher	100,000	(9)(11)	$3.75	26-Jul-11	—	100,000	—
President and Chief	26,667	(11)	$3.75	1-Feb-12	—	13,334	—
Operating Officer	26,667	(10)(11)	$3.75	12-Mar-14	—	26,667	—

Graham Bevington	6,667		$3.75	17-Mar-11	—	—	—
Vice President and Managing	267		$3.75	8-Jun-11	—	134	—
Director Europe, Middle East	20,000	(9)	$3.75	26-Jul-11	—	20,000	—
and Africa	5,334		$3.75	1-Feb-12	—	2,667	—
	16,667	(10)	$3.75	12-Mar-14	—	16,667	—

Name	Number of securities underlying unexercised options (1)		Option Exercise Price ($) (2)	Option Expiration Date	Value of unexercised in-the-money options	Number of shares or units of shares that have not vested (#) Apr 30/09	Market or payout value of share- based awards that have not vested ($)

Ronald G. Wellard	6,667		$3.75	17-Mar-11	—	—	—
Executive Vice President	11,667	(9)	$3.75	26-Jul-11	—	11,667	—
Product Development and	10,000		$3.75	27-Jul-11	—	2,500	—
Operations	5,000		$3.75	23-Oct-12	—	3,750	—
	16,667	(10)	$3.75	12-Mar-14	—	16,667	—

Richard F. Dell	20,000		$3.75	23-Oct-12	—	15,000	—
President, Mitel US	20,000	(10)	$3.75	12-Mar-14	—	20,000	—

Gwilym Funnell	2,000		$3.75	17-Mar-11	—	—	—
Vice President and Managing	200	(9)	$3.75	26-Jul-11	—	200	—
Director Asia-Pacific	1,400	(9)	$3.75	9-Dec-11	—	1,400	—
	2,000		$3.75	1-Feb-12	—	1,000	—
	334		$3.75	26-Nov-12	—	250	—

(1)	Each stock award was granted pursuant to our 2001 Stock Option Plan or our 2006 Equity Incentive Plan. All of these stock options are unexercised.

(2)	On July 9, 2009, our board of directors approved a reduction in the exercise price for all outstanding stock options for current employees and directors to $3.75 per share.

(3)	Stock option grants vest as per the plan they were granted under; that is, 25% on the first, second, third and fourth year anniversaries from the date of grant and expire five years from the date of grant unless otherwise determined by our compensation committee. On October 8, 2008, our board of directors approved the extension of the term of certain stock options for employees and directors from five years to seven years from the date of grant. On February 5, 2010, the compensation committee of our board of directors approved the extension of the term of certain stock options for employees and directors from five years to six years from the date of grant. On March 5, 2010, our shareholders approved an amendment to our 2006 Equity Incentive Plan such that subsequent grants of options will vest as to one-sixteenth each quarter following the date of grant and expire seven years from the date of grant unless otherwise determined by our compensation committee.

(4)	Stock options granted in connection with Mr. Ball acting as one of our directors were granted to Francisco Partners Management, LLC, of which he is a Partner.

(5)	Stock options were granted in connection with consulting fees prior to Mr. Cossart’s appointment as a director of the Company.

(6)	Stock options granted in connection with Mr. Cossart acting as a director of the company were granted to Scivias S.a.r.l., a company in which Mr. Cossart is a shareholder.

(7)	Stock options granted in connection with Mr. Palter acting as one of our directors were granted to EdgeStone Capital Partners, L.P., of which he is a Principal.

(8)	Stock options were granted to Mr. Stout as an employee prior to his appointment as a director of the company.

(9)

Represents stock options that vest as to 15% three months after the five year anniversary from the date of grant, 15% for the next four, three month periods after the five year anniversary and the final 25%

18 months after the five year anniversary. They expire on the seven year anniversary from the date of grant. In the first quarter of fiscal 2009, our board of directors approved the extension of the term of certain options for two years for options that would have expired in 2009. Our named executive officers and certain other management level employees who were part of this group agreed to a new vesting period in connection with the extension of these options. Other employees had their options extended but were not subjected to additional vesting requirements. There was no change made to the vesting schedule of stock options held by all other employees who were part of this group.

(10)	Represents performance-based stock options granted under the 2006 Equity Incentive Plan. The stock options vest as to 12.5% on each of the first, second, third and fourth anniversaries from the date of grant. The remaining 50% vest contingent upon the achievement of a qualified or non-qualified IPO, as defined in the terms of the grant. In the case of a qualified IPO, 12.5% of the options vest immediately upon filing of a final prospectus and the remainder vest monthly over an 18-month period following the qualified IPO. In the case of a non-qualified IPO, 12.5% of the options vest on the trigger date and the remainder vest monthly over an 18-month period following the non-qualified IPO. The trigger date is defined as the date that is one month following the month in which the five-day average trading price is equal to or greater than $38.25 per share. All unexercised options expire, in the case of a qualified IPO, 24 months after the closing of the qualified IPO, and, in the case of a non-qualified IPO, on the earlier of 24 months after the trigger date or five years from the date of grant.

(11)	Certain of these stock options are also subject to accelerated vesting (either fully or partially) upon involuntary termination or constructive termination following a change of control of our Company.

Stock Option and Other Compensation Plans

2001 Stock Option Plan

We adopted an employee stock option plan in March 2001, or the 2001 Stock Option Plan. Further amendments to the 2001 Stock Option Plan have been approved by our board of directors from time to time in accordance with the terms of the plan. The 2001 Stock Option Plan provides for the grant of options to acquire common shares to our employees, directors and consultants.

The 2001 Stock Option Plan provides that our compensation committee has the authority to determine the individuals to whom options will be granted, the number of common shares subject to option grants and other terms and conditions of option grants. The 2001 Stock Option Plan also provides that, unless otherwise determined by our compensation committee, one-quarter of the common shares that an option holder is entitled to purchase become eligible for purchase on each of the first, second, third and fourth anniversaries of the date of grant, and that options expire on the fifth anniversary of the date of grant. The 2001 Stock Option Plan provides that in no event may an option remain exercisable beyond the tenth anniversary of the date of grant. The 2001 Stock Option Plan contains change of control provisions which accelerate vesting of options under certain circumstances.

As of March 15, 2010, there are options to acquire 947,395 common shares granted under our 2001 Stock Option Plan.

Effective September 7, 2006, shares subject to outstanding awards under the 2001 Stock Option Plan which lapse, expire or are forfeited or terminated will no longer become available for grants under this plan. Instead, new stock options and other equity grants will be made under the 2006 Equity Incentive Plan (described below), which became effective on September 7, 2006.

In the first quarter of fiscal 2009, our board of directors approved the extension of the expiry date of outstanding stock option grants for 837 current employees and directors holding options to purchase 604,095 common shares. The expiry date was extended by two years so that options expiring in July 2009 would now expire in July 2011. Stock options held by named executive officers and certain other management level employees who were part of this group agreed to a new vesting schedule in connection with these options. The options were extended to foster continued employee confidence in the value potential of our company and to acknowledge ongoing and outstanding employee commitment.

In the fourth quarter of fiscal 2010, our board of directors approved the extension of the expiry date of outstanding stock option grants for 918 current employees and directors holding options to purchase 302,312 common shares. The expiry date was extended by one year so that options expiring in 2010 would now expire in 2011.

2006 Equity Incentive Plan

We adopted a second employee stock option plan on September 7, 2006, or the 2006 Equity Incentive Plan. No new options will be granted under the 2001 Stock Option Plan and all future equity awards will be granted under the 2006 Equity Incentive Plan. All existing options that have been previously granted under the 2001 Stock Option Plan will continue to be governed under that plan until exercise, termination or expiry.

The 2006 Equity Incentive Plan provides that our compensation committee has the authority to determine the individuals to whom options will be granted, the number of common shares subject to option grants and other terms and conditions of option grants. The 2006 Equity Incentive Plan also provides that, unless otherwise determined by our compensation committee, one-quarter of the common shares that an option holder is entitled to purchase become eligible for purchase on each of the first, second, third and fourth anniversaries of the date of grant, and that options expire on the fifth anniversary of the date of grant. The 2006 Equity Incentive Plan was amended on March 5, 2010 such that, unless otherwise determined by our compensation committee, any options granted after that date will vest as to one-sixteenth of the common shares that an option holder is entitled to purchase on the date which is three months after the date of grant and on each subsequent quarter, and that options expire on the seventh anniversary of the date of grant. The 2006 Equity Incentive Plan provides that in no event may an option remain exercisable beyond the tenth anniversary of the date of grant.

The 2006 Equity Incentive Plan provides us with increased flexibility and choice in the types of equity compensation awards, including options, deferred share units, restricted stock units, performance share units and other share-based awards. The principal purpose of the 2006 Equity Incentive Plan is to assist us in attracting, retaining and motivating employees, directors, officers and consultants through performance related incentives.

The aggregate number of common shares that may be issued under the 2006 Equity Incentive Plan and all other security-based compensation arrangements is 5,600,000 common shares provided that an additional number of common shares of up to three percent of the number of our common shares then outstanding may be added to such initial maximum each year for three years in the discretion of the compensation committee. Common shares subject to outstanding awards under our 2006 Equity Incentive Plan which lapse, expire or are forfeited or terminated will, subject to plan limitations, again become available for grants under this plan.

As of March 15, 2010, options to acquire 1,735,981 common shares were currently issued and outstanding under the 2006 Equity Incentive Plan.

During the fiscal year ended April 30, 2009, we granted options to the named executive officers to purchase a total of 160,000 common shares at a price of $7.50 per common share. There were no options exercised by the named executive officers during the fiscal year ended April 30, 2009.

In order to motivate and retain our employees, on July 9, 2009, our board of directors approved a reduction in the exercise price of all outstanding stock options, under both our 2006 Equity Incentive Plan and our 2001 Stock Option Plan, for current employees and directors to $3.75 per share.

As of March 15, 2010, options to acquire 2,683,376 common shares were currently issued and outstanding under both the 2001 Stock Option Plan and the 2006 Equity Incentive Plan representing approximately 7.9% of our outstanding common shares (calculated on an as-if converted to common shares basis) assuming the Class 1 Preferred Shares are converted into common shares on that date.

Options Outstanding

The following table sets forth information regarding options and warrants for the purchase of common shares of the Company outstanding as of March 15, 2010 held by the following groups of persons:

	Granted	Expiry	Price C$	Price US$	Total O/S	Executive Officers (1)	Directors (2)	Employees (3)	Consultants (4)
2001 Plan	26-Jul-04	5 yrs	15.00	n/a	540	0	0	540	0
2001 Plan	17-Mar-05	5 yrs	15.00	n/a	12,283	0	0	6,814	5,469
2001 Plan	9-Jun-05	5 yrs	15.00	n/a	9,944	167	6,711	201	2,865
2001 Plan	27-Jul-05	5 yrs	15.00	n/a	3,072	0	3,072	0	0
2001 Plan	9-Sep-05	5 yrs	15.00	n/a	2,433	0	0	0	2,433
2001 Plan	8-Dec-05	5 yrs	15.00	n/a	1,613	0	0	514	1,099
2001 Plan	8-Mar-06	5 yrs	17.39	n/a	2,600	0	0	167	2,433
2001 Plan	5-May-06	5 yrs	23.25	n/a	2,668	0	0	667	2,001
2001 Plan	8-Jun-06	5 yrs	23.25	n/a	3,796	267	2,430	251	848

2001 Plan	9-Dec-03	7 yrs	n/a	3.75	7,088	0	0	7,088	0
2001 Plan	15-Jul-04	7 yrs	n/a	3.75	11,906	0	11,906	0	0
2001 Plan	26-Jul-04	7 yrs	n/a	3.75	513,528	280,201	0	233,327	0
2001 Plan	9-Sep-04	7 yrs	n/a	3.75	7,635	5,000	1,334	1,301	0
2001 Plan	9-Dec-04	7 yrs	n/a	3.75	14,662	3,067	0	11,595	0
2001 Plan	17-Mar-05	6 yrs	n/a	3.75	151,226	22,001	0	129,225	0
2001 Plan	9-Jun-05	6 yrs	n/a	3.75	12,965	0	6,788	6,177	0
2001 Plan	27-Jul-05	6 yrs	n/a	3.75	121,732	48,334	10,528	62,870	0
2001 Plan	9-Sep-05	6 yrs	n/a	3.75	7,106	0	0	7,106	0
2001 Plan	8-Dec-05	6 yrs	n/a	3.75	8,023	0	1,334	6,689	0
2001 Plan	8-Mar-06	5 yrs	n/a	3.75	5,585	0	0	5,585	0
2001 Plan	5-May-06	5 yrs	n/a	3.75	334	0	0	334	0
2001 Plan	8-Jun-06	5 yrs	n/a	3.75	45,855	267	3,447	42,141	0
2001 Plan	28-Jun-06	5 yrs	n/a	3.75	801	0	0	801	0

2006 Plan	7-Sep-06	5 yrs	16.95	n/a	1,266	0	0	0	1,266
2006 Plan	1-Feb-07	5 yrs	17.70	n/a	3,537	0	0	535	3,002
2006 Plan	27-Mar-07	5 yrs	18.60	n/a	1,779	0	0	0	1,779
2006 Plan	28-Mar-07	5 yrs	18.60	n/a	3,450	0	3,450	0	0
2006 Plan	26-Jul-07	5 yrs	17.39	n/a	7,924	0	3,354	0	4,570
2006 Plan	23-Oct-07	5 yrs	19.20	n/a	2,591	0	1,386	0	1,205
2006 Plan	26-Nov-07	5 yrs	20.10	n/a	1,304	0	0	1,304	0
2006 Plan	12-Mar-08	5 yrs	19.65	n/a	667	0	0	0	667
2006 Plan	8-Oct-08	5 yrs	22.20	n/a	1,407	0	1,407	0	0
2006 Plan	9-Jul-09	5 yrs	4.34	n/a	867			867

2006 Plan	7-Sep-06	5 yrs	n/a	3.75	2,735	0	0	2,735	0
2006 Plan	1-Feb-07	5 yrs	n/a	3.75	232,197	100,668	1,334	130,195	0
2006 Plan	27-Mar-07	5 yrs	n/a	3.75	4,063	0	0	4,063	0
2006 Plan	28-Mar-07	5 yrs	n/a	3.75	15,570	0	15,570	0	0
2006 Plan	26-Jul-07	5 yrs	n/a	3.75	27,123	0	9,035	18,088	0
2006 Plan	23-Oct-07	5 yrs	n/a	3.75	136,996	25,000	55,825	56,171	0
2006 Plan	26-Nov-07	5 yrs	n/a	3.75	246,492	334	0	246,158	0
2006 Plan	12-Mar-08	5 yrs	n/a	3.75	2,236	0	0	2,236	0
2006 Plan	10-Jul-08	5 yrs	n/a	3.75	46,354	0	0	46,354	0
2006 Plan	8-Oct-08	5 yrs	n/a	3.75	35,977	0	32,797	3,180	0
2006 Plan	12-Mar-09	5 yrs	n/a	3.75	201,445	180,006	0	21,439	0
2006 Plan	9-Jul-09	5 yrs	n/a	3.75	537,269	3,334	91,736	442,199	0
2006 Plan	24-Sep-09	5 yrs	n/a	3.75	186,045	0	186,045	0	0
2006 Plan	9-Dec-09	5 yrs	n/a	16.35	36,687	0	0	36,687	0

Grand Totals					2,683,376	668,646	449,489	1,535,604	29,637

(1)	Includes all of our executive officers and past executive officers (8 individuals in total). Dr. Matthews, our Chairman, owns warrants to purchase 69,597 common shares. See “Description of Share Capital—Warrants—FP Warrants.”

(2)

Includes all of our directors and past directors who are not also executive officers (11 individuals in total). Two of our directors, Benjamin Ball and Andrew Kowal, both partners of Francisco Partners Management, LLC, have voting and investment power over the common shares owned by each of

Francisco Partners Management, LLC, Arsenal Holdco I S.a.r.l. and Arsenal Holdco II S.a.r.l. and therefore beneficially own the warrants held by each of these entities. See “Description of Share Capital—Warrants—FP Warrants.” One of our directors, Gilbert Palter, a partner of EdgeStone Capital Partners, L.P., has voting and investment power over the common shares owned by EdgeStone and therefore beneficially owns the warrants held by EdgeStone Capital Partners, L.P. See “Description of Share Capital—Warrants—Edgestone Warrants.”

(3)	Includes all of our other employees or past employees (2,119 individuals in total).

(4)	Includes all of our consultants or past consultants (17 individuals in total).

Deferred Share Unit Plan

On December 9, 2004, we adopted a deferred share unit plan in order to promote a greater alignment of interests among two of our executive officers and our shareholders. Paul Butcher, our President and Chief Operating Officer, is the only remaining participant in our deferred share unit plan. Our previous supplemental executive retirement plan was wound up and terminated by us in favor of the deferred share unit plan.

Each deferred share unit entitles the holder to receive a cash lump sum payment equal to the market value of our common shares after cessation of employment. Deferred share units are not considered shares, nor is the holder of any deferred share unit entitled to voting rights or any other rights attaching to the ownership of shares. The number of deferred share units that may be awarded to a participant in any calendar year under our deferred share unit plan is equal to 15% of the participant’s annual salary, less the maximum amount of the participant’s eligible retirement savings plan contributions in that particular taxable year. Before the last business day of the calendar year in which the participant ceased to be employed by us, such participant will receive a lump sum payment in cash having a value equal to the number of deferred share units recorded on his account multiplied by the market value of our common shares, less any applicable withholding taxes. Our deferred share unit plan is administered by our compensation committee.

As of January 31, 2010, 37,541 deferred share units have been awarded to Mr. Butcher under our deferred share unit plan, of which 16,138 of those units represent the value of his interest in our supplementary executive retirement plan (being C$242,062), which was transferred by us to the deferred share unit plan on May 31, 2005.

As of April 30, 2009 we had recorded a liability of $0.1 million in the consolidated balance sheet in respect of our obligations under the deferred share unit plan.

Pension and Retirement Plans

We maintain defined contribution pension plans that cover substantially all of our employees. We match the contributions of participating employees to the defined contribution pension plans on the basis and to the extent of the percentages specified in each plan (ranging from 1% to 6%, depending on the plan).

Defined Contribution Plan Table

Name	Accumulated value at start of year $	Compensatory $	Non- compensatory $	Accumulated value at year end $
Donald W. Smith	31,598	5,645	—	29,706
Steven E. Spooner	15,573	13,733	—	25,976
Paul A.N. Butcher	147,360	16,800	—	132,285
Ronald G. Wellard	10,153	8,545	—	17,266

We currently maintain a defined benefit pension plan for certain of our past and present employees in the United Kingdom. The plan was closed to employees in June 2001. The defined benefit plan provides pension benefits based on length of service and final average earnings. The pension costs are actuarially determined using the projected benefits method pro-rated on services and management’s best estimate of the effect of future events. Pension plan assets are valued at fair value. In fiscal 2009, a change in valuation assumptions, in particular changes in discount rates, produced a favorable impact on our defined benefit pension plan assets and obligations for the year. As of April 30, 2009, the $96.1 million exceeded the fair value of the plan assets of $76.0 million, resulting in a pension liability of $20.1 million. In the nine month period ended January 31, 2010 our pension liability recorded on our balance sheet increased from $20.1 million to $80.5 million due to an increase in projected benefit obligation. The change in projected benefit obligation was the result of a pension valuation we performed. Changes in assumptions (most significantly, discount rate) were the key drivers causing this change.

There were no material accrued obligations at the end of fiscal 2009 pursuant to these defined contribution pension plans.

Defined Benefits Plan Table

Name	Number of years credited service	Annual benefits payable		Accrued obligation at start of year $	Compensatory change $	Non- compensatory change $	Accrued obligation at year end $
		At year end $	At age 65 $
Graham Bevington	9 years 3 months	27,694	67,356	329,627	19,647	130,568	218,706

For the purposes of our pension plan in the United Kingdom, the age of retirement is 65 years. There are provisions for early retirement starting at 55 years with the benefit decreasing for each of the years retired before 65 years. This value is determined by the scheme actuary. There is no policy for granting additional years of service or additional credit of service.

Employment Agreements

Donald W. Smith. Don Smith is employed as our Chief Executive Officer. Effective as of March 12, 2010, we executed an Amended and Restated Employment Agreement with Mr. Smith. Mr. Smith is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement, as amended. If Mr. Smith’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Company we either terminate Mr. Smith’s employment without cause or Mr. Smith ends his employment relationship with us, in either case within 12 months of such change of control, he will receive a severance payment totaling 24 months’ salary and bonus compensation (paid over a 24-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Smith is entitled to a lump sum payment of one year’s total salary plus bonus, and, in addition, any unvested options held by Mr. Smith will be vested immediately and will be exercisable for up to one year. Mr. Smith receives an annual base salary of C$750,000, stock options, a monthly car allowance of C$1,000, fuel and maintenance reimbursement for one vehicle, and he participates in our standard employee benefit plans. Mr. Smith is also entitled to receive an annual bonus payment in an amount determined by the compensation committee of our board of directors. Mr. Smith’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

By way of a letter agreement between Mr. Smith and Dr. Matthews dated March 1, 2002, as amended, Dr. Matthews granted to Mr. Smith options to purchase 200,000 of our common shares with an exercise price of C$52.50 from the holdings of Dr. Matthews. All of these options have vested and none have been exercised. These options to Mr. Smith expire on March 1, 2012.

Paul A.N. Butcher. Paul Butcher is employed as our President and Chief Operating Officer, reporting to the Chief Executive Officer. Effective as of March 12, 2010, we executed an Amended and Restated Employment Agreement with Mr. Butcher. Mr. Butcher is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement, as amended. If Mr. Butcher’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Company we either terminate Mr. Butcher’s employment without cause or Mr. Butcher ends his employment relationship with us for “Good Reason” (as that term is defined in his employment agreement), in either case within 12 months of such change of control, he will receive a severance payment totaling 18 months’ salary and bonus compensation (paid over an 18-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Butcher is entitled to a lump sum payment of one year’s total salary plus bonus, and, in addition, accelerated vesting of 25% of any remaining unvested options. Mr. Butcher receives an annual base salary of C$500,000, stock options, a monthly car allowance of C$1,500, fuel and maintenance reimbursement for one vehicle, he participates in our standard employee benefit plans and he is the only participant in our Deferred Share Unit Plan (see below). Mr. Butcher is also entitled to receive an annual bonus payment in an amount determined by the compensation committee of our board of directors, in its sole discretion. Mr. Butcher’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

By way of a letter agreement between Mr. Butcher and Dr. Matthews dated March 1, 2002, as amended, Dr. Matthews granted to Mr. Butcher options to purchase 66,667 of our common shares with an exercise price of C$52.50 from the holdings of Dr. Matthews. All of these options have vested and none have been exercised. These options to Mr. Butcher expire on March 1, 2012.

Steven E. Spooner. Steve Spooner is employed as our Chief Financial Officer, reporting to our Chief Executive Officer. Effective as of March 12, 2010, we executed an Amended and Restated Employment Agreement with Mr. Spooner under which he is employed for an indefinite term, subject to termination in accordance with its terms. If Mr. Spooner’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Company we either terminate Mr. Spooner’s employment without cause or Mr. Spooner ends his employment relationship with us, in either case within 12 months of such change of control, he will receive a severance payment totaling 18 months’ salary and bonus compensation (paid over an 18-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Spooner is entitled to a lump sum payment of one year’s total salary plus bonus, and, in addition, accelerated vesting of 25% of any remaining unvested options. Mr. Spooner receives an annual base salary of C$425,000, stock options, a monthly car allowance of C$1,000, fuel and maintenance reimbursement for one vehicle, and he participates in our standard employee benefit plans. Mr. Spooner is also entitled to receive an annual bonus payment in an amount determined by the compensation committee of our board of directors, in its sole discretion. Mr. Spooner’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Graham Bevington. Graham Bevington is employed as our Vice President and Managing Director, Europe, Middle East and Africa Region, reporting to our President and Chief Operating Officer. Mr. Bevington is employed for an indefinite term, subject to termination in accordance with the terms of his employment letter agreement, as amended. In the fiscal year ended April 30, 2008, Mr. Bevington agreed to reductions in his annual base salary of 10% commencing November 8, 2008 and 15% commencing January 17, 2009. If Mr. Bevington is terminated without cause, he will receive a severance payment totaling a minimum of six months’ notice of termination. Mr. Bevington receives an annual base salary of $203,837 and stock options, and he participates in our standard employee benefit plans. Mr. Bevington is also entitled to receive an annual bonus payment related to his achievement of defined targets. Mr. Bevington’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Ronald G. Wellard. Ron Wellard is employed as our Executive Vice President, Product Development, reporting to the Chief Executive Officer. Effective as of March 12, 2010, we executed an Amended and Restated Employment Agreement with Mr. Wellard. Mr. Wellard is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement, as amended. If Mr. Wellard’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Company we either terminate Mr. Wellard’s employment without cause or Mr. Wellard ends his employment relationship with us for “Good Reason” (as that term is defined in his employment agreement), in either case within 12 months of such change of control, he will receive a severance payment totaling 12 months’ salary and bonus compensation (paid over an 12-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Wellard is entitled to a lump sum payment of one year’s total salary plus bonus, and, in addition, accelerated vesting of 25% of any remaining unvested options. Mr. Wellard receives an annual base salary of C$310,000, stock options, an annual car allowance of C$8,000, fuel and maintenance reimbursement for one vehicle, and he participates in our standard employee benefit plans. Mr. Wellard is also entitled to receive an annual bonus payment in an amount determined by the compensation committee of our board of directors, in its sole discretion. Mr. Wellard’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Our executive officers are eligible to receive incentive or bonus compensation in the discretion of our compensation committee based primarily on our financial performance, the executive’s attainment of certain goals and objectives and the compensation paid by comparable companies at a similar stage of development.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The audit committee reviews and approves related party transactions between us and persons or entities that are deemed to be related parties to us to ensure that the terms are fair and reasonable to us and to ensure that corporate opportunities are not usurped. The audit committee provides a report to our board of directors that includes:

•	a summary of the nature of the relationship with the related party and the significant commercial terms of the transaction, such as price and total value;

•	the parties to the transaction;

•	an outline of the benefits to us of the transaction;

•	whether terms are at market and whether they were negotiated at arm’s length; and

•	for related party transactions involving our officers or directors, whether there has been any loss of a corporate opportunity.

Set forth below is a description of material related party transactions.

BreconRidge Corporation

We have or had the following agreements and related transactions involving BreconRidge, a company in which, as of January 31, 2010 (a) Dr. Matthews holds approximately a 21.6% ownership interest, and (b) EdgeStone Capital Equity Fund II Nominee Inc. holds approximately a 61.0% ownership interest. EdgeStone Capital Equity Fund II Nominee Inc. is one of our shareholders and one of our directors, Mr. Palter, is a partner of EdgeStone Capital Partners L.P., which controls EdgeStone Capital Equity Fund II Nominee Inc., and a director of BreconRidge. Mr. Charbonneau, who is a member of our board of directors, also sits on the BreconRidge board of directors, as does a nominee of Dr. Matthews.

In connection with the sale of our manufacturing operations to BreconRidge in 2001, we entered into a supply agreement with BreconRidge dated August 31, 2001, as amended. Under this agreement, BreconRidge has agreed to manufacture certain products for us and to provide repair and related services under terms and conditions reflecting what management believes were prevailing market conditions at the time we entered into the agreement. This agreement expired on June 20, 2008. Effective June 20, 2008, we entered into a new agreement with BreconRidge for the continued provision of manufacturing and other services under terms and conditions reflecting what management believes were prevailing market conditions at the time the new agreement was entered into.

The supply agreement does not contain any minimum purchase requirements. We issue purchase orders covering our predicted requirements and BreconRidge must accept any purchase orders which are consistent with forecasts we provide. We may also become obligated to purchase certain excess inventory from BreconRidge that results from decreases in our forecast from period to period, subject to certain obligations of BreconRidge. BreconRidge has agreed not to unreasonably refuse to accept requests from us to purchase our raw material inventory or our requests for BreconRidge to purchase raw materials from a third party vendor under a contract between us and such vendor. Under the terms of the supply agreement, BreconRidge is also obligated to seek out initiatives to reduce manufacturing costs. For the three and nine months ended January 31, 2010 we purchased $7.0 million (2009—$13.3 million) and $25.6 million (2009—$41.9 million) of products and services from BreconRidge. During fiscal 2009, we purchased $50.1 million of products and services from BreconRidge (2008—$83.9 million; 2007—$91.0 million) and sold $1.1 million of raw material inventory to BreconRidge (2008—$3.0 million; 2007—$2.1 million) under the new agreement or the previous agreement, as applicable. As of April 30, 2009, balances payable by us pursuant to these agreements amounted to $6.2 million (2008—

$14.0 million; 2007—$24.2 million) and balances receivable by us pursuant to these agreement amounts to $0.7 million (2008—$0.9 million; 2007—$2.8 million).

Under the terms of the supply agreement, we are required to purchase certain tools used in the manufacturing process and, as such, we own these assets. These manufacturing tools are capitalized as part of the fixed assets and are depreciated over their estimated useful lives. In the three and nine month periods ended January 31, 2009 and January 31, 2010, we purchased $nil manufacturing tools from BreconRidge. During fiscal 2009, there were no manufacturing tools purchased from BreconRidge (2008—$0.3 million; 2007—$0.2 million) under these agreements.

Kanata Research Park Corporation

Our corporate head offices (located in Ottawa, Canada) totaling approximately 491,244 square feet are leased from Kanata Research Park Corporation, a company controlled by Dr. Matthews, under terms and conditions reflecting what management believed were prevailing market conditions at the time the lease was entered into, for a period of 10 years, expiring on February 15, 2011. For the three and nine months ended January 31, 2010 we incurred $1.5 million (2009—$1.3 million) and $4.8 million (2009—$4.2 million) of rent expense for the leased premises. During fiscal 2009, we incurred $5.7 million of rent expense for the leased premises (2008—$7.3 million; 2007—$6.6 million).

Other Parties Related to Dr. Matthews

We have entered into technology transfer, technology licensing and distribution agreements with certain companies related to Dr. Matthews under terms reflecting what management believes were prevailing market conditions at the time the agreements were entered into. These companies include CounterPath Corporation and Natural Convergence Inc. These companies develop technology that we integrate with, distribute or sell alone or as part of our own products. Mr. Charbonneau sits on the board of directors of CounterPath Corporation. In the nine months ended January 31, 2009 and January 31, 2010, we purchased $1.0 million and $0.3 million of products and services from CounterPath Corporation, respectively. Our annual purchases from CounterPath Corporation in fiscal 2009 amounted to $1.2 million (2007 - $2.1 million; and 2008 - $2.0 million). In the nine months ended January 31, 2009 and January 31, 2010, we purchased $1.1 million and $0.2 million of products and services from Natural Convergence Inc. Our annual purchases from Natural Convergence Inc. in fiscal 2009 amounted to $1.4 million (2007 - $2.1 million; and 2008 - $0.7 million). We also purchased $0.9 million of convertible debentures and warrants from Natural Convergence Inc. in 2007. The debentures have been converted into common shares and the warrants have been exercised for common shares such that we currently own 5.6% of Natural Convergence Inc. This investment was written off in the second quarter of fiscal 2010.

In the normal course of business, we may enter into purchase and sale transactions with other companies related to Dr. Matthews, including Wesley Clover International Corporation and its subsidiaries, under terms reflecting what management believes are then-prevailing market conditions. See note 5 to our audited consolidated financial statements appearing elsewhere in this prospectus.

By way of letter agreements between Dr. Matthews and each of Mr. Donald Smith, our Chief Executive Officer, and Mr. Paul Butcher, our President and Chief Operating Officer, dated, in each case, March 1, 2002, as amended, Dr. Matthews granted to Mr. Smith options to purchase 200,000 of our common shares owned by Dr. Matthews and to Mr. Butcher options to purchase 66,667 of our common shares owned by Dr. Matthews. Any proceeds on the exercise of these options will be payable by Mr. Smith and Mr. Butcher to Dr. Matthews and not to us. The options granted to Mr. Smith and Mr. Butcher expire on March 1, 2012. A similar agreement was entered into between Mr. Peter Charbonneau, one of our directors, and Dr. Matthews on February 16, 2001, as amended, for 60,000 of our common shares indirectly owned by Dr. Matthews. These options granted to Mr. Charbonneau expire on February 16, 2011. As of January 31, 2010, all of these options had vested and none had been exercised.

Morgan Stanley Capital Services Inc.

On August 27, 2007 we entered into an interest rate swap agreement with Morgan Stanley Capital Services Inc. which effectively swaps the LIBOR rate associated with the first and second lien term loans, a fixed rate of 4.85%, on a notional amount of $215.0 million for the period from October 31, 2007 to October 31, 2009.

This agreement is now expired and has not been renewed or replaced. Morgan Stanley Senior Funding also holds approximately $45.3 million of our first lien term loan, $63.8 million of our second lien term loan and $22.5 million of our revolving credit facility. Morgan Stanley Senior Funding and Morgan Stanley Capital Services Inc. are affiliates of one of our principal shareholders.

Francisco Partners Group

An affiliate of the Francisco Partners Group holds approximately $21.2 million of our second lien term loan.

Registration Rights

In connection with our financing of the acquisition of Inter-Tel in 2007, we entered into a registration rights agreement dated August 16, 2007 with a number of our shareholders, including the Francisco Partners Group, Morgan Stanley Principal Investments Inc., EdgeStone, Dr. Matthews, Wesley Clover Corporation and Celtic Tech Jet Limited. The registration rights agreement, or the Registration Rights Agreement, will be amended and restated as of the date of closing of this offering. The Registration Rights Agreement provides for the registration of the shares held by such shareholders under the securities laws of the United States and/or the qualification for distribution of the shares held by such shareholders under the securities laws of the provinces and territories of Canada. Mr. Ball and Mr. Kowal are both partners of Francisco Partners Management, LLC. Mr. Palter is the Chief Investment Officer and Managing Partner of EdgeStone Capital Partners, L.P. Dr. Matthews is the Chairman of our board. See “Description of Share Capital—Registration Rights.”

Shareholders’ Agreement

We, the Francisco Partners Group, the Matthews Group, and certain other shareholders will become parties to a shareholders’ agreement, or the Shareholders’ Agreement, which will become effective at, and be conditional upon, the closing of this offering. The Shareholders’ Agreement will cover matters of corporate governance, restrictions on transfer of our common shares and information rights.

Board Nomination Rights

Pursuant to the terms of the Shareholders’ Agreement, at the closing of this offering, the Francisco Partners Group will be entitled to nominate three members of our board of directors, the Matthews Group will be entitled to nominate two members of our board of directors, and the number of our board directors shall consist of no more than 10 members. The Shareholders’ Agreement will provide that so long as the Francisco Partners Group owns or controls at least 15% of our outstanding common shares, the Francisco Partners Group may nominate three members of our board of directors; that so long as the Francisco Partners Group owns or controls at least 10% of our outstanding common shares, the Francisco Partners Group may nominate two members of our board of directors; and that so long as the Francisco Partners Group owns or controls at least 5% of our outstanding common shares, the Francisco Partners Group may nominate one member of our board of directors. The Shareholders’ Agreement will also provide that so long as the Matthews Group owns or controls at least 10% of our outstanding common shares, the Matthews Group may nominate two members of our board of directors; and that so long as the Matthews Group owns or controls at least 5% of our outstanding common shares, the Matthews Group may nominate one member of our board of directors. The Shareholders’ Agreement will also provide that each of the Francisco Partners Group and the Matthews Group, to the extent they own or control at least 5% of our outstanding common shares, will nominate our Chief Executive Officer to serve as a member of our board of directors. The Francisco Partners Group and the Matthews Group will lose the right to nominate any board members upon either party holding or controlling less than 5% of our outstanding common shares. Each of the Francisco Partners Group and the Matthews Group will agree to vote their shares in favour of the election or removal of the other party’s nominees.

Committee Representation

The Shareholders’ Agreement will provide that, for so long as the Francisco Partners Group beneficially owns or controls at least 10% of our outstanding common shares, unless prohibited by U.S. federal securities laws or the NASDAQ rules, the Francisco Partners Group will be entitled to designate one member of each committee of our board of directors, other than our audit committee.

Special Approval Rights of the Francisco Partners Group

The Shareholders’ Agreement will provide that we may not take certain significant actions without the approval of the Francisco Partners Group, so long as the Francisco Partners Group owns in the aggregate at least 15% of our outstanding common shares. These actions include:

•	amendments to our articles or by-laws;

•	issuance of any securities that are senior to our common shares in respect of dividend, liquidation preference or other rights and privileges;

•

issuance of equity securities or rights, options or warrants to purchase equity securities, with certain exceptions where we issue securities pursuant to our 2006 Equity Incentive Plan, in connection with acquisitions that involve the issuance of less than $25 million of our securities, upon the conversion of our currently outstanding warrants, as consideration paid to consultants for services provided to us, or in connection with technology licensing or other non-equity interim financing transactions;

•	declaring or paying any dividends or making any distribution or return of capital, whether in cash, in stock or in specie, on any equity securities;

•

incurring, assuming or otherwise becoming liable for debt obligations, other than refinancing our debt obligations following the closing of this offering and the application of the intended use of proceeds, incurring additional indebtedness in connection with our leasing program, or incurring up to $50 million in new indebtedness;

•

mergers, acquisitions, sales of assets or material subsidiaries, or the entering into any joint venture, partnership or similar arrangement that have a value of more than $25 million per such transaction;

•	any change in the number of directors that comprise our board of directors;

•

an amalgamation, merger or other corporate reorganization by the Company with or into any other corporation (other than a short-form amalgamation with a wholly-owned subsidiary); or an agreement to sell or sale of all or substantially all of the assets of the Company or other transaction that has the effect of a change of control of the Company; and

•	any liquidation, winding up, dissolution or bankruptcy or other distribution of the assets of the Company to its shareholders.

All of the provisions of the Shareholders’ Agreement are expressly subject to any requirements as to governance imposed by applicable securities laws and of any exchange on which our securities are listed.

Information Rights

So long as any party to the Shareholders’ Agreement holds at least 10% of our outstanding common shares, such shareholder will have the right to receive from us monthly consolidated financial results, copies of all other financial statements, reports or projections, and material information provided to our lenders, and such additional information regarding our financial position or business as such shareholder reasonably requests.

Restrictions on Transfer of our Common Shares

Until such time as a party to the Shareholders’ Agreement holds less than 5% of our outstanding common shares, common shares held by such shareholder shall only be transferrable pursuant to (i) a tag-along or drag-along sale, (ii) a permitted transferee and among the parties to the Shareholders’ Agreement, (iii) transfers in broker’s sales in accordance with Rule 144 under the Securities Act (including its volume and manner of sale limitations) and (iv) pursuant to a registration statement provided for in the Registration Rights Agreement.

The Francisco Partners Group, so long as it owns or controls at least 10% of our outstanding common shares, is entitled to drag the other parties to the Shareholders’ Agreement into a non-affiliated change of control transaction if 50.1% of our outstanding common shares have voted in favor of that transaction or tendered into it. Notwithstanding the foregoing, the Francisco Partners Group’s drag along rights do not apply at any time that the Matthews Group owns or controls a greater percentage of our outstanding common shares than the Francisco Partners Group.

Also, until such time as the Francisco Partners Group has sold or transferred $281.3 million of common shares pursuant to a registration statement or no longer owns at least 10% of our outstanding common shares, the Matthews Group may not sell or transfer more than an aggregate of $50 million of our common shares (measured in gross proceeds and taking into account sales made under Rule 144 under the Securities Act) pursuant to a registration statement. This provision expires automatically on the fifth anniversary of the closing of this offering.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common shares as of March 15, 2010 and the beneficial ownership of our common shares after giving effect to the completion of this offering and shows the number of shares and percentage of outstanding common shares owned by:

•	each person or entity who is known by us to own beneficially 5% or more of our common shares;

•	each of the other selling shareholders;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person or entity who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares that a person would receive upon exercise of stock options or warrants, or upon conversion of convertible securities held by that person that are exercisable or convertible within 60 days of the determination date, which in the case of the following table is May 14, 2010. Shares issuable pursuant to exercisable or convertible securities are deemed to be outstanding for computing the percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage ownership of any other person. The percentage of beneficial ownership for the following table is based on 34,919,257 common shares outstanding as of March 15, 2010, and 45,445,573 common shares outstanding immediately after the completion of this offering. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares shown as beneficially owned by them.

The number of common shares into which our outstanding preferred shares will be converted will depend upon the initial public offering price of our common shares in this offering and upon the date of completion of this offering. See “Description of Share Capital—Preferred Shares.”

In addition, the exercise price of certain of our warrants and the number of common shares issuable upon the exercise of such warrants may depend upon the initial public offering price of our common shares in this offering. See “Description of Share Capital—Warrants—Convertible Noteholder Warrants”, “Description of Share Capital—Warrants—FP Warrants” and “Description of Share Capital—Warrants—EdgeStone Warrants.”

	Beneficial Ownership Before this Offering		Beneficial Ownership After giving effect to this Offering
Name and Address of Beneficial Owner (1)	Number	%	Number	%
Five Percent Shareholders:
Matthews’ Group (2)
Dr. Terence H. Matthews	91,537	0.3%	91,537	0.2%
Wesley Clover Corporation	11,767,034	33.7%	11,767,034	25.9%

Total	11,858,571	34.0%	11,858,571	26.1%

	Beneficial Ownership Before this Offering		Beneficial Ownership After giving effect to this Offering
Name and Address of Beneficial Owner (1)	Number	%	Number	%
Francisco Partners Group (3)
Francisco Partners Management, LLC	6,248	0.0%	6,248	0.0%
Arsenal Holdco I S.a.r.l.	11,535,972	32.3%	11,535,972	24.9%
Arsenal Holdco II S.a.r.l.	4,444,211	12.6%	4,444,211	9.7%

Total	15,986,431	44.9%	15,986,431	34.6%

Morgan Stanley Principal Investments, Inc. (4)	3,151,749	9.0%	3,151,749	6.9%

Her Majesty the Queen in Right of Canada (5)	2,478,326	6.6%	2,478,326	5.2%

EdgeStone Capital Equity Fund II Nominee, Inc. (6)	1,944,548	5.5%	1,944,548	4.3%

Power Corporation of Canada (7)	1,703,719	4.9%	1,703,719	3.7%

Executive Officers and Directors:
Dr. Terence H. Matthews	11,858,571	34.0%	11,858,571	26.1%
Donald W. Smith (8)	300,083	0.9%	300,083	0.7%
Peter D. Charbonneau (9)	94,253	0.3%	94,253	0.2%
Benjamin H. Ball	15,986,431	44.3%	15,986,431	34.3%
Andrew J. Kowal	15,986,431	44.3%	15,986,431	34.3%
Jean-Paul Cossart	4,884	0.0%	4,884	0.0%
Gilbert S. Palter	1,944,548	5.5%	1,944,548	4.3%
Norman Stout	17,381	0.1%	17,381	0.0%
John McHugh	0	0.0%	0	0.0%
Hank Perret	0	0.0%	0	0.0%
Paul A.N. Butcher (10)	145,749	0.4%	145,749	0.3%
Steven E. Spooner (11)	82,767	0.2%	82,767	0.2%
Graham Bevington (12)	23,368	0.1%	23,368	0.1%
Richard F. Dell	12,500	0.0%	12,500	0.0%
Gwilym Funnell	6,447	0.0%	6,447	0.0%
Ronald G. Wellard	26,500	0.1%	26,500	0.1%
All directors and executive officers as a group (16 persons) (13)	31,123,482	85.7%	31,123,482	66.2%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7.

(2)	Includes warrants to acquire 69,597 common shares that are currently exercisable, stock options to acquire 21,940 common shares that are currently exercisable and the common share equivalent to 13,500 Class 1 Preferred Shares (877,338 common shares), and 10,889,696 common shares owned by Wesley Clover Corporation. Dr. Matthews has voting and investment power over the common shares owned by Wesley Clover Corporation and therefore beneficially owns the common shares held by Wesley Clover Corporation. The address for the Matthews’ Group and Dr. Matthews is 350 Legget Drive, Kanata, Ontario, Canada K2K 2W7.

If the underwriters exercise their overallotment option in full, the Matthews’ Group will sell 600,526 common shares in this offering and its beneficial ownership after giving effect to this offering will be 11,258,045 common shares, or 24.8%.

If the underwriters exercise their overallotment option in part, the Matthews’ Group and the other selling shareholders will sell proportionately less shares. See “Underwriting.”

(3)

Includes the common share equivalent to 227,822 Class 1 Preferred Shares (14,805,696 common shares), warrants to acquire 1,174,487 common shares that are currently exercisable and stock options to acquire 6,248 common shares that are exercisable. Benjamin Ball and Andrew Kowal, both partners of

Francisco Partners Management, LLC, have voting and investment power over the common shares owned by each of Francisco Partners, Arsenal Holdco I S.a.r.l. and Arsenal Holdco II S.a.r.l. and therefore beneficially own the common shares held by each of these entities. The address for each of the Francisco Partners Group, Benjamin Ball and Andrew Kowal is c/o Francisco Partners Management, LLC One Letterman Drive, Building C—Suite 410, San Francisco, California, 94129.

(4)	Includes the common share equivalent to 44,933 Class 1 Preferred Shares (2,920,106 common shares) and warrants to acquire 231,643 common shares that are currently exercisable.

(5)	The common shares are issuable upon the exercise of warrants pursuant to the agreement entered into with Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, through Technology Partnerships Canada. There are a total of 2,478,326 warrants outstanding.

(6)	Includes the common share equivalent to 19,000 Class 1 Preferred Shares (1,234,772 common shares), 357,327 common shares, stock options to acquire 19,115 common shares that are currently exercisable and warrants to acquire 333,334 common shares that are currently exercisable. Gilbert Palter, partner of EdgeStone Capital Partners, L.P., has voting and investment power over the common shares owned by EdgeStone and therefore beneficially owns the common shares held by EdgeStone Capital Partners, L.P. The address for EdgeStone Capital Partners, L.P. and Mr. Palter is The Exchange Tower, Suite 600, 130 King Street West, Toronto, Ontario, Canada M5X 1A6.

If the underwriters exercise their overallotment option in full, EdgeStone Capital Equity Fund II Nominee, Inc. will sell 167,895 common shares in this offering and its beneficial ownership after giving effect to this offering will be 1,776,653 common shares, or 3.9%. See “Underwriting.”

(7)	If the underwriters exercise their overallotment option in full, Power Corporation of Canada will sell 810,526 common shares in this offering and its beneficial ownership after giving effect to this offering will be 893,193 common shares, or 2.0%. See “Underwriting.”

(8)	Includes options to acquire 200,000 common shares granted to Mr. Smith from the holdings of Dr. Matthews at an exercise price of C$52.50, and 98,333 common shares issuable upon the exercise of options at an exercise price of $3.75.

(9)	Of this total, 2,019 common shares are registered to Peter Charbonneau Trust #2, a trust of which Mr. Charbonneau is the sole trustee, and 13,927 common shares are registered to Mr. Charbonneau’s wife, Joan Charbonneau. Includes options to acquire 60,000 common shares granted to Mr. Charbonneau from the holdings of Dr. Matthews at an exercise price of C$52.50 and options to acquire 18,207 common shares from us at an exercise price of $3.75.

(10)	Includes options to acquire 66,667 common shares granted to Mr. Butcher from the holdings of Dr. Matthews at an exercise price of C$52.50, and 68,333 common shares issuable upon the exercise of options at an exercise price of $3.75.

(11)	Of this total, 5,100 common shares are registered to the Spooner Children Trust, a trust of which Mr. Spooner is one of three trustees, and 77,667 common shares issuable upon the exercise of options at an exercise price of $3.75.

(12)	Includes 21,950 common shares which are issuable upon the exercise of options at an exercise price of $3.75.

(13)	In calculating this total, the common shares held by Mr. Ball and held by Mr. Kowal have been counted only once, as all such shares are held by and through the Francisco Partners Group.

DESCRIPTION OF SHARE CAPITAL

General

The following is a summary of the rights of our common shares and preferred shares as set forth in our articles of incorporation and corporate by-laws and certain related sections of the CBCA. For more detailed information, please see our articles of incorporation and corporate by-laws.

Our share capital consists of common shares, Class 1 Preferred Shares and Class 2 Preferred Shares. No Class 2 Preferred Shares are currently outstanding, and all information in this prospectus assumes that all of the Class 1 Preferred Shares have been converted into common shares, which will occur immediately prior to the completion of this offering. Effective on completion of the offering, our share capital will consist of an unlimited number of common shares, each without par value, and an unlimited number of preferred shares, issuable in series, each without par value.

Immediately following the closing of this offering, we expect to have 45,445,573 issued and outstanding common shares and no preferred shares outstanding (based on an assumed initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus) and an assumed closing date of this offering of April 26, 2010). Immediately outstanding following the closing of this offering, we also expect to have:

•

outstanding vested and unvested options granted pursuant to our equity incentive plans to acquire 2,683,376 common shares (assuming no options are exercised following March 15, 2010) and options available for grant under our equity incentive plans to acquire 2,911,335 common shares;

•

outstanding warrants held by Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, through Technology Partnerships Canada, to acquire a total of 2,478,326 common shares without the payment of any additional cash consideration; and

•

outstanding warrants to acquire a total of 3,046,691 common shares held by certain other entities (based on an assumed initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus)). See “Description of Share Capital—Warrants”.

The number of common shares into which our outstanding preferred shares will be converted will depend upon the initial public offering price of our common shares in this offering and upon the date of completion of this offering. See “Description of Share Capital—Preferred Shares.”

In addition, the exercise price of certain of our warrants and the number of common shares issuable upon the exercise of such warrants may depend upon the initial public offering price of our common shares in this offering. See “Description of Share Capital—Warrants—Convertible Noteholder Warrants”, “Description of Share Capital—Warrants—FP Warrants” and “Description of Share Capital—Warrants—EdgeStone Warrants.”

Common Shares

The holders of our common shares are entitled to one vote for each share held at any meeting of shareholders. Subject to the prior rights of the holders of our preferred shares, the holders of our common shares are entitled to receive dividends as and when declared by our board of directors. Subject to the prior payment to the holders of our preferred shares, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares are entitled to share pro rata in the distribution of the balance of our assets. There are no preemptive, redemption, purchase or conversion rights attaching to the common shares. Our common shares are issued in fully registered form. As of March 15, 2010, we had 654 registered shareholders with addresses in the United States holding approximately 397,616 common shares and one registered shareholder with an address in the United States holding an aggregate of 44,933 Class 1

Preferred Shares. When combined on an as if converted to common shares basis, these shares represent approximately 9.4% of the total number of issued and outstanding common shares as of March 15, 2010. In addition, U.S. residents hold options to purchase 690,718 common shares, which represents approximately 2.0% of the total number of issued and outstanding common shares, in each case, as of March 15, 2010. Residents of the United States may beneficially own common shares registered in the names of non-residents of the United States, and non-U.S. residents may beneficially own common shares or Class 1 Preferred Shares registered in the names of U.S. residents.

Preferred Shares

Our outstanding Class 1 Preferred Shares will be converted into common shares immediately prior to the completion of this offering. The number of common shares to be issued upon conversion of the preferred shares will depend upon the initial public offering price of our common shares in this offering and upon the date of completion of this offering. Unless specifically stated otherwise, all information in this prospectus assumes an initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus) and an assumed closing date of this offering of April 26, 2010 and assumes the conversion of all of our outstanding preferred shares into an aggregate of 20,585,274 common shares, which conversion will occur immediately prior to the completion of this offering.

The aggregate number of common shares that will be issued upon conversion of the preferred shares is equal to the number of outstanding preferred shares, or 316,755, multiplied by the number of common shares issuable per preferred share. The number of common shares issuable per preferred share is equal to the accreted value per preferred share at the time of conversion divided by the lower of (a) $19.74 and (b) the initial public offering price of our common shares.

The accreted value per preferred share at the time of conversion will be equal to $1,234.766, assuming the offering is completed on April 26, 2010. Because the accreted value of the preferred shares increases at a rate of 8% per annum, if this offering is completed after April 26, 2010, the accreted value per preferred share at the time of conversion will increase from such amount by $0.26 for each day after April 26, 2010 to the date of completion of this offering. If this offering is completed before April 26, 2010, the accreted value per preferred share at the time of conversion will decrease from such amount by $0.26 for each day prior to April 26, 2010 that the offering is completed.

For example, if the initial public offering price of our common shares in this offering is equal to $18.00 (the lowpoint of the range listed on the cover page of this prospectus), 21,728,760 common shares would be issued upon conversion of the preferred shares immediately prior to the completion of this offering, assuming the offering is completed on April 26, 2010. If the initial public offering price of our common shares in this offering is equal to $20.00 (the highpoint of the range listed on the cover page of this prospectus), 19,813,343 common shares would be issued upon conversion of the preferred shares immediately prior to the completion of this offering, assuming that the offering is completed on April 26, 2010.

Our board of directors has the authority, without action by our shareholders, to designate and issue our preferred shares in one or more series and to designate the rights, preferences and privileges of each series. The preferred shares of each series will rank on par with the preferred shares of every other series and, if so designated by the board, will be entitled to preference over the common shares with respect to payment of dividends and distribution of any assets in the event of our liquidation, dissolution or winding-up. Where we do not pay cumulative dividends in full with respect to a series of our preferred shares, the shares of all series of our preferred shares will participate ratably with respect to the accumulated dividends in accordance with the amounts that would be payable on those shares if all the accumulated dividends were paid in full.

The issuance of preferred shares and the terms selected by our board of directors could decrease the amount of earnings and assets available for distribution to holders of our common shares or adversely affect the rights and powers, including the voting rights, of the holders of our common shares without any further vote or action by the common shareholders. Any series of preferred shares issued by the board of directors could have priority over the common shares in terms of dividend or liquidation rights or both. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third party to acquire a majority of our outstanding voting shares and thereby have the effect of delaying, deferring or preventing a change of control of us or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our common shares.

We have no current intention to issue any preferred shares.

Warrants

Technology Partnerships Canada Warrants

On October 10, 2002, we entered into an agreement with Mitel Knowledge Corporation, March Networks Corporation and Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, through Technology Partnerships Canada, as amended, or the TPC Agreement, which provided for financing of up to the lesser of 25% of project cost elements incurred by us, March Networks Corporation and Mitel Knowledge Corporation and C$60.0 million for certain research and development activities over a three-year period. The financing was provided through the Technology Partnerships Canada program, which was an initiative of the Government of Canada designed to promote economic growth in Canada through strategic investment in technological research, development and innovation. We submitted claims for an aggregate of C$55.0 million of research and development activities under the TPC Agreement.

The TPC Agreement, as last amended on March 10, 2010, requires us to spend at least 3.5% of our annual revenues in research and development in Canada each year, and to make at least 50% of our total research and development expenditures in Canada each year, until an aggregate of C$366.5 million worth of research and development that qualifies under the Canada Revenue Agency’s Scientific Research and Experimental Development program (unless otherwise agreed to by the Canadian government) has been spent in Canada since April 1, 2006. If the amount of our investment in any year is lower than our minimum annual spending requirement under the TPC Agreement, we are required to inform the Canadian Minister of Industry of the shortfall and present a revised budget and plan for the Minister’s approval.

In exchange for the funds received by us under the TPC Agreement, we were required to issue warrants to the Government of Canada during the term of the TPC Agreement. The warrants are exercisable on a one-for-one basis for common shares for no additional consideration. The warrants contain customary adjustment provisions for stock splits, stock consolidations and reclassifications.

The number of warrants issued in each year was equal to the amount of contributions paid to us under the TPC Agreement in the immediately preceding 12-month period, divided by the fair market value of our common shares as of the applicable date. We have issued 2,478,326 warrants which are exercisable into a total of 2,478,326 common shares. The warrants have no expiry date.

Convertible Noteholder Warrants

On April 27, 2005, we completed a convertible debt financing transaction in which we issued and sold $55.0 million in aggregate principal amount of convertible notes and warrants to purchase 1,100,000 of our common shares. The convertible notes were prepaid immediately prior to the completion of the Inter-Tel acquisition in 2007 and the terms of the warrants were amended and restated. The expiration date of these warrants is August 16, 2012. The exercise price of these warrants is $19.20 per common share. The warrants have a cashless exercise feature. The warrants contain customary adjustment provisions for stock splits, dividends, subdivisions and combinations, as well as weighted average antidilution provisions.

Unless specifically stated otherwise, all information in this prospectus assumes an initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus), in which case the warrants will be exercisable for 1,178,343 common shares at an exercise price of $17.92 per share. The number of common shares issuable upon the exercise of the warrants and the exercise price of such warrants will depend upon the initial public offering price of our common shares in this offering. For example, if the initial public offering price of our common shares is: (i) $20.00 or higher, the warrants will be exercisable for 1,163,720 common shares at an exercise price of $18.15 per share; or (ii) $18.00, the warrants will be exercisable for 1,199,864 common shares at an exercise price of $17.60 per share.

FP Warrants

On August 16, 2007, we issued warrants to acquire 1,455,368 of our common shares in the aggregate to the Francisco Partners Group, Morgan Stanley Principal Investments, Inc., Power Corporation of Canada and Dr. Matthews.

On January 18, 2008, and in connection with the purchase of additional Class 1 Preferred Shares by the Francisco Partners Group and Morgan Stanley Principal Investments, Inc., we issued warrants to acquire an additional 40,794 common shares to the Francisco Partners Group and warrants to acquire an additional 8,048 common shares to Morgan Stanley Principal Investments, Inc.

Each warrant may be exercised at any time and from time to time, and shall automatically be exercised upon the occurrence of certain exercise events as set out below, but in no event later than August 16, 2012. The exercise price of these warrants is $19.80 per common share. The warrants have a cashless exercise feature. The warrants contain customary adjustment provisions for stock splits, capital reorganizations and certain other distributions, as well as weighted average antidilution provisions. The warrants will be exercised automatically upon the earlier of:

(a)	immediately prior to the completion of a qualified initial public offering (as defined in our articles of incorporation); or

(b)	in the event of a transaction which results in all or substantially all of the common shares being acquired for cash consideration (whether effected by amalgamation, statutory arrangement or other similar transactions).

Our articles of incorporation define a qualified initial public offering as an offering that raises gross proceeds to us of at least $100 million, results in a listing of our common shares on a designated exchange, which includes The NASDAQ Global Market, and results in an offering price per common share that equals or exceeds a formula set out in our articles of incorporation. We do not expect that this offering will satisfy the offering price per common share requirement set out in our articles of incorporation. As a result, this offering will not result in a qualified initial public offering as defined in our articles of incorporation. Accordingly, we expect that these warrants will remain outstanding following this offering.

Unless specifically stated otherwise, all information in this prospectus assumes an initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus), in which case the warrants will be exercisable for 1,535,014 common shares at an exercise price of $19.40 per share. The number of common shares issuable upon the exercise of the warrants and the exercise price of such warrants will depend upon the initial public offering price of our common shares in this offering. For example, if the initial public offering price of our common shares is: (i) $20.00 or higher, the warrants will be exercisable for 1,504,256 common shares at an exercise price of $19.80 per share; or (ii) $18.00, the warrants will be exercisable for 1,578,981 common shares at an exercise price of $18.86 per share.

EdgeStone Warrants

In connection with a financing in fiscal 2004 we issued warrants to acquire 333,334 of our common shares to EdgeStone Capital Fund II Nominee Inc. The warrants are exercisable at C$18.75 per common share and expire on April 23, 2011. The warrants have a cashless exercise feature. The warrants contain customary adjustment provisions for stock splits, capital reorganizations and certain other distributions. The warrants will be exercised automatically upon the earlier of:

(a)	immediately prior to the completion of a qualified initial public offering (as defined in our articles of incorporation at the time the warrants were issued); or

(b)	in the event of a transaction which results in all or substantially all of the common shares or assets of the Company being acquired (whether effected by amalgamation, statutory arrangement or other similar transactions).

We do not expect that this offering will result in a qualified initial public offering . Accordingly, we expect that these warrants will remain outstanding following this offering.

Unless specifically stated otherwise, all information in this prospectus assumes an initial public offering price of $19.00 per common share (the midpoint of the range listed on the cover page of this prospectus), in which case the warrants will be exercisable for 333,334 common shares at an exercise price of C$18.75 per share. The number of common shares issuable upon the exercise of the warrants and the exercise price of such warrants will depend upon the initial public offering price of our common shares in this offering. For example, if the initial public offering price of our common shares is: (i) $19.00 or higher, the warrants will be exercisable for 333,334 common shares at an exercise price of C$18.75 per share; or (ii) $18.00, the warrants will be exercisable for 342,936 common shares at an exercise price of C$18.23 per share.

Limitations on Liability and Indemnification of Directors and Officers

Under the CBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The CBCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless the individual:

•

acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request;

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful; and

•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Our by-laws require us to indemnify each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.

Our by-laws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity.

We have entered into indemnity agreements with our directors and certain officers which provide, among other things, that we will indemnify, including but not limited to the indemnity under the CBCA, him or her for losses reasonably incurred by reason of being or having been a director or officer; provided that, we shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful, and in so acting was in breach of the obligations under the indemnity agreement.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

Other Important Provisions of Our Articles of Incorporation, By-Laws and the CBCA

The following is a summary of certain other important provisions of our articles of incorporation, by-laws and certain related sections of the CBCA. Please note that this is only a summary and is not intended to be exhaustive. For further information please refer to the full version of our articles of incorporation and by-laws.

Stated Objects or Purposes

Our articles of incorporation do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors

Power to vote on matters in which a director is materially interested. The CBCA states that a director must disclose to us, in accordance with the provisions of the CBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction.

A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless the contract or transaction:

•	relates primarily to the director’s remuneration as a director, officer, employee or agent of us or an affiliate;

•	is for indemnity or insurance otherwise permitted under the CBCA; or

•	is with an affiliate.

Directors’ power to determine the remuneration of directors. The CBCA provides that the remuneration of our directors, if any, may be determined by our directors subject to our articles of incorporation and by-laws. That remuneration may be in addition to any salary or other remuneration paid to any of our employees who are also directors.

Retirement or non-retirement of directors under an age limit requirement. Neither our articles of incorporation nor the CBCA impose any mandatory age-related retirement or non-retirement requirement for our directors. However, our board of directors has adopted corporate governance guidelines which stipulate that no person shall be appointed or elected as a director once the person has reached 75 years of age.

Number of shares required to be owned by a director. Neither our articles of incorporation nor the CBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our board of directors has discretion to prescribe minimum share ownership requirements for directors.

Action Necessary to Change the Rights of Holders of Our Shares

Our shareholders can authorize the alteration of our articles of incorporation to create or vary the special rights or restrictions attached to any of our shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (a) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting, or (b) a resolution consented to in writing by all of the shareholders entitled to vote holding the applicable class or series of shares.

Shareholder Meetings

We must hold an annual general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may be held anywhere in Canada, or provided that shareholders agree, anywhere outside Canada.

Our directors may, at any time, call a meeting of our shareholders. Shareholders holding not less than 5% of our issued voting shares may also cause our directors to call a shareholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer. Under the CBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings is two persons present and holding, or represented by proxy, 25% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of our common shares are entitled to attend meetings of our shareholders. Except as otherwise provided with respect to any particular series of preferred shares, and except as otherwise required by law, the holders of our preferred shares are not entitled as a class to receive notice of, or to attend or vote at any meetings of our shareholders. Our directors, our secretary (if any), our auditor and any other persons invited by our chairman or directors or with the consent of those at the meeting are entitled to attend at any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Change of Control

Our articles of incorporation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Shareholder Ownership Disclosure

Although applicable securities laws regarding shareholder ownership by certain persons require disclosure, our articles of incorporation do not provide for any ownership threshold above which shareholder ownership must be disclosed.

Ownership and Exchange Controls

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or the Commissioner, to review any acquisition of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal on the basis that it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

This legislation also requires any person who intends to acquire our common shares to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded and if that person (and their affiliates) would hold more than 20% of our common shares. If a person already owns 20% or more of our common shares, a notification must be filed when the acquisition of additional shares would bring that person’s holdings to over 50%. Where a notification is required, the legislation prohibits completion of the acquisition until the expiration of a statutory waiting period, unless the Commissioner provides written notice that she does not intend to challenge the acquisition.

There is no limitation imposed by Canadian law or our articles of incorporation on the right of non-residents to hold or vote our common shares, other than those imposed by the Investment Canada Act.

The Investment Canada Act requires any person that is not a “Canadian” (as defined in the Investment Canada Act) who acquires control of an existing Canadian business, where the acquisition of control is not a reviewable transaction, to file a notification with Industry Canada. The Investment Canada Act generally prohibits the implementation of a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada. Under the Investment Canada Act, the acquisition of control of us (either through the acquisition of our common shares or all or substantially all our assets) by a non-Canadian who is a World Trade Organization member country investor, including a U.S. investor, would be reviewable only if the value of our assets was equal to or greater than a specified amount. The specified amount for 2010 is C$299.0 million. The threshold amount is subject to an annual adjustment on the basis of a prescribed formula in the Investment Canada Act to reflect changes in Canadian gross domestic product.

As a result of recent amendments to the Investment Canada Act substantial changes to the review threshold are pending. When these amendments come into force, the review threshold will increase from C$299.0 million to C$600.0 million (and eventually to C$1.0 billion) and will no longer be calculated on the basis of the book value of the Canadian business’ assets, but rather its “enterprise value.”

The acquisition of a majority of the voting interests of an entity is deemed to be acquisition of control of that entity. The acquisition of less than a majority but one-third or more of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation. Certain transactions in relation to our common shares would be exempt from review from the Investment Canada Act including:

•	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

•

the acquisition or control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

•

the acquisition or control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through the ownership of our voting interests, remains unchanged.

Under the new national security regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada.” The relevant test is whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends or other payments by us to non-resident holders of our common shares, other than withholding tax requirements.

Registration Rights

In connection with our financing of the Inter-Tel acquisition, we entered into a registration rights agreement, or the Registration Rights Agreement, dated August 16, 2007, with a number of our shareholders, including the Francisco Partners Group, Morgan Stanley Principal Investments Inc., EdgeStone, Dr. Matthews, Wesley Clover Corporation and Celtic Tech Jet Limited. The Registration Rights Agreement will be amended and restated as of the date of closing of this offering. The Registration Rights Agreement provides for the registration of the shares held by such shareholders under the securities laws of the United States and/or the qualification for distribution of the shares held by such shareholders under the securities laws of the provinces and territories of Canada. These shareholders will collectively beneficially own 71.9% of our common shares upon the completion of this offering.

Pursuant to the Registration Rights Agreement, following the one year anniversary of this offering we will be required to file, maintain and keep in effect a shelf registration statement with respect to resales, from time to time, of all of the common shares held by parties to the Registration Rights Agreement. In addition, the Francisco Partners Group, as long as it continues to hold 5% or more of our common shares, has the right to demand that we file a registration statement with the SEC and/or a prospectus with the applicable Canadian provincial and territorial securities authorities on behalf of the shareholders who are a party to the Registration Rights Agreement relating to the sale from time to time of common shares in the United States and Canada. These demand registration rights do not apply until 180 days following the closing of this offering. The rights to make such demands are limited in a number of respects, including the number of demands that can be made (except in an offering on Form S-3 in the United States or under a short form prospectus in Canada, in which case the number of demands is unlimited). The registration rights set out above may be postponed in certain circumstances. We are also not required to effect any such registration or file any such prospectus within 90 days after the effective date of a previous registration or prospectus filing in which the shareholders were otherwise given the right to register or qualify the sale of their common shares.

In addition to the demand registration rights described above, these shareholders also have “piggy-back” registration rights relating to the inclusion of their common shares on certain registration statements or prospectuses filed by us, including this prospectus. Pursuant to the piggy-back registration rights, we are required to use best efforts to include the common shares of the Francisco Partners Group, Dr. Matthews and others in such registration statements or prospectuses, subject to the right to reduce the number of such common shares we are obligated to include if the underwriters participating in such transaction advise us that such common shares would exceed the number of common shares that may successfully be included in such offering, having regard to market conditions. We are also required to negotiate in good faith with our underwriters in any offering to allow a reasonable portion of any overallotment option to be fulfilled by shareholders who are a party to the Registration Rights Agreement and who request inclusion of their common shares in the offering.

We have agreed to pay all costs and expenses in connection with each registration and prospectus qualification described above, except underwriting discounts and commissions applicable to the securities sold by the shareholders. We have agreed to indemnify the shareholders against certain liabilities, and the shareholders have agreed to indemnify us for certain liabilities, including liabilities under the Securities Act and Canadian provincial and territorial securities laws.

Listing

We have applied for listing of our common shares on The NASDAQ Global Market under the symbol “MITL”.

Transfer Agent, Registrar and Auditor

CIBC Mellon Trust Company, located at 320 Bay Street, Toronto, Ontario, Canada M5H 4A6, is the transfer agent for our common shares in Canada. BNY Mellon, located at One Wall Street, New York, NY, United States of America, 10286, is the transfer agent and registrar for our common shares in the United States.

Deloitte & Touche LLP are our independent registered chartered accountants located at 515 Legget Drive, Suite 600, Kanata, Ontario, Canada, K2K 3G4.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common shares. Future sales of our common stock in the public market, or the availability for sale of substantial amounts of our common shares in the public market, could adversely affect prevailing market prices and could impair our ability to raise equity capital in the future.

Upon completion of this offering, a total of 45,445,573 of our common shares will be outstanding. All of the 10,526,316 common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

For the reasons set forth below, we expect that the following shares will be eligible for sale in the public market at the following times:

Date	Number of Shares Eligible for Sale in U.S. Public Market	Comment
On the date of this prospectus	10,526,316	Shares sold in this offering
On the date of this prospectus	1,450,620	Shares not subject to lock-up
180 Days after the date of this prospectus	33,468,637	Lock-up agreements expire

As of March 15, 2010, 29,748 common shares had been issued under our equity incentive plans, 2,683,376 common shares were issuable upon exercise of vested and unvested stock options outstanding under our equity incentive plans and an additional 2,911,335 common shares were reserved for issuance under our equity incentive plans. Subject to the lock-up agreements described below and limitations imposed by U.S. and Canadian securities laws on resales by our affiliates, common shares already issued pursuant to these plans or issuable upon exercises of these stock options will be freely tradeable in the public markets.

The holders of our warrants outstanding as of the closing of this offering, all of our principal securityholders, our directors and executive officers and certain other shareholders and option holders have entered into lock-up agreements under which they have generally agreed, subject to certain exceptions, not to offer or sell any common shares or securities convertible into or exchangeable or exercisable for common shares for a period of at least 180 days from the date of the underwriting agreement without the prior written consent of the underwriters. We may also grant new options under our stock option plan and issue and sell our common shares upon the exercise of options outstanding at the time of the pricing of this offering. See “Underwriting.”

Under the terms of the Registration Rights Agreement, the shares held by shareholders party to the agreement may be registered under the securities laws of the United States and/or the qualified for distribution under the securities laws of the provinces and territories of Canada. Following the one year anniversary of this offering we will be required to file, maintain and keep in effect a shelf registration statement with respect to resales, from time to time, of all of the common shares held by parties to the Registration Rights Agreement. In addition, the Francisco Partners Group, as long as it continues to hold 5% or more of our common shares, has the right to demand that we file a registration statement with the SEC and/or a prospectus with the applicable Canadian provincial and territorial securities authorities on behalf of the shareholders who are a party to the Registration Rights Agreement relating to the sale from time to time of common shares in the United States and Canada. These demand registration rights do not apply until 180 days following the closing of this offering. The rights to make such demands are limited in a number of respects, including the number of demands that can be made (except in an offering on Form S-3 in the United States or under a short form prospectus in Canada, in which case the number of demands is unlimited). The registration rights set out above may be postponed in certain circumstances. We are not required to effect any such registration or file any such prospectus within 90 days after the effective date of a previous registration or prospectus filing in which the shareholders were otherwise given the right to register or qualify the sale of their common shares.

Rule 144

In general, under Rule 144 under the Securities Act as currently in effect, a person who is not deemed to have been one of our “affiliates” for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our “affiliates,” is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our “affiliates,” then such person is entitled to sell such shares without complying with any of the requirements of Rule 144. In general, under Rule 144, as currently in effect, our “affiliates” or persons selling shares on behalf of our “affiliates” are entitled to sell upon expiration of the lock-up agreements described above, within any three month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the then outstanding common shares, which will equal approximately 454,456 common shares after this offering; and

•	the average weekly trading volume of our common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Such sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

Canadian Resale Restrictions

Any sale of any of our shares which constitutes a “control distribution” under Canadian securities laws (generally a sale by a person or a group of persons holding more than 20% of our outstanding voting securities) will be subject to restrictions under applicable Canadian securities laws in addition to those restrictions noted above, unless the sale is qualified under a prospectus filed with Canadian securities regulatory authorities or if prior notice of the sale is filed with the Canadian securities regulatory authorities at least seven days before any sale and there has been compliance with certain other requirements and restrictions regarding the manner of sale, payment of commissions, reporting and availability of current public information about us and compliance with applicable Canadian securities laws.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations to U.S. Holders (defined below) under present United States federal income tax laws of an investment in the common shares. This discussion applies only to investors that hold the common shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax considerations described below.

The following discussion does not deal with the tax considerations to any particular investor or to persons in special tax situations such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	U.S. expatriates;

•	traders that elect to mark to market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding a common share as part of a straddle, hedging, conversion or integrated transaction; or

•	persons that actually or constructively own 10% or more of our voting stock.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL AND FOREIGN TAX CONSIDERATIONS TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON SHARES.

The discussion below of the U.S. federal income tax considerations to “U.S. Holders” will apply to you if you are a beneficial owner of common shares and you are, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership or other entity treated as a partnership that holds our common shares, your tax treatment will depend on your status and the activities of the partnership.

Taxation of Dividends and Other Distributions on the Common Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of a distribution paid to you with respect to the common shares (including amounts withheld to pay Canadian withholding taxes) will be included in your gross income as dividend income to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations. With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may constitute “qualified dividend income” and, thus, may be taxed at the lower applicable capital gains rate, provided that (1) we are eligible for the benefits of the United States-Canada income tax treaty or the common shares, with respect to which dividends are paid, are readily tradeable on an established securities market in the United States; (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year; and (3) certain holding period requirements are met. We expect to be eligible for the benefits of the United States-Canada income tax treaty. In addition, The NASDAQ Global Market should be treated as an established securities market for this purpose, although there can be no assurance that the common shares will be readily tradeable.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income, the amount of the dividend taken into account for purposes of calculating the U.S. foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed by us with respect to common shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not currently intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will be treated as a dividend.

If any dividends are paid in a foreign currency, the amount includible in gross income will be the U.S. dollar value of such a dividend, calculated by reference to the exchange rate in effect on the date of receipt of the payment, regardless of whether the payment is actually converted into U.S. dollars on that date. If any foreign currency dividends received are later converted into U.S. dollars, U.S. Holders may realize gain or loss on the conversion. Gain or loss, if any, realized as a result of currency exchange fluctuations during the period from the date of inclusion of the payment in income to the date of conversion of the payment into U.S. dollars will be treated as ordinary income or loss. This gain or loss will be U.S. source gain or loss for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors concerning the possibility of foreign currency gain or loss if any such foreign currency is not converted into U.S. dollars on the date of receipt.

Taxation of Disposition of Common Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a common share equal to the difference between the amount realized for the common share and your tax basis in the common share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the common share for more than one year, you are currently eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

We do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending April 30, 2010. Our expectation for our current taxable year is based on our estimates of the current and anticipated value of our assets as determined, in part, on the price of our common shares sold in this offering and the expected price of our common shares following the offering. Our actual PFIC status for any taxable year will not be determinable until the close of the taxable year, and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year or any future taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For the purposes of the PFIC tests described above, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

We must make a determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, our PFIC status will be determined, in part, on the market price of our common shares, which is likely to fluctuate after this offering. The composition of our income and assets will also be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold common shares, we will continue to be treated as a PFIC for all succeeding years during which you hold the common shares. In addition, for the purposes of the PFIC rules, you would be deemed to own your proportionate share of any of our subsidiaries that are treated as PFICs.

If we are a PFIC for any taxable year during which you hold common shares, you will be subject to adverse tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the common shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock in a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a mark-to-market election for your common shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of your common shares as of the close of your taxable year over your adjusted basis in such common shares. You would be allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your basis in the common shares will be adjusted to reflect any such income or loss amounts.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange, including The NASDAQ Global Market, or other market, as defined in applicable U.S. Treasury regulations. We expect that the common shares will be listed on The NASDAQ Global Market and, consequently, the mark-to-market election would be available to you if we were to be or become a PFIC and if our common shares were regularly traded. However, were we to be or become a PFIC, a mark-to-market election would not be available with respect to any subsidiary PFICs that you would be deemed to own. Accordingly, the “excess distribution” rules, discussed above, would apply with respect to any subsidiary PFICs that you would be deemed to own.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder that makes a valid qualified electing fund election with respect to a PFIC will include in gross income for a taxable year such U.S. Holder’s pro rata share of the PFIC’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if the PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If you hold common shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621, or any other form specified by the U.S. Treasury Department, for each such year.

You are urged to consult your tax advisor regarding the application of the PFIC rules to an investment in common shares.

Information Reporting and Backup Withholding

Dividend payments with respect to common shares and proceeds from the sale, exchange or redemption of common shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and timely furnishing any required information.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

This section summarizes the material Canadian federal income tax considerations generally applicable to a purchaser who acquires as beneficial owner, common shares pursuant to this offering and (a) who, at all relevant times and for the purposes of the Income Tax Act (Canada) and the Income Tax Regulations, or collectively referred to as the Tax Act, is not resident and is not deemed to be resident in Canada, deals at arm’s length and is not affiliated with us, the underwriters or a subsequent purchaser of common shares, holds the common shares as capital property and does not use or hold and is not deemed to use or hold, the common shares in the course of carrying on, or otherwise in connection with, a business in Canada, and (b) who, at all relevant times and for the purposes of the Canada-United States Income Tax Convention, or the Treaty, is a resident of the United States, and who otherwise qualifies for the full benefits of the Treaty, or a U.S. Holder. Special rules not discussed in this summary may apply to a U.S. Holder that is an insurer that carries on business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act in force at the date hereof, specific proposals to amend the Tax Act that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof, or the Proposed Amendments, the current provisions of the Treaty and counsel’s understanding of the current administrative practices and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. We have assumed that the Proposed Amendments will be enacted in the form proposed; however, no assurances can be given that the Proposed Amendments will be enacted as proposed or at all. This summary does not take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any provincial, territorial, U.S. or other foreign income tax jurisdictions, which may differ significantly from those discussed herein.

This summary is of a general nature and is not exhaustive of all possible Canadian federal income tax consequences. It is not intended as legal or tax advice to any particular holder of common shares and should not be so construed. The tax consequences to any particular holder of common shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which that holder is subject to taxation and, generally, that holder’s particular circumstances. Each holder should consult the holder’s own tax advisor with respect to the income tax consequences applicable to the holder’s own particular circumstances.

Taxation of Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares by us to a U.S. Holder are subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which a U.S. holder is entitled under the Treaty. Under the Treaty, the rate of withholding tax on dividends paid or credited (or deemed to be paid or credited) on the common shares to a U.S. Holder that is the beneficial owner of the dividends is generally reduced to 15% of the gross dividend.

Disposition of Common Shares

A U.S. Holder is not subject to tax under the Tax Act in respect of a capital gain realized on the disposition of a common share unless such share is “taxable Canadian property” to the U.S. Holder for purposes of the Tax Act and the U.S. Holder is not entitled to relief under the Treaty.

Generally, our common shares will not constitute taxable Canadian property to a U.S. Holder at a particular time under the current provisions of the Tax Act provided that (i) our common shares are listed on a designated stock exchange (which includes The NASDAQ Global Market) and (ii) at any time during the 60-month period immediately preceding the disposition, the U.S. Holder or persons with whom the U.S. Holder did not deal at arm’s length (or the U.S. Holder together with such persons) have not owned (or had an interest in, or an option in respect of) 25% or more of our issued shares of any class or series. The Canadian federal budget released on March 4, 2010 proposed that after March 4, 2010, shares that are listed on a designated stock exchange will generally not constitute taxable Canadian property of a U.S. Holder unless at any time during the 60 month period immediately preceding the disposition (i) the U.S. holder, persons with whom the U.S. Holder did not deal at arm’s length, or the U.S. Holder together with all such persons, owned or was considered to own 25% or more of the issued shares of any class or series of shares of the capital stock of the company, and (ii) more than 50% of the fair market value of the shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), and options in respect of, or interests in, any such properties. There can be no assurance that the budget proposals will be enacted as proposed, or at all.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, our common shares could be deemed to be taxable Canadian property. In the case of a U.S. Holder to whom common shares represent taxable Canadian property, by reason of the Treaty, no tax under the Tax Act will be payable on a capital gain realized on a disposition of such shares unless, at the time of disposition, the value of such shares is derived principally from real property situated in Canada. We believe that the value of our common shares is not derived principally from real property situated in Canada, and that no tax would therefore be payable under the Tax Act on a capital gain realized today by a U.S. Holder on a disposition of common shares.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and UBS Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling shareholders and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
UBS Securities LLC
Piper Jaffray & Co.
Genuity Capital Markets
JMP Securities LLC

Total	10,526,316

The offering is being made concurrently in the United States and in each of the provinces and territories of Canada. The common shares will be offered in the United States through those underwriters who are registered to offer the common shares for sale in the United States and such other registered dealers as may be designated by the underwriters. The common shares will be offered in each of the provinces and territories of Canada through the Canadian underwriters and such other registered dealers as may be designated by the underwriters.

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common shares sold under the purchase agreement if any of these common shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and Canadian securities laws, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $             per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting commissions, are estimated at $6.0 million and are payable by us.

Overallotment Option

The selling shareholders have granted an option to the underwriters to purchase up to 1,578,947 additional common shares at the public offering price, less the underwriting commissions. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table. We will not receive any proceeds from the sale of shares, if any, by the selling shareholders. See “Principal and Selling Shareholders.”

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 500,000 common shares offered by this prospectus for sale to some of our employees and related parties, immediate family members and entities of which employees or family members are the sole beneficiaries. If these persons purchase reserved common shares, this will reduce the number of common shares available for sale to the general public. Any reserved common shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other common shares offered by this prospectus.

No Sales of Similar Securities

We, our principal securityholders, our directors and executive officers and certain other shareholders and option holders have agreed to a “lock-up,” pursuant to which neither we nor they will sell any shares without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. for 180 days after the date of the underwriting agreement, subject to limited exceptions, and a possible extension of up to 34 additional days. Specifically, we and these other persons have agreed, with certain exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares;

•	sell any option or contract to purchase any common shares;

•	purchase any option or contract to sell any common shares;

•	grant any option, right or warrant for the sale of any common shares;

•	otherwise dispose of or transfer any common shares;

•	request or demand that we file a registration statement or a prospectus with any Canadian provincial securities commission related to the common shares; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

The 180-day restrictions described in the immediately preceding paragraph do not apply to (a) transactions relating to common shares or other securities acquired in open market transactions after the completion of this offering; (b) transfers of common shares or any security convertible into common shares as a bona fide gift or gifts; (c) distributions of common shares or any security convertible into common shares to limited partners or shareholders of the transferor; (d) transactions effected in accordance with our recapitalization described in this prospectus; (e) tenders of common shares made in response to a bona fide third party take-over bid made to all holders of common shares or similar acquisition transaction; or (f) any transfer to an immediate family member or an entity of which the transferor or an immediate family member of the transferor is the sole beneficiary; provided, that in the case of any transfer or distribution pursuant to clause (b), (c) or (f), each donee, distributee or transferee agrees in writing to be bound by the transfer restrictions described above; and further provided that no filing by any party under the Exchange Act or the Securities Act (Ontario) shall be required or shall be voluntarily made in connection with subsequent sales of common shares or other securities acquired in open market transactions described in clause (a).

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Listing

We expect the common shares to be approved for listing on The NASDAQ Global Market, subject to notice of issuance, under the symbol “MITL.” In order to meet the requirements for listing on the exchange, the underwriters have undertaken to sell a minimum number of common shares to a minimum number of beneficial owners as required by the exchange.

Before this offering, there has been no public market for our common shares. The initial public offering price will be determined through negotiations among us, the selling shareholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the common shares may not develop. It is also possible that after the offering the common shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the common shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market compared to the price at which they may purchase common shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

Pursuant to Canadian securities laws and the Universal Market Integrity Rules for Canadian Marketplaces, the underwriters may not, throughout the period of distribution, bid for or purchase our common shares except in accordance with certain permitted transactions, including market stabilization and passive market making activities. In connection with the sale of our common shares, the underwriters may sell more shares than they are required to purchase in this offering or effect transactions which stabilize or maintain the market price of the common shares at levels other than those which otherwise might prevail on the open market. Any of these activities may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions.

The underwriters propose to offer the common shares initially at the public offering price specified on the cover page of this prospectus. After the underwriters have made a reasonable effort to sell all of the common shares at the price specified on the cover page, the public offering price may be decreased and may be further changed from time to time to an amount not greater than that set out on the cover page, and the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the common shares is less than the public offering price specified on the cover page of this prospectus.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting commissions received by it because the representatives have repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Common Shares

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

Other Relationships

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Canada Inc. are affiliates of one of our lenders. As of February 28, 2010, we were indebted to this lender in an amount of approximately $7.5 million under the revolving credit facility. Consequently, we might be considered a “connected issuer” of Merrill Lynch Canada Inc. for the purposes of the securities regulations of certain Canadian provinces and territories. The revolving credit facility is fully secured by our assets. As of the date of this prospectus, we are in compliance with the terms of the indebtedness. Since the indebtedness was incurred, our financial position and the value of the collateral granted for the security for the indebtedness have not materially changed. As described under “Use of Proceeds”, we intend to use a portion of the net proceeds of this offering to repay $30.0 million of borrowings outstanding under our revolving credit facility. The terms, structure and pricing of this offering were determined solely by negotiations between us, the selling shareholders and the underwriters, and our lenders had no influence as to the determination of the terms, structure and pricing.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by us in connection with this offering and the distribution of the common shares sold in this offering (excluding underwriting commissions):

Nature of Expense	Amount
Securities and Exchange Commission Registration Fee	$17,263
FINRA Filing Fee	24,711
Canadian Securities Regulators Filing Fees	17,932
Stock Exchange Listing Fees	150,000
Accounting Fees and Expenses	966,782
Legal Fees and Expenses	2,133,250
Printing Expenses	629,850
Transfer Agent and Registrar Fee	55,200
Additional D&O Insurance Premiums	1,500,000
Investor Relations and Marketing Fees	206,286
Miscellaneous	300,801

TOTAL	$6,002,075

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of common shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of common shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of common shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common shares under, the offer of common shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where common shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the common shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The common shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the common shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The common shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the common shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the common shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The common shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

LEGAL MATTERS

The validity of the issuance of the common shares will be passed upon for us by Osler, Hoskin & Harcourt LLP. Certain U.S. legal matters relating to this offering will be passed upon for us by Shearman & Sterling LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP and Torys LLP. The partners and associates of Osler, Hoskin & Harcourt LLP, collectively, beneficially own, directly and indirectly, less than 1% of our outstanding common shares. The partners and associates of Torys LLP, collectively, beneficially own, directly and indirectly, less than 1% of our outstanding common shares.

EXPERTS

The financial statements as of April 30, 2009 and 2008 and for each of the three years in the period ended April 30, 2009, included in this prospectus and the related financial statement schedules included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the United States Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 157, Fair Value Measurements, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statement No. 87, 88, 106 and 132(R)). Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Inter-Tel at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document. You may review a copy of the registration statement, including the exhibits and schedules filed with it, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or a part of the registration statement may be obtained from this office after payment at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain a free copy of the registration statement, including the schedules and exhibits, from the SEC website at www.sec.gov.

We are required to file reports and other information with the SEC pursuant to the Exchange Act. As a foreign private issuer, we are exempt from the U.S. rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange

Act, as a foreign private issuer, we are not required to publish financial statements as frequently or as promptly as United States companies.

We will also be subject to the full informational requirements of the securities commissions in each of the provinces and territories of Canada. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we intend to file with the Canadian provincial securities commissions. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system.

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors and Shareholders of Mitel Networks Corporation:

We have audited the accompanying consolidated balance sheets of Mitel Networks Corporation and subsidiaries (the “Company”) as of April 30, 2009 and 2008 and the related consolidated statements of operations, shareholders’ deficiency and comprehensive loss and cash flows for each of the three years in the period ended April 30, 2009. Our audits also included the financial statement schedule listed on page F-55. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mitel Networks Corporation and subsidiaries as of April 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, effective May 1, 2008, the Company adopted the provisions of the United States Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 157, Fair Value Measurements. As discussed in Note 25 to these consolidated financial statements, effective May 1, 2007, the Company adopted the provisions of FASB interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. In addition, as discussed in Note 26 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statement No. 87, 88, 106 and 132(R), which changed its method of accounting for pension and postretirement benefits as of April 30, 2007.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Ottawa, Canada

July 8, 2009 (except for Note 25, which is as of December 22, 2009 and Note 28, which is as of April 16, 2010)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

CONSOLIDATED BALANCE SHEETS

(in millions of US dollars, except share amounts)

	April 30, 2008	April 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$19.5	$28.4
Restricted cash	2.3	3.5
Accounts receivable (net of allowance for doubtful accounts of $14.0 and $13.2, respectively)	138.3	112.4
Sales-type lease receivables (net of allowance for doubtful accounts of $1.5 and $1.5, respectively)	23.4	30.2
Inventories (net)	49.1	33.1
Income tax receivable	0.6	1.3
Deferred tax asset (net)	2.8	7.8
Other current assets	56.9	47.7

	292.9	264.4
Non-current portion of sales-type lease receivables (net)	34.2	29.2
Investments and other assets	32.9	22.4
Deferred tax asset	6.5	6.0
Property and equipment (net)	27.0	21.7
Goodwill	420.7	134.5
Intangible assets (net)	168.0	144.9

	$982.2	$623.1

LIABILITIES, REDEEMABLE SHARES AND
SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Bank indebtedness	$12.5	$30.2
Accounts payable and accrued liabilities	153.9	125.9
Deferred tax liability	0.8	0.3
Deferred revenue	50.6	48.3
Due to related parties	13.8	6.2
Current portion of long-term debt	2.4	4.0

	234.0	214.9
Long-term debt	420.7	420.6
Lease recourse liability	13.2	9.9
Long-term income taxes payable	11.7	11.6
Deferred revenue and other liabilities	45.7	36.2
Litigation settlement obligation	8.4	5.9
Derivative liability instruments	108.6	8.4
Deferred tax liability	99.7	76.1
Pension liability	76.4	20.1

	1,018.4	803.7

Commitments, guarantees and contingencies (notes 18 and 19)
Convertible, redeemable preferred shares, without par value — unlimited shares authorized, issued and outstanding: Class 1: 316,755 and 316,755 shares at April 30, 2008 and April 30, 2009	208.5	249.5

Shareholders’ deficiency:
Common shares, without par value — unlimited shares authorized: 14,315,785, and 14,313,499 issued and outstanding at April 30, 2008 and April 30, 2009	277.1	277.8
Warrants	56.7	56.6
Additional paid-in capital	1.9	4.4
Accumulated deficit	(495.4)	(728.0)
Accumulated other comprehensive loss	(85.0)	(40.9)

	(244.7)	(430.1)

	$982.2	$623.1

(The accompanying notes are an integral part of these consolidated financial statements)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions of US dollars, except share and per share amounts)

	Year Ended April 30, 2007	Year Ended April 30, 2008	Year Ended April 30, 2009
Revenues:
Telecommunications	$384.9	$642.1	$662.0
Network services	—	49.9	73.1

	384.9	692.0	735.1

Cost of revenues:
Telecommunications	225.1	337.4	348.9
Network services	—	30.5	41.7

	225.1	367.9	390.6

Gross margin	159.8	324.1	344.5

Expenses:
Selling, general and administrative	123.5	246.6	248.5
Research and development	41.7	62.6	60.1
Special charges, integration and merger-related costs	9.3	16.0	23.3
Litigation settlement	16.3	—	—
Initial public offering costs	3.3	—	—
Loss (gain) on sale of manufacturing operations	(1.0)	1.0	—
In-process research and development	—	5.0	—
Impairment of goodwill	—	—	284.5

	193.1	331.2	616.4

Operating (loss)	(33.3)	(7.1)	(271.9)
Interest expense	(9.1)	(34.7)	(40.1)
Debt and warrant retirement costs	—	(20.8)	—
Fair value adjustment on derivative instruments	8.6	61.9	100.2
Other income (expense)	0.6	1.6	(0.8)

Income (loss) before income taxes	(33.2)	0.9	(212.6)
Current income tax expense (recovery)	(0.2)	(0.3)	(0.7)
Deferred income tax expense (recovery)	2.0	(11.4)	(18.4)

Net income (loss)	$(35.0)	$12.6	$(193.5)

Net loss per common share:
Basic and diluted	$(5.41)	$(6.73)	$(16.38)

Weighted-average number of common shares outstanding
Basic and diluted	7,822,462	12,409,027	14,315,474

(The accompanying notes are an integral part of these consolidated financial statements)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIENCY AND COMPREHENSIVE LOSS

(in millions of US dollars, except share amounts)

	Common Shares			Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficiency
	Shares	Amount	Warrants
Balance at April 30, 2006	7,153,489	$188.8	$47.9	$(0.1)	$(355.5)	$(49.7)	$(168.6)
Common shares issued:
Exercise of stock options	3,042	0.1	—	—	—	—	0.1
Professional services received	667	—	—	—	—	—	—
Warrants issued	—	—	15.0	—	—	—	15.0
Share purchase loan repayments	—	0.2	—	—	—	—	0.2
Shares repurchased	(924)	—	—		—	—	—
Stock-based compensation	—	—	—	0.3	—	—	0.3
Accretion of interest on redeemable common and preferred shares	—	—	—	—	(7.3)	—	(7.3)

	7,156,274	$189.1	$62.9	$0.2	$(362.8)	$(49.7)	$(160.3)

Net loss	—	—	—	—	(35.0)	—	(35.0)
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	1.2	1.2
Minimum pension liability adjustments	—	—	—	—	—	16.6	16.6

Comprehensive income (loss)	—	—	—	—	(35.0)	17.8	(17.2)

Adoption of SFAS 158 pension liability	—	—	—	—	(0.4)	(24.7)	(25.1)

Adoption of FIN 48 minimum tax liability					(2.6)		(2.6)

Balance at April 30, 2007	7,156,274	$189.1	$62.9	$0.2	$(400.8)	$(56.6)	$(205.2)
Common shares issued:
Cash and employee loans	98,783	2.0	—	—	—	—	2.0
Exercise of stock options	1,842	—	—	—	—	—	—
Shares repurchased	(2,836)	—	—	—	—	—	—
Share purchase loans	—	(1.2)	—	—	—	—	(1.2)
Repayment of warrants	—	—	(15.0)	—	(5.0)	—	(20.0)
Induced conversion of Series A preferred shares	357,327	5.4	—	—	(29.3)	—	(23.9)
Deemed dividend relating to beneficial conversion feature originally recorded on Series A preferred shares	—	—	—	—	(1.4)	—	(1.4)
Induced conversion charge relating to the derivative liability on Series A preferred shares	—	—	—	—	11.4	—	11.4
Conversion of Series B preferred shares, net of partial redemption	6,704,395	38.1	—	—	(12.6)	—	25.5
Beneficial conversion feature upon conversion of Series B preferred shares	—	43.7	—	—	(43.7)	—	—
Redemption of redeemable common shares	—	—	—	—	6.0	—	6.0
Warrants issued in connection with Class 1 preferred shares	—	—	6.0	—	—	—	6.0
Modification of warrants issued in connection with convertible debentures	—	—	2.8		—	—	2.8
Stock-based compensation	—	—	—	1.7	—	—	1.7
Accretion of interest on redeemable common and preferred A and B shares	—	—	—	—	(2.1)	—	(2.1)
Accretion of interest on Class 1 preferred shares	—	—	—	—	(24.4)	—	(24.4)

	14,315,785	$277.1	$56.7	$1.9	$(501.9)	$(56.6)	$(222.8)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIENCY AND COMPREHENSIVE LOSS—(Continued)

(in millions of US dollars, except share amounts)

	Common Shares			Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficiency
	Shares	Amount	Warrants
Net income	—	—	—	—	12.6	—	12.6
Other comprehensive income (loss):
Unrealized derivative loss on cash flow hedges	—	—	—	—	(6.1)	—	(6.1)
Change in unamortized pension and post-retirement actuarial losses and prior service cost	—	—	—	—	—	(27.8)	(27.8)
Foreign currency translation adjustments	—	—	—	—	—	(0.6)	(0.6)

Comprehensive income (loss)	—	—	—	—	6.5	(28.4)	(21.9)

Balance at April 30, 2008	14,315,785	$277.1	$56.7	$1.9	$(495.4)	$(85.0)	$(244.7)
Common shares issued:
Exercise of stock options	434	—	—	—	—	—	—
Expired warrants	—	—	(0.1)	0.1	—	—	—
Share purchase loan repayments	(2,720)	0.7	—	—	—	—	0.7
Stock-based compensation	—	—	—	2.4	—	—	2.4
Accretion of interest on redeemable preferred shares	—	—	—	—	(41.0)	—	(41.0)

	14,313,499	$277.8	$56.6	$4.4	$(536.4)	$(85.0)	$(282.6)

Net loss	—	—	—	—	(193.5)	—	(193.5)
Other comprehensive income:
Unrealized derivative gain on cash flow hedges	—	—	—	—	1.9	—	1.9
Foreign currency translation adjustments	—	—	—	—	—	(12.3)	(12.3)
Minimum pension liability adjustments	—	—	—	—	—	56.4	56.4

Comprehensive income (loss)	—	—	—	—	(191.6)	44.1	(147.5)

Balance at April 30, 2009	14,313,499	$277.8	$56.6	$4.4	$(728.0)	$(40.9)	$(430.1)

(The accompanying notes are an integral part of these consolidated financial statements)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of US dollars)

	Year Ended April 30, 2007	Year Ended April 30, 2008	Year Ended April 30, 2009
CASH PROVIDED BY (USED IN)
Operating activities:
Net income (loss)	$(35.0)	$12.6	$(193.5)
Adjustments to reconcile net loss to net cash from operating activities:
Amortization and depreciation	9.8	32.6	38.6
Amortization of deferred gain	(0.6)	—	(0.6)
Fair value adjustment on derivative instruments	(8.6)	(61.9)	(100.2)
Goodwill impairment	—	—	284.5
Accretion of convertible notes to redemption value	1.5	0.5	—
Accretion of interest on litigation settlement obligation	—	1.5	1.2
In-process research and development	—	5.0	—
Stock-based compensation	0.3	1.7	2.4
Deferred income taxes	2.8	(5.4)	(18.2)
Loss (gain) on sale of manufacturing operations	(1.0)	1.0	—
Loss (gain) on disposal of assets	—	(0.2)	1.4
Debt and warrant retirement costs	—	20.8	—
Unrealized foreign exchange loss (gain)	(3.2)	1.3	(0.8)
Non-cash movements in provisions	4.1	18.8	(6.1)
Non-cash portion of litigation settlement	15.3	—	—
Change in non-cash operating assets and liabilities, net	2.6	(66.1)	0.1

Net cash provided by (used in) operating activities	(12.0)	(37.8)	8.8

Investing activities:
Additions to capital and intangible assets	(7.1)	(18.3)	(6.6)
(Increase) decrease in restricted cash	(1.9)	1.3	(1.2)
Proceeds on sale of assets	—	19.7	—
Acquisition of business	—	(729.9)	—
Acquisition costs	—	(12.2)	—
Cash and cash equivalents of acquired business	—	195.8	—
Realized foreign exchange loss on hedging activities	(3.9)	(1.2)	(3.6)
Realized foreign exchange gain on hedging activities	0.5	0.3	5.0

Net cash used in investing activities	(12.4)	(544.5)	(6.4)

Financing activities:
Net increase (decrease) in bank indebtedness	(1.6)	12.0	17.7
Proceeds from issuance of Class 1 preferred shares	—	289.5	—
Proceeds from issuance of debt	—	430.0	—
Repayment of convertible debentures	—	(66.0)	—
Settlement of convertible redeemable preferred shares	—	(36.2)	—
Repayment of redeemable common shares	—	(12.9)	—
Proceeds from issuance (repayment) of warrants	15.0	(20.0)	—
Repayment of capital lease liabilities	—	(1.8)	(2.7)
Repayment of long-term debt	(1.0)	(9.6)	(0.5)
Share issue costs	—	(3.0)	—
Payment of litigation settlement obligation	—	(4.5)	(3.7)
Deferred financing costs	(2.1)	(9.9)	—
Proceeds from transfer of receivables	10.9	—	—
Proceeds from issuance of common shares	0.1	0.8	—
Proceeds from repayments of employee share purchase loans	0.2	—	0.7

Net cash provided by financing activities	21.5	568.4	11.5

Effect of exchange rate changes on cash and cash equivalents	0.7	(0.1)	(5.0)

Increase (decrease) in cash and cash equivalents	(2.2)	(14.0)	8.9
Cash and cash equivalents, beginning of year	35.7	33.5	19.5

Cash and cash equivalents, end of year	$33.5	$19.5	$28.4

(The accompanying notes are an integral part of these consolidated financial statements)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in millions of US dollars, except share and per share amounts)

1. BACKGROUND AND NATURE OF OPERATIONS

Mitel Networks Corporation (the “Company”) is a leading provider of integrated communications solutions and services for business customers. Through direct and indirect channels as well as strategic technology partnerships, the Company currently serves a wide range of industry vertical markets, including education, government, healthcare, hospitality and retail in the United States (“US”), Europe, Middle East and Africa, Canada, Caribbean and Latin America, and Asia-Pacific regions.

The Company was incorporated under the Canada Business Corporations Act on January 12, 2001. On February 16, 2001, the Company acquired the “Mitel” name and substantially all of the assets (other than Canadian real estate) and subsidiaries of the Communications Systems Division of Zarlink Semiconductor Inc. (“Zarlink”), formerly Mitel Corporation. On August 16, 2007, the Company acquired Inter-Tel (Delaware), Incorporated (“Inter-Tel”), a full-service provider of business communications solutions.

2. ACCOUNTING POLICIES

a) Basis of Presentation

These consolidated financial statements have been prepared by the Company in accordance with United States generally accepted accounting principles (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for the preparation of financial statements. Certain reclassifications have been made to the 2007 and 2008 financial statements to conform to the 2009 presentation.

The Company’s financial statements as of and for the year ended April 30, 2009 have been prepared in accordance with GAAP applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. As shown in the financial statements for the years ended April 30, 2007, April 30, 2008 and April 30, 2009, the Company incurred a net loss of $35.0, net income of $12.6 and a net loss of $193.5, respectively. The fiscal 2009 net loss of $193.5 included a non-cash goodwill impairment charge of $284.5, which does not affect the Company’s liquidity, cash flows or current and future operations. As at April 30, 2009, the Company had cash of $28.4 and had drawn the maximum borrowings outstanding under its $30.0 revolving credit facility.

The global recession has had a negative impact on the Company’s operating results during fiscal 2009 as it did for many other companies in the industry. As a result, the Company’s management took significant cost reduction actions during the year to re-align its operating model accordingly (see Note 6 Special Charges). Accordingly, the Company generated cash flows from operating activities of $12.2 for the year ended April 30, 2009, generated net income from operations of $8.8, excluding the goodwill impairment charge (determined by the operating loss of $271.9 and adding back the impairment charge on goodwill of $284.5) and had positive working capital of $49.5. As described in Note 17 Long Term Debt, the Company has in place certain financial covenants, including a requirement to maintain a maximum ratio of Consolidated Total Debt to Consolidated EBITDA (as calculated under the first and second lien credit agreements) on a quarterly basis. The Company met these covenant requirements in each of the quarters during fiscal 2009.

With the restructuring actions taken during the third and fourth quarters of fiscal 2009, which have significantly lowered its operating cost structure, the Company anticipates that it will continue to generate

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

positive cash flows from operations and will continue to meet its financial covenants for the foreseeable future. While there can be no assurance as to when the global economy will begin to recover or when capital and credit markets will return to normal, stable conditions, management has and will continue to take the actions necessary to sustain the Company’s liquidity.

b) Basis of Consolidation

The consolidated financial statements include the accounts of the Company and of its majority-owned subsidiary companies. Intercompany transactions and balances have been eliminated on consolidation. The financial statements include the results of operations of Inter-Tel, from the date of acquisition, August 16, 2007.

c) Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Estimates and assumptions are used for, but not limited to, the determination of the allowance for doubtful accounts, inventory allowances, special charges, contingencies, other accruals, lease recourse liability, warranty costs, sales returns, pension costs, taxes, goodwill and impairment assessments, purchase price allocation, estimated useful lives of intangible assets and equipment, asset valuations, and the valuation of stock options, warrants and derivatives. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period that they are determined to be necessary. In the opinion of management, these consolidated financial statements reflect all adjustments necessary to present fairly the results for the periods presented. Actual results and outcomes could differ from these estimates.

d) Foreign Currency Translation

The parent company’s functional currency is the U.S. dollar and the consolidated financial statements of the Company are prepared with U.S. dollar reporting currency using the current rate method. Assets and liabilities of foreign operations are translated from foreign currencies into U.S. dollars at the exchange rates in effect at the balance sheet date while revenue and expense items are translated at the weighted-average exchange rates for the period. The resulting unrealized gains and losses have been included as part of the cumulative foreign currency translation adjustment which is reported as part of other comprehensive income.

Monetary assets and liabilities denominated in currencies foreign to the functional currency of each entity are translated into functional currency using exchange rates in effect at the balance sheet date. All other assets and liabilities are translated at the exchange rates prevailing at the date the assets were acquired or the liabilities incurred. Revenue and expense items are translated at the average exchange rate for the period, except for amortization and depreciation which are translated at historical rates. Foreign exchange gains and losses resulting from the translation of these accounts are included in the determination of income for the period. During fiscal 2009, the Company recorded a foreign exchange loss of $3.2 (2007—$0.3 loss; 2008—$0.6 gain).

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

e) Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, title and risk of loss have been transferred to the customer, the fee is fixed or determinable, and collection is reasonably assured.

Software revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred in accordance with the terms and conditions of the contract, the fee is fixed or determinable, and collection is reasonably assured. For software arrangements involving multiple elements, revenue is allocated to each element based on the relative fair value or the residual method, as applicable, and using vendor specific objective evidence of fair values, which is based on prices charged when the element is sold separately. Revenue related to post-contract support (“PCS”), including technical support and unspecified when-and-if available software upgrades, is recognized ratably over the PCS term for contracts that are greater than one year. For contracts where the post contract period is one year or less, the costs are deemed insignificant, and the unspecified software upgrades are expected to be and historically have been infrequent, revenue is recognized together with the initial licensing fee and the estimated costs are accrued.

In a transaction containing a sales-type lease, hardware revenues are recognized at the present value of the payments allocated to the hardware lease element at the time of system sale in accordance with the United States Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 13, Accounting for Leases (“SFAS 13”). Revenues from software, including applications, upgrades, software support, and embedded software, are deferred and recognized over the period of support in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”). Revenues from sales-type leases are allocated between hardware and software elements based on management’s best estimate of relative fair values.

Indirect channels

The Company makes sales to distributors and resellers based on contracts with terms ranging from one to three years. For products sold through these distribution channels, revenue is recognized at the time the risk of loss is transferred to distributors and resellers according to contractual terms and if all contractual obligations have been satisfied. These arrangements usually involve multiple elements, including post-contract technical support and training. Costs related to insignificant technical support obligations, including second-line telephone support for certain products, are accrued. For other technical support and training obligations, revenue from product sales is allocated to each element based on vendor specific objective evidence of relative fair values, generally representing the prices charged when the element is sold separately, with any discount allocated proportionately. Revenue attributable to undelivered elements is deferred and recognized upon performance or ratably over the contract period.

The Company’s standard warranty period extends fifteen months from the date of sale and extended warranty periods are offered on certain products. Sales to the Company’s resellers do not provide for return or price protection rights, while sales to distributors provide for such rights. Product return rights are typically limited to a percentage of sales over a maximum three month period. A reserve for estimated product returns and price protection rights based on past experience is recorded as a reduction of sales at the time product revenue is recognized. The Company offers various cooperative marketing programs to assist its distribution channels to market the Company’s products. Allowances for such programs are recorded as marketing expenses at the time of shipment based on contract terms and prior claims experience.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Direct channels

The Company sells products, including installation and related maintenance and support services, directly to customers. For products sold through direct channels, revenue is recognized at the time of delivery and at the time risk of loss is transferred, based on prior experience of successful compliance with customer specifications. Revenue from installation is recognized as services are delivered and when contractual obligations, including customer acceptance, have been satisfied. Revenue is also derived from professional service contracts with terms that range from two to six weeks for standard solutions and for longer periods for customized solutions. Revenue from customer support, professional services and maintenance contracts is recognized ratably over the contractual period, generally one year. Billings in advance of services are included in deferred revenue. Revenue from installation services provided in advance of billing is included in unbilled accounts receivable.

Certain arrangements with direct customers provide for customer support and maintenance services extending twelve months from the date of installation at no charge. Customer support and maintenance contracts are also sold separately. When customer support or maintenance services are provided at no charge, such amounts are unbundled from the product and installation revenue at their fair market value based on the prices charged when the element is sold separately and recognized ratably over the contract period. Consulting and training revenues are recognized as services are performed.

The Company provides long-term outsourcing services of communication systems. Under these arrangements, systems management services (“Managed Services”) and communication equipment is provided to customers for terms that typically range from one to ten years. Revenue from Managed Services is recognized ratably over the contract period. The Company retains title and risk of loss associated with the equipment utilized in the provision of the Managed Services. Accordingly, the equipment is capitalized as part of property and equipment and is amortized on a straight-line basis to cost of sales, over the contract period.

Resale of long distance

Revenue is recognized from long distance resale services as services are provided.

Sales-type leases

For sales-type lease accounting, the Company follows guidance provided by SFAS 13 and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—A Replacement of FASB Statement No. 125 (“SFAS 140”). The Company records the discounted present values of minimum rental payments under sales-type leases as sales, net of provisions for continuing administration and other expenses over the lease period. The Company records the lease sales at the time of system sale and installation pursuant to SEC Staff Accounting Bulletin No. 104, for sales to end user customers, and upon receipt of the executed lease documents. The costs of systems installed under these sales-type leases are recorded as costs of sales. The net rental streams are sold to funding sources on a regular basis with the income streams discounted by prevailing like-term rates at the time of sale. Gains or losses resulting from the sale of net rental payments from such leases are recorded as net sales within Telecommunications on the Consolidated Statements of Operations. The Company establishes and maintains reserves against potential recourse following the resales based upon historical loss experience, past due accounts and specific account analysis. The allowance for uncollectible minimum lease payments and recourse liability at the end of the period represents reserves against the entire lease portfolio. Management reviews the adequacy of the allowance on a regular basis and adjusts the

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

allowance as required. These reserves are either netted in the accounts receivable, current and long-term components of Sales-Type Lease Receivables on the balance sheet, or included in lease recourse liability on the consolidated balance sheet for the estimated recourse liability for lease streams sold.

f) Cash and Cash Equivalents

Cash and cash equivalents are highly liquid investments that have terms to maturity of three months or less at the time of acquisition, and generally consist of cash on hand and marketable securities. Cash equivalents are carried at cost, which approximates their fair value. At April 30, 2009, the Company had cash of $22.6 and cash equivalents of $5.8.

g) Restricted Cash

Restricted cash represents cash provided to support letters of credit outstanding and to support certain of the Company’s credit facilities.

h) Allowance for Doubtful Accounts

The allowance for doubtful accounts represents the Company’s best estimate of probable losses that may result from the inability of its customers to make required payments. Additional reserves or allowances for doubtful accounts are recorded for sales-type leases, discussed in note e) Sales-Type Leases. Reserves are established and maintained against estimated losses based upon historical loss experience, past due accounts, and specific account analysis. The Company regularly reviews the level of allowances for doubtful accounts and adjusts the level of allowances needed. Consideration is given to accounts in excess of 60 days old as well as other risks in the more current portion of the accounts included.

i) Inventories

Inventories are valued at the lower of cost (calculated on a first-in, first-out basis) or net realizable value for finished goods, and current replacement cost for raw materials. The Company provides inventory allowances based on estimated excess and obsolete inventories.

j) Property and Equipment

Property and equipment are initially recorded at cost. Depreciation is provided on a straight-line basis over the anticipated useful lives of the assets. Estimated lives range from three to ten years for equipment. Amortization of leasehold improvements is computed using the shorter of the remaining lease terms or five years. The Company performs reviews for the impairment of property and equipment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In assessing the impairment, the Company compares projected and undiscounted net cash flows associated with the related asset or group of assets over their estimated remaining useful life against their carrying amounts. If projected undiscounted net cash flows are not sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values based on expected discounted cash flows. Changes in the estimates and assumptions used in assessing projected cash flows could materially affect the results of management’s evaluation.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Assets leased on terms that transfer substantially all of the benefits and risks of ownership to the Company are accounted for as capital leases, as though the asset had been purchased outright and a liability incurred. All other leases are accounted for as operating leases.

k) Goodwill and Intangible Assets

Intangible assets include patents, trademarks, customer relationships and acquired technology. Amortization is provided on a straight-line basis over five years for patents and over a period of two to eight years for other intangible assets with finite useful lives. The Company periodically evaluates intangible assets for impairment in accordance with SFAS 144 whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed based on the carrying value of the asset and its fair value, which is generally determined based on the undiscounted cash flows expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. In fiscal 2009 the Company performed an impairment test on its intangible assets and determined that there was no impairment.

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and intangible assets acquired in business combinations. The Company reviews the carrying value of goodwill on an annual basis in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). Under SFAS 142, goodwill is not amortized, but is subject to annual impairment tests, or more frequently if circumstances indicate that it is more likely than not that the fair value of the reporting unit is below its carrying amount. In assessing the impairment, the Company compares the fair value of the reporting unit, including goodwill, with its carrying amounts. If the fair value exceeds the carrying amount of the reporting unit, no impairment charge is recorded. If the fair value is less than the carrying amount, the Company compares the implied fair value of the goodwill, determined as if a purchase had just occurred, to the carrying amount to determine the amount of impairment charge to be recorded. Changes in the estimates and assumptions used in assessing the projected cash flows could materially affect the results of management’s evaluation. As discussed in Note 13 to these financial statements, upon completion of its annual goodwill impairment tests for 2009, the Company recorded an impairment charge of $284.5. The Company did not record any impairment in fiscal 2007 and 2008.

l) Derivative Financial Instruments

The Company uses derivatives, including foreign currency forward and swap contracts, to minimize the short-term impact of currency fluctuations on foreign currency receivables and payables. Derivative instruments that are not designated as accounting hedges are originally recorded at fair market value, with subsequent changes in fair value recorded in other income (expense) during the period of change. For derivative instruments that qualify for hedge accounting, and are designated as a cash flow hedge, gains or losses for the effective portion of the hedge are initially reported as a separate component of other comprehensive income (loss) and subsequently recorded into earnings when the hedged transaction occurs or when the hedge is no longer deemed effective in according with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). For a derivative designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss) in the period in which the changes occur. The Company does not hold or issue derivative financial instruments for speculative or trading purposes. The Company also utilizes non-derivative financial instruments including letters of credit and commitments to extend credit. In fiscal 2008, the Company entered into an interest rate swap to limit the impact of changes in LIBOR rates related to the merger financing debt. As described in Note 3, the derivative was designated as a cash flow hedge.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

An embedded derivative also exists within the Class 1 convertible, redeemable preferred shares issued on August 16, 2007, as described further in Note 20, since the holders of the preferred shares have the ability to receive cash equal to the value of shares into which the instrument converts after seven years. As such, the derivative is marked to market throughout the period to redemption with changes in value recorded in the Consolidated Statements of Operations.

m) Income Taxes

Income taxes are accounted for using the asset and liability method. Under this approach, deferred tax assets and liabilities are determined based on differences between the carrying amounts and the tax basis of assets and liabilities, and are measured using enacted tax rates and laws. Deferred tax assets are recognized only to the extent that it is more likely than not, in the opinion of management, that the future tax assets will be realized in the future.

The Company records certain tax liabilities or benefits based on the guidance in the FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 requires companies to determine the likely outcome of uncertain tax positions (“UTPs”) and record this amount as an expense or recovery during the year in which UTPs are identified. It also requires companies to identify specifically where interest and penalties associated with these UTPs are recorded. Upon adoption of FIN 48, the Company has elected an accounting policy to classify accrued interest related to liabilities for income taxes and penalties in income tax expense. Previously, interest related to liabilities for income taxes was classified as interest expense in arriving at pre-tax income. No penalties were previously recorded.

n) Research and Development

Research costs are charged to expense in the periods in which they are incurred. Software development costs are deferred and amortized when technological feasibility has been established, or otherwise are expensed as incurred. The Company has not deferred any software development costs to date.

o) Defined Benefit Pension Plan

Pension expense under the defined benefit pension plan is actuarially determined using the projected benefit method prorated on service, and management’s best estimate assumptions. Pension plan assets are valued at fair value. The excess of any cumulative net actuarial gain (loss) over ten percent of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees. The over-funded or under-funded status of the defined benefit pension plan is recognized as an asset or liability, respectively, on the balance sheet, with an offsetting adjustment made to accumulated other comprehensive income. The Company measures its plan assets and obligations at the year-end balance sheet date.

The discount rate assumptions used reflect prevailing rates available on high-quality, fixed-income debt instruments. The rate of compensation increase is another significant assumption used for pension accounting and is determined by the Company, based upon its long-term plans for such increases.

p) Stock-Based Compensation Plan

The Company has a stock-based compensation plan described in Note 23. The Company generally grants stock options for a fixed number of shares to employees and non-employees with an exercise price at least equal to fair market value of the shares at the date of grant.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Share-based compensation expense is based on a fair value estimate made on the grant date using the Black-Scholes option-pricing model for each award, net of estimated forfeitures, and is recognized over the employee’s requisite service period, which is generally the vesting period. Forfeitures are estimated based on the Company’s historical rates of forfeiture. In the Company’s pro forma information, required under SFAS 123(R) Share-Based Payment (“SFAS 123(R)”) for periods prior to fiscal 2007, the Company accounted for forfeitures as they occurred.

Beginning in fiscal 2007, in accordance with SFAS 123(R) and SAB 107 Share-Based Payment, the Company is no longer able to use the minimum value method of measuring equity share options and so has estimated the volatility of its stock using historical volatility of comparable public companies. The Company will continue to use the volatility of comparable companies until historical volatility is relevant to measure expected volatility for option grants.

The assumptions used in the Black-Scholes option-pricing model are summarized as follows:

	April 30, 2007	April 30, 2008	April 30, 2009
Risk-free interest rate	4.1%	4.1%	3.75%
Dividends	0%	0%	0%
Expected volatility	86.6%	76.0%	85.0%
Annual forfeiture rate	15%	10%	10%
Expected life of the options	5 years	5 years	5 years
Fair value per option	$11.55	$12.45	$3.30

Based on these assumptions, share based compensation expense reduced the Company’s results of operations by $2.4 for the year ended April 30, 2009 (2007—$0.3, 2008—$1.7). Changes in the subjective input assumptions can, however, materially affect the fair value estimate, and therefore the model used above does not necessarily provide reliable results.

q) Net Loss per Common Share

Basic loss per common share is computed using the weighted-average number of common shares outstanding during the period, with net income (loss) adjusted for the impact of accreted interest on redeemable shares, as well as other charges and credits to deficit resulting from the settlement of the redeemable common and redeemable preferred A and B shares in fiscal 2008. Because the holders of the Class 1 preferred shares are entitled to dividends on a basis equivalent to holders of common shares, the Company calculates basic loss per common share using the two-class method to determine income attributable to common shareholders and dividing it by the weighted-average common shares outstanding for the period. Diluted earnings per common share is calculated using the if-converted or the treasury stock methods, as appropriate, when the impact is considered to be dilutive. To compute diluted earnings per share, the weighted-average number of common shares outstanding is increased by the assumed conversion of outstanding redeemable shares from the beginning of the year or date of issuance, if later, and the number of common shares that would be issued assuming the exercise of stock options and warrants.

r) Other Comprehensive Loss

Other comprehensive loss is recorded directly to a separate section of shareholders’ deficiency in accumulated other comprehensive loss and includes unrealized gains and losses excluded from the Consolidated Statements of Operations. These unrealized gains and losses consist of foreign currency translation adjustments,

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

which are not adjusted for income taxes since they primarily relate to indefinite investments in non-Canadian subsidiaries, changes in the unfunded status of the pension plan, and changes in the fair value of the effective portion of cash flow hedges where the hedged item has not yet been recognized in income.

s) Advertising Costs

The cost of advertising is expensed as incurred, except for cooperative advertising obligations, which are expensed at the time the related sales are recognized and the advertising credits are earned. Cooperative advertising obligations are classified as a revenue reduction or cost of sale in accordance with Emerging Issues Task Force 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (“EITF 01-9”). Advertising costs are recorded in selling, general and administrative expenses. During fiscal 2009, the Company incurred $11.0 in advertising costs (2007—$8.3; 2008—$16.0). During fiscal 2009, the Company incurred $3.2 in cooperative advertising obligations (2007—$3.3; 2008—$4.7).

t) Product Warranties

The Company’s product warranties are generally for periods up to fifteen months. At the time revenue is recognized, a provision for estimated warranty costs is recorded as a component of cost of sales. The warranty accrual represents the Company’s best estimate of the costs necessary to settle future and existing claims on products sold as of the balance sheet date based on the terms of the warranty, which vary by customer and product, historical product return rates and estimated average repair costs. The Company periodically assesses the adequacy of its recorded warranty provisions and adjusts the amounts as necessary.

u) Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. In February 2008, the FASB amended SFAS 157 by issuing FASB Staff Position 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”). In February 2008, the FASB also issued FASB Staff Position 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-1 amends SFAS 157 to exclude fair value requirements on leases. FSP 157-2 delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company adopted certain provisions of SFAS 157, effective May 1, 2008 (see also Note 3). As a result of the amendments of FSP 157-1 and FSP 157-2, the Company has not assessed the fair value impact on its goodwill, intangible assets, provision for exit activities and leases. The Company is currently evaluating the effect that the adoption of the provisions deferred by FSP 157-1 and FSP 157-2 will have on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”), which allows measurement at fair value of eligible financial assets and liabilities that are not otherwise measured at fair value. If the fair value option for an eligible item is elected, unrealized gains and losses for that item shall be reported in current earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between the different measurement attributes the Company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company elected not to apply the standards in SFAS 159 in its financial statements.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which replaces SFAS 141 and significantly changes the accounting for business combinations. SFAS 141(R) requires assets and liabilities acquired in a business combination, contingent consideration and certain acquired contingencies to be measured at their fair values as of the date of acquisition. SFAS 141(R) also requires that (1) acquisition-related costs and restructuring costs be recognized separately from the business combination and expensed as incurred; (2) noncontrolling interests (formerly known as “minority interests”) be valued at fair value at the acquisition date; (3) in-process research and development be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; (4) restructuring costs associated with a business combination be expensed subsequent to the acquisition date; and (5) changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008, and will be effective for business combinations that are entered into after May 1, 2009. Earlier adoption is not permitted.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 clarifies the accounting for noncontrolling interests and establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, including classification as a component of equity. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company does not currently have any minority interests.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 requires companies to expand their disclosure on derivatives to include information about the fair value of derivatives, related credit risks and a company’s strategies and objectives for using derivatives so that users can understand how and why a company uses derivative instruments, how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact, if any, that SFAS 161 will have on its consolidated financial statements.

In April 2008, the FASB issued FSP SFAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS 142-3”). FSP SFAS 142-3 provides guidance with respect to estimating the useful lives of recognized intangible assets acquired on or after the effective date and requires additional disclosure related to the renewal or extension of the terms of recognized intangible assets. FSP SFAS 142-3 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact, if any, that FSP SFAS 142-3 will have on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with U.S. GAAP. SFAS 162 is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board (the “PCAOB”) amendments to AU Section 411, The Meaning of Present Fairly in Conformity with GAAP. The Company does not expect the adoption of SFAS 162 to have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2008, the FASB issued FSP No. 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP 132”), which provides additional guidance on employers’ disclosures about plan assets of a defined benefit pension or other postretirement plan. This interpretation is effective for financial statements issued for fiscal years ending after December 15, 2009. The adoption of this FSP increases the disclosures in the

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

financial statements related to the assets of the Company’s defined benefit pension plans. The Company is currently evaluating the impact of this FSP on its consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165 (“SFAS 165”), Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this statement sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This standard is applicable for interim or annual financial periods ending after June 15, 2009. The Company does not expect the adoption of this standard will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3. FAIR VALUE MEASUREMENTS

The Company adopted SFAS 157 as of May 1, 2008. SFAS 157 applies to certain assets and liabilities that are being measured and reported on a fair value basis. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that financial assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

Assets/Liabilities Measured at Fair Value on a Recurring Basis

	Fair Value Measurement at Reporting Date
	Quoted Price in Active Markets for Identical Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	Level 1	Level 2	Level 3
Assets
Restricted Cash	$3.5	$—	$—	$3.5

	$3.5	$—	$—	$3.5

Liabilities
Mark to Market Derivative	$—	$—	$8.4	$8.4
Interest Rate Swap	—	4.2	—	4.2

	$—	$4.2	$8.4	$12.6

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The Company’s financial instruments include cash and cash equivalents, restricted cash, bank indebtedness, accounts receivable, long-term receivables, accounts payable, amounts due to (from) related parties, net investment in sales-type leases, long-term debt including convertible notes, derivative instruments, foreign exchange forward contracts and foreign exchange swaps. Due to the short-term maturity of cash and cash equivalents, restricted cash, accounts receivable, bank indebtedness, amounts due to (from) related parties, and accounts payable, the carrying value of these instruments is a reasonable estimate of their fair value. Foreign exchange contracts are carried at fair value and reflects the estimated amount that the Company would have been required to pay if forced to settle all outstanding contracts at year-end. This fair value represents a point-in-time estimate that may not be relevant in predicting the Company’s future earnings or cash flows. The fair value of long-term receivables and long-term debt was determined by discounting future cash receipts and future payments of interest and principal, at estimated interest rates that would be available to the Company at year-end. The fair values of the financial instruments approximate their carrying value, with the exception of convertible notes. The carrying value of the convertible notes was determined based on the allocation of gross proceeds received between the notes and the warrants based on their relative estimated fair values.

The following table presents the changes in the Level 3 fair value category for the year ended April 30, 2009:

		Net Realized/Unrealized (Gains) Losses included in		Purchases, Sales, Issuances and (Settlements)	Transfers in and/or (out) of Level 3	April 30, 2009
	May 1, 2008	Earnings	Other
Liabilities
Mark to Market Derivative	$108.6	$(100.2)	$—	$—	$—	$8.4

As further described in Note 20, the fair value of derivative instruments is determined by management and reflects the present value of the obligation and the likelihood of contingent events occurring.

Credit risk

The Company’s financial assets that are exposed to credit risk consist primarily of cash equivalents, restricted cash, accounts receivable, other receivables and sales-type lease receivables. Cash equivalents are invested in government and commercial paper with investment grade credit rating. The Company is exposed to normal credit risk from customers. However, the Company has a large number of diverse customers to minimize concentrations of credit risk.

Interest rate risk

The Company is exposed to interest rate risk on its credit facilities which bear interest rates based on the prime rate, and is also exposed to risk on its long-term debt which bears interest based on the London Inter-Bank Offer Rate or “LIBOR”.

On August 27, 2007, in connection with the debt financing described in Note 17, the Company entered into an interest rate swap agreement which effectively swaps the LIBOR rate for a fixed rate of 4.85% on a notional amount of $215 million for the period from October 31, 2007 to October 31, 2009. The agreement was designated a cash flow hedge in accordance with SFAS 133 since the relevant terms of the interest rate swap agreements matched the corresponding terms of the liens. Accordingly, the effective portion of the derivative’s gain or loss has been recorded in other comprehensive income and will subsequently be recognized in earnings when the hedging relationship is terminated or when the hedge is no longer considered to be effective.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The Company is not exposed to other significant interest rate risk due to the short-term maturity of its monetary assets and current liabilities.

Foreign currency risk

The Company is exposed to currency rate fluctuations related primarily to its future net cash flows from operations in Canadian dollars, British pound sterling and Euros. The Company uses foreign currency forward contracts and foreign currency swaps to minimize the short-term impact of currency fluctuations on foreign currency receivables, payables and intercompany balances. These contracts are not entered into for speculative purposes, and are not treated as hedges for accounting purposes. Foreign currency contracts are recorded at fair market value. Related foreign currency gains and losses are recorded in other expense, net, in the Consolidated Statements of Operations and offset foreign exchange gains or losses from the revaluation of intercompany balances and other current assets and liabilities denominated in currencies other than the functional currency of the reporting entity.

The Company had no foreign exchange contracts outstanding at April 30, 2009. As of April 30, 2009, other income (expense), net included a net unrealized gain of $Nil (2007—$3.8; 2008—$0.2) for changes in the fair value of foreign exchange contracts. As at April 30, 2009, the Company had outstanding foreign exchange contracts requiring it (i) to exchange British Pounds for US dollars with aggregate notional amounts of $Nil (2008—$16.5), (ii) to exchange US dollars for Canadian dollars with a notional amount of $nil (2008—$2.9), and (iii) to exchange Euro dollars for US dollars with aggregate notional amounts of $nil (2008—$8.7).

Non-derivative and off-balance sheet instruments

Requests for providing commitments to extend credit and financial guarantees are reviewed and approved by senior management. Management regularly reviews all outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the adequacy of the Company’s reserve for possible credit and guarantee losses. As of April 30, 2008 and April 30, 2009, there were no outstanding commitments to extend credit to third parties or financial guarantees outstanding other than letters of credit. Letters of credit amounted to $0.8 as of April 30, 2009 (April 30, 2008—$0.6). The estimated fair value of letters of credit, which is equal to the fees paid to obtain the obligations, was insignificant as of April 30, 2008 and April 30, 2009.

4. MERGER TRANSACTION

On August 16, 2007, the Company acquired all of the outstanding shares of Inter-Tel, a full-service provider of business communications solutions, for US$25.60 per Inter-Tel share in cash representing a total purchase price of approximately $729.9.

In order to finance the acquisition, the Company issued 307,087 new Class 1 preferred shares (Note 21), and received gross cash proceeds of $300.0 from a seven year senior secured first lien credit agreement (Note 17), and cash proceeds of $130.0 from an eight year senior secured second lien credit agreement (Note 17). The combined proceeds, along with $195.8 of Inter-Tel’s cash, were used to consummate the purchase of Inter-Tel, retire all existing convertible notes, fund secondary selling by certain shareholders and terminate the put rights held by the holders of the 10,000,000 redeemable common shares and the redeemable preferred shares.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Changes in the Company’s debt and equity structure arising from the merger transaction were as follows:

i)	each existing Series A Preferred Share was amended and converted into 0.000871 of a Class 1 Preferred Share and 0.0178663 of a Common Share; the entire class of shares was subsequently deleted from the Company’s articles of incorporation;

ii)	each existing Series B Preferred Share was converted into 0.112 common shares before it was partially redeemed for cash and the entire class of shares was subsequently deleted from the Company’s articles of incorporation;

iii)	the $55.0 of convertible notes were repaid with $66.0 of cash plus accrued interest, and the warrants issued in connection with the convertible notes were modified as described further in Note 22 (iv);

iv)	each existing redeemable common share was purchased for cancellation; and

v)	the warrants issued for $15.0 on September 21, 2006, were repurchased for $20.0.

The aggregate consideration for the merger transaction, including direct acquisition costs of $12.2, totaled approximately $742.1. The acquisition was accounted for in accordance with SFAS 141, Business Combinations (“SFAS 141”), where the deemed purchase price was allocated to the underlying tangible and identifiable assets and liabilities acquired based on their respective fair values on the acquisition date, and any excess purchase price allocated to goodwill. The values of certain assets and liabilities were based on preliminary valuations and were subject to adjustment as additional information was obtained in the 12-month period following the date of acquisition. In fiscal 2009, the Company recorded adjustments to goodwill and an impairment of this goodwill, which are described further in Note 13.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The following is a summary of the purchase price allocation as of the acquisition date:

Purchase Price Allocation
Tangible assets:
Current assets	$326.0
Property, plant and equipment	35.0
Net investment in sales-type leases	33.6
Other assets	37.9

Total tangible assets acquired	432.5

Liabilities:
Current liabilities	121.1
Deferred tax liability	114.2
Other liabilities	55.2

Total liabilities assumed	290.5

Fair value of net tangible and monetary assets	142.0

In-process research and development	5.0

Intangible assets:
Customer relationships	99.7
Developed technology	78.8
Trade name	2.3

180.8

Goodwill	414.3

Purchase price, including acquisition costs	$742.1

The Company allocated $180.8 million to intangible assets (including customer relationships, developed technology and trade name) based on management’s best estimate. These intangible assets are being amortized over their weighted-average estimated useful lives of eight years, eight years and two years, respectively. In addition, the Company allocated $5.0 million to in-process research and development, which was expensed during the year, ended April 30, 2008.

None of the goodwill, intangible assets or in-process research and development amounts are expected to be deductible for tax purposes.

The primary reason for the acquisition, and the factors that contributed to the recognition of goodwill, relate to Inter-Tel’s managed service offerings and developed network across the U.S. that, when combined with Mitel’s product portfolio, existing customers, and global reach, could position the combined Company as a leading provider of unified communications solutions. The merger creates a larger company that enables access to new growth opportunities and the ability to expand from the SME sector into the large business IP communications market. All of the goodwill was recorded in the Company’s US operating segment.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Inter-Tel’s results of operations are included in the income statement of the combined entity as of the date of acquisition. The following unaudited pro forma financial information presents the Company’s results for the years ended April 30, 2007 and April 30, 2008, as if the Inter-Tel acquisition had occurred at the beginning of each period:

	April 30, 2007	April 30, 2008
Revenue	$825.3	$825.7
Net income (loss)	$(32.3)	$(12.3)
Earnings (loss) per common share — basic	$(9.00)	$(7.50)
Earnings (loss) per common share — diluted	$(9.00)	$(7.50)

These pro forma results have been prepared for comparative purposes only and include the following adjustments:

•	Additional estimated depreciation and amortization expense as a result of identifiable intangible assets arising from the acquisition

•

Additional interest expense on first and second liens, bearing interest at LIBOR. The adjustment is based on the rate that was in effect on the date of acquisition and the effect on net income of a 1/8% variance in LIBOR would be $0.5

•

Reduction in interest expense on convertible notes, bearing interest at LIBOR, which were paid off as a result of the acquisition. The adjustment is based on the rate that was in effect on the date of acquisition and the effect on net income of a 1/8% variance in LIBOR would be $0.1

•	Elimination of fair value adjustment on derivative liability embedded in preferred A and B shares that were redeemed and converted immediately prior to the acquisition

•	Tax provision based on consolidated tax rate of 30%

The pro forma results include non-recurring charges such as in-process research and development expense, and acquisition related expenses incurred by Inter-Tel including SFAS 123R and proxy costs for $4.6 and $6.3, and $1.1 and $3.5, for the years ended April 30, 2007 and April 30, 2008, respectively.

The pro forma results are not necessarily indicative of the results of operations that actually would have resulted had the acquisition been in effect at the beginning of the respective periods and are not necessarily representative of future results.

As part of its integration efforts, the Company implemented restructuring actions post acquisition, which resulted in the termination of employees across functional groups and around the world and the closure of certain facilities. In accordance with EITF No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-3), the Company recorded liabilities in 2008 of $8.1 consisting of $7.6 for employee separation costs and $0.5 to the closure of redundant facilities. The remaining liability balance of $2.8M which existed at April 30, 2008 was paid in 2009 and no balance remains outstanding. Integration, merger and related costs are described further in Note 6. Other restructuring actions that have not been included in the purchase price allocation are also described further in Note 6.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

5. RELATED PARTY TRANSACTIONS

As at April 30, 2008 and April 30, 2009, amounts receivable from related parties of $0.4 and $1.6, respectively, which are included with other current assets, and amounts payable to related parties were $13.8 and $6.2, respectively. Significant related party transactions with companies controlled by or related to Dr. Terence Matthews (a “Major Shareholder”), not otherwise disclosed in the financial statements, include the following:

Disposal of manufacturing operations

On August 31, 2001, the Company recorded a loss on the sale of its manufacturing operations, comprising plant, equipment, workforce and certain liabilities, to BreconRidge Manufacturing Solutions Corporation (“BreconRidge”), a company in which the Major Shareholder holds a significant interest. During fiscal 2004, BreconRidge vacated premises that had been subleased from the Company pursuant to the disposal of the manufacturing operations. In fiscal 2006, a reversal of $0.9 was recorded against the loss to reflect the receipt of new information that had a favorable impact on operating cost assumptions and corresponding estimates. In fiscal 2007, Mitel successfully subleased certain areas of the vacated premises to new tenants and, accordingly, recorded a reversal of $1.0 against the loss. In fiscal 2008, it became evident that sublease income that was included in previous estimates would no longer be realized, and as a result an additional loss of $1.0 was recorded. In fiscal 2009, it was decided to provide for the remainder of the lease which resulted in a loss of $0.3.

In connection with the disposal of the manufacturing operations, the Company entered into a supply agreement dated August 31, 2001 whereby BreconRidge provided certain products and services under terms and conditions reflecting prevailing market conditions at the time the agreement was entered into. The initial term of the agreement was for six years with an extended term expiring on June 20, 2008. The Company entered into a replacement agreement with BreconRidge which became effective June 30, 2008. Under the terms of the initial supply agreement, BreconRidge is required to purchase the Company’s raw material inventory at fair value, before turning to third party suppliers for raw material procurement. During fiscal 2009, the Company purchased $50.1 of products and services (2007—$91; 2008—$83.9) and sold $1.1 of raw material inventory (2007—$2.1; 2008—$3.0) under this agreement. As of April 30, 2009, balances payable pursuant to this agreement amounted to $6.2 (April 30, 2007—$24.2; April 30, 2008—$14.0) and balances receivable pursuant to this agreement amounted to $0.7 (April 30, 2007—$2.8; April 30, 2008—$0.9).

Under the terms of the supply agreement, the Company is required to purchase from BreconRidge certain tools used in the manufacturing process in the normal course of business. These manufacturing tools are capitalized as part of fixed assets and are depreciated over their estimated useful lives. During fiscal 2009, there were no manufacturing tools purchased from BreconRidge (2007—$0.2; 2008—$0.3).

On August 31, 2001, the Company also entered into service agreements with BreconRidge to provide facilities management services for the period covering the term of the premise lease agreements, as well as human resource and information systems support services. Amounts charged to BreconRidge were equal to, and recorded as a reduction of, the costs incurred to provide the related services in the Consolidated Statements of Operations. During fiscal 2009, the Company provided services valued at $0.2 under these agreements (2007—$0.2; 2008—$0.1).

Leased properties

In March 2001, the Company and Brookstreet Research Park Corporation (formerly known as Mitel Research Park Corporation), a company controlled by the Major Shareholder, entered into a lease agreement for

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

its Ottawa-based headquarter facilities, under terms and conditions reflecting prevailing market conditions at the time the lease was entered into. The lease agreement is for 10 years expiring in March 2011.

See Note 18 for disclosure of related party rental expense, sublease income, committed future minimum lease payments and future sublease income. As of April 30, 2009, balances due from the company controlled by the Major Shareholder and related to the lease agreement amounted to $0.5 (April 30, 2007—$0.6 due to; April 30, 2008—$0.4 due from).

Financing

During fiscal 2008, warrants issued for $15.0 to Wesley Clover Corporation, a company in which the Major Shareholder has a significant ownership interest, on September 21, 2006 were repurchased for $20.0 cash. Subsequent to this repayment, Wesley Clover received 13,500 Class 1 Preferred shares in exchange for $13.5 of cash. The terms and rights associated with these preferred shares are outlined in Note 21.

Prepaid License and Investment Agreement

On April 25, 2006, the Company entered into an agreement with Natural Convergence Inc. (“NCI”), a company in which the Major Shareholder has a significant ownership interest, to purchase prepaid software licenses and convertible debentures for a combined total of $1.2. The secured convertible debentures were (a) repayable to debenture holders (plus a credit fee of 25% per annum of any outstanding principal) on the earlier of December 31, 2006, or on the occurrence of certain events, or (b) automatically convertible into preferred shares of NCI upon the closing of a qualifying financing of no less than $6.0. The convertible debentures were also issued with warrants to acquire a number of common shares of NCI equal to the dollar amount of the investment divided by $1.00, at an exercise price per common share of C$0.0001.

Under this agreement, the Company purchased $0.3 of prepaid software licenses and $0.9 of convertible debentures during fiscal 2007. The $0.3 of prepaid licenses is included in other current assets at April 30, 2007. Since NCI had completed a qualifying financing of $10.0 in November 2006, the Company’s entire $0.9 balance of debentures and $0.1 accrued interest was automatically converted into NCI Class C Preferred Shares at a 5% discount in accordance with the terms of the agreement. Following the conversion, and upon exercising its warrants, the Company received 8,467,523 Class C Preferred Shares and acquired 600,000 common shares. At April 30, 2008 and April 30, 2009, the Company had a combined ownership of 5.6% in NCI but did not exert significant influence over NCI. Accordingly, the $1.0 investment recorded on the balance sheet, within investments and other assets, at April 30, 2008 and April 30, 2009 has been accounted for using the cost method.

In addition to the license and financing agreement described above, the Company also purchased $1.4 of products and services from NCI for the year ended April 30, 2009 (2007—$2.1, 2008—$0.7). The related net balance payable at April 30, 2009 was $0.1 (April 30, 2007—$0.5; April 30, 2008—$0.1).

Other

Other sales to and purchases from companies related to the Major Shareholder and arising in the normal course of the Company’s business were $1.0 and $2.2, respectively, for the year ended April 30, 2009 (2007—$0.6 and $3.0, respectively; 2008—$0.6 and $2.8, respectively). The net balances receivable as a result of these transactions was $0.4 at April 30, 2009 (April 30, 2008—$0.8).

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

6. SPECIAL CHARGES

During fiscal 2007, the Company recorded pre-tax special charges of $9.3 as a result of continuing efforts to improve the Company’s operational efficiency and realign its business to focus on IP-based communications solutions. The components of the charge included $8.7 of employee severance and benefits incurred in the termination of 129 employees around the world, $0.4 of accreted interest related to lease termination obligations and $0.2 related to additional lease terminations in the period. Payment of workforce reduction liabilities was completed during fiscal 2008. The lease termination obligation incurred in prior fiscal years continues to be reduced over the remaining term of the leases.

During fiscal 2008, the Company recorded pre-tax special charges of $8.6 as a result of actions post-acquisition of Inter-Tel in order to improve the Company’s operational efficiency and realign its business segments. The components of the charge included $4.3 of employee severance and benefits incurred in the termination of 74 employees around the world, $0.9 of accreted interest related to lease termination obligations and $3.4 related to additional lease terminations in the period. Payment of workforce reduction liabilities was expected to be complete within twelve months from April 30, 2008. The lease termination obligation incurred in prior fiscal years continues to be reduced over the remaining term of the leases.

During fiscal 2009, the Company recorded pre-tax special charges of $20.3, as a result of actions taken to lower its operating cost structure. The components of the charge included $10.8 of employee severance and benefits incurred in the termination of approximately 450 employees around the world, $0.5 of accreted interest related to lease termination obligations, $7.4 related to additional lease terminations in the period and $1.6 in assets written off. Payment of workforce reduction liabilities is expected to be complete within the next twelve months. The lease termination obligations incurred in the current and prior fiscal years will be reduced over the remaining term of the leases. As a result of our restructuring activities, in the current and prior fiscal years, the Company has a balance of $6.2 representing the long-term portion of the lease obligations, which is recorded in deferred revenue and other liabilities.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The following table summarizes details of the Company’s special charges and related reserve during fiscal 2007, fiscal 2008 and fiscal 2009:

Description	Workforce Reduction	Lease Termination Obligation	Assets Written off	Total
Balance of provision as of April 30, 2006	$1.7	$4.0	$—	$5.7
Fiscal 2007:
Charges	8.7	0.6	—	9.3
Cash payments	(9.5)	(1.0)	—	(10.5)
Foreign currency impact	0.3	0.4	—	0.7

Balance of provision as of April 30, 2007	1.2	4.0	—	$5.2
Fiscal 2008:
Charges	4.3	4.3	—	8.6
Cash payments	(4.4)	(2.3)	—	(6.7)
Foreign currency impact	—	0.2	—	0.2

Balance of provision as of April 30, 2008	1.1	6.2	—	$7.3
Fiscal 2009:
Charges	10.8	7.9	1.6	20.3
Cash payments	(8.8)	(5.4)	—	(14.2)
Assets written off	—	—	(1.6)	(1.6)
Foreign currency impact	(0.4)	(0.6)	—	(1.0)

Balance of provision as of April 30, 2009	$2.7	$8.1	$—	$10.8

Integration costs and merger-related expenses

Integration and merger-related transaction expenses for the year ended April 30, 2009 totaled $3.0 (2008—$7.4) and principally consisted of legal and consulting fees incurred in the period relating to the acquisition of Inter-Tel, as well as other incremental and non-recurring internal costs directly related to the acquisition.

7. SEGMENT INFORMATION

General description

Mitel’s portfolio of solutions provide advanced voice, video and data communications platforms, desktop phones and Internet appliances, applications for customer relationship management and mobility, messaging and multimedia collaboration. The Company’s reportable segments are represented by the four geographic areas: United States, Canada and Caribbean and Latin America (CALA), Europe, Middle East and Africa (EMEA), and Asia Pacific. These reportable segments were determined in accordance with how management views and evaluates the Company’s business.

The Company’s Chief Executive Officer (“CEO”) has been identified as the chief operating decision maker as defined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”). The CEO evaluates the performance of the segments and allocates resources based on information provided by the Company’s internal management system. The primary financial measure used by the CEO is the contribution margin, which includes segment revenues less the related cost of sales and direct selling

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

costs. The Company does not allocate research and development, marketing, general and administrative expenses, amortization, stock-based compensation expense and one-time charges to its segments as management does not use this information to measure the performance of the operating segments. These unallocated expenses are included in shared and unallocated costs in the reconciliation of operating results. In addition, total asset information by segment is not presented because the CEO does not use such segmented measures to allocate resources and assess performance. Inter-segment sales are based on fair market values and are eliminated on consolidation. With the exception of contribution margin defined above, the accounting policies of reported segments are the same as those described in the summary of significant accounting policies.

Business segments

Financial information by geographic area for fiscal years 2007, 2008 and 2009 is summarized below. External revenues are attributed to geographic area based on sales office location.

	United States	Canada and CALA	EMEA	Asia Pacific	Corporate and Other	Total
Fiscal 2007
Revenue
Telecommunications	$161.6	$49.4	$162.4	$11.5	$—	$384.9
Network services	—	—	—	—	—	—

	161.6	49.4	162.4	11.5		384.9

Contribution margin	63.0	20.0	51.2	1.9	—	136.1
Shared and unallocated costs	—	—	—	—	(169.4)	(169.4)

Operating income (loss)	$63.0	$20.0	$51.2	$1.9	$(169.4)	$(33.3)

Fiscal 2008
Revenue
Telecommunications	$359.9	$51.8	$216.4	$14.0	$—	$642.1
Network services	49.9	—	—	—	—	49.9

	409.8	51.8	216.4	14.0	—	692.0

Contribution margin	162.7	18.9	81.6	2.5	—	265.7
Shared and unallocated costs	—	—	—	—	(272.8)	(272.8)

Operating income (loss)	$162.7	$18.9	$81.6	$2.5	$(272.8)	$(7.1)

Fiscal 2009
Revenue
Telecommunications	$413.6	$50.4	$184.7	$13.3	$—	$662.0
Network services	73.1	—	—	—	—	73.1

	486.7	50.4	184.7	13.3	—	735.1

Contribution margin	167.1	21.0	66.8	3.5	—	258.4
Shared and unallocated costs	—	—	—	—	(530.3)	(530.3)

Operating income (loss)	$167.1	$21.0	$66.8	$3.5	$(530.3)	$(271.9)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Geographic information

Revenues from external customers are attributed to the following countries based on location of the customers.

	2007	2008	2009
Canada	$37.6	$40.5	$35.4
United States	161.9	409.3	487.2
United Kingdom	129.0	170.5	128.1
Other foreign countries	56.4	71.7	84.4

	$384.9	$692.0	$735.1

Geographic long-lived asset information is based on the physical location of the assets as of the end of each fiscal period. The following table sets forth long-lived assets by geographic areas:

	April 30, 2008			April 30, 2009
	Property and Equipment	Goodwill	Intangible and Other Assets	Property and Equipment	Goodwill	Intangible and Other Assets
Canada	$10.8	$4.2	$4.0	$12.1	$4.0	$4.7
United States	13.1	414.8	164.0	7.1	128.8	140.2
United Kingdom	2.8	1.7	—	2.2	1.7	—
Other foreign countries	0.3	—	—	0.3	—	—

	$27.0	$420.7	$168.0	$21.7	$134.5	$144.9

Concentrations

The Company sells its products and services to a broad set of enterprises ranging from large, multinational enterprises, to small and mid-sized enterprises, government agencies, health care organizations and schools. Management believes that the Company is exposed to minimal concentration risk since the majority of its business is conducted with companies within numerous industries. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral for its accounts receivable. In some cases, the Company will require payment in advance or security in the form of letters of credit or third-party guarantees. In fiscal 2007, sales of $48.4 were made to one customer in the United States and accounted for more than 10 percent of the Company’s revenue. No single customer accounted for more than 10 percent of the Company’s revenue for the periods ended April 30, 2008 and April 30, 2009.

BreconRidge and one other independent supplier, manufacture a significant portion of the Company’s products. The Company is not obligated to purchase products from these specific suppliers in any specific quantity, except as the Company outlines in forecasts or orders for products required to be manufactured by these companies. The Company’s supply agreements with these suppliers results in a concentration that, if suddenly eliminated, could have an adverse effect on the Company’s operations. While the Company believes that alternative sources of supply would be available, disruption of its primary sources of supply could create a temporary, adverse effect on product shipments. Finally, the Company may be obligated to purchase certain excess inventory levels from BreconRidge that could result from the Company’s actual sales of product varying from forecast. As of April 30, 2009, there was excess inventory of $1.1 (2007—$4.0, 2008—$2.9) for which the Company was liable, and has been recorded in due to related parties.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

8. DIVESTITURES

Sale of U.K. land and building

On August 31, 2005, the Company sold land and building relating to its U.K. subsidiary for cash consideration of $12.4 (£7.1), resulting in a pre-tax gain of $7.3 (£4.2). The transaction included a commitment for the Company to lease back a portion of the property, which provided the Company with more than a minor part but less than substantially all of the use of the property, and thereby qualified the transaction as a sale-leaseback arrangement under SFAS 13. As a result, the Company entered into a 6-month interim lease and a 10-year long-term lease for a portion of the property sold. Accordingly, $5.8 of the gain has been deferred and will be amortized over the combined term of the leases (10 1/2 years). The remaining gain of $1.5 was recognized immediately at the time of the sale and included in gain on sale of assets. The deferred and unamortized balance at April 30, 2008 and April 30, 2009 was $4.3 and $3.0, respectively.

Sale-Leaseback of Reno Facility

In the fourth quarter of fiscal 2008, the Company sold an office building and surrounding land located in Reno, Nevada. The Company also signed an agreement to lease back the building for a ten year period, with options for two five year extensions at then current market rates. The sales price was $20.2, of which $19.7 was received in cash. The remaining $0.5 will only be received if certain water rights are subsequently obtained by the purchaser. The contingent portion of the purchase price had not been recognized as of April 30, 2008 due to uncertainty of collection. The carrying value of the building at the date of sale was approximately $19.5, resulting in a net gain on sale of approximately $0.2. The provision for income taxes relating to the sale of the land and buildings was $4.5. In fiscal 2009, the Company collected $0.4 of the contingent consideration, which was recorded as a reduction in selling, general and administration (“SG&A”) on the Consolidated Statements of Operations.

9. OTHER CURRENT ASSETS

The following are included in other current assets as of April 30, 2008 and April 30, 2009.

	April 30, 2008	April 30, 2009
Prepaid expenses and deferred charges	$21.4	$18.7
Other receivables, including related party receivables	26.2	24.3
Service inventory	9.3	4.7

	$56.9	$47.7

Included in other receivables are unbilled receivables of $18.8 as of April 30, 2009 (2008—$23.2).

10. INVENTORIES

	April 30, 2008	April 30, 2009
Raw materials and work in process	$6.2	$5.1
Finished goods	57.8	40.9
Less: provision for inventory	(14.9)	(12.9)

	$49.1	$33.1

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

11. NET INVESTMENT IN SALES-TYPE LEASES

Net investment in sales-type leases represents the value of sales-type leases presently held under the TotalSolution® program. The Company currently sells the rental payments due to the Company from some of the sales-type leases. The Company maintains reserves against its estimate of potential recourse for the balance of sales-type leases and for the balance of sold rental payments remaining unbilled. The following table provides detail on the total net balances in sales-type leases:

	April 30, 2008	April 30, 2009
Lease balances included in consolidated accounts receivable, net of allocated allowances of $3.3 (2008 — $3.0)	$9.5	$10.5
Net investment in sales-type leases:
Current portion, net of allowances of $1.5 (2008 — $1.5)	23.4	30.2
Long-term portion, includes residual amounts of $2.7 (2008 — $1.3); net of allowances of $1.4 (2008 — $1.9)	34.2	29.2

Total investment in sales-type leases, net of allowances of $6.2 (2008 — $6.4)	67.1	69.9
Sold rental payments remaining unbilled (subject to limited recourse provisions), net of lease recourse liability reserves of $9.9 (2008 — $13.3)	234.3	205.8

Total balance of sales-type leases and sold rental payments remaining unbilled, net of allowances and reserves	$301.4	$275.7

Total allowances and reserves for entire lease portfolio (including lease recourse liabilities)	$19.7	$16.1

Reserve levels are established based on portfolio size, loss experience, levels of past due accounts and periodic detailed reviews of the portfolio. Recourse on the sold rental payments is contractually limited to a percentage of the net credit losses in a given annual period as compared to the beginning portfolio balance for a specific portfolio of sold leases. While the Company’s recourse is limited, the Company maintain reserves at a level sufficient to cover all anticipated credit losses. The aggregate reserve for uncollectible lease payments and recourse liability represents the reserve for the entire lease portfolio. These reserves are either netted from consolidated accounts receivable, netted against current or long-term “investment in sales-leases” or included in long-term liabilities for sold rental payments remaining unbilled. Sales of rental payments per period:

	Year Ended April 30, 2008	Year Ended April 30, 2009
Sales of rental payments	$69.7	$73.4
Sold payments remaining unbilled at end of year	$247.6	$215.7

Sales of rental payments represents the gross selling price or total present value of the payment stream on the sale of the rental payments to third parties. During fiscal 2009 we recorded a gain on the sale of rental payments of $10.5 (2008—$13.4; 2007—$nil). Sold payments remaining unbilled at the end of the year represents the total balance of leases that is not included in our balance sheet. The Company does not expect to incur any significant losses in excess of reserves from the recourse provisions related to the sale of rental payments. The Company is compensated for administration and servicing of rental payments sold.

At April 30, 2009, future minimum lease payments related to the sold rental streams remaining unbilled are: 2010—$79.5, 2011—$61.5, 2012—$42.5, 2013—$25.4, 2014—$6.8.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

At April 30, 2009, future minimum lease receipts due from customers related to the lease portfolio included in the April 30, 2009 balance sheet are: 2010—$29.0, 2011—$12.3, 2012—$8.4, 2013—$5.8, 2014—$4.0.

12. PROPERTY AND EQUIPMENT

	April 30, 2008	April 30, 2009
Cost:
Equipment	$82.5	$69.8
Less: accumulated depreciation
Equipment	55.5	48.1

	$27.0	$21.7

As of April 30, 2009, equipment included leased assets with cost of $10.7 (2008—$6.6) and accumulated depreciation of $5.5 (2008—$4.1) and equipment utilized in the provision of Managed Services (see Note 2(e)) with cost of $0.8 (2008—$7.4) and accumulated depreciation of $0.4 (2008—$6.8). Depreciation expense recorded in fiscal 2009 amounted to $12.2 (2007—$7.1; 2008—$13.5).

13. GOODWILL

	April 30, 2008	April 30, 2009
Balance, beginning of the year	$6.8	$420.7
Goodwill acquired — Inter-Tel (Note 4)	414.3	—
Foreign currency impact	(0.2)	(0.3)
Adjustment resulting from change in estimates	—	5.9
Adoption adjustment for FIN 48	(0.2)	(0.2)
Revaluation of deferred taxes	—	(7.1)
Impairment	—	(284.5)

Balance, end of year	$420.7	$134.5

Gross amount	$420.7	$419.0
Accumulated impairment loss	—	(284.5)

Goodwill, net	$420.7	$134.5

The Company performs its impairment tests of goodwill annually in accordance with SFAS 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The fair value of each reporting unit is estimated using a combination of the market approach and the income approach. Under the market approach, a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) of each reporting unit is calculated and compared to market participants to corroborate the results of the calculated fair value. Under the income approach, discounted cash flows for each reporting unit are used to estimate the fair value of the reporting unit. The Company generally selects the fair value of the reporting unit using the average of the results under the two approaches. During fiscal 2009, the fair value of each of the reporting units was determined by an independent appraiser with significant inputs and judgments provided by management. The estimate of fair value of the reporting units involves significant assumptions regarding revenue growth rates, gross margin percentages, projected working capital needs, SG&A expense, Research and Development (“R&D”) expense, capital expenditures, discount rates and terminal growth rates. Changes in these assumptions could materially affect the results of the Company’s assessment.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Due to the economic downturn and its impact on consumer spending, the Company lowered its expected cash flow forecasts and this, combined with significantly lower market multiples as a result of the general decline in global capital markets, resulted in a decline in the fair value of the Company’s US reporting unit. Accordingly, the carrying amount of the goodwill exceeded the implied fair value and an impairment charge of $284.5 was recorded on the Consolidated Statements of Operations. This non-cash goodwill impairment charge does not affect the Company’s liquidity, cash flows or future operations.

14. INTANGIBLE ASSETS (net)

	April 30, 2008	April 30, 2009
Cost:
Patents, trademarks and other	$8.9	$11.0
Customer relationships	99.7	99.9
Developed technology	78.8	78.8
Trade name	2.3	2.3

	189.7	192.0

Less: accumulated amortization
Patents, trademarks and other	4.9	6.3
Customer relationships	9.0	22.0
Developed technology	7.0	16.8
Trade name	0.8	2.0

	21.7	47.1

	$168.0	$144.9

During fiscal 2008, the Company recorded approximately $180.8 of intangible assets related to the acquisition of Inter-Tel. The amount represents the fair value of the customer relationships, developed technology, and trade name. The intangible assets have a weighted-average useful life of eight years, eight years and two years.

Amortization of intangible and other assets was $1.9, $18.1 and $25.4 in fiscal 2007, fiscal 2008 and fiscal 2009, respectively. The estimated amortization expense related to intangible assets in existence as of April 30, 2009, over the next five years is as follows: fiscal 2010—$23.9; fiscal 2011—$23.2; fiscal 2012—$22.9 and fiscal 2013—$22.5, fiscal 2014—$22.3 and thereafter—$28.8. The Company does not allocate intangible assets to its segments, as management does not use this information to measure the performance of the operating segments.

15. BANK INDEBTEDNESS

The Company’s UK subsidiary has indemnity facilities totaling $1.5 (£1.0) available for letters of credit and other guarantees, $0.2 of which has been drawn at April 30, 2009 (April 30, 2008—$0.3). The indemnity and credit facilities are unsecured.

On August 16, 2007, in connection with the merger transaction with Inter-Tel, the Company secured a five-year, $30 million revolving credit facility, $30.0 of which was drawn at April 30, 2009 (April 30, 2008—$12.0). Under the revolving credit facility, borrowings are available in both U.S dollars and Canadian dollars,

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

and include letters of credit. The revolving credit facility currently bears interest at LIBOR plus 3 1/4% and is fully secured by the Company’s assets. During fiscal 2009, LIBOR ranged from 1.1875% to 3.4375% (2008—2.9375% to 4.9375%).

Other amounts appearing in bank indebtedness as of April 30, 2008 and April 30, 2009 of $0.5 and $0.2, respectively, represent credit book balances resulting from an excess of outstanding cheques over funds on deposit where a right of offset does not exist.

16. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	April 30, 2008	April 30, 2009
Trade payables	$40.2	$35.7
Employee-related payables	36.8	23.3
Restructuring, warranty and other provisions	11.4	9.7
Other accrued liabilities	65.5	57.2

	$153.9	$125.9

17. LONG-TERM DEBT

	April 30, 2008	April 30, 2009
First lien, interest at LIBOR plus 3.25%, payable quarterly, seven year term maturing August 16, 2014, secured by all Company assets	$289.9	$289.6
Second lien, interest at LIBOR plus 7%, payable upon maturity, eight year term maturing August 16, 2015, secured by all Company assets	129.7	129.7
Capital leases, at interest rates varying from 1.3% to 11.8%, payable in monthly installments, with maturity dates ranging from eight to 36 months, secured by the leased assets	3.1	4.9
Note payable, at interest of 7.5%, payable in monthly installments, maturing May 2015	0.4	0.4

	423.1	424.6
Less: current portion	2.4	4.0

	$420.7	$420.6

On August 16, 2007, the Company borrowed, from a syndicate of lenders, $300 million under a seven-year term First Lien Credit Agreement and $130 million under an eight-year Second Lien Credit Agreement. In addition, as part of the transaction, the Company secured a five-year, $30 million revolving credit facility, as described in Note 15. All three credit agreements bear interest based on LIBOR and are fully secured by all of the Company’s assets.

The term loans are repayable in full on their respective maturity dates, but 1% of the first lien’s original balance matures each year in equal quarterly installments until August 16, 2014. Both of the credit agreements have customary default clauses, wherein repayment of one or more of the credit agreements may be accelerated in the event of uncured default. The proceeds from the issuance of equity or debt, and proceeds from the sale of Company assets, as well as excess annual cash flows (as defined in the agreements), may also be required to be used, in whole or in part, to make mandatory prepayments under the First and Second Lien Credit Agreements.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The credit agreements contain affirmative and negative covenants, including: (a) periodic financial reporting requirements, (b) maintaining a maximum ratio of Consolidated Total Debt to Consolidated EBITDA (as calculated under the first and second lien credit agreements), (c) limitations on the incurrence of subsidiary indebtedness and also the borrowers themselves, (d) limitations on liens, (e) limitations on investments, (f) limitations on the payment of dividends and (g) capital expenditures.

As of April 30, 2009, the Company was in compliance with all of the covenants included in the credit agreements which were applicable at that time.

Interest expense related to capital leases, was $0.3 in fiscal 2009 (2007—$0.2; 2008—$0.2). Future minimum lease payments as of April 30, 2009 under capital leases total $5.4 of which $2.2, $1.7, $1.1 and $0.4 relate to fiscal years 2010 to 2014, respectively. Interest costs of $0.8 are included in the total future lease payments.

18. COMMITMENTS AND GUARANTEES

Operating leases

The Company leases certain equipment and facilities under third party operating leases. The Company is also committed under related party leases and subleases for certain facilities (see Note 5). Rental expense and income on operating leases were as follows:

	2007	2008	2009
Rental expense
Arms-length	$12.2	$20.1	$17.8
Related party	6.6	7.3	5.7

Total	$18.8	$27.4	$23.5

Rental income
Arms-length	$1.9	$2.2	$1.6
Related party	0.7	0.5	0.7

Total	$2.6	$2.7	$2.3

Future minimum operating lease payments and future sublease income are as follows:

	Future Lease Payments		Future Lease Income
Fiscal year	Arms-length	Related Party	Arms-length	Related Party
2010	$13.8	$7.2	$0.9	$0.2
2011	11.4	6.0	0.7	0.1
2012	7.4	—	—	—
2013	5.8	—	—	—
2014	8.0	—	—	—
Thereafter	7.9	—	—	—

Total	$54.3	$13.2	$1.6	$0.3

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Guarantees

The Company has the following major types of guarantees that are subject to the accounting and disclosure requirements of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”):

Product warranties

The Company provides its customers with standard warranties on hardware and software for periods up to fifteen months. The following table details the changes in the warranty liability:

	April 30, 2008	April 30, 2009
Balance, beginning of year	$1.8	$2.4
Warranty costs incurred	(1.7)	(1.4)
Warranties issued	1.6	1.3
Other	0.7	—

Balance, end of year	$2.4	$2.3

Intellectual property indemnification obligations

The Company enters on a regular basis into agreements with customers and suppliers that include limited intellectual property indemnification obligations that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions. The nature of these intellectual property indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its customers and suppliers. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the consolidated financial statements with respect to these guarantees.

Bid and performance related bonds

The Company enters into bid and performance related bonds related to various customer contracts. Performance related bonds usually have a term of twelve months and bid bonds generally have a much shorter term. Potential payments due under these may be related to the Company’s performance and/or the Company’s resellers’ performance under the applicable contract. Under FIN 45, the Company must measure and recognize a liability equal to the fair value of bid and performance related bonds involving the performance of the Company’s resellers. At April 30, 2008 and April 30, 2009, the liability recognized in accounts payable and accrued liabilities related to these bid and performance related bonds, based on past experience and management’s best estimate, was insignificant. At April 30, 2009, the total maximum potential amount of future payments the Company could be required to make under bid and performance related bonds was $5.5 (2008—$5.6).

19. CONTINGENCIES

On June 23, 2006, one of the Company’s competitors filed a complaint in the United States District Court for the Eastern District of Virginia alleging that the Company is infringing on certain of its patents and requested damages. On September 8, 2006, the Company filed a defense to the competitor’s complaint and a

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

counterclaim alleging that the competitor is infringing on certain of the Company’s patents and also requested damages. The competitor had also filed a complaint in the United States District Court for the District of New Jersey seeking a declaratory judgment that certain of the Company’s patents are not being infringed by them or are invalid. During fiscal 2007, the Company and the competitor both expressed willingness to settle all litigation claims outside of court, and a final agreement was reached on March 19, 2007. Under the terms of the settlement agreement, the competitor agreed to release the Company from all past infringements and the parties have also entered into a covenant to not sue each other for a period of five years from the effective date. In accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”), a one-time litigation settlement charge of $14.8, representing the present value of $19.7 payable over a five-year period and discounted using an interest rate of 12%, was recorded during the year ended April 30, 2007 in the Consolidated Statements of Operations. Also included in the litigation settlement charge of $16.3 are legal costs incurred of $1.5. At April 30, 2009, $3.5 (April 30, 2008—$3.5) had been recorded in accounts payable and accrued liabilities and $5.9 (April 30, 2008—$8.4) was recorded in the litigation settlement obligation.

On June 27, 2007, the Company filed a suit against one of its competitors alleging that the competitor infringed on a number of Mitel’s patents. The Company was seeking unspecified monetary damages as well as a preliminary injunction. The competitor responded by filing a counterclaim against the Company alleging that the Company infringed on one of its patents, and also filed a related action in the Ontario Superior Court of Justice alleging that Mitel committed trade libel by inter alia issuing a press release that announced the filing of the infringement case in the Eastern District of Texas. On April 24, 2009, the Company and the competitor agreed to drop their claims by entering into a patent cross-license agreement.

On February 27, 2008, the Company issued a statement of claim against one of its customers for non-payment of invoices arising from the provision of hardware, software and services. The customer responded with a counterclaim for a return of amounts paid plus other unquantified costs. The Company believes that the counterclaim is without merit and continues to evaluate and defend the case vigorously.

Prior to the acquisition of Inter-Tel, certain former distributors of telephone equipment under dealer agreements with Executone, a company whose assets were acquired by Inter-Tel in January 2000, brought suit against Inter-Tel asserting that Inter-Tel was liable for Executone’s breaches of such dealer agreements. The Company continues to defend the case vigorously.

The Company is also party to a small number of other legal proceedings, claims or potential claims arising in the normal course of its business. In the opinion of the Company’s management and legal counsel, any monetary liability or financial impact of such claims or potential claims to which the Company might be subject after final adjudication would not be material to the consolidated financial position of the Company, its results of operations, or its cash flows. In circumstances where the outcome of the lawsuit is expected to be unfavorable, the Company has recorded a provision for at least the minimum expected settlement amount.

20. DERIVATIVE LIABILITY INSTRUMENT

Class 1 Preferred Shares

As further described in Note 21, the Company issued 307,087 and 9,668 Convertible, Redeemable Preferred Shares (“Class 1 Preferred Shares”) on August 16, 2007 and January 18, 2008, respectively. The preferred shares are subject to mandatory conversion upon the closing of a qualified public offering, or at the option of the holder. A qualified initial public offering results if an IPO raises a minimum of $100.0 at $38.25 per

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

share or more. If a qualified IPO is not complete by August 16, 2014, the Class 1 Preferred Shares will be subject to mandatory redemption for an amount that is the greater of the “Net Accreted Value”, as defined in Note 21, or the value of the common shares into which the Class 1 Preferred Shares are convertible.

Pursuant to EITF 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and SFAS 133, since the holders of the preferred shares have the ability to receive cash for an amount equal to the value of the common shares into which the Class 1 Preferred Shares would convert in the event of a mandatory redemption on August 16, 2014, the entire conversion option must be separately accounted for as a derivative liability. In accordance with SFAS 133, the derivative is originally recorded at fair value, and subsequent changes in fair value are recorded in the Consolidated Statements of Operations. The fair value of the derivative was determined using the lattice-binomial model, and the following assumptions: five year life (2008—seven years) interest rate of 2.00% (2008—3.00%), volatility of 85% (2008—76.6%) and no dividends (2008—none). At April 30, 2009, the fair value of the embedded derivative on a per share basis was determined to be $26.55 (2008—$343.27), which resulted in a gain of $100.2 (2008—$6.0) being recorded in the Consolidated Statement of Operations.

Upon closing of a qualified public offering, where the underlying Class 1 Preferred Shares are automatically converted into common shares of the Company, the derivative liability will transfer to equity.

Preferred A and B Shares

As described further in Note 21, since a portion of the redemption price of the preferred A and B shares was indexed to the common share price of the Company, an embedded derivative existed which was bifurcated and accounted for separately, under SFAS 133. The derivative component relating to both the Series A and B Preferred Shares was valued at $70.0 just prior to the merger (April 30, 2007—$67.3). Upon completion of the merger transaction, the derivative liability was reversed, resulting in a gain in the Company’s Consolidated Statements of Operations of $58.6 and a credit to accumulated deficit of $11.4 for the year ended April 30, 2008.

21. CONVERTIBLE, REDEEMABLE PREFERRED SHARES

Class 1 Preferred Shares

In connection with the merger transaction with Inter-Tel, the Company issued 307,087 and 9,668 Class 1 Preferred Shares on August 16, 2007 and January 18, 2008, respectively, for cash consideration of $1,000 per share, together with attached common stock purchase warrants. The warrants entitle the holders of the Class 1 Preferred Shares to purchase an aggregate of 1,504,214 common shares of the Company at an exercise price of $19.80 per share. The warrants are immediately exercisable and expire 5 years from the original issuance date. The relative fair value of each warrant on the date of issuance of $4.05 was allocated from the net proceeds on issuance of the shares and is recorded as a component of shareholders’ deficiency.

The holders of the Class 1 Preferred Shares are entitled to non-cumulative dividends if, as and when declared by the Board of Directors of the Company. The amount of any dividends declared is determined as the amount that the holders of Class 1 Preferred Shares would have received by way of dividends paid on the common shares had they converted their Class 1 Preferred Shares into common shares. No dividends had been declared as of April 30, 2009 (April 30, 2008—$nil).

In addition to voting as a class in respect of matters pertaining to that class, the holders of the Class 1 Preferred Shares are entitled to vote together with the common shares. Each Class 1 Preferred Share entitles the

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Class 1 Preferred Shareholder to the number of votes per share equal to the number of common shares that would be issuable on conversion of such Class 1 Preferred Share.

Each Class 1 Preferred Share is convertible at any time, in whole or in part, at the holder’s option without payment of any additional consideration, into a number of common shares that is equivalent to the accreted value of each Class 1 Preferred Share divided by $19.7415. The accreted value of each share is equal to $1,000 per share increasing at the rate of 8% per annum. Accordingly, on the date the Class 1 Preferred Shares were issued, each Class 1 Preferred Share was convertible into 50.6547 common shares and on the date that is one year following the date of issuance, each Class 1 Preferred Share was convertible into 54.7071 common shares.

The Company has the right to require the conversion of the issued and outstanding Class 1 Preferred Shares into common shares at the then-applicable conversion ratio immediately prior to, and conditional upon, the closing of a public offering in which the aggregate gross cash proceeds are not less than $100.0 and in which the common shares are listed on and posted for trading, traded or quoted on the Toronto Stock Exchange, the New York Stock Exchange or the Nasdaq Stock Market, provided that the value per Class 1 Preferred Share on an as-converted to common shares basis is equal or greater than: (a) 150% of the “Net Accreted Value”, which is defined as $970.35 per share increasing at the rate of 8% per annum, if the public offering is completed within one year after the issuance of the Class 1 Preferred Shares; (b) 175% of the Net Accreted Value if the public offering is completed after the first anniversary but on or before the end of the second anniversary of the issuance of the Class 1 Preferred Shares; or (c) 200% of the Net Accreted Value if the public offering is completed after the second anniversary of the issuance of the Class 1 Preferred Shares.

At any date that is after five years and one day from the original issuance date of the Class 1 Preferred Shares, both the Company and the majority holders of the Class 1 Preferred Shares have a right to require the Company to redeem the shares for cash. The Class 1 Preferred Shares are redeemable by the holders at a redemption amount equal to the “Net Accreted Value” ($970.35 per share increasing at the rate of 8% per annum). The Class 1 Preferred Shares are redeemable by the Company at a redemption amount equal to the greater of the Net Accreted Value and value of common shares into which the Class 1 Preferred Shares are convertible. At any date after seven years from the original issuance date, the Class 1 Preferred Shares are subject to mandatory redemption for an amount that is the greater of the Net Accreted Value or the value of common shares into which the Class 1 Preferred Shares are convertible. Payment of redemption amounts will be subject to any restrictions pursuant to the Debt Financing described in Note 17.

The initial value of the Class 1 Preferred Shares of $307.7, after relative fair value allocation of proceeds between the Class 1 Preferred Shares and warrants, is classified in the mezzanine section of the Consolidated Balance Sheet net of the embedded derivative liability described in Note 20. The difference between the initial carrying amount and the redemption amount is being accreted through deficit over the five-year period to redemption using the effective interest method. At April 30, 2009, the amount of accreted interest was $65.4 (April 30, 2008—$24.4).

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The following table summarizes the allocation of the Class 1 Preferred Shares, net of share issue costs, among its different elements:

	April 30, 2008	April 30, 2009
Carrying value, beginning of year	$—	$208.5
Convertible, redeemable preferred shares
Issued for cash	289.5	—
Issued in exchange for Series A Preferred shares	18.2	—
Less: amount allocated to warrants	(6.0)	—
Less: amount allocated to embedded derivative liability (Note 22)	(114.6)	—
Less: other issuance costs	(3.0)	—
Accreted interest	24.4	41.0

Carrying value, end of year	$208.5	$249.5

As a condition to completing the Class 1 Preferred Share financing, as well as the debt financing described in Note 17, on August 16, 2007, each existing Series A Preferred Share was converted into 0.000871 of a Class 1 Preferred Share and 0.0178663 of a common share, and received a return of capital for a total amount of $18.5 (C$20.0). Each existing Series B Preferred was converted into 0.112 common shares, some of which were redeemed in cash for a total of $17.7. Both classes of shares were subsequently and entirely deleted from the Company’s articles of incorporation. As a result of an amendment to the conversion terms of the Series A Preferred Shares made prior to the completion of the Class 1 Preferred Shares financing, the resulting transaction was accounted for as an induced conversion in accordance with EITF D-42 The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. Accordingly, the excess of the fair value of consideration paid over the original conversion terms was recorded as a charge to accumulated deficit in fiscal 2008 in the amount of $30.7, of which $1.4 was allocated to the beneficial conversion feature that was recorded as a deemed dividend upon issuance of the Series A Preferred Shares. The Series B Preferred Shares were converted to common shares in accordance with their original terms which included receiving additional shares in the event of conversion occurring more than two years after the issuance date. The issuance of 727,473 additional shares resulted in a beneficial conversion feature of $43.7 recorded as a charge to accumulated deficit in fiscal 2008. Since one of the Company’s Series B Preferred Shareholders exercised its exclusive right to require the Company to redeem half of its 16,000,000 Series B Preferred Shares, a loss of $12.6 was triggered and charged to accumulated deficit in fiscal 2008.

22. WARRANTS

The following table outlines the carrying value of warrants outstanding as of April 30, 2008 and April 30, 2009:

	April 30, 2008	April 30, 2009
i) Warrants issued/issuable in connection with government funding	$39.1	$39.1
ii) Warrants issued in connection with Series A Preferred Shares	1.0	1.0
iii) Warrants issued to financing agent	0.1	—
iv) Warrants issued in connection with Senior Secured Convertible Notes	10.5	10.5
v) Warrants issued in connection with Class 1 Preferred Shares	6.0	6.0

Total warrants outstanding	$56.7	$56.6

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

i) During fiscal 2003, the Company and two entities controlled by a major shareholder, signed an agreement for funding from the Canadian Government for up to C$60.0 of the Funding Company’s, the Partner Company’s and the Company’s research and development activities over a three-year period. Pursuant to the terms of the agreement, in exchange for funding received from the Government of Canada, the Company committed to issue warrants to Her Majesty the Queen in Right of Canada exercisable into common shares for no additional consideration. The number of warrants to be issued on September 30 in each fiscal year was determined based on the funding received and the fair market value of the common shares at the date of issuance. The warrants have no expiry date.

As at April 25, 2004, the Company had issued warrants to acquire 865,798 common shares pursuant to the above agreement. During fiscal 2005, an additional 924,197 warrants were issued at the then fair value of C$15.00 per share, of which 765,408 warrants related to $8.7 of government funding that was receivable and received during fiscal 2004, and the remaining 158,789 relate to funding received during fiscal 2005. As at April 24, 2005, a total of 1,789,995 warrants had been issued pursuant to the above agreement. Warrants relating to the $7.2 of government funding received in fiscal 2005 totaled 859,163 and were issued in fiscal 2006 in accordance with the terms of the agreement. Since the Company had reached its maximum funding limit in fiscal 2005, no additional funding was received and no additional warrants were issued in fiscal 2006 or fiscal 2007. As of April 30, 2009 there are 2,478,326 warrants outstanding and no remaining amounts receivable (April 30, 2008—$nil).

ii) In connection with the issuance of Series A Preferred Shares in fiscal 2004, the Company issued to the holders of the Series A Preferred Shares warrants to acquire 333,334 common shares of the Company. The warrants are exercisable at C$18.75 per common share and have a seven year life. The warrants were valued using the Black-Scholes option pricing model with the following assumptions: seven year life, interest rate of 4.37 percent, volatility of forty percent and no dividends. The warrants are automatically exercisable based on a formula in connection with a Qualified Initial Public Offering.

iii) In connection with the issuance of Series A Preferred Shares in fiscal 2004, the Company issued warrants to the placement agent to acquire 66,667 common shares of the Company, as consideration for services rendered in connection with the financing transaction and accounted for them as an issue cost. The fair value of the warrants was estimated based on the fair value of services received. The warrants were exercisable at the earlier of 5 years or an IPO at C$15.00 per share. In April 2009 these warrants expired unexercised.

iv) In connection with the issuance of the Senior Secured Convertible Notes on April 27, 2005, the Company issued to the holders warrants to acquire 1,100,000 common shares of the Company. The Senior Secured Convertible Notes were prepaid immediately prior to the completion of the Inter-Tel acquisition in 2007 and the terms of the warrants were amended and restated. The expiration date of these warrants is August 16, 2012. The exercise price of these warrants is $19.20 per common share. The warrants have a cashless exercise feature. The warrants contain customary adjustment provisions for stock splits, dividends, subdivisions and combinations, as well as weighted average antidilution provisions. On the date of issuance in 2005, the relative fair value of the warrants of $7.7 was allocated from the proceeds on the issuance of the Senior Secured Convertible Notes and was recorded as a component of shareholders’ deficiency. As a result of these modifications, the fair value of the warrants was re-measured using the Black-Scholes option pricing model with the following assumptions: additional five year life, interest rate of 4.33%, volatility of 77%, strike price of $19.20 and no dividends. The re-measurement expense increased the loss on debt extinguishment by $2.8 and the fair value of the warrants increased accordingly.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

v) In connection with the issuance of Class 1 Preferred Shares on August 16, 2007 and January 18, 2008, the Company issued to the holders of the Class 1 Preferred Shares warrants to acquire 1,455,368 and 48,842 common shares, respectively, of the Company. The warrants are immediately exercisable at $19.80 and have a five-year life. The relative fair value of each warrant on the date of issuance of $4.05 was determined on a relative fair value basis using a Black-Scholes option pricing model with the following assumptions: five year life, interest rate of 4.71%, volatility of 22.79% and no dividends.

23. SHARE CAPITAL

As at April 30, 2009, the Company’s authorized capital stock consists of an unlimited number of common shares, and an unlimited number of Class 1 Preferred Shares and Class 2 Preferred Shares. The holders of common shares are entitled to one vote per share and are entitled to dividends when and if declared by the Board of Directors. The terms of the Class 1 Preferred Shares are described further in Note 21 of these financial statements. The Company had not issued any Class 2 Preferred Shares at April 30, 2009.

In connection with the acquisition of Inter-Tel, 357,327 common shares were issued as part of the settlement of the Series A Preferred shares, and 7,431,868 were issued in exchange for Series B Preferred shares. Immediately following the conversion of the Series B Preferred shares, 727,473 common shares were redeemed for cash.

Equity offerings and Share Purchase Loans

During fiscal 2008, the Company completed an equity offering to certain employees. The Company issued 98,783 common shares at USD $19.80 per share, for total consideration of $2.0, of which $0.7 was received in cash and $1.3 was covered by employee interest-free loans repayable to the Company over a maximum two-year period from the date of the offering.

The loans allowed eligible employees up to a maximum of 20,000 Canadian dollars to purchase common shares in the Company. Shares purchased using Company loans are secured by the underlying shares, repayable by means of payroll deduction over a maximum two year period and non-interest bearing unless there is a default in payment, in which case the loan bears simple interest calculated at 10% per annum. As at April 30, 2009, the outstanding employee share purchase loans receivable balance recorded against shareholders’ deficiency was $0.6 (2008—$1.2).

Stock Option Plan

In March 2001, the Company’s shareholders approved the Mitel Networks Corporation Employee Stock Option Plan (the “2001 Stock Option Plan”) applicable to the Company’s employees, directors, consultants and suppliers, and authorized 1,666,667 shares for issuance thereunder. The options are granted at no less than the fair market value of the common shares of the Company on the date of grant and may generally be exercised in equal portions during the years following the first, second, third and fourth anniversaries of the date of grant, and expire on the earlier of the fifth anniversary and termination of employment.

Effective September 7, 2006, shares subject to outstanding awards under the 2001 Stock Option Plan which lapse, expire or are forfeited or terminated will no longer become available for grants under this plan.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Instead, new stock options and other equity grants will be made under the 2006 Equity Incentive Plan which was approved by the shareholders of Mitel and became effective on September 7, 2006. All existing options that have been previously granted under the 2001 Stock Option Plan will continue to be governed under that plan until exercised, termination or expiry.

The 2006 Equity Incentive Plan permits grants of stock options, deferred share units, restricted stock units, performance share units and other share-based awards. Under the new plan, options are generally granted for a fixed number of shares with an exercise price at least equal to the fair market value of the shares at the date of grant, and vest 25% each year over a four year period on the anniversary date of the grant. The Company’s Board of Directors has the discretion to amend general vesting provisions and the term of any option, subject to limits contained in the plan. The aggregate number of common shares that may be issued under the 2006 Equity Incentive Plan is 12% of the total number of common shares outstanding from time to time (calculated on an as-if-converted to common share basis less the issued options outstanding under the 2001 Stock Option Plan). Common shares subject to outstanding awards under this new plan which lapse, expire or are forfeited or terminated will, subject to plan limitations, again become available for grants under this plan.

The number of common shares available for grant under the 2006 Equity Incentive Plan at April 30, 2009 was 2,126,064 options (2008—2,132,508).

Following is a summary of the Company’s stock option activity under both stock option plans and related information. The exercise price of stock options were in some cases based on prices in Canadian dollars translated at the year-end exchange rate.

	Fiscal 2007		Fiscal 2008		Fiscal 2009
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding options:
Balance, beginning of year:	1,377,903	$15.90	1,496,305	$15.30	1,951,487	$16.05
Granted	408,212	16.95	588,522	19.35	312,305	10.50
Exercised	(3,042)	17.70	(1,842)	15.45	(434)	13.05
Forfeited	(90,444)	37.65	(65,719)	18.30	(78,590)	16.20
Expired	(196,324)	14.10	(65,779)	28.20	(101,352)	16.05

Balance, end of year:	1,496,305	$15.30	1,951,487	$16.05	2,083,416	$14.55

Number of options exercisable	541,049	$15.60	827,909	$15.90	807,944	$13.95

Weighted average fair value of options granted during the year using the Black-Scholes option pricing model		$11.55		$12.45		$3.30

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The aggregate intrinsic value of options granted, exercised, forfeited and expired for fiscal 2007, fiscal 2008 and fiscal 2009 is $nil since the fair value of the options at the time of exercise was at least equal to the exercise price.

A summary of options outstanding is as follows:

April 30, 2008
Total outstanding					Total exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value	Number of Options	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
$14.85	1,009,073	1.6 years	$142,430	714,852	1.5 years	$100,902
$16.80	4,200	3.4 years	—	1,050	3.4 years	—
$17.25	54,231	4.0 years	—	5,905	2.9 years	—
$17.55	260,067	3.8 years	—	65,305	3.8 years	—
$18.45	25,871	3.9 years	—	6,505	3.9 years	—
$19.05	187,127	4.8 years	—	0	—	—
$19.50	4,234	4.9 years	—	0	—	—
$19.95	319,567	4.6 years	—	0	—	—
$23.10	66,167	3.1 years	—	16,675	3.1 years	—
$29.70	8,350	0.6 years	—	8,350	0.6 years	—
$40.80	12,600	0.3 years	—	9,267	0.3 years	—

	1,951,487		$142,430	827,909		$100,902

April 30, 2009
Total outstanding					Total exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value	Number of Options	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
$ 7.50	218,934	4.9 years	$—	0	—	$—
$12.60	932,207	1.8 years	—	503,523	1.5 years	—
$14.25	4,200	2.4 years	—	2,100	2.4 years	—
$14.55	48,247	2.9 years	—	17,229	2.6 years	—
$14.85	246,450	2.8 years	—	123,459	2.8 years	—
$15.60	25,321	2.9 years	—	12,661	2.9 years	—
$16.05	177,247	3.5 years	—	44,312	3.5 years	—
$16.50	3,567	3.9 years	—	892	3.9 years	—
$16.80	322,775	3.7 years	—	68,167	3.6 years	—
$18.60	37,500	4.4 years	—	0	—	—
$19.50	59,134	2.1 years	—	30,317	2.1 years	—
$25.20	7,834	1.6 years	—	5,284	1.6 years	—

	2,083,416		$—	807,944		$—

The aggregate intrinsic value of outstanding and exercisable stock options represents the amount by which the fair value of the common shares exceeds the exercise price of in-the-money options. The amount is based on the fair value of the shares at April 30, 2009, which is assumed to be the price that would have been received by the option holders had all stock option holders exercised and sold their options on April 30, 2009.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Loss per share

The following table sets forth the computation of basic and diluted loss per share:

	2007	2008	2009
Net income (loss), as reported	$(35.0)	$12.6	$(193.5)
Accreted interest on redeemable shares	(7.3)	(26.5)	(41.0)
Deemed dividend relating to amortization of beneficial conversion feature on Series A preferred shares	—	(1.4)	—
Gain on redemption of redeemable common shares	—	6.0	—
Charges to deficit on conversion of redeemable preferred shares	—	(74.2)	—

Net loss available to common shareholders	$(42.3)	$(83.5)	$(234.5)

Weighted average number of common shares outstanding during the period	7,822,462	12,409,027	14,315,474

Loss per common share — basic and diluted	$(5.41)	$(6.73)	$(16.38)

As a result of the net losses for each of the following periods, the following potentially dilutive securities have been excluded from the calculation of diluted loss per common share, because to do so would have been anti-dilutive:

(number of shares)	2007	2008	2009
Stock options	239,260	25,486	7,411
Warrants	2,901,864	2,500,092	2,478,326
Convertible, redeemable preferred shares	5,852,620	16,113,402	19,357,952

	8,993,744	18,638,980	21,843,689

Options that are anti-dilutive because the exercise price is greater than the average market price of the common shares, are not included in the computation of diluted earnings per share. For fiscal 2009, 2,076,000 stock options were excluded from the above table because they were anti-dilutive (2007—1,257,046; 2008—1,925,996). Additionally, warrants to acquire 1,100,000 common shares (2007—1,100,000; 2008—1,100,000), which could potentially dilute basic earnings per share in the future, were also excluded from the above table since they are contingently issuable and since the conditions for issuance had not been met by the end of the period.

Stock-based Compensation

During fiscal 2009, the Company granted stock options to acquire nil common shares (2007—20,000; 2008—6,106) at an exercise price at least equal to the market price of the common shares on the date of grant to consultants and advisory directors, as well as employees who, subsequent to the options grants, became former employees of the Company as a result of restructuring activities. The fair market value of these stock options was determined using a Black-Scholes model based on the fair value of the common shares at the vesting date and, for the unvested shares, as of April 30, 2009. The following assumptions were used: five-year life, interest rate of 3.75 percent (2008—4.57%), volatility of 85.0 percent (2008—76.0%) and no dividends.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

Deferred Share Unit Plans

In December 2004, Mitel granted deferred share units (“DSUs”) to certain executive members of the Company. The number of DSUs that may be awarded to each participant is equal to 15% of the participant’s annual salary less the maximum amount of the participant’s eligible retirement savings plans contributions in that particular taxable year. Since the participant will receive a lump sum payment in cash upon termination of employment, the award must be classified as a liability and remeasured to reflect changes in the market price of the common shares until settlement. For the year ended April 30, 2009, there were 35,232 DSUs awarded to executives with a fair value of $0.1 recorded as a liability (2008—28,989 DSUs and $0.4 recorded as a liability). The compensation expense recorded in fiscal 2009 to reflect a change in common share fair value was a credit of $0.4 (2007—$0.2; 2008—$nil).

IPO Based Stock Options

On March 12, 2009, Mitel granted performance-based stock option awards to selected key employees to acquire 108,334 common shares. The options are to vest contingent upon the achievement of a Qualified or Non-Qualified IPO as defined in the terms. In the case of a Qualified IPO, 25% of the options vest immediately upon filing of a final prospectus and 75% vest monthly over an 18-month period following the IPO. In the case of a Non-Qualified IPO, 25% of the options vest on the trigger date and the remaining 75% vest monthly over 18 months. The trigger date is defined as the date which is one month following the month in which the 5 day average trading price is equal to or greater then $38.25/share. All unexercised options expire on the earlier of 24 months after closing of a qualified IPO or 5 years from the date of grant.

24. OTHER INCOME (EXPENSE), NET

	2007	2008	2009
Foreign exchange gains (losses), net	$(0.3)	$0.6	$(3.2)
Interest income	0.3	0.8	1.8
Amortization of gain on sale of assets	0.6	0.6	0.6
Other expenses	—	(0.4)	—

	$0.6	$1.6	$(0.8)

25. INCOME TAXES

Details of income taxes are as follows:

	2007	2008	2009
Income (loss) before income taxes:
Canadian	$(24.1)	$28.8	$99.3
Foreign	(9.1)	(27.9)	(311.9)

	$(33.2)	$0.9	$(212.6)

Current income tax (expense) recovery:
Canadian	$—	$—	$—
Foreign	0.2	0.3	0.7

	0.2	0.3	0.7
Deferred income tax (expense) recovery:
Canadian	$—	$—	$—
Foreign	(2.0)	11.4	18.4

	$(1.8)	$11.7	$19.1

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The income tax (expense) recovery reported differs from the amount computed by applying the Canadian rates to the loss before income taxes. The reasons for these differences and their tax effects are as follows:

	2007	2008	2009
Expected tax rate	36.0%	35.3%	33.3%

Expected tax benefit (expense)	$12.0	$(0.3)	$70.9
Foreign tax rate differences	(5.2)	1.8	1.6
Tax effect of temporary differences and losses not recognized	(6.4)	(9.8)	3.2
Use of losses not previously recognized	—	5.7	—
Recognition (write-off) of deferred tax asset	(2.0)	—	5.9
Permanent differences	(2.4)	14.3	(61.2)
Tax refunds and other adjustments related to prior years	2.2	—	(1.3)

Income tax (expense) recovery	$(1.8)	$11.7	$19.1

The tax effect of components of the deferred tax assets and liabilities are as follows:

	April 30, 2007	April 30, 2008	April 30, 2009
Assets:
Net operating loss and credit carry-forwards	$67.7	$99.7	$114.3
Allowance for doubtful accounts	0.6	0.9	0.6
Inventories	0.6	0.5	0.4
Restructuring and other accrued liabilities	11.0	21.6	23.3
Pension liability	3.2	2.1	3.0
Revenue recognition	—	5.4	7.7
Lease obligations and long-term debt	1.0	2.6	0.9
Property and equipment	6.7	4.7	—
Intangible and other assets	6.8	16.7	22.4

Total deferred tax assets	97.6	154.2	172.6

Lease obligations	—	(56.2)	(37.0)
Acquisition intangibles	—	(68.1)	(61.8)
Property and equipment	—	—	(17.4)

Total deferred tax liabilities	—	(124.3)	(116.2)

Total gross deferred tax assets net of total deferred tax liabilities	97.6	29.9	56.4
Valuation allowance	(97.6)	(121.1)	(118.8)

Total deferred tax assets (liabilities)	$—	$(91.2)	$(62.4)

The valuation allowance mainly relates to deferred tax assets of Mitel Networks Corporation and certain subsidiaries with operating loss carry-forwards and tax credit carry-forwards for tax purposes that are not more likely than not to be realized. The net change in the total valuation allowance is a net decrease of $2.3 for the fiscal year ended April 30, 2009 and an increase of $23.5 in the fiscal year ended April 30, 2008. For fiscal year

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

April 30, 2009, the decrease in the valuation allowance resulted mainly from a revaluation of certain subsidiaries deferred tax assets related to book liabilities such as inventory and restructuring reserves. It was determined that recognition of these deferred tax assets in the amount of $5.8 was required since the net deferred tax assets related to these liabilities will be utilized in the near term. In addition, $3.5 of US net operating losses will expire and was written off for both the deferred tax assets and valuation allowance. The increase in valuation allowance for fiscal year April 30, 2008 resulted from continued losses recorded by certain subsidiaries and by increased tax credits that have been generated but not utilized.

The Company and its subsidiaries had the following tax loss carry forwards and tax credits:

	April 30, 2008		April 30, 2009
Year of Expiry	Tax Losses	Tax Credits	Tax Losses	Tax Credits
	$—	$—	$—	$—
	—	—	—	—
2010	28.0	—	26.0	—
2011	56.8	—	57.3	—
2012	43.9	—	34.7	—
2013-2023	112.6	46.8	120.4	54.2
Indefinite	101.6	0.8	109.9	0.8

Total	$342.9	$47.6	$348.3	$55.0

These tax loss carry forwards relate to operations in Canada, the US, Italy, Hong Kong and Barbados. The US has restrictions on the utilization of $25.9 of these losses related to the acquisition in 2001.

Tax credit carry-forwards relate to the Canadian and US operations amounting to $51.5 and $3.5 respectively. These credits consist of $51.5 in investment tax credits, $2.7 in research and development credits and $0.8 in alternative minimum tax credits that can be used to offset future Federal income taxes payable.

The Company does not expect the unremitted earnings of its subsidiaries will be subject to income tax or withholding taxes as it plans to reinvest the earnings of its subsidiaries indefinitely. Accordingly, no provision has been made for potential income tax or withholding taxes on repatriation of subsidiary earnings.

The Company operates in multiple jurisdictions throughout the world and its returns are subject to ongoing examinations by certain taxing authorities in which it operates. The Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provisions for income taxes. The Company believes that it has adequately provided for tax adjustments that are probable as a result of any ongoing or future examination.

Uncertain tax provisions

The Company adopted FIN 48 as at May 1, 2007. This interpretation prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision on whether or not to file in a particular jurisdiction. Upon adoption, the cumulative effect of applying the provisions of FIN 48 was accounted for as a $2.6 adjustment to the beginning balance of accumulated deficit for fiscal 2008 with a corresponding increase in income tax liabilities.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

As of April 30, 2009 the Company had approximately $10.7 (2008 – $11.1) of unrecognized tax benefits (excluding interest and penalties). If recognized, approximately $4.9 would impact the effective tax rate.

The following table reconciles the activity related to the Company’s unrecognized tax benefits:

	2008	2009
Opening balance	$3.3	$11.1
Increase (decrease) related to current year tax positions	1.9	1.3
Acquisition related increases	11.1	—
Decrease related to settlements with tax authorities	—	(0.4)
Acquisition related decrease	(5.0)	(0.8)
Reductions due to lapse in statute of limitations	(0.2)	(0.3)
Other	—	(0.2)

Closing balance	$11.1	$10.7

As of April 30, 2009, the Company has accrued approximately $2.1 (2008 – $1.5) for the potential payment of interest and penalties, respectively. During the year, the Company has expensed approximately $1.2 (2008 – $0.6) for the potential payment of interest and penalties, respectively.

During the year, the total amount of unrecognized tax benefits and related interest decreased by approximately $0.4.

The Company expects that the amount of unrecognized tax benefits, inclusive of related interest, will change in the next twelve months. The amount of interest related to unrecognized tax benefits to be accrued for the current year in income tax expense is expected to be in the range of $1.5 to $2.0. While the Company continues to pursue the settlement of its uncertain tax positions, it is unable to quantify the amounts that will be settled in the next 12 months.

The Company or its subsidiaries file income tax returns in Canada, the United States, the United Kingdom and various other foreign jurisdictions. These tax returns are subject to examination by local taxing authorities. The following summarizes the open years by major jurisdiction: Canada 2005 to 2009 and for specific types of transactions from 2002 to 2009, United States 2005 to 2009 and the United Kingdom 2003 to 2009.

The Company is currently under examination by the Internal Revenue Service for the years 2005 to 2007 and the United Kingdom for 2005. The resolutions of tax matters with other jurisdictions are not expected to be material to the consolidated financial statements.

26. PENSION PLANS

The Company and its subsidiaries maintain defined contribution pension plans that cover substantially all employees. In addition, the Company’s U.K. subsidiary maintains a defined benefit pension plan. The Company matches the contributions of participating employees to the defined contribution pension plans on the basis of the percentages specified in each plan. The costs of the defined contribution pension plans are expensed as incurred. The defined benefit plan provides pension benefits based on length of service and final average earnings. The pension costs of the defined benefit pension plan are actuarially determined using the projected

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

benefits method pro-rated on services and management’s best estimate of the effect of future events. Pension plan assets are valued at fair value.

In June 2001, the defined benefit pension plan was closed to new employees and a defined contribution option was introduced to members of the defined benefit pension plan. Members were given the choice to continue in the defined benefit plan or transfer their assets to the defined contribution plan.

In fiscal 2009, a change in valuation assumptions, in particular changes in discount rates, produced a favorable impact on the Company’s defined benefit pension plan assets and obligations for the year ended April 30, 2009. The pension liability decreased from £100.2 to £65.0 as a result of these changes in assumptions. After the effects of foreign currency translation of British pounds sterling to US dollars, the overall pension liability decreased by $102.7 to $96.2 (2008—increase of $24.9 to $198.8).

United Kingdom Defined Benefit Pension Plan

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statement No. 87, 88, 106 and 132(R), (“SFAS 158”). SFAS 158 requires companies to recognize a net liability or asset and an offsetting adjustment to accumulated other comprehensive income to report the funded status of defined benefit pension and other postretirement benefit plans. The standard also requires companies to measure plan assets and obligations at their year-end balance sheet date. The Company is required to initially recognize the funded status of its defined benefit pension plans and to provide the required disclosures as of April 30, 2007. While the requirement to measure plan assets and benefit obligations as of the year-end date was not required until April 30, 2009, the Company chose to early adopt in fiscal 2007 and has measured its assets and liabilities at April 30 rather than March 31.

The estimated portion of net gain or loss, net prior service cost, and transition obligation remaining in other comprehensive loss that is expected to be recognized as a component of net periodic benefit cost over the next fiscal year is £0.2 or $0.3. The net loss recognized in other comprehensive loss in fiscal 2009 is Nil.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The actuarial present value of the accrued pension benefits and the net assets available to provide for these benefits, at market value, were as follows:

	April 30, 2008	April 30, 2009
Change in accrued pension benefits:
Benefit obligation at beginning of year	$173.9	$198.8
Service cost	1.0	1.5
Interest cost	9.7	9.6
Plan participants’ contributions	0.8	0.7
Actuarial (gain) loss	17.1	(68.3)
Benefits paid	(2.0)	(1.5)
Foreign exchange	(1.7)	(44.7)

Benefit obligation at end of year	$198.8	$96.1

Change in plan assets:
Fair value of plan assets at beginning of year	$123.4	$122.4
Actual return on plan assets	(1.8)	(19.3)
Employer contributions	3.0	3.1
Employee contributions	0.8	0.7
Benefits paid	(2.0)	(1.5)
Foreign exchange	(1.0)	(29.4)

Fair value of plan assets at end of year	$122.4	$76.0

The following table provides information with respect to the Company’s Projected Benefit Obligation and Accumulated Benefit Obligation, both of which are in excess of plan assets:

	April 30, 2007	April 30, 2008	April 30, 2009
Projected benefit obligation	$173.9	$198.8	$96.1
Accumulated benefit obligation	148.8	175.5	80.5
Fair value of plan assets	123.4	122.4	76.0

The Company’s net periodic benefit cost was as follows:

	2007	2008	2009
Current service cost — defined contribution	$1.5	$1.7	$2.9
Current service cost — defined benefit	1.5	1.0	1.4
Interest cost	8.6	9.7	9.6
Expected return on plan assets	(8.0)	(9.7)	(7.9)
Recognized actuarial loss	2.1	1.4	2.5

Net periodic benefit cost	$5.7	$4.1	$8.5

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The following assumptions were used to determine the periodic pension expense:

	April 30, 2007	April 30, 2008	April 30, 2009
Discount rate	5.0%	5.5%	5.8%
Compensation increase rate	2.75%	3.00%	3.50%
Investment returns assumption	7.25%	7.75%	7.70%
Inflation rate	2.75%	3.00%	3.50%
Average remaining service life of employees	20 years	18 years	18 years

The following assumptions were used to determine the net present value of the accrued pension benefits

	April 30, 2007	April 30, 2008	April 30, 2009
Discount rate	5.5%	5.80%	7.30%
Compensation increase rate	3.00%	3.50%	3.00%
Inflation rate	3.00%	3.50%	3.00%
Average remaining service life of employees	20 years	18 years	18 years

Estimated Future Benefit Payments

The table below reflects the total pension benefits expected to be paid in future years.

Benefit Payments
2010	$1.3
2011	1.4
2012	1.4
2013	1.5
2014	1.5
2015-2019	8.2

Contributions

The Company expects contributions from employees of $0.3 (£0.2) and employer contributions of $3.6 (£2.4) to the pension plan in 2010.

Plan Assets

The Company’s target allocation and actual pension plan asset allocation by asset category as of April 30, 2008 and April 30, 2009 are as follows:

	2008 Actual	2009 Actual	2009 Target
Equities	80%	80%	80%
Bonds	19%	19%	20%
Cash	1%	1%	—

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

The investment objectives of the pension portfolio of assets (the “Fund”) are designed to generate returns that will enable the Fund to meet its future obligations. The performance benchmark for the investment managers is to earn in excess of the index return in those asset categories, which are actively managed. In setting the overall expected rate of return, the various percentages of assets held in each asset class together with the investment return expected from that class are taken into account. For cash and bonds, the rate used is that derived from an appropriate index at the valuation date. For equities, a model is used which combines price inflation, dividend yield and an allowance for gross domestic product growth.

27. SUPPLEMENTARY CASH FLOW INFORMATION

	2007	2008	2009
Change in non-cash operating assets and liabilities:
Accounts receivable	$1.6	$14.5	$23.5
Other current assets	(5.1)	10.1	3.6
Inventories	1.0	(13.4)	13.3
Accounts payable and accrued liabilities	12.9	(75.4)	27.5
Deferred revenue and other liabilities	(5.5)	7.8	(6.6)
Change in pension liability	1.0	(1.9)	(53.9)
Due to related parties	(1.8)	(8.9)	(7.7)
Income and other taxes payable/receivable	(1.5)	1.1	0.4

	$2.6	$(66.1)	$0.1

Interest payments	$—	$28.0	$36.8
Income tax payments	$—	$2.3	$1.3
Disclosure of non-cash activities during the period:
Adjustment to minimum pension liability	$16.6	$—	$—
SFAS 158 pension adjustment	$25.1	$27.8	$—
Warrants issued in connection with financing	$—	$6.0	$—
Accretion of interest on redeemable common and preferred shares	$7.3	$26.5	$41.0
Charges to accumulated deficit relating to merger financing transactions	$—	$74.6	$—
Conversion of Series B Preferred Shares to common shares, net of partial redemption	$—	$(38.1)	$—
Conversion of Series A Preferred Shares to common shares	$—	$(5.4)	$—
Common shares issued in exchange for employee loans	$—	$(1.2)	$—
Property and equipment additions financed through capital lease	$—	$—	$4.8

28. SUBSEQUENT EVENTS

On March 5, 2010 the shareholders of Mitel Networks Corporation approved several special resolutions in preparation for the Company’s initial public offering. The shareholders approved an amendment of the articles of incorporation to change Mitel’s issued and outstanding common shares into a smaller amount of common shares through a reverse split of the Company’s common shares within the range of one (1) post-split common share for fifteen (15) pre-split common shares to one (1) post-split common share for forty (40) pre-split common shares, with the ratio to be selected and implemented by Mitel’s board of directors, in its sole discretion, if at all, at any time prior to the earlier of the Offering and December 31,2010.

The shareholders further approved amending the articles of incorporation by canceling the authorized and unissued Class 1 and Class 2 preferred shares immediately following and conditional upon the conversion of

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions of US dollars, except share and per share amounts)

all Class 1 convertible preferred shares for common shares. As well, the shareholders approved the creation of an unlimited number of preferred shares, which will be issuable in series, and removed the share transfer restrictions as currently set out in the articles of incorporation.

The shareholders also passed a resolution to amend Mitel’s 2006 Equity Incentive Plan to fix the maximum number of common shares available for issuance upon the exercise of options granted under the Plan at 5,600,000 common shares, subject to an annual increase of such maximum number of up to three percent (3%) of the then outstanding common shares of Mitel.

On March 13, 2010, the IPO Committee, a committee of the Company’s board of directors, approved a 1-for-15 reverse split of the Company’s common shares to be effected immediately prior to the effective date of the Company’s initial public offering. Also impacted are the conversion amounts and conversion prices for the Company’s warrants, stock option and DSUs, and adjusting EPS for the periods presented. The financial statements for the fiscal years ended April 30, 2007, April 30, 2008 and April 30, 2009 give retroactive effect to the reverse split.

SCHEDULE II

VALUATION OF QUALIFYING ACCOUNTS

AS OF APRIL 30, 2009

(in millions of United States dollars)

Description	Balance, Beginning of Period	Additions		Deductions	Balance, End of Period
		Charged to expenses	Charged to other Accounts (1)
Fiscal 2007
Allowance for doubtful accounts	$2.5	$0.3	—	$(0.3)	$2.5
Fiscal 2008
Allowance for doubtful accounts	$2.5	$3.3	$8.9	$(0.7)	$14.0
Allowance for sales-type leases and lease recourse liability	$—	$3.0	$15.2	$(3.5)	$14.7
Fiscal 2009
Allowance for doubtful accounts	$14.0	$0.9	—	$(1.7)	$13.2
Allowance for sales-type leases and lease recourse liability	$14.7	$3.5	—	$(6.8)	$11.4

(1)	Acquisition related adjustment

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

CONSOLIDATED BALANCE SHEETS

(in millions of US dollars, except share amounts)

(Unaudited)

	April 30, 2009	January 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$28.4	$49.8
Restricted cash	3.5	2.3
Accounts receivable (net of allowance for doubtful accounts of $13.2 and $13.5)	112.4	117.5
Sales-type lease receivables (net of allowance for doubtful accounts of $1.5 and $1.5)	30.2	33.9
Inventories (net)	33.1	33.0
Income tax receivable	1.3	—
Deferred tax asset (net)	7.8	16.9
Other current assets	47.7	38.7

	264.4	292.1
Non-current portion of sales-type lease receivables (net)	29.2	27.9
Investments and other assets	22.4	22.9
Deferred tax asset	6.0	4.8
Property and equipment (net)	21.7	18.3
Goodwill	134.5	134.5
Intangible assets (net)	144.9	127.7

	$623.1	$628.2

LIABILITIES, REDEEMABLE SHARES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Bank indebtedness	$30.2	$30.1
Accounts payable and accrued liabilities	125.9	123.5
Income tax payable	—	1.4
Deferred tax liability	0.3	—
Deferred revenue	48.3	41.1
Due to related parties	6.2	6.7
Current portion of long-term debt	4.0	3.9

	214.9	206.7
Long-term debt	420.6	418.5
Lease recourse liability	9.9	8.5
Long-term income taxes payable	11.6	8.3
Deferred revenue and other liabilities	36.2	33.0
Litigation settlement obligation	5.9	3.9
Derivative liability instruments	8.4	8.4
Deferred tax liability	76.1	77.2
Pension liability	20.1	80.5

	803.7	845.0

Commitments, guarantees and contingencies
Convertible, redeemable preferred shares, without par value — unlimited shares authorized, issued and outstanding: Class 1: 316,755 shares at April 30, 2009 and January 31, 2010	249.5	285.3

Shareholders’ deficiency:
Common shares, without par value — unlimited shares authorized, issued and outstanding: 14,313,499, at April 30, 2009 and 14,324,633 at January 31, 2010	277.8	277.9
Warrants	56.6	55.6
Additional paid-in capital	4.4	6.8
Accumulated deficit	(728.0)	(743.1)
Accumulated other comprehensive loss	(40.9)	(99.3)

	(430.1)	(502.1)

	$623.1	$628.2

(The accompanying notes are an integral part of these consolidated financial statements)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions of US dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31, 2009	January 31, 2010	January 31, 2009	January 31, 2010
Revenues
Telecommunications	147.6	143.2	$509.3	$427.2
Network services	18.1	19.0	54.4	56.8

	165.7	$162.2	563.7	484.0

Cost of revenues
Telecommunications	78.0	73.0	271.6	217.4
Network services	10.4	10.4	31.5	32.6

	88.4	83.4	303.1	250.0

Gross margin	77.3	78.8	260.6	234.0

Expenses:
Selling, general and administrative	57.5	52.9	196.5	159.7
Research and development	13.5	12.9	48.4	39.2
Special charges, integration and restructuring costs	17.6	0.8	21.1	3.5

	88.6	66.6	266.0	202.4

Operating income (loss)	(11.3)	12.2	(5.4)	31.6
Interest expense	(10.3)	(6.1)	(30.9)	(23.8)
Fair value adjustment on derivative instrument	5.6	23.3	88.1	—
Other income (expense), net	(1.8)	0.9	(1.2)	0.5

Income (loss) before income taxes	(17.8)	30.3	50.6	8.3
Current income tax expense	0.8	2.1	1.1	1.3
Deferred income tax recovery	(4.1)	(5.0)	(9.0)	(8.2)

Net income (loss)	$(14.5)	$33.2	$58.5	$15.2

Net income (loss) available to common shares	$(24.9)	$8.5	$12.9	$(20.6)
Net income (loss) per common share:
Basic	$(1.74)	$0.59	$0.90	$(1.44)
Diluted	$(1.74)	$0.59	$0.90	$(1.44)
Weighted-average number of common shares outstanding (millions)
Basic	14.3	14.3	14.3	14.3
Diluted	14.3	14.3	14.3	14.3

(The accompanying notes are an integral part of these consolidated financial statements)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIENCY

AND COMPREHENSIVE LOSS

(in millions of US dollars, except share amounts)

(Unaudited)

	Common Shares		Warrants	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficiency
	Shares	Amount
Balance at April 30, 2009	14,313,499	$277.8	$56.6	$4.4	$(728.0)	$(40.9)	$(430.1)

Adoption of the ASC Derivatives and Hedging Topic	—	—	(1.0)	—	1.0	—	—

Balance at May 1, 2009	14,313,499	277.8	55.6	4.4	(727.0)	(40.9)	(430.1)

Net income	—	—	—	—	2.0	—	2.0
Unrealized derivative gain on cash flow hedges	—	—	—	—	1.8	—	1.8
Foreign currency translation adjustments	—	—	—	—	—	5.0	5.0

Comprehensive income (loss)							8.8
Stock-based compensation	—	—	—	0.6	—	—	0.6
Accretion of interest on redeemable preferred shares	—	—	—	—	(11.4)	—	(11.4)

Balance at July 31, 2009	14,313,499	$277.8	$55.6	$5.0	$(734.6)	$(35.9)	$(432.1)

Net loss	—	—	—	—	(20.0)	—	(20.0)
Unrealized derivative gain on cash flow hedges	—	—	—	—	2.6	—	2.6
Foreign currency translation adjustments	—	—	—	—	—	(1.3)	(1.3)

Comprehensive income (loss)							(18.7)
Exercise of stock options	17	—	—	—	—	—	—
Stock-based compensation	—	—	—	1.2	—	—	1.2
Accretion of interest on redeemable preferred shares	—	—	—	—	(11.9)	—	(11.9)

Balance at October 31, 2009	14,313,516	$277.8	$55.6	$6.2	$(763.9)	$(37.2)	$(461.5)
Net income	—	—	—	—	33.2	—	33.2
Defined benefit pension obligation	—	—	—	—	—	(60.7)	(60.7)
Foreign currency translation adjustments	—	—	—	—	—	(1.4)	(1.4)

Comprehensive income (loss)							(28.9)
Cancellation of employee share loan	(192)	0.1	—	—	—	—	0.1
Exercise of stock options	11,309	—	—	—	—	—	—
Stock-based compensation	—	—	—	0.6	—	—	0.6
Accretion of interest on redeemable preferred shares	—	—	—	—	(12.4)	—	(12.4)

Balance at January 31, 2010	14,324,633	$277.9	$55.6	$6.8	$(743.1)	$(99.3)	$(502.1)

(The accompanying notes are an integral part of these consolidated financial statements)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIENCY

AND COMPREHENSIVE LOSS—(Continued)

(in millions of US dollars, except share amounts)

(Unaudited)

	Common Shares		Warrants	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficiency
	Shares	Amount
Balance at April 30, 2008	14,315,785	$277.1	$56.7	$1.9	$(495.4)	$(85.0)	$(244.7)

Net loss	—	—	—	—	2.1	—	2.1
Unrealized derivative gain on cash flow hedges	—	—	—	—	1.3	—	1.3
Foreign currency translation adjustments	—	—	—	—	—	1.5	1.5

Comprehensive income (loss)							4.9
Exercise of stock options	434	—	—	—	—	—	—
Share purchase loan repayments	—	0.2	—	—	—	—	0.2
Stock-based compensation	—	—	—	0.6	—	—	0.6
Accretion of interest on redeemable preferred shares	—	—	—	—	(9.7)	—	(9.7)

Balance at July 31, 2008	14,316,219	$277.3	$56.7	$2.5	$(501.7)	$(83.5)	$(248.7)

Net loss	—	—	—	—	70.9	—	70.9
Unrealized derivative gain on cash flow hedges	—	—	—	—	(0.1)	—	(0.1)
Foreign currency translation adjustments	—	—	—	—	—	(4.1)	(4.1)

Comprehensive income (loss)							66.7
Share purchase loan repayments	(915)	0.2	—	—	—	—	0.2
Stock-based compensation	—	—	—	0.6	—	—	0.6
Accretion of interest on redeemable preferred shares	—	—	—	—	(10.0)	—	(10.0)

Balance at October 31, 2008	14,315,304	$277.5	$56.7	$3.1	$(440.9)	$(87.6)	$(191.2)
Net loss	—	—	—	—	(14.5)	—	(14.5)
Unrealized derivative gain on cash flow hedges	—	—	—	—	(1.0)	—	(1.0)
Foreign currency translation adjustments	—	—	—	—	—	(5.0)	(5.0)

Comprehensive income (loss)							(20.5)
Stock-based compensation	—	—	—	0.6	—	—	0.6
Accretion of interest on redeemable preferred shares	—	—	—	—	(10.4)	—	(10.4)

Balance at January 31, 2009	14,315,304	$277.5	$56.7	$3.7	$(466.8)	$(92.6)	$(221.5)

(The accompanying notes are an integral part of these consolidated financial statements)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of US dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31, 2009	January 31, 2010	January 31, 2009	January 31, 2010
CASH PROVIDED BY (USED IN)
Operating activities:
Net income (loss)	$(14.5)	$33.2	$58.5	$15.2
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Amortization and depreciation	9.5	8.9	29.6	26.1
Fair value adjustment on derivative instruments	(5.6)	(23.3)	(88.1)	—
Stock-based compensation	0.6	0.6	1.8	2.4
Interest accretion	0.4	0.4	1.0	0.7
(Gain) loss on disposal of assets	—	(0.3)	—	0.7
Investment impairment	—	—	—	0.9
Unrealized foreign exchange gain (loss)	3.2	(0.2)	0.4	1.3
Deferred income tax recovery	—	(3.8)	(3.7)	(8.2)
Non-cash movements in provisions	0.2	(0.1)	3.2	—
Change in operating non-cash assets and liabilities	4.8	9.8	(0.6)	(8.9)

Net cash from (used in) operating activities	(1.4)	25.2	2.1	30.2

Investing activities:
Additions to capital and intangible assets	(4.3)	(2.0)	(8.9)	(5.4)
Change in restricted cash	(1.0)	—	(1.2)	1.2
Realized foreign exchange loss on hedging activities	(1.3)	(0.4)	(2.2)	(0.5)
Realized foreign exchange gain on hedging activities	0.1	0.4	3.5	0.4

Net cash from (used in) investing activities	(6.5)	(2.0)	(8.8)	(4.3)

Financing activities:
Increase in bank indebtedness	—	(0.1)	18.1	(0.1)
Repayment of capital lease liabilities	—	(0.3)	—	(1.6)
Repayment of long-term debt	0.3	(0.5)	(0.7)	(1.5)
Repayment of employee share loans	0.5	0.2	0.5	0.2
Payment of litigation settlement obligation	(0.9)	(1.1)	(2.7)	(2.8)

Net cash from (used in) financing activities	(0.1)	(1.8)	15.2	(5.8)

Effect of exchange rate changes on cash and cash equivalents	(5.3)	(0.5)	(5.3)	1.3

Net increase (decrease) in cash and cash equivalents	(13.3)	20.9	3.2	21.4
Cash and cash equivalents, beginning of period	36.0	28.9	19.5	28.4

Cash and cash equivalents, end of period	$22.7	$49.8	$22.7	$49.8

(The accompanying notes are an integral part of these consolidated financial statements)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

1. BASIS OF PRESENTATION

These unaudited interim consolidated financial statements have been prepared by Mitel Networks Corporation (“Mitel” or the “Company”) in United States (“U.S.”) dollars, unless otherwise stated, and in accordance with accounting principles generally accepted in the U.S. for interim financial statements. Accordingly, these interim consolidated financial statements do not include all information and footnotes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission for complete financial statements. In the opinion of management of the Company, these unaudited interim consolidated financial statements reflect all adjustments, which consist of normal and recurring adjustments, necessary to present fairly the financial position at January 31, 2010, and the results of operations and cash flows of the Company for the three and nine months ended January 31, 2010 and January 31, 2009, in accordance with U.S. GAAP, applied on a consistent basis. The consolidated financial statements include the accounts of Mitel and its wholly-owned subsidiaries. Inter-company transactions and balances have been eliminated.

The balance sheet at April 30, 2009, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. These financial statements should be read in conjunction with the audited annual financial statements and notes thereto contained in the Company’s financial statements for the three years ended April 30, 2009.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those statements.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year or future periods.

The Company’s financial statements continue to be prepared in accordance with GAAP applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company had a net loss of $193.5 for the year ended April 30, 2009 and has net income of $33.2 and $15.2 for the three and nine month periods ended January 31, 2010, respectively. The fiscal 2009 net loss of $193.5 included a non-cash goodwill impairment charge of $284.5 which did not affect the Company’s liquidity, cash flows or current and future operations. As at January 31, 2010, the Company had cash of $49.8 and had drawn the maximum borrowings outstanding under its $30.0 revolving credit facility.

The global recession has had a negative impact on the Company’s operating results during fiscal 2009 and 2010 as it did for many other companies in the industry. As a result, the Company’s management took significant cost reduction actions during fiscal 2009 to re-align its operating model. Accordingly, the Company generated cash flows from operating activities of $30.2 for the nine months ended January 31, 2010 and generated operating income of $12.2 and $31.6 for the three and nine month periods ended January 31, 2010, respectively. The Company has in place certain financial covenants, including a requirement to maintain a maximum ratio of consolidated debt to earnings before interest, taxes, depreciation and amortization adjusted for

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

certain business restructuring charges and related expenses and other non-cash charges (“Consolidated EBITDA”) on a quarterly basis. The Company met these covenant requirements in each of the quarters during fiscal 2009 and for the three quarters to date in fiscal 2010.

As a result of actions taken in the prior year, which have significantly lowered its operating cost structure, the Company anticipates that it will continue to generate positive cash flows from operations and will continue to meet its financial covenants for the foreseeable future. While there can be no assurance as to when the global economy will begin to recover or when capital and credit markets will return to normal, stable conditions, management has and will continue to take the actions necessary to sustain the Company’s liquidity.

2. RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the United States Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a Replacement of FASB Statement No. 162 (the “Codification”, or “FASB ASC”). The FASB ASC will be the single source of authoritative non-governmental GAAP. In addition, any rules or interpretive releases of the SEC are also sources of GAAP for SEC registrants as provided under authority of federal securities laws. The FASB ASC is effective for interim and annual periods ending after September 15, 2009. All pre-Codification GAAP are superseded as described in FASB Statement No. 168. All other accounting literature not included in the Codification is non-authoritative. The Company adopted the Codification in the second quarter of fiscal 2010. The Codification did not have an impact on the Company’s consolidated financial statements other than updating references. The Company has updated references to the FASB ASC, as appropriate.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-14, to address concerns raised by constituents relating to the accounting for revenue arrangements that contain tangible products and software. The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. Tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality will no longer be within the scope of guidance in the Software—Revenue Recognition Subtopic of the FASB ASC. The amendments in this ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company is required to adopt this ASU in fiscal 2011. The Company is currently evaluating the effect that the adoption of this ASU will have on its consolidated financial statements.

In October 2009, the FASB issued ASU 2009-13, to address the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This ASU provides amendments to the criteria in the Revenue Recognition—Multiple-Element Arrangements Subtopic of the FASB ASC. As a result of those amendments, multiple-deliverable arrangements will be separated in more circumstances than under existing GAAP. The amendments in this ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company is required to adopt this ASU in fiscal 2011. The Company is currently evaluating the effect that the adoption of this ASU will have on its consolidated financial statements.

In May 2009, the FASB issued the Subsequent Events Topic of the FASB ASC. This Topic establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

financial statements are issued or are available to be issued. The Topic sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This Topic is effective for interim or annual periods ending after June 15, 2009. The Company adopted this Topic in the first quarter of fiscal 2010. The adoption of this Topic did not have a material impact on the Company’s financial position or results of operations.

In April 2009, the FASB issued an amendment to the Financial Instruments Topic of the FASB ASC, which requires disclosures about fair value of financial instruments in interim as well as annual financial statements. This amended Topic is effective for periods ending after June 15, 2009. The Company adopted this amended Topic in the first quarter of fiscal 2010. The adoption of this Topic did not have a material impact on the Company’s financial position or results of operations.

In December 2008, the FASB issued additional guidance on the Defined Benefit Plans Topic of the FASB ASC, as it relates to employers’ disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance is effective for financial statements issued for fiscal years ending after December 15, 2009. The Company is required to adopt this Topic in fiscal 2010. The adoption of this will increase the disclosures in the fiscal 2010 year-end financial statements related to the assets of the Company’s defined benefit pension plans.

In April 2008, the FASB issued an amendment to the General Intangibles Other Than Goodwill Topic of the FASB ASC. This amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The Company adopted this amendment in the first quarter of fiscal 2010. The requirements of the amendment are to be applied prospectively to intangible assets acquired after the effective date. As a result, the adoption did not have a material impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued the Fair Value Measurements and Disclosure Topic of the FASB ASC. This Topic defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. In February 2008, the FASB amended this Topic to exclude fair value requirements on leases and delayed the effective date for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company adopted certain provisions of the Topic in the first quarter of fiscal 2009. In the first quarter of fiscal 2010, the Company adopted the provisions previously deferred by the Topic, relating to non-financial assets and non-financial liabilities measured at fair value on a non-recurring basis. The adoption of these provisions did not have a material impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued the Business Combinations Topic of the FASB ASC. This Topic significantly changes the accounting for acquisitions, both at the acquisition date and in subsequent periods. In April 2009, the FASB issued an amendment to this Topic, to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

Topic is effective for public companies for fiscal years beginning on or after December 15, 2008. The Company adopted this amended Topic in the first quarter of fiscal 2010, and is applied on a prospective basis. The adoption did not have a material impact on the Company’s financial position or results of operations.

In June 2008, the FASB issued an update to the Derivative and Hedging Topic. The objective of this Issue is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. This Topic outlines how an entity shall evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock using the following two-step approach: (1) evaluate the instrument’s contingent exercise provisions, if any. (2): evaluate the instrument’s settlement provisions. This Topic is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. On May 1, 2009, we recorded a cumulative effect adjustment for the adoption of this Topic based on the grant date fair value of the warrants issued and outstanding on such date and the change in fair value of the warrant liability from the issuance date through such date, which resulted in a change of $1.0 to both our warrants and opening retained earnings on the Company’s consolidated balance sheet. See Note 18 for additional disclosure.

In August 2009, the FASB issued Topic ASU 2009-05, the Fair Value Measurements and Disclosure Topic of the FASB ASC. This Topic provides amendments to subtopic 820-10, Fair Value Measurements and Disclosure – Overall, for the fair value measurement of liabilities. This Topic provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets. The guidance in this Topic is effective for the first reporting period, including the interim period, beginning after issuance, which is the Company’s quarter ended October 31, 2009. This Topic did not have a material impact on our Company’s consolidated financial statements.

In January 2010, the FASB issued an update to the Consolidation Topic to the FASB ASC. This Topic provides amendments to subtopic 810-10. This update affects accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity. This update is effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The Company does not currently have any minority interests, and as a result we do not expect adoption of this Topic to have a material impact on our consolidated financial statements.

3. DERIVATIVES AND HEDGING ACTIVITIES

The Company operates globally, and therefore incurs expenses in currencies other than its various functional currencies and its U.S. dollar reporting currency. The Company utilizes certain derivative financial instruments, including forward and option contracts, to enhance its ability to manage foreign currency exchange rate risk that exists as part of its ongoing operations. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. The Company does not use derivative contracts for speculative purposes.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

In accordance with the Derivatives and Hedging Topic of the FASB ASC, the Company’s forward contracts are carried on the Company’s Consolidated Balance Sheets at fair value, and are reflected in other current assets and accounts payable and accrued liabilities. The Company’s derivative liabilities are described in Note 18 to these financial statements and are carried in the long-term debt section on the Consolidated Balance Sheets. In October 2009, the Company’s interest rate swap expired. This instrument was previously maintained in accounts payable and accrued liabilities on the Consolidated Balance Sheets. The Company currently does not designate derivatives as cash flow hedges; therefore gains and losses associated with any derivatives are recognized in net income (loss) immediately within the foreign exchange line item of the Statements of Operations.

At January 31, 2010, the Company held forward option contracts to buy $17.7, U.S dollar equivalent, in British pounds sterling and Canadian dollars. As well, the Company held forward option contracts to sell $4.2, U.S dollar equivalent, in Euros and Australian dollars. The Company recorded a fair value adjustment in the 3 month period ended January 31, 2010, of $0.2 (April 30, 2009—$nil). The Company did not hold any such contracts at April 30, 2009.

4. FAIR VALUE MEASUREMENTS

The Company adopted the Fair Value Measurements and Disclosure Topic of the FASB ASC as of May 1, 2008. This Topic applies to certain assets and liabilities that are being measured and reported on a fair value basis. The Topic defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosure about fair value measurements. This Topic enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The topic requires that financial assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

Assets/Liabilities Measured at Fair Value on a Recurring Basis

	Fair Value Measurement at Reporting Date
	Quoted Price in Active Markets for Identical Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	Level 1	Level 2	Level 3
January 31, 2010
Assets
Restricted cash	$2.3	$—	$—	$2.3
Liabilities
Mark to Market Derivatives	$—	$—	$8.4	$8.4
Forward Contracts	—	0.2	—	0.2

	$—	$0.2	$8.4	$8.6

April 30, 2009
Assets
Restricted cash	$3.5	$—	$—	$3.5
Liabilities
Mark to Market Derivative	$—	$—	$8.4	$8.4
Interest Rate Swap	—	4.2	—	4.2

	$3.5	$4.2	$8.4	$12.6

The Company’s financial instruments include cash and cash equivalents, restricted cash, bank indebtedness, accounts receivable, long-term receivables, accounts payable, amounts due to (from) related parties, sales-type lease receivable, long-term debt, derivative instruments, and foreign exchange forward contracts. Due to the short-term maturity of cash and cash equivalents, restricted cash, accounts receivable, bank indebtedness, amounts due to (from) related parties, and accounts payable, the carrying value of these instruments is a reasonable estimate of their fair value. Foreign exchange contracts are carried at fair value and reflect the estimated amount that the Company would have been required to pay if the Company settled all outstanding contracts at period-end. This fair value represents a point-in-time estimate that may not be relevant in predicting the Company’s future earnings or cash flows. The fair value of long-term portion of sales-type lease receivable and long-term debt was determined by discounting future cash receipts and future payments of interest and principal, at estimated interest rates that would be available to the Company at period end.

The following table presents the changes in the Level 3 fair value category for the period ended January 31, 2010:

		Net Realized/Unrealized (Gains) Losses included in		Purchases, Sales, Issuances and (Settlements)	Transfers in and/or (out) of Level 3	January 31, 2010
	May 1, 2009	Earnings	Other
Liabilities
Mark to Market Derivative	$8.4	$—	$—	$—	$—	$8.4

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

The fair value of the mark to market derivative instrument is determined by management and reflects the present value of the obligation and the likelihood of contingent events occurring. See Note 18 for additional disclosure of these derivative instruments. The fair value measurements of any non-financial assets or liabilities measured at fair value on an infrequent basis was not required to be determined during the interim periods.

5. RELATED PARTY TRANSACTIONS

As at January 31, 2010, amounts receivable from related parties were $1.7 (April 30, 2009—$1.6), which are included with other current assets, and amounts payable to related parties were $6.7 (April 30, 2009—$6.2). Significant related party transactions with companies controlled by or related to Dr. Terence Matthews (a “Major Shareholder”), not otherwise disclosed in the financial statements, include the following:

Supply Agreement

Since August of 2001, the Company has had an agreement in place with BreconRidge Manufacturing Solutions (“Breconridge”) to receive products and services at the prevailing market rates at the time of signing of the agreement. The Company subsequently entered into a replacement agreement with BreconRidge which became effective June 30, 2008. In the three and nine month periods ended January 31, 2010, the Company purchased $6.9 and $25.6 of products and services (2009—$13.3 and $41.9) and sold $0.2 and $0.6 of raw material inventory (2009—$0.3 and $0.9), respectively, under this agreement. As of January 31, 2010, balances payable pursuant to this agreement amounted to $6.7 (April 30, 2009—$6.2) and balances receivable pursuant to this agreement amounted to $0.6 (April 30, 2009—$0.7).

Prepaid License and Investment Agreement

The Company holds 8,467,523 Class C Preferred Shares and 600,000 common shares of Natural Convergence Inc. (“NCI”) as a result of a supply and investment agreement entered into in fiscal 2006. The Company holds a combined ownership of 5.6% in NCI but does not exert significant influence over NCI. Accordingly, the $0.9 investment originally recorded on the Consolidated Balance Sheets, within investments and other assets, was accounted for using the cost method. In the second quarter of fiscal 2010, NCI entered receivership. As a result, the Company recorded an asset impairment charge of $0.9 with the full amount of the investment written off to special charges on the Company’s Consolidated Statements of Operations. In addition, the Company also wrote off $0.1 of prepaid expenses and $0.1 of deferred product costs related to the prepaid license and investment agreement.

Other

During the three months ended January 31, 2010, other sales to and purchases from companies related to the Major Shareholder and arising in the normal course of the Company’s business were $0.4 (2009—$0.2) and $1.8 (2009—$2.3), respectively. During the nine months ended January 31, 2010, other sales to and purchases from related companies were $0.9 (2009—$1.1) and $5.9 (January 31, 2009—$6.0), respectively. As at January 31, 2010, the net balance receivable as a result of these transactions was $1.1 (April 30, 2009—$0.8).

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

6. SPECIAL CHARGES

In the third quarter of fiscal 2010, the Company recorded $0.8 of restructuring charges in order to better strategically align its U.S. and European operations. The charges of $0.8 relate to workforce reductions.

For the nine month period ended January 31, 2010, the Company incurred $3.5 in special charges, which in addition to the third quarter items discussed above also included charges related to restructuring plans implemented in prior fiscal years. These special charges are recorded within accounts payable and accrued liabilities on the Company’s Consolidated Balance Sheets.

The following table summarizes details of the Company’s special charges and related reserve during fiscal 2010:

Description	Workforce Reduction	Lease Termination Obligation	Assets Written off	Total
Balance of provision as of April 30, 2009	$2.7	$8.1	$—	$10.8
Charges	0.2	0.2	—	0.4
Cash payments	(1.3)	(0.1)	—	(1.4)
Foreign currency impact	0.4	0.1	—	0.5

Balance of provision as of July 31, 2009	$2.0	$8.3	$—	$10.3

Charges	0.9	0.3	1.1	2.3
Cash payments	(1.5)	(2.0)	—	(3.5)
Assets written-off	—	—	(1.1)	(1.1)
Foreign currency impact	(0.1)	(0.1)	—	(0.2)

Balance of provision as of October 31, 2009	$1.3	$6.5	$—	$7.8

Charges	0.8	—	—	0.8
Cash payments	(1.5)	(0.5)	—	(2.0)

Balance of provision as of January 31, 2010	$0.6	$6.0	$—	$6.6

7. SEGMENT INFORMATION

General description

Mitel’s portfolio of solutions provide advanced voice, video and data communications platforms, desktop phones and Internet appliances, applications for customer relationship management and mobility, messaging and multimedia collaboration. The Company’s reportable segments are represented by the four geographic areas: United States, Canada and Caribbean and Latin America (“CALA”), Europe, Middle East and Africa (“EMEA”), and Asia Pacific. These reportable segments were determined in accordance with how management views and evaluates the Company’s business.

The Company’s Chief Executive Officer (“CEO”) has been identified as the chief operating decision maker as defined by the Segmented Reporting Topic of the FASB ASC. The CEO evaluates the performance of the segments and allocates resources based on information provided by the Company’s internal management

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

system. The primary financial measure used by the CEO is the contribution margin, which includes segment revenues less the related cost of sales and direct selling costs. The Company does not allocate research and development, marketing, general and administrative expenses, amortization, stock-based compensation expense and one-time charges to its segments as management does not use this information to measure the performance of the operating segments. These unallocated expenses are included in shared and unallocated costs in the reconciliation of operating results. In addition, total asset information by segment is not presented because the CEO does not use such segmented measures to allocate resources and assess performance. Inter-segment sales are based on fair market values and are eliminated on consolidation. With the exception of contribution margin defined above, the accounting policies of reported segments are the same as those described in the summary of significant accounting policies.

Business segments

Financial information by geographic area for the three and nine months ended January 31, 2009 and January 31, 2010 is summarized below. External revenues are attributed to geographic area based on sales office location.

	United States	Canada and CALA	EMEA	Asia Pacific	Corporate and Other	Total
Three months ended — January 31, 2009
Revenue
Telecommunications	$91.2	$12.6	$40.3	$3.5	$—	$147.6
Services and other	18.1	—	—	—	—	18.1

	109.3	12.6	40.3	3.5		165.7

Contribution margin	36.1	4.8	15.3	1.1	—	57.3
Shared and unallocated costs	—	—	—	—	(68.6)	(68.6)

Operating income (loss)	$36.1	$4.8	$15.3	$1.1	$(68.6)	$(11.3)

Three months ended — January 31, 2010
Revenue
Telecommunications	$86.7	$12.1	$41.4	$3.0	$—	$143.2
Network services	19.0	—	—	—	—	19.0

	105.7	12.1	41.4	3.0		162.2

Contribution margin	39.1	5.0	16.8	0.4	—	61.3
Shared and unallocated costs	—	—	—	—	(49.1)	(49.1)

Operating income (loss)	$39.1	$5.0	$16.8	$0.4	$(49.1)	$12.2

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

	United States	Canada and CALA	EMEA	Asia Pacific	Corporate and Other	Total
Nine months ended — January 31, 2009
Revenue
Telecommunications	$312.2	$38.4	$147.3	$11.4	$—	$509.3
Network services	54.4	—	—	—	—	54.4

	366.6	38.4	147.3	11.4		563.7

Contribution margin	120.5	15.7	54.2	3.3	—	193.7
Shared and unallocated costs	—	—	—	—	(199.1)	(199.1)

Operating income (loss)	$120.5	$15.7	$54.2	$3.3	$(199.1)	$(5.4)

Nine months ended — January 31, 2010
Revenue
Telecommunications	$266.1	$32.5	$118.6	$10.0	$—	$427.2
Network services	56.8	—	—	—	—	56.8

	322.9	32.5	118.6	10.0		484.0

Contribution margin	117.3	13.3	45.2	1.7	—	177.5
Shared and unallocated costs	—	—	—	—	(145.9)	(145.9)

Operating income (loss)	$117.3	$13.3	$45.2	$1.7	$(145.9)	$31.6

Geographic information

Revenues from external customers are attributed to the following countries based on location of the customers.

	Three months ended		Nine months ended
	January 31, 2009	January 31, 2010	January 31, 2009	January 31, 2010
Canada	$6.8	$8.5	$26.9	$23.4
United States	108.7	105.8	366.3	323.9
United Kingdom	26.5	26.5	103.3	81.1
Other foreign countries	23.7	21.4	67.2	55.6

	$165.7	$162.2	$563.7	$484.0

8. INVENTORIES

	April 30, 2009	January 31, 2010
Raw materials and work in process	$5.1	$5.1
Finished goods	40.9	37.6
Less: provision for obsolete inventory	(12.9)	(9.7)

	$33.1	$33.0

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

9. OTHER CURRENT ASSETS

	April 30, 2009	January 31, 2010
Prepaid expenses and deferred charges	$18.7	$17.2
Other receivables, including related party receivables	24.3	16.6
Service inventory	4.7	4.9

	$47.7	$38.7

Included in other receivables are unbilled receivables of $11.7 (April 30, 2009—$18.8).

10. NET INVESTMENT IN SALES-TYPE LEASES

Net investment in sales-type leases represents the value of sales-type leases presently held under the TotalSolution® program. The Company currently sells the rental payments due to the Company from some of the sales-type leases. The Company maintains reserves against its estimate of potential recourse for the balance of sales-type leases and for the balance of sold rental payments remaining unbilled. The following table provides detail on the total net balances in sales-type leases:

	April 30, 2009	January 31, 2010
Lease balances included in consolidated accounts receivable, net of allocated allowances of $4.4 (April 2009 — $3.3)	$10.5	$11.4
Net investment in Sales-Type Leases:
Current portion, net of allowances of $1.5 (April 2009 — $1.5)	30.2	33.9
Long-term portion, includes residual amounts of $4.4 (April 2009 — $2.7); net of allowances of $1.4 (April 2009 — $1.4)	29.2	27.9

Total investment in Sales-Type Leases, net of allowances of $7.3 (April 2009 — $6.2)	69.9	73.2
Sold rental payments remaining unbilled (subject to limited recourse provisions), net of lease recourse liability reserves of $8.5 (April 2009 — $9.9)	205.8	195.4

Total balance of sales-type leases and sold rental payments remaining unbilled, net of allowances and reserves	$275.7	$268.6
Total allowances and reserves for entire lease portfolio (including lease recourse liabilities)	$16.1	$15.8

Reserve levels are established based on portfolio size, loss experience, levels of past due accounts and periodic detailed reviews of the portfolio. Recourse on the sold rental payments is contractually limited to a percentage of the net credit losses in a given annual period as compared to the beginning portfolio balance for a specific portfolio of sold leases. While the Company’s recourse is limited, the Company maintains reserves at a level sufficient to cover all anticipated credit losses. The aggregate reserve for uncollectible lease payments and recourse liability represents the reserve for the entire lease portfolio. These reserves are either netted from consolidated accounts receivable, netted against current or long-term “investment in sales-leases” or included in long-term liabilities for sold rental payments remaining unbilled. Sales of rental payments per period:

	Three months ended		Nine months ended
	January 31, 2009	January 31, 2010	January 31, 2009	January 31, 2010
Sales of rental payments	$15.6	$26.0	$55.8	$50.5
Sold payments remaining unbilled at end of period	$227.9	$203.9	$227.9	$203.9

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

A sale of rental payments represents the gross selling price or total present value of the payment stream on the sale of the rental payments to third parties. For the three and nine month periods ended January 31, 2010, we recorded gains on sale of rental payments of $3.6 (fiscal 2009—$2.2) and $6.4 (fiscal 2009—$8.4), respectively. Sold payments remaining unbilled at the end of the year represents the total balance of leases that is not included in our Consolidated Balance Sheets. The Company does not expect to incur any significant losses in excess of reserves from the recourse provisions related to the sale of rental payments. The Company is compensated for administration and servicing of rental payments sold.

11. PROPERTY AND EQUIPMENT

	April 30, 2009	January 31, 2010
Cost:
Equipment	$69.8	$67.6
Less accumulated depreciation
Equipment	48.1	49.3

	$21.7	$18.3

12. INTANGIBLE ASSETS (net)

	April 30, 2009	January 31, 2010
Cost:
Patents, trademarks and other	$11.0	$12.1
Customer relationships	99.9	99.9
Developed technology	78.8	78.8
Trade name	2.3	2.3

	192.0	193.1

Less accumulated amortization
Patents, trademarks and other	6.3	7.4
Customer relationships	22.0	31.5
Developed technology	16.8	24.2
Trade name	2.0	2.3

	47.1	65.4

	$144.9	$127.7

During the second quarter of 2008, the Company recorded approximately $180.8 of intangible assets related to the acquisition of Inter-Tel. The amount represents the fair value of the customer relationships, developed technology, and trade name. The intangible assets have a weighted-average useful life of eight years, eight years and two years, respectively.

Amortization of intangible and other assets was $6.0 (2009—$6.3) and $18.3 (2009—$18.9) for the three and nine month periods ended January 31, 2010. The estimated amortization expense related to intangible assets in existence as of January 31, 2010, over the next five years is as follows: fiscal 2010—$5.6; fiscal 2011—$23.2; fiscal 2012—$22.9; fiscal 2013—22.5; fiscal 2014—$22.3 and thereafter—$28.8.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

13. BANK INDEBTEDNESS

On August 16, 2007, in connection with the acquisition of Inter-Tel, the Company secured a five-year, $30 million revolving credit facility, $30.0 of which was drawn throughout the first nine months of fiscal 2010 (April 30, 2009—$30.0). Under the revolving credit facility, borrowings are available in both U.S dollars and Canadian dollars, and include letters of credit. The revolving credit facility currently bears interest at LIBOR plus 3 1/4% and is fully secured by the Company’s assets.

Other amounts appearing in bank indebtedness as at January 31, 2010 of $0.1 (April 30, 2009—$0.2), represent credit book balances resulting from an excess of outstanding cheques over funds on deposit where a right of offset does not exist.

The Company has letters of credit outstanding of $0.6 at January 31, 2010 (April 30, 2009—$0.2). Included in the total letters of credit is $0.3, issued in the U.K. under a $1.6 (£1.0) unsecured facility, with the remaining $0.3 issued in Canada and secured with cash.

14. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	April 30, 2009	January 31, 2010
Trade payables	$35.7	$23.3
Employee-related payables	23.3	24.8
Restructuring, warranty and other provisions	9.7	6.7
Other accrued liabilities	57.2	68.7

	$125.9	$123.5

15. LONG-TERM DEBT

	April 30, 2009	January 31, 2010
First lien, interest at LIBOR plus 3 1/4%, payable quarterly, seven year term maturing August 16, 2014, secured by all Company assets	$289.6	$288.1
Second lien, interest at LIBOR plus 7%, payable upon maturity, eight year term maturing August 16, 2015, secured by all Company assets	129.7	129.8
Capital leases, at interest rates varying from 1.3% to 11.8%, payable in monthly installments, with maturity dates ranging from eight to 36 months, secured by the leased assets	4.9	4.0
Note payable, at interest of 7.5%, payable in monthly installments, maturing May 2015	0.4	0.5

	424.6	422.4
Less: current portion	4.0	3.9

	$420.6	$418.5

The credit agreements contain affirmative and negative covenants, including: (a) periodic financial reporting requirements, (b) maintaining a maximum ratio of consolidated debt to earnings before interest, taxes, depreciation and amortization, adjusted for certain business restructuring charges and related expenses and

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

non-cash charges, referred to as Consolidated EBITDA, that ranges from 7.10:1 to 2.00:1 depending on the fiscal quarter to which the calculation relates, (c) limitations on the incurrence of subsidiary indebtedness and also the borrowers themselves, (d) limitations on liens, (e) limitations on investments, (f) limitations on payment of dividends and (g) capital expenditures.

For all periods presented, the Company was in compliance with all of the covenants included in the credit agreements which were applicable at that time.

Interest expense related to capital leases was $0.1 (2009—$0.1) and $0.4 (2009—$0.2) for the three and nine month periods ended January 31, 2010, respectively. Future minimum lease payments as of January 31, 2010 under capital leases total $3.8 (April 2009—$5.4) of which $0.5, $2.1, $1.3 and $0.1 relate to fiscal years 2010 to 2014, respectively. Interest costs of $0.4 are included in the total future lease payments.

16. COMMITMENTS AND GUARANTEES

Product warranties

The Company’s product warranties are generally for periods up to fifteen months. At the time revenue is recognized, a provision for estimated warranty costs is recorded as a component of cost of sales. The warranty accrual represents the Company’s best estimate of the costs necessary to settle future and existing claims on products sold as of the balance sheet date based on the terms of the warranty, which vary by customer and product, historical product return rates and estimated average repair costs. The Company periodically assesses the adequacy of its recorded warranty provisions and adjusts the amounts as necessary. As at January 31, 2010, the warranty accrual was $2.6 (April 30, 2009—$2.3).

Intellectual property indemnification obligations

The Company enters on a regular basis into agreements with customers and suppliers that include limited intellectual property indemnification obligations that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions. The nature of these intellectual property indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its customers and suppliers. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the consolidated financial statements with respect to these guarantees.

Bid and performance related bonds

The Company enters into bid and performance related bonds related to various customer contracts. Performance related bonds usually have a term of twelve months and bid bonds generally have a much shorter term. Potential payments due under these may be related to the Company’s performance and/or the Company’s resellers’ performance under the applicable contract. The Company must measure and recognize a liability equal to the fair value of bid and performance related bonds involving the performance of the Company’s resellers. For the periods reported, the liability recognized in accounts payable and accrued liabilities related to these bid and performance related bonds, based on past experience and management’s best estimate, was insignificant. At January 31, 2010, the total maximum potential amount of future payments the Company could be required to make under bid and performance related bonds was $4.8 (April 30, 2009—$5.5).

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

17. CONTINGENCIES

On June 23, 2006, one of the Company’s competitors filed a complaint in the United States District Court for the Eastern District of Virginia alleging that the Company has infringed on certain of its patents and requested damages. On September 8, 2006, the Company filed a defense to the competitor’s complaint and a counterclaim alleging that the competitor is infringing on certain of the Company’s patents and also requested damages. The competitor had also filed a complaint in the United States District Court for the District of New Jersey seeking a declaratory judgment that certain of the Company’s patents are not being infringed by them or are invalid. During fiscal 2007, the Company and the competitor both expressed willingness to settle all litigation claims outside of court, and a final agreement was reached on March 19, 2007. Under the terms of the settlement agreement, the competitor agreed to release the Company from all past infringements and the parties have also entered into a covenant to not sue each other for a period of five years from the effective date. In accordance with the contingencies topic of the FASB ASC, a one-time litigation settlement charge of $14.8, representing the present value of $19.7 payable over a five-year period and discounted using an interest rate of 12%, was recorded during the year ended April 30, 2007 in the Consolidated Statements of Operations. Also included in the litigation settlement charge of $16.3 are legal costs incurred of $1.5. At January 31, 2010, $3.5 (April 30, 2009—$3.5) had been recorded in accounts payable and accrued liabilities and $3.9 (April 30, 2009—$5.9) was recorded in the litigation settlement obligation.

On June 27, 2007, the Company filed a suit against one of its competitors alleging that the competitor infringed on a number of Mitel’s patents. The Company was seeking unspecified monetary damages as well as a preliminary injunction. The competitor responded by filing a counterclaim against the Company alleging that the Company infringed on one of its patents, and also filed a related action in the Ontario Superior Court of Justice alleging that Mitel committed trade libel by inter alia issuing a press release that announced the filing of the infringement case in the Eastern District of Texas. On April 24, 2009, the Company and the competitor agreed to drop their claims by entering into a patent cross-license agreement.

On February 27, 2008, the Company issued a statement of claim against one of its customers for non-payment of invoices arising from the provision of hardware, software and services. The customer responded with a counterclaim for a return of amounts paid plus other unquantified costs. The Company believes that the counterclaim is without merit and continues to evaluate and defend the case vigorously.

Prior to the acquisition of Inter-Tel, certain former distributors of telephone equipment under dealer agreements with Executone, a company whose assets were acquired by Inter-Tel in January 2000, brought suit against Inter-Tel asserting that Inter-Tel was liable for Executone’s breaches of such dealer agreements. The plaintiffs also asserted that Inter-Tel misled them by promising to continue certain Executone lines of products when they had no intention to do so. The plaintiffs have asserted claims for breach of contract and promissory estoppel, and seek compensatory and consequential damages in an unspecified amount. Discovery, including court ordered mediation, has continued during fiscal 2010. The Company continues to evaluate and defend the case vigorously.

The Company is also party to a small number of other legal proceedings, claims or potential claims arising in the normal course of its business. In the opinion of the Company’s management and legal counsel, any monetary liability or financial impact of such claims or potential claims to which the Company might be subject after final adjudication would not be material to the consolidated financial position of the Company, its results of

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

operations, or its cash flows. In circumstances where the outcome of the lawsuit is expected to be unfavorable, the Company has recorded a provision for at least the minimum expected settlement amount.

18. DERIVATIVE LIABILITY INSTRUMENTS

As further described in Note 19, the Company issued 307,087 and 9,668 Convertible, Redeemable Preferred Shares (“Class 1 Preferred Shares”) on August 16, 2007 and January 18, 2008, respectively. Pursuant to the Derivatives and Hedging Topic of the FASB ASC, since the holders of the preferred shares have the ability to receive cash for an amount equal to the value of the common shares into which the Class 1 Preferred Shares would convert in the event of a mandatory redemption on August 16, 2014, the entire conversion option must be separately accounted for as a derivative liability. The derivative was originally recorded at fair value, and subsequent changes in fair value are recorded in the Consolidated Statements of Operations. The fair value of the derivative was determined using the lattice-binomial model, and the following assumptions: 1.71 year life (April 30, 2009—five years), interest rate of 0.96% (April 30, 2009—2%), volatility of 65% (April 30, 2009—85%) and no dividends. At January 31, 2010, the fair value of the embedded derivative on a per share basis was determined to be $25.53 (April 30, 2009—$26.55). The Company has recorded a net gain of $23.4 (2009—gain of $5.6) in the third quarter of fiscal 2010 and a net gain of $0.3 throughout the nine month period ended January 31, 2010 (January 31, 2009—$88.1).

Upon closing of a qualified public offering the underlying Class 1 Preferred Shares would automatically convert into common shares of the Company and the derivative liability would transfer to equity.

As a result of adopting the Derivative and Hedging Topic of the FASB ASC on May 1, 2009, the Company was required to reclassify the fair value of certain instruments from warrants into derivative liability instruments in the long-term liabilities section of its Consolidated Balance Sheets. The warrants permit the holder to acquire 333,334 common shares of the Company at C$18.75 each. Since the warrants are exercisable in a currency other than USD this results in a derivative liability under the adopted guidance. The impact of this adjustment resulted in a $1.0 increase to accumulated deficit and a $1.0 decrease to warrants. The fair value of this derivative was determined using the Black-Scholes model using and the following assumptions: 1.2-year life (May 1, 2009—2.0), interest rate of 1.17% (May 1, 2009—0.8%), volatility of 80.0% (May 1, 2009— 85%), and no dividends. For the three and nine month periods ended January 31, 2010 the Company has recorded a net expense of $0.1 and $0.3, respectively. The Company will be required to record fair value adjustments at each subsequent reporting period.

19. CLASS 1 PREFERRED SHARES

In connection with the acquisition of Inter-Tel, the Company issued 316,755 Class 1 Preferred Shares, for cash consideration of $1,000 per share, together with attached common stock purchase warrants as discussed in Note 20. No dividends have been declared in fiscal 2010 to date for these preferred shares.

The initial value of the Class 1 Preferred Shares of $307.7, after relative fair value allocation of proceeds between the Class 1 Preferred Shares and warrants, is classified in the mezzanine section of the Consolidated Balance Sheets net of the embedded derivative liability described in Note 18. The difference between the initial carrying amount and the redemption amount is being accreted through deficit over the five-year period to redemption using the effective interest method. The Company has recorded accreted interest of $12.4 (2009—$10.4) and $35.8 (2009—$30.1) throughout the three and nine month periods ended January 31, 2010.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

The following table summarizes the changes in carry value of the Class 1 Preferred Shares, among its different elements:

	Year to Date
	April 30, 2009	January 31, 2010
Carrying value, beginning of period	$208.5	$249.5
Accreted interest	41.0	35.8

Carrying value, end of period	$249.5	$285.3

20. SHARE CAPITAL

As at January 31, 2010, the Company’s authorized capital stock consists of an unlimited number of common shares, and an unlimited number of Class 1 Preferred Shares and Class 2 Preferred Shares. The holders of common shares are entitled to one vote per share and are entitled to dividends when and if declared by the Board of Directors. The Company has not issued any Class 2 Preferred Shares.

Stock Option Plan

Following is a summary of the Company’s stock option activity under both stock option plans and related information.

	Nine months ended
	January 31, 2009	January 31, 2010
Outstanding options:
Balance, beginning of period:	1,951,487	2,083,416
Granted	93,370	777,291
Exercised	(434)	(11,325)
Forfeited	(65,570)	(71,632)
Expired	(85,503)	(70,934)

Balance, end of period:	1,893,350	2,706,816

Number of options exercisable	707,170	1,038,785

The number of options available for grant at January 31, 2010 was 1,882,379 (April 30, 2009—2,125,669). As a result of an option modification in the second quarter of fiscal 2010, the exercise price of all outstanding options is $3.75 per share with exercise periods extending to 2015. As a result of this modification the Company recorded $0.4 additional expense in the second quarter of fiscal 2010 and anticipate recording $0.7 additional expense over the remaining vesting period of these options.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

The assumptions used in the Black-Scholes-Merton option-pricing model are summarized as follows:

	January 31, 2009	January 31, 2010
Risk-free interest rate	3.35%	2.3%
Dividends	0%	0%
Expected volatility	76.0%	80.0%
Annual forfeiture rate	10.0%	10.0%
Expected life of the options	5 years	5 years
Fair value per option	$8.70	$3.00

Using the Black-Scholes-Merton option-pricing model, the weighted average fair value of the stock options granted during the nine month period ended January 31, 2010 was $3.00 (January 31, 2009—$8.70).

Earnings (Loss) per share (“EPS”)

Because the holders of the Class 1 preferred shares are entitled to dividends on a basis equivalent to holders of common shares, the Company calculates basic EPS using the two-class method to determine income attributable to common shareholders and dividing it by the weighted-average common shares outstanding for the period. Diluted earnings per common share is calculated using the if-converted or the treasury stock methods, as appropriate, when the impact is considered to be dilutive. To compute diluted earnings per share, we increase the weighted-average number of common shares outstanding by the assumed conversion of outstanding redeemable shares from the beginning of the year or date of issuance, if later, and the number of common shares that would be issued assuming the exercise of stock options and warrants.

The following table sets forth the computation of basic and diluted EPS:

	Three months ended		Nine months ended
	January 31, 2009	January 31, 2010	January 31, 2009	January 31, 2010
Net income, as reported	$(14.5)	$33.2	$58.5	$15.2
Accreted interest on redeemable shares	(10.4)	(12.4)	(30.1)	(35.8)

Net income (loss) available for distribution	(24.9)	$20.8	28.4	(20.6)
Allocation of income to preferred shareholders	—	(12.3)	(15.5)	—

Net income (loss) available to common shareholders	$(24.9)	$8.5	$12.9	$(20.6)

Weighted average common shares outstanding during the period	14,315,298	14,318,400	14,315,881	14,315,184

Income (loss) per common share	$(1.74)	$0.59	$0.90	$(1.44)

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

For all periods presented, the impacts of conversion of the Class 1 preferred shares, warrants, and stock options are each considered to be anti-dilutive when compared to basic earnings per share calculated using the two-class method, and consequently, basic and diluted EPS are the same. Accordingly, the following securities have been excluded from the calculation of diluted EPS for the three and nine month periods ended January 31, 2009 and January 31, 2010:

	Three months ended		Nine months ended
(number of shares)	January 31, 2009	January 31, 2010	January 31, 2009	January 31, 2010
Stock options	1,934,565	2,726,622	1,949,695	2,527,856
Warrants	2,478,326	2,478,326	2,478,326	2,478,326
Convertible, redeemable preferred shares	18,279,007	20,538,401	17,281,109	19,357,952

	22,691,898	25,743,349	21,709,130	24,364,134

Additionally, warrants to acquire 1,100,000 (January 31, 2009—1,100,000) common shares, which could potentially dilute basic earnings per share in the future, were also excluded from the above table since they are contingently issuable and since the conditions for issuance had not been met by the end of the period.

Deferred Share Unit Plans

Mitel grants deferred share units (“DSUs”) to one executive officer of the Company. Since the participant will receive a lump sum payment in cash upon termination of employment, the award must be classified as a liability and remeasured to reflect changes in the market price of the common shares until settlement. As at January 31, 2010, there were 37,541 (April 30, 2009—35,232) DSUs awarded to executives with a fair value of $0.3 (April 30, 2009—$0.1) recorded as a liability in Accounts payable and accrued liabilities on the Consolidated Balance Sheets.

21. OTHER INCOME (EXPENSE), NET

	Three months ended		Nine months ended
	January 31, 2009	January 31, 2010	January 31, 2009	January 31, 2010
Foreign exchange gains (losses), net	$(3.1)	$0.4	$(3.3)	$(0.4)
Interest income	1.2	0.4	1.7	0.6
Amortization of gain on sale of assets	0.1	0.1	0.4	0.4

	$(1.8)	$0.9	$(1.2)	$0.5

22. INCOME TAXES

The income tax provision was a $6.9 tax recovery for the nine months ended January 31, 2010 compared to a $7.9 tax recovery for the nine months ended January 31, 2009. The reduction in recovery was principally due to the change in operational activity. The income tax provision was a $2.9 tax recovery for the three months ended January 31, 2010 compared to a $3.3 tax recovery for the three months ended January 31, 2009.

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

At January 31, 2010, cumulative unrecognized tax benefits totaled $8.1. During the quarter, unrecognized tax benefits decreased by $0.3 due to statute expirations, interest, and penalties that remained unchanged. The Company currently estimates that audit settlements and statute of limitation expirations could reduce the amount of unrecognized tax benefits by $3.0 and penalties and interest by $0.4 in the next twelve months.

23. PENSION PLANS

The Company and its subsidiaries maintain defined contribution pension plans that cover substantially all employees. In addition, the Company’s U.K. subsidiary maintains a defined benefit pension plan. The Company matches the contributions of participating employees to the defined contribution pension plans on the basis of the percentages specified in each plan. The costs of the defined contribution pension plans are expensed as incurred. The defined benefit plan provides pension benefits based on length of service and final average earnings. The pension costs of the defined benefit pension plan are actuarially determined using the projected benefits method pro-rated on services and management’s best estimate of the effect of future events. Pension plan assets are valued at fair value.

As at January 31, 2010, the pension liability was $80.5 (April 30, 2009—$20.1) as determined under the Retirement Benefits Topic of the FASB ASC. In the third quarter of fiscal 2010, the Company updated the valuation of this pension liability and as a result increased the liability by $60.7. The increase was due to changes in valuation assumptions, most significantly, a decrease in the estimated discount rate. The Company anticipates making approximately $0.8 in pension contributions for the remainder of fiscal 2010 related to this defined benefit plan.

The Company’s net periodic benefit cost was as follows:

	Three months ended		Nine months ended
	January 31, 2009	January 31, 2010	January 31, 2009	January 31, 2010
Current service cost — defined contribution	$0.7	$0.4	$3.4	$1.0
Current service cost — defined benefit	0.3	0.2	1.1	0.6
Interest cost	2.2	1.9	7.6	5.7
Expected return on plan assets	(1.8)	(1.6)	(6.3)	(4.6)
Recognized actuarial loss	0.6	0.1	2.0	0.3

Net periodic benefit cost	$2.0	$1.0	$7.8	$3.0

MITEL NETWORKS CORPORATION

(incorporated under the laws of Canada)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS—

(Continued)

For the three and nine months ended January 31, 2009 and 2010

(in millions of US dollars, except share and per share amounts)

24. SUPPLEMENTARY CASH FLOW INFORMATION

	Three months ended		Nine months ended
	January 31, 2009	January 31, 2010	January 31, 2009	January 31, 2010
Change in non-cash operating assets and liabilities:
Accounts receivable	$(3.7)	$5.8	$11.8	$(5.5)
Other current assets	(0.3)	1.2	0.7	10.2
Inventories	(5.3)	(2.0)	(0.6)	0.8
Accounts payable and accrued liabilities	13.8	8.8	(5.1)	(0.9)
Deferred revenue and other liabilities	2.1	(0.9)	(5.3)	(11.2)
Change in pension liability	(0.5)	(0.3)	1.8	(0.8)
Due to related parties	(1.5)	(1.1)	(5.9)	0.4
Income and other taxes payable/receivable	0.2	(1.7)	2.0	(1.9)

	$4.8	$9.8	$(0.6)	$(8.9)

25. SUBSEQUENT EVENTS

On March 5, 2010, the shareholders of Mitel Networks Corporation approved several special resolutions in preparation for the Company’s initial public offering. The shareholders approved an amendment of the articles of incorporation to change Mitel’s issued and outstanding common shares into a smaller amount of common shares through a reverse split of the Company’s common shares within the range of one (1) post-split common share for fifteen (15) pre-split common shares to one (1) post-split common share for forty (40) pre-split common shares, with the ratio to be selected and implemented by Mitel’s board of directors, in its sole discretion, if at all, at any time prior to the earlier of the Offering and December 31, 2010.

The shareholders further approved amending the articles of incorporation by canceling the authorized and unissued Class 1 and Class 2 preferred shares immediately following and conditional upon the conversion of all Class 1 convertible preferred shares for common shares. As well, the shareholders approved the creation of an unlimited number of preferred shares, which will be issuable in series, and removed the share transfer restrictions as currently set out in the articles of incorporation.

The shareholders also passed a resolution to amend Mitel’s 2006 Equity Incentive Plan to fix the maximum number of common shares available for issuance upon the exercise of options granted under the Plan at 5,600,000 common shares, subject to an annual increase of such maximum number of up to three percent (3%) of the then outstanding common shares of Mitel.

On March 13, 2010, the IPO Committee, a committee of the Company’s board of directors, approved a 1-for-15 reverse split of the Company’s common shares to be effected immediately prior to the effective date of the Company’s initial public offering. Also impacted are the conversion amounts and conversion prices for the Company’s warrants, stock option and DSUs, and adjusting EPS for the periods presented. The financial statements for the three and nine month periods ended January 31, 2009 and January 31, 2010 give retroactive effect to the reverse split.

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Inter-Tel (Delaware), Incorporated

We have audited the accompanying consolidated balance sheets of Inter-Tel (Delaware), Incorporated and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inter-Tel (Delaware), Incorporated and subsidiaries at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note B to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based payments, on January 1, 2006, which changed its method of accounting for share-based payments.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 9, 2007

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005

(In thousands, except share amounts)	2006	2005
ASSETS
CURRENT ASSETS
Cash and equivalents	$141,899	$103,774
Short-term investments	64,388	63,689

TOTAL CASH AND SHORT-TERM INVESTMENTS	206,287	167,463

Accounts receivable, net of allowances of $6,323 in 2006 and $6,235 in 2005	49,027	44,072
Inventories	25,287	19,644
Net investment in sales-leases, net of allowances of $1,112 in 2006 and $998 in 2005	19,617	19,699
Income taxes receivable	3,035	2,062
Deferred income taxes	599	12,590
Prepaid expenses and other assets	12,476	14,253

TOTAL CURRENT ASSETS	316,328	279,783

PROPERTY, PLANT & EQUIPMENT	25,858	28,236
GOODWILL	42,865	29,840
PURCHASED INTANGIBLE ASSETS	19,570	23,651
NET INVESTMENT IN SALES-LEASES, net of allowances of $1,763 in 2006 and $1,926 in 2005	31,113	34,758
OTHER ASSETS	1,147	—

TOTAL ASSETS	$436,881	$396,268

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Accounts payable	$34,261	$29,879
Acquisition payable	13,000	—
Deferred tax liability	12,246	—
Other current liabilities	55,145	54,386

TOTAL CURRENT LIABILITIES	114,652	84,265

DEFERRED TAX LIABILITY	47,712	70,439
LEASE RECOURSE LIABILITY	14,682	14,199
OTHER LIABILITIES	7,179	7,034

STOCKHOLDERS’ EQUITY
Common stock, no par value-authorized 100,000,000 shares; issued—27,161,823 shares; outstanding—26,895,360 shares at December 31, 2006 and 26,264,458 shares at December 31, 2005.	27	27
Additional paid-in capital	127,044	120,462
Retained earnings	127,787	114,653
Accumulated other comprehensive income (loss)	2,178	(36)

	257,036	235,106
Less: Treasury stock at cost—266,463 shares in 2006 and 897,365 shares in 2005.	(4,380)	(14,775)

TOTAL STOCKHOLDERS’ EQUITY	252,656	220,331

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$436,881	$396,268

See accompanying notes.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2006, 2005 and 2004

(In thousands, except per share data)	2006	2005	2004
NET SALES
Telecommunications systems, software and related	$398,150	$387,606	$367,969
Resale of local, long distance and network services	60,214	55,288	48,799

TOTAL NET SALES	458,364	442,894	416,768

COST OF SALES
Telecommunications systems, software and related	193,118	182,789	165,345
Resale of local, long distance and network services	37,719	33,795	29,973

TOTAL COST OF SALES	230,837	216,584	195,318

GROSS PROFIT	227,527	226,310	221,450
Research and development	33,679	33,258	28,815
Selling, general and administrative	161,844	151,586	139,917
Amortization of purchased intangible assets	4,642	4,194	1,867
In-process research and development	—	2,600	—
Other charges	1,314	11,986	9,261

	201,479	203,624	179,860

OPERATING INCOME	26,048	22,686	41,590

Interest and other, net	6,146	3,988	2,536
Foreign currency transaction gains (losses)	(203)	215	(399)

INCOME BEFORE INCOME TAXES	31,991	26,889	43,727

INCOME TAXES

Current	6,355	7,136	5,675
Deferred	1,015	1,899	10,839

	7,370	9,035	16,514

NET INCOME	$24,621	$17,854	$27,213

NET INCOME PER SHARE
Basic	$0.93	$0.68	$1.06
Diluted	$0.90	$0.66	$1.00

Weighted average basic common shares	26,581	26,261	25,767
Weighted average diluted common shares	27,226	27,207	27,266

See accompanying notes.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2006, 2005 and 2004

(in thousands	Outstanding Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2003	25,430	$27	$113,933	$112,538	$1,025	$(20,979)	$206,544

Net income	—	—	—	27,213	—	—	27,213
Loss on currency translation	—	—	—	—	(101)	—	(101)

Comprehensive income	—	—	—	—	—	—	27,112

Exercise of stock options	646	—	—	380	—	7,830	8,210
Tax benefit from stock options	—	—	2,638	—	—	—	2,638

Stock issued under ESPP	50	—	—	448	—	603	1,051

Dividends	—	—	—	(6,726)	—	—	(6,726)

Balance at December 31, 2004	26,126	27	116,571	133,853	924	(12,546)	238,829

Net income	—	—	—	17,854	—	—	17,854
Loss on currency translation	—	—	—	—	(960)	—	(960)

Comprehensive income	—	—	—	—	—	—	16,894

Stock repurchase	(717)	—	—	—	—	(13,777)	(13,777)
Exercise of stock options	786	—	—	(1,980)	—	10,406	8,426
Tax benefit from stock options	—	—	3,891	—	—	—	3,891
Stock issued under ESPP	69	—	—	54	—	1,142	1,196

Dividends	—	—	—	(35,128)	—	—	(35,128)

Balance at December 31, 2005	26,264	27	120,462	114,653	(36)	(14,775)	220,331

Net income	—	—	—	24,621	—	—	24,621
Gain on currency translation	—	—	—	—	2,214	—	2,214

Comprehensive income	—	—	—	—	—	—	26,835

Exercise of stock options	569	—	—	(3,046)	—	9,370	6,324
Tax benefit from stock options	—	—	1,944	—	—	—	1,944
Stock issued under ESPP	62	—	—	88	—	1,025	1,113
Share-based compensation	—	—	4,638	—	—	—	4,638

Dividends	—	—	—	(8,529)	—	—	(8,529)

Balance at December 31, 2006	26,895	$27	$127,044	$127,787	$2,178	$(4,380)	$252,656

See accompanying notes.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

(In thousands)	2006	2005	2004
OPERATING ACTIVITIES:
Net income	$24,621	$17,854	$27,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of fixed assets	9,376	9,260	7,915
Amortization of purchased intangibles	4,642	4,194	1,867
Amortization of patents included in research and development expenses	27	199	222
In-process research and development	—	2,600	—
Provision for losses on receivables	2,274	1,151	1,525
Provision for losses on leases	943	3,772	3,839
Provision for inventory valuation	1,630	579	1,377
Share based compensation	4,638	—	—
Excess tax benefits from stock options exercised	(1,944)	—	—
Decrease in other liabilities	(10)	(1,110)	(2,380)
(Gain) loss on sale of property and equipment	(27)	83	10
Deferred income tax expense	1,015	1,899	10,839
Changes in operating assets and liabilities	(3,898)	(10,994)	2,123

NET CASH PROVIDED BY OPERATING ACTIVITIES	43,287	29,487	54,550

INVESTING ACTIVITIES:
Purchases of available for sale short-term investments	(78,124)	(60,832)	(78,411)
Maturities and sales of available for sale short-term investments	67,525	57,687	87,100
Purchases of held-to-maturity investments	—	—	(11,900)
Maturities of held-to-maturity investments	9,900	2,000	—
Additions to property and equipment and equipment held under lease	(8,390)	(8,706)	(10,705)
Proceeds from sale of property and equipment and equipment held under lease	869	32	25
Cash used in acquisitions and other investments	(9)	(28,208)	(6,205)

NET CASH USED IN INVESTING ACTIVITIES	(8,229)	(38,027)	(20,096)

FINANCING ACTIVITIES:
Cash dividends paid	(8,479)	(34,854)	(6,422)
Payments on term debt	(49)	(47)	(59)
Treasury stock purchases	—	(13,777)	—
Proceeds from stock issued under the Employee Stock Purchase Plan	1,113	1,196	1,051
Proceeds from exercise of stock options, including stockholder loan repayments	6,324	8,426	8,210
Excess tax benefits from stock options exercised	1,944	—	—

NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	853	(39,056)	2,780
Effect of exchange rate changes	2,214	(960)	(101)

INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	38,125	(48,556)	37,133
CASH AND EQUIVALENTS AT BEGINNING OF YEAR	103,774	152,330	115,197

CASH AND EQUIVALENTS AT END OF YEAR	$141,899	$103,774	$152,330

See accompanying notes.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—SIGNIFICANT ACCOUNTING POLICIES

Description of Business. Inter-Tel (Delaware), Incorporated (herein referred to as “Inter-Tel” or “the Company”), incorporated in 1969, is a single point of contact, full-service provider of converged voice and data business communications systems; related networking applications; and presence management, collaboration, and messaging applications. Our diverse suite of applications includes unified communications; voice processing and unified messaging software; audio, video and Web conferencing applications; workgroup and call center management solutions; Internet Protocol (IP) telephony software; Computer Telephony Integration (CTI) applications; and other communications services. Our communications platforms include Inter-Tel 7000 and 5000 Network Communications Solutions, Inter-Tel Axxess® and Lake converged business communication systems. We also provide managed services such as, local and long distance calling services; networking; maintenance; leasing; and support services for our products. Our customers include business enterprises, government agencies and non-profit organizations. Our common stock is quoted on the Nasdaq National Market under the symbol “INTL.”

Change in Capital. During the second quarter of 2006, Inter-Tel, Incorporated reincorporated from Arizona to Delaware and changed its name to Inter-Tel (Delaware), Incorporated (the Company and its predecessor are herein referred to as “Inter-Tel” or “the Company”). In connection with this change, the par value of the Company’s common stock was changed from no-par value to $0.001 par value per share. All prior periods included in these financial statements include a reclassification between common stock and additional paid-in-capital to conform to this reclassification and the December 31, 2006 presentation.

Principles of Consolidation. The consolidated financial statements include the accounts of Inter-Tel (Delaware), Incorporated and all significant subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Cash and Equivalents, Short-Term Investments. Cash and equivalents include all highly liquid investments with a remaining maturity of three months or less at date of acquisition. Cash and equivalents are primarily invested in mutual funds comprised of foreign and domestic high quality dollar denominated money market instruments rated A-1 by Standard & Poor’s Ratings Group, or equivalent.

The Company accounts for short-term investments in accordance with Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The Company’s short-term investments are classified as available-for-sale, and have been recorded at fair value, which approximates cost.

Allowance for Doubtful Accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Additional reserves or allowances for doubtful accounts are recorded for our sales-type leases, discussed below in “Sales-Leases.” We establish and maintain reserves against estimated losses based upon historical loss experience, past due accounts and specific account analysis. Management reviews the level of the allowances for doubtful accounts on a regular basis and adjusts the level of the allowances as needed. In evaluating our allowance we consider accounts in excess of 60 days old as well as other risks in the more current portions of the accounts included. At December 31, 2006, our allowance for doubtful accounts for accounts receivable was $6.3 million of our $55.3 million in gross accounts receivable.

Inventories. We value our inventories at the lower of cost (principally on a standard cost basis, which approximates the first-in, first-out (FIFO) method) or market. Significant management judgment is required to determine possible obsolete or excess inventory and we make our assessment primarily on a significant product-by-product basis using recent sales activity, and considering expected changes in projected sales or

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

marketing demand. Inventory on hand may exceed future demand either because the product is outdated or obsolete, or because the amount on hand is more than can be used to meet estimated future needs. We consider criteria such as customer demand, product life-cycles, changing technologies, slow moving inventory and market conditions. We write down our excess and obsolete inventory equal to the difference between the cost of inventory and the estimated market value. In estimating obsolescence, we primarily evaluate estimates of demand over a 12-month period and provide for inventory on hand in excess of the estimated 12-month demand. If actual customer demands, product life cycles, changing technologies and market conditions are less favorable than those projected by management, additional inventory write downs may be required in the future.

Property, Plant and Equipment. Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related real and personal property, which range from 3 years to 30 years. Leasehold improvements are depreciated over the shorter of the related lease terms or the estimated useful lives of the improvements. Within the category “computer systems and equipment,” including database and enterprise software, WAN and LAN equipment and software, personal computers, servers and related software, the range for estimated useful lives is 3 to 7 years.

Goodwill and Other Intangible Assets. On January 1, 2002, Inter-Tel adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Purchase prices of acquired businesses that are accounted for as purchases have been allocated to the assets and liabilities acquired based on the estimated fair values on the respective acquisition dates. Based on these values, the excess purchase prices over the fair value of the net assets acquired were allocated to goodwill.

Prior to January 1, 2002, Inter-Tel amortized goodwill over the useful life of the underlying asset, not to exceed 40 years. On January 1, 2002, Inter-Tel began accounting for goodwill under the provisions of SFAS Nos. 141 and 142 and discontinued the amortization of goodwill after January 1, 2002. As of December 31, 2006, Inter-Tel had gross goodwill of $47.9 million and accumulated amortization of $5.0 million. Inter-Tel completed one acquisition in 2005 and has not recorded any amortization for this acquisition on amounts allocated to goodwill in accordance with SFAS No. 141.

The Company performs an annual impairment test on Goodwill using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. In addition, the Company will perform impairment tests during any reporting period in which events or changes in circumstances indicate that an impairment may have occurred. Inter-Tel performed the first step of the required impairment tests for goodwill as of December 31, 2006 and determined that goodwill is not impaired and it is not necessary to record any impairment losses related to goodwill. At December 31, 2006 and 2005, $40.8 million and $27.7 million, respectively, of the Company’s goodwill, net of amortization, relates to the Company’s principal segment and $2.1 million relates to the Resale of Local, Long Distance and Network Services segment as of December 31, 2006 and 2005, respectively. There is only one reporting unit (i.e., one component) as defined in paragraph 30 of SFAS 142 within each of the Company’s two operating segments as defined in paragraph 10 of SFAS 131. Therefore the reporting units are identical to the segments. Fair value has been determined for each segment in order to determine the recoverability of the recorded goodwill. At December 31, 2006, the Company primarily considered the cash flows for each reporting unit in determining that no impairment has occurred. The test resulted in values that exceeded the net carrying value of each of the reporting units. Therefore, the second step for potential impairment was unnecessary.

The Company evaluates the remaining useful lives of its purchased intangible assets, all of which are subject to amortization, each reporting period. Any changes to estimated remaining lives prospectively effect the remaining period of amortization. In addition, the purchased intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

be recoverable. A loss would be recognized for any excess of the carrying amount over the estimated fair value. As of December 31, 2006, Inter-Tel had gross purchased intangible assets of $36.7 million and accumulated amortization of $17.1 million.

At December 31, 2006 and, 2005, goodwill, net of accumulated amortization, totaled $42.9 million and $29.8 million, respectively. Other acquisition-related intangibles, net of accumulated amortization, totaled $19.6 million at December 31, 2006 and $23.7 million at December 31, 2005. Accumulated amortization through December 31, 2006 was $22.1 million, including $5.0 million of accumulated amortization attributable to goodwill and $17.1 million of accumulated amortization of other acquisition-related intangibles. Accumulated amortization through December 31, 2005 was $17.5 million, including $5.0 million of accumulated amortization attributable to goodwill and $12.5 million of accumulated amortization of other acquisition-related intangibles. Other acquisition-related intangibles, comprised primarily of developed technology (5-12 year lives), customer lists (5-8 year lives) and non-competition agreements (2-8 year lives), are amortized on a straight-line basis. The useful lives for developed technology are based on the remaining lives of patents acquired or the estimated useful life of the technology, whichever is shorter. The useful lives of the customer lists are based on the expected period of value for such lists. The useful lives for non-competition agreements are based on the contractual terms of the agreements.

Sales-Leases. For our sales-type lease accounting, we follow the guidance provided by FASB Statement No. 13, Accounting for Leases and FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – A Replacement of FASB Statement No. 125. We record the discounted present values of minimum rental payments under sales-type leases as sales, net of provisions for continuing administration and other expenses over the lease period. We record the lease sales at the time of system sale and installation pursuant to Staff Accounting Bulletin No. 104, as discussed below for sales to end user customers, and upon receipt of the executed lease documents. The costs of systems installed under these sales-leases are recorded as costs of sales. The net rental streams are sold to funding sources on a regular basis with the income streams discounted by prevailing like-term rates at the time of sale. Gains or losses resulting from the sale of net rental payments from such leases are recorded as net sales. We establish and maintain reserves against potential recourse following the resales based upon historical loss experience, past due accounts and specific account analysis. The allowance for uncollectible minimum lease payments and recourse liability at the end of the year represents reserves against the entire lease portfolio. Management reviews the adequacy of the allowance on a regular basis and adjusts the allowance as required. These reserves are either netted in the accounts receivable, current and long-term components of “Net investments in Sales-Leases” on the balance sheet, or included in lease recourse liability on our balance sheet for the estimated recourse liability for lease streams sold.

Income Taxes. Deferred income taxes result from temporary differences in the recognition of revenues and expenses for financial reporting and income tax purposes.

Advertising. The cost of advertising is expensed as incurred. We incurred $605,000, $570,000; and $530,000 in advertising costs during 2006, 2005, and 2004, respectively. Advertising costs include yellow page and space advertisements, marketing publications and related expenses.

Revenue Recognition. Revenue is recognized pursuant to Staff Accounting Bulletin No. 104 (SAB 104), “Revenue Recognition”, as described below for the Company’s various significant sources of revenue.

End-user sales through our direct sales offices and national, government and education accounts division. Revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is both fixed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and determinable and; (iv) collectibility is reasonably probable. Revenue derived from sales of systems and services to end-user customers is recognized upon primary installation of the systems and performance of the services, respectively, allowing for use by our customers of these systems. Pre-payments for communications services are deferred and recognized as revenue as the communications services are provided.

Dealer and VAR sales. For shipments to dealers and other distributors, our revenues are recorded as products are shipped and services are rendered, when the sales process is complete. These shipments are primarily to third-party dealers and distributors, and title passes when goods are shipped (free-on-board shipping point). However, in connection with our recent Lake acquisition, shipments to one international dealer are initially held by that dealer on a consignment basis. Such inventory is owned by Inter-Tel and reported on Inter-Tel’s books and records until the inventory is sold to third parties, at which time the revenue is recorded. We provide a number of incentives, promotions and awards to certain dealers and other distributors. These incentives primarily represent discounts (which are recognized as a reduction of sales), advertising allowances and awards (which are recognized as marketing expense) and management assistance (which is expensed as incurred).

Resale of long distance. We recognize revenue from long distance resale services as services are provided.

Extended Maintenance. End-user customers can purchase extended maintenance agreements from us beyond the 1-year warranty provided by the manufacturers. In these cases, we defer and amortize the revenue related to the extended maintenance agreement over the term of the extended agreement.

Software, software support and maintenance agreements. Revenues for sales of software to dealers or end-users are generally recognized upon shipment. Revenues related to software support and maintenance agreements are recognized ratably over the life of the support or maintenance agreements.

Sales Returns. We do not generally allow sales returns either by the terms of our contracts or in practice, except for returns related to warranty provisions. Once a product has been installed or delivered, such that revenue recognition requirements have been met, it would be very unusual to take back a system. This would likely happen in the case of a collection problem, where we attempt to recover assets to reduce a bad debt, or in a dispute where we ultimately decide to take back the system rather than proceed to possible litigation. However, we allow returns for our errors (shipping the wrong product or wrong volume). Such returns have not been significant during the last 3 years. We may accept, but are under no obligation to accept a return where a customer ordered a part in error. In these unusual cases, we would charge a restocking fee, typically 25 percent of the original invoiced price. However, in connection with our recent Lake acquisition, certain shipments are made to two dealers with varying return provisions. We defer revenue recognition on these shipments until the return provisions have lapsed.

Warranties. We do not have a provision or accrual for warranties for either end-users or dealers since we do not manufacture our own products. Any warranties are generally passed through from our third-party manufacturers and vendors, and are generally for periods of up to 2 years.

Shipping and Handling Costs. EITF 00-10 “Accounting for Shipping and Handling Fees and Costs,” addresses the accounting for shipping and handling fees and costs. Our policy is primarily not to bill customers for shipping costs, unless the customer requests priority shipping. Such amounts are not significant to our operations. Shipping and handling costs recorded in 2006, 2005 and 2004 were approximately $1.6 million, $1.1 million, and $1.3 million, respectively, and are included in cost of sales.

Stock Based Compensation. Refer to Note B below for information regarding stock based compensation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currency Translation and Transactions. For our foreign operations, the local currency is the functional currency. All assets and liabilities are translated at period-end exchange rates and all income statement and cash flow amounts are translated at an average of month-end rates. Adjustments resulting from this translation are recorded in accumulated other comprehensive income (loss). Foreign currency transaction gains and losses also result from transactions denominated in a currency other than U.S. dollars; gains and losses resulting from remeasuring monetary assets and liability accounts that are denominated in currencies other than a subsidiary’s functional currency are included in other income under the caption “Foreign currency transaction gains (losses).”

Contingencies. We are a party to various claims and litigation in the normal course of business. Management’s current estimated range of liability related to various claims and pending litigation is based on claims for which our management can estimate the amount and range of loss, or can estimate a minimum amount of a loss. Because of the uncertainties related to both the amount and range of loss on the remaining pending claims and litigation, management is unable to make a reasonable estimate of the liability that could result from an unfavorable outcome. As additional information becomes available, we will assess the potential liability related to our claims and pending litigation, revise our estimates and accrue for any losses to the extent that they are probable and the amount is estimable. Such revisions in our estimates of the potential liability could materially impact our results of operations and financial position. However, at December 31, 2006, management did not believe that the ultimate impact of various claims and pending litigation would have a materially adverse impact on the Company.

Other charges recorded in 2005 primarily consist of pre-tax costs associated with a legal judgment, legal settlement and related costs totaling $12.0 million, net of amounts previously accrued. A Florida state court jury rendered a verdict against Inter-Tel (“the Florida trial”) in the net amount of approximately $7.4 million. Although the Company appealed the verdict, the appellate court rejected the appeal, and on November 3, 2006, the Company paid the full amount of the judgment plus accrued interest totaling $8.0 million, in addition to attorney’s fees and related court costs. The Company also reached a separate settlement in another legal matter during the third quarter in connection with a longstanding dispute with a third-party vendor and customer. The net settlement plus related legal fees incurred during the third quarter for both events totaled approximately $3.0 million, net of amounts previously accrued, and are included in the pre-tax total costs of $12.0 million identified above. Further, in March 2006, other prior Executone dealers filed a complaint in Columbus, Ohio similar to the complaint in the Florida trial. The Company is in the process of evaluating the complaint.

Subsequent to December 31, 2005, the Company settled another legal matter in connection with a longstanding dispute with a former international dealer that existed as of December 31, 2005. The Company recorded an accrual for the settlement amount and related fourth quarter legal fees as of December 31, 2005. The settlement plus related fourth quarter legal fees totaled $1.6 million. Additional legal fees totaling approximately $1.3 million were recorded as period costs during the first quarter of 2006 relating to this matter.

On June 16, 2006, a stockholder class action suit was brought against Inter-Tel and selected Board members in Delaware state court. On June 16 and June 20, 2006, respectively, two additional stockholder class actions against the Company and each of its Board members were filed in Arizona state court. The Delaware action, as amended July 14, 2006, raises claims related to the reincorporation filing by Inter-Tel in Delaware and primarily seeks injunctive relief. The Arizona actions claimed breach of fiduciary duty related to the 13D filings by the Company’s former CEO. The Arizona claims were both dismissed by the Plaintiffs in the fourth fiscal quarter 2006. The Company is in the process of evaluating and conducting discovery in the Delaware class action suit.

On January 5, 2005, the Company received court approval of a civil settlement agreement (the “Civil Settlement”) and a criminal plea agreement (the “Plea Agreement”) with the United States of America, each

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

dated as of December 8, 2004 and disclosed on that same date. The court approval of the Civil Settlement and Plea Agreement resolves the investigation of the Department of Justice into the participation of Inter-Tel Technologies, Inc., the Company’s wholly-owned subsidiary (“Technologies”) in a federally administered “e-Rate program” to connect schools and libraries to the Internet. In connection with the Civil Settlement, Technologies paid a penalty of $6.7 million and forgave the collection of certain accounts receivable of $0.3 million related to Technologies’ participation in the e-Rate program. In connection with the Plea Agreement, Technologies entered guilty pleas to charges of mail fraud and an antitrust violation. Under the Plea Agreement, Technologies paid a fine of $1.7 million and is observing a three-year probationary period, which has, among other things, required Technologies to implement a comprehensive corporate compliance program. On December 20, 2005, in connection with the Civil Settlement, Technologies paid outside counsel for the plaintiffs in that action $0.1 million in settlement of their demand for attorney’s fees and costs. On March 10, 2006, Technologies agreed to pay an additional $0.4 million to plaintiffs’ inside counsel in settlement of their separate demand for fees and costs.

The resolution has cost Inter-Tel approximately $9.5 million in total, including criminal fines, civil settlement and restitution, uncompensated e-Rate work, accounts receivable forgiveness, and related remaining attorneys’ fees and other expenses. The payments constituting the primary components of the settlement are not tax deductible. The effect of the resolution on 2004 results of operations was a reduction to net income by approximately $9.0 million, after considering (1) accounts receivable reserves previously accrued and (2) an income tax benefit of approximately $0.3 million related to attorneys’ fees and other expenses.

In addition, on January 21, 2005, Inter-Tel Technologies received notification from the Federal Communications Commission (the “FCC”) that the Technologies subsidiary was temporarily suspended from participation in the E-Rate program pending a final hearing to determine a possible debarment of three (3) years or more. Technologies contested the scope and length of the proposed debarment from the e-Rate program. The Company was notified on June 30, 2006 that on or about June 21, 2006, the FCC issued its final decision on the matter and imposed upon the Technologies subsidiary a debarment from the E-Rate program of one (1) year from June 30, 2006. Reasons for the shorter period were, among other factors, that Technologies had instituted a compliance program and been cooperative in the investigation and ongoing hearings with the Department of Justice. The FCC order further clarified that the parent and other subsidiaries were not debarred. The Company recorded no revenues since January 21, 2005 relating to Inter-Tel Technologies’ participation in the E-Rate program.

During the second quarter of 2005, we identified variances in our sales processes as they relate to certain terms included in the U.S. General Services Administration (GSA) pricing and trade agreement requirements applicable to our business. As a result of this identification, Inter-Tel made voluntary self- disclosure of the matter to the Inspector General of the GSA. The potential variances relate primarily to compliance with certain pricing thresholds and compliance with trade agreements that are applicable to transactions with certain government agencies. We continue to review our compliance and have taken appropriate corrective measures with respect to these potential variances. In the second quarter of 2005, we accrued $1.8 million in estimated pre-tax adjustments, including reductions in net sales and increases to costs, fines and penalties that may be incurred to correct this issue, of which we have paid $1.2 million through December 31, 2005. Our estimate at December 31, 2006 remains the same as the total identified as of the end of the second quarter of 2005. The total sales potentially subject to the GSA agreements were approximately $5.5 million during the period from March 28, 2001 through June 10, 2005. Our current contract with the GSA expires in April 2007, and we have requested and expect to receive a new contract prior to expiration. However, there can be no assurance that the GSA will issue such contract.

Use of Estimates. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications. Certain reclassifications have been made to the 2005 and 2004 financial statements to conform to the 2006 presentation.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is required to be adopted by the Company in the first quarter of fiscal 2007. The cumulative effects, if any, of applying FIN 48 will generally be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial condition and is not yet in a position to finalize its determination of such effects.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. SFAS No. 157 is effective for all fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company) and is to be applied prospectively. The Company is currently evaluating the impacts and disclosures of this standard, but would not expect SFAS No. 157 to have a material impact on the Company’s consolidated results of operations or financial condition.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheet and statement of operations and the related financial statement disclosures. SAB 108 was adopted by the Company for the year ended December 31, 2006. The adoption of SAB 108 did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted. The company is currently evaluating the impact that SFAS No. 159 will have on its consolidated financial statements.

NOTE B—STOCK BASED COMPENSATION

At December 31, 2006, the Company had five active share-based employee compensation plans, including an Employee Stock Purchase Plan. Stock option awards granted from these plans are granted at the fair market value on the date of grant, and vest over a period determined at the time the options are granted, ranging

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

from six months to five years, and generally have a maximum term of ten years. Certain options provide for accelerated vesting if there is a change in control (as defined in the plans). When options are exercised, treasury shares of the Company’s common stock, if available, are re-issued. Prior to December 31, 2005, the Company accounted for share-based employee compensation, including stock options, using the method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations (“APB Opinion No. 25”). Under APB Opinion No. 25, stock options that were granted at market price had no compensation cost recognized, and a disclosure was made regarding the pro forma effect on net earnings assuming compensation cost had been recognized in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”).

During December 2004, the FASB issued SFAS No. 123R, which requires companies to measure and recognize compensation expense for all share-based payments at fair value. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, and generally requires that such transactions be accounted for using prescribed fair-value-based methods. Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective method in which compensation costs are recognized beginning with the effective date based on the requirements of SFAS No. 123R for all share-based payments granted or modified after the effective date, and based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. Accordingly, no share-based employee compensation costs have been reflected in net income prior to the adoption of SFAS No. 123R and results for prior periods have not been restated.

In November 2005, the FASB issued Staff Position No. 123R-3 (FSP 123R-3), Transition Election Relating to Accounting for the Tax Effects of Share-Based Payment Awards, which provides an optional transition election for calculating the pool of excess tax benefits (APIC pool) available to absorb tax deficiencies recognized under SFAS No. 123R. Under FSP 123R-3, an entity can make a one time election to either use a simplified method or use the guidance in SFAS No. 123R to calculate the APIC pool. A company may take up to one year from its initial adoption of SFAS No. 123R to make its election. The Company has elected to use the simplified method to calculate its APIC pool.

The adoption of SFAS No. 123R reduced income before income tax expense for the year ended December 31, 2006 by approximately $4.6 million and reduced net income for the year ended December 31, 2006 by approximately $3.8 million. Basic and diluted net income per common share for the year ended December 31, 2006 are lower by $0.14 and $0.14, respectively, than if the Company had continued to follow APB Opinion No. 25. The total value of the stock options awards is expensed ratably over the service period of the employees receiving the awards. As of December 31, 2006, total unrecognized compensation cost related to stock option awards was approximately $7.1 million and the related weighted-average period over which it is expected to be recognized is approximately 2.5 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total estimated share-based compensation expense, related to all of the Company’s share-based awards, recognized for the year ended December 31, 2006 was comprised as follows (in thousands, except per share data):

Year Ended December 31, 2006
Cost of sales	$254
Research and development	1,252
Selling, general and administrative	3,133

Share-based compensation expense before income taxes	4,638
Related income tax benefits	816

Share-based compensation expense, net of taxes	$3,822

Year Ended December 31, 2006
Net share-based compensation expense, per common share:
Basic	$0.14
Diluted	$0.14

Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the condensed consolidated statements of cash flows. SFAS No. 123R requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The $1.9 million excess tax benefit classified as a financing cash inflow in the Company’s accompanying condensed consolidated statements of cash flows for the year ended December 31, 2006 would have been classified as an operating cash inflow if the Company had not adopted SFAS No. 123R.

A summary of stock-based awards (excluding performance share awards discussed below) activity within the Company’s share-based compensation plans and changes for the past three years is as follows:

	Years Ended December 31,
	2006		2005		2004
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at January 1	3,855,988	$16.36	4,124,118	$14.88	4,416,131	$13.66
Granted	725,350	20.44	707,300	19.15	484,000	23.75
Exercised (1)	(587,017)	11.44	(788,338)	10.78	(649,543)	12.79
Expired or canceled	(168,813)	20.20	(187,092)	17.88	(126,470)	16.85

Outstanding at December 31	3,825,508	18.14	3,855,988	16.36	4,124,118	14.88
Exercisable at December 31	2,528,710	$17.26	2,462,798	$16.88	2,002,768	$13.97

(1)	The difference between shares exercised in the table above and shares exercised as reflected in the Consolidated Statements of Stockholders’ Equity relates to mature shares tendered in connection with the shares exercised. The Company permits the tendering of mature shares to exercise stock options provided that the shares have been held for six months or more. Mature shares tendered for the years ended December 31, 2006, 2005 and 2004 were 18,372; 2,504; and 3,144 shares, respectively.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2006, we have reserved 4,892,206 shares of Common Stock for issuance in connection with the stock option plans.

	Shares	Weighted Average Exercise Price	Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2006	3,825,508	$18.14	6.23	$15,379,000
Vested and expected to vest at December 31, 2006	3,670,203	18.33	5.66	14,057,000

Exercisable at December 31, 2006	2,528,710	$17.26	4.54	$12,391,000

The intrinsic value of options exercised during the year ended December 31, 2006 was $5,841,000.

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at 12-31-06	Weighted- Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12-31-06	Weighted Average Exercise Price
$ 5.25 - $10.00	590,750	4.1 years	$9.30	590,750	$9.30
$10.01 - $15.12	695,071	5.6 years	$13.62	430,591	$13.56
$15.13 - $19.13	907,660	6.7 years	$18.53	503,962	$18.09
$19.14 - $43.44	1,632,027	6.8 years	$21.97	1,003,407	$23.13

The fair value of each stock option award is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

Year Ended December 31
	2006	2005	2004
Expected dividend yield	1.36% - 1.55%	1.52% - 1.72%	.82% - 1.13%
Expected stock price volatility	0.41 - 0.53	0.48 - 0.58	0.46 - 0.51
Risk-free interest rate	4.76% - 5.04%	3.77% - 4.01%	2.81% - 3.81%
Expected life of options	3-5 Years	3-5 years	5 Years

The expected dividend yield is based on expected annual dividend to be paid by the Company as a percentage of the market value of the Company’s stock as of the date of grant. The Company determined volatility primarily using historical volatility. The risk-free interest rate is based on the U.S. treasury security rate in effect as of the date of grant. The expected lives of options are based on historical data of the Company, adjusted for expected future activity. The weighted average fair value of stock options granted during the years ended December 31, 2006, 2005 and 2004 was $8.60, $6.34, and $10.38, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net income and net income per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding stock option awards for periods presented prior to the Company’s adoption of SFAS No. 123R (amounts in thousands, except per share amounts):

	Year Ended December 31,
	2005	2004
Net income, as reported	$17,854	$27,213
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects (1)	(8,663)	(3,340)

Pro-forma net income	$9,191	$23,873

Net income per common share:
Basic, as reported	$0.68	$1.06
Basic, pro forma	$0.35	$0.93
Diluted, as reported	$0.66	$1.00
Diluted, pro forma	$0.34	$0.97

(1)	On April 26, 2005, the Compensation Committee of the Board of Directors of Inter-Tel, with the approval of the board of directors, approved the acceleration of the vesting of certain unvested stock options previously granted to employees under the Company’s 1994 Long Term Incentive Plan, 1997 Long Term Incentive Plan and the Acquisition Stock Option Plan. The Board of Directors considered several factors in determining to accelerate the vesting of these options, including the effect on the Company’s reported stock option expense in future periods, administrative burden required to track and account for the vesting periods under new accounting rules and the potential benefit to the Company and its stockholders in retaining the services of the affected employees. With the exception of any options granted to all Directors and Named Executive Officers, all unvested options with exercise prices greater than the closing price as of the close of the Nasdaq stock market on May 3, 2005 ($19.13) became exercisable in full. Such options would otherwise have vested from time to time over the next five years. Approximately 617,000 options were accelerated at grant prices ranging from $19.16 to $31.58. All other terms and conditions applicable to outstanding stock option grants, including the exercise prices and number of shares subject to the accelerated options, were unchanged. This acceleration of the vesting provision increased the stock based compensation expense and decreased the pro forma net income shown in the table above by $5.4 million for the year ended December 31, 2005.

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan (the “Purchase Plan”), employees are granted the right to purchase shares of Common Stock at a price per share that is 85% of the lesser of the fair market value of the shares at: (i) the participant’s entry date into each six month offering period, or (ii) the end of each six month offering period. Employees may designate up to 10% of their compensation for the purchase of stock. Included in the share based compensation expense for the year ended December 31, 2006 is $223,000 for the expense related to the Purchase Plan.

Performance Shares

During the year ended December 31, 2006, the Company granted 80,000 performance shares of common stock. The performance share awards vest primarily with the achievement by the Company of certain earnings per share targets over the Company’s fiscal years ended December 31, 2007 and December 31, 2008,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with 50% vesting each year (on April 27 following the close of each respective fiscal year) upon the achievement of such targets. In the event either target is missed, the applicable shares for that year do not vest and are forfeited. The market price of the Company’s common stock on the date of grant was $23.44 for 41,000 performance shares awarded on April 27, 2006 and $21.23 for 39,000 performance shares granted on August 8, 2006. Expense is recognized over the vesting period for awards that are considered probable of vesting. For the year ended December 31, 2006, compensation expense totaling $240,000 was recorded in connection with these awards. Such expense relates to the portion of the awards (currently 50 percent) that are considered probable of vesting. When the remaining 50% of the outstanding awards becomes probable of vesting, expense will be recorded in an amount that equals the cumulative expense that would have been recorded if the award had been considered probable of vesting from the date of the grant.

NOTE C—ACQUISITIONS

Lake. On February 28, 2005, Inter-Tel Lake Ltd., a wholly owned Irish subsidiary of Inter-Tel (Delaware), Incorporated executed an agreement for the purchase of 100% of the issued share capital of Lake Communications Limited and certain affiliated entities (collectively, “Lake”) for $28.7 million (including capitalized transaction costs of $0.7 million), plus an earn-out subsequently earned of $13.0 million based upon achieving certain targets relating to operating results for Lake through the first eighteen months following the closing date of the transaction. The transaction closed on March 4, 2005. In total, the Company recorded $19.3 million of intangible assets of which a total of $2.6 million was charged to expense in the first quarter of 2005 as in-process research and development costs with the balance being amortized over eight years. We initially recorded $8.7 million of goodwill and have increased this by $13.0 million to $21.7 million in December 2006 as a result of the sellers achieving a portion of the potential earn-out. Such earn-out will be paid in the first quarter of 2007.

Lake, based in Dublin, Ireland, is a provider of converged communications products in the under 40 user market, including EncoreCX® and Sigma products currently being distributed by Inter-Tel in the United States. Lake designs and develops its products for sale through a distribution network of telecom operators and distributors, including Inter-Tel in the United States. Lake outsources its manufacturing to third-party suppliers.

The values for acquired developed technology were determined based on the negotiated prices paid to acquire the technology. Each of our technology acquisitions was made primarily to acquire a specific technology, rather than for the purpose of acquiring an operating company. The technologies acquired have been used to add additional features/applications to our current products, sold separately as new products or obtained primarily for use with our next generation of products.

The weighted-average amortization period for total purchased intangibles as of December 31, 2006 and December 31, 2005 was approximately 7.8 years and 7.5 years for each period, respectively. The weighted-average amortization period as of December 31, 2006 and December 31, 2005 for developed technology was approximately 7.8 and 7.3 years for each period, respectively, and 7.8 years as of December 31, 2006 and 2005, for customer lists and non-compete agreements.

The Lake acquisition discussed above was not a material business acquisition and has been accounted for using the purchase method of accounting. The results of operations of this acquisition have been included in our accompanying consolidated statements of income from the date of acquisitions.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE D—SHORT-TERM INVESTMENTS

The Company accounts for its investments in short-term securities in accordance with Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” All of the Company’s short-term investments are classified as available-for-sale at December 31, 2006, and have been recorded at fair value, which approximates cost. We have also historically purchased and sold similar investments at face value. At December 31, 2006 and December 31, 2005 $64.4 million and $53.8 million, respectively, were recorded as short-term investments, available-for-sale. At December 31, 2005, $9.9 million was recorded as short-term investments, held-to-maturity. Short-term investments include certificates of deposit, municipal preferred securities, equity securities, federal agency issues, mutual funds and commercial paper. The municipal preferred securities and equity securities are auction rate securities which are adjustable-rate securities with dividend rates that are reset periodically by bidders through periodic “Dutch auctions” generally conducted every 7 to 35 days by a trust company or broker/dealer on behalf of the issuer. The Company believes these securities are highly liquid investments through the related auctions; however, the collateralizing securities have stated terms of up to thirty-four (34) years. At December 31, 2006 and December 31, 2005, the Company had no investments that were classified as long-term investments. All investment instruments are rated A or higher by Standard & Poor’s Ratings Group, or equivalent.

The Company’s investments are intended to establish a high-quality portfolio that preserves principal, meets liquidity needs, avoids inappropriate concentrations and delivers an appropriate yield in relationship to the Company’s investment guidelines and market conditions.

The following is a summary of available-for-sale and held-to-maturity securities:

December 31, 2006 (in thousands)	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Gross Fair Value
Short-term, available-for-sale:
Mutual funds	$403	—	—	$403
Municipal bonds	62,985	—	—	62,985
Commercial paper	1,000	—	—	1,000

Totals	$64,388	$—	$—	$64,388

December 31, 2005 (in thousands)	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Gross Fair Value
Short-term, available-for-sale:
Equity securities	$2,988	$—	$—	$2,988
Mutual funds	370	—	—	370
Certificate of deposit	1,034	—	—	1,034
Municipal bonds	49,397	—	—	49,397

Total available-for-sale	$53,789	$—	$—	$53,789

Short-term, held-to-maturity:
Federal agency issues (mature in 2006)	$9,900	$—	$72	$9,828

Total held-to-maturity	$9,900	$—	$72	$9,828

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE E—NET INVESTMENT IN SALES-LEASES

Net investment in sales-leases represents the value of sales-leases presently held under our TotalSolution® program. We currently sell the rental payments due to us from some of the sales-leases. We maintain reserves against our estimate of potential recourse for the balance of sales-leases and for the balance of sold rental payments remaining unbilled. The following table provides detail on the total net balances in sales-leases (In thousands):

	December 31
	2006	2005	2004
Lease balances included in consolidated accounts receivable, net of allocated allowances of $1,586 in 2006; $980 in 2005; and $1,177 in 2004.	$11,024	$8,860	$6,390

Net investment in sales-leases:
Current portion, net of allowances of $1,112 in 2006; $998 in 2005; and $886 in 2004	19,617	19,699	17,151
Long-term portion, includes residual amounts of $803 in 2006; $625 in 2005; and $510 in 2004; net of allowances of $1,763 in 2006; $1,926 in 2005; $1,810 in 2004	31,113	34,758	33,877

Total investment in sales-leases, net of allowances of $4,461 in 2006; $3,904 in 2005; and $3,873 in 2004	61,754	63,317	57,418

Sold rental payments remaining unbilled (subject to limited recourse provisions), net of lease recourse liability reserves of $14,682 in 2006; $14,199 in 2005; and $12,241 in 2004	259,003	256,143	229,163

Total balance of sales-leases and sold rental payments remaining unbilled, net of allowances and reserves	$320,757	$319,460	$286,581

Total allowances and reserves for entire lease portfolio (including lease recourse liabilities)	$19,143	$18,103	$16,114

Reserve levels are established based on portfolio size, loss experience, levels of past due accounts and periodic, detailed reviews of the portfolio. Recourse on the sold rental payments is contractually limited to a percentage of the net credit losses in a given annual period as compared to the beginning portfolio balance for a specific portfolio of sold leases. While our recourse is limited, we maintain reserves at a level sufficient to cover all anticipated credit losses. The aggregate reserve for uncollectible lease payments and recourse liability represents the reserve for the entire lease portfolio. These reserves are either netted from consolidated accounts receivable, netted against current or long-term “investment in sales-leases” or included in long-term liabilities for sold rental payments remaining unbilled. Sales of rental payments per period:

	Years Ended December 31
(In thousands)	2006	2005	2004
Sales of rental payments	$101,644	$119,060	$113,172
Sold payments remaining unbilled at end of year	$273,685	$270,342	$241,404

Sales of rental payments represents the gross selling price or total present value of the payment stream on the sale of the rental payments to third parties. Sold payments remaining unbilled at the end of the year represents the total balance of leases that is not included in our balance sheet. We do not expect to incur any significant losses in excess of reserves from the recourse provisions related to the sale of rental payments. Inter-Tel is compensated for administration and servicing of rental payments sold.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2006, future minimum lease payments related to the sold rental streams remaining unbilled are: 2007—$86.2 million, 2008—$76.2 million, 2009–$59.6 million, 2010—$37.4 million, 2011—$14.2 million, thereafter—$0.1 million.

At December 31, 2006, future minimum lease receipts due from customers related to the lease portfolio included in our December 31, 2006 balance sheet are: 2007—$19.8 million, 2008—$13.5 million, 2009—$9.7 million, 2010—$5.9 million, 2011—$3.9 million, thereafter—$48,000.

During 2006, the Company entered into “rate-lock” agreements with a financial institution in the form of commitments to sell the cash flow streams for leases at a fixed interest rate to the financial institution. As of December 31, 2006, the Company had one outstanding agreement in place to sell cash flow streams with a present value of $10.0 million in March 2007 at a fixed interest rate to the financial institution. Should interest rates decrease substantially, the Company has the option to pay a fee to the financial institution to cancel the commitment.

NOTE F—PROPERTY, PLANT & EQUIPMENT

	December 31
(In thousands)	2006	2005
Computer systems, data processing and other office equipment	$67,935	$63,572
Transportation equipment	2,159	4,026
Furniture and fixtures	5,456	5,212
Leasehold improvements	4,481	4,341
Building	7,274	7,318
Land	2,499	2,499

	89,804	86,968
Less: Accumulated depreciation and amortization	(63,946)	(58,732)

Net property, plant & equipment	$25,858	$28,236

NOTE G—GOODWILL AND PURCHASED INTANGIBLE ASSETS

	December 31
(In thousands)	2006	2005
Goodwill	$47,890	$34,865
Less: Accumulated amortization	(5,025)	(5,025)

Net goodwill	$42,865	$29,840

Purchased intangible assets:
Acquired developed technology	$27,082	$26,332
Customer lists and non-competition agreements	9,631	9,793

	36,713	36,125
Less: Accumulated amortization	(17,143)	(12,474)

Net purchased intangible assets	$19,570	$23,651

For the years ending December 31, 2007, 2008, 2009, 2010, and 2011, the amortization expense on purchased intangible assets is estimated to be $4.4 million, $3.6 million, $3.1 million, $2.4 million and $2.4 million, respectively, based on existing levels of purchased intangible assets. See Note C—Acquisitions for discussion of change in goodwill for Lake acquisition.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE H—OTHER CURRENT LIABILITIES

	December 31
(In thousands)	2006	2005
Compensation and employee benefits	$19,855	$15,703
Customer deposits	4,504	4,252
Deferred revenues	13,945	8,344
Miscellaneous taxes payable	5,056	3,295
Legal settlements	—	10,081
Other accrued expenses	11,785	12,711

	$55,145	$54,386

NOTE I—CREDIT LINE

We maintain a $10 million unsecured bank credit line at prime rate to cover international letters of credit and for other purposes. The credit agreement matures June 30, 2007 and contains certain restrictions and financial covenants. At December 31, 2006, none of the credit line was committed under letter of credit arrangements.

NOTE J—LEASES

Noncancellable operating leases are primarily for buildings. Certain of the leases contain provisions for renewal options and scheduled rent increases. Rental expense amounted to $10.3 million, $9.9 million, and $9.4 million in 2006, 2005, and 2004, respectively, as follows:

(In thousands)	2006	2005	2004
Rental expense, gross	$10,658	$10,329	$9,926
Less: Sublease receipts, gross	(397)	(429)	(545)

Net rental expense	$10,261	$9,900	$9,381

At December 31, 2006, future minimum commitments under noncancellable leases are as follows: 2007—$7.9 million; 2008—$5.4 million; 2009—$4.1 million; 2010—$3.1 million; and 2011—$1.2 million.

NOTE K—INCOME TAXES

We account for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined (and classified as current or long-term) based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of our deferred tax liabilities and assets as of December 31 are as follows:

	December 31,
(in thousands)	2006	2005
Deferred tax liabilities:
Lease—sales and capitalized costs	$78,813	$82,777
Foreign intangibles	1,828	2,325
Tax over book depreciation	1,159	2,417
Other	3,031	3,057

Total deferred tax liabilities	84,831	90,576
Deferred tax assets:
State net operating loss carryforward	3,117	5,259
State tax credit carryforward	2,420	2,420
Federal tax credit carryforward	815	5,052
Insurance reserves	601	672
Accounts receivable reserves	2,112	2,196
Accrued vacation pay	2,261	2,188
Inventory reserve	1,425	982
Accrued legal	361	1,425
Foreign loss carryforwards	2,025	2,553
In-process R&D write-off	3,768	4,354
Restructuring/special charge	—	1,156
Lease receivable reserves	10,157	9,655
Nonqualified stock options	777	—
Other—net	2,690	3,994
Deferred tax assets	32,529	41,906

Less: valuation reserve	6,562	9,179

Net deferred tax assets	25,967	32,727

Net deferred tax liabilities (total deferred tax liabilities less net deferred tax assets)	$58,864	$57,849

The net deferred tax liabilities increased slightly in 2006 due primarily to: reduction of temporary differences for utilization of the federal research credit, tax depreciation, and leasing transactions in our TotalSolution® program. Reductions in capital spending and the federal tax depreciation for bonus depreciation that ended as of December 31, 2004 resulted in a lower deferred tax liability.

The Company had utilized all federal net operating loss carryforwards in 2005. The remaining research and minimum tax credits are expected to be utilized in 2007. The Company filed a change in accounting method with the Internal Revenue Service for the 2002 tax year to utilize accelerated depreciation for dealer leases. This depreciation deduction generated a net operating loss in 2002 that was carried back to 2001 and carried forward to 2003, 2004 and 2005. The federal net operating loss carryforward was fully utilized in 2005, however state net operating losses were not fully utilized, due to most state jurisdictions not allowing net operating loss carryback claims. The 2002 net operating loss created deferred tax assets, not only for the loss, but also for research credits and minimum tax credits. The state research tax will expire beginning in 2018, and the state net operating losses will begin expiring in 2007 and have expiration dates ranging from 5 to 20 years, depending on the jurisdiction, through 2022.

During 2006, 2005 and 2004, the Company recorded income of $4.9 million, $2.9 million, and $1.7 million respectively, from foreign operations. At December 31, 2006, the Company had a deferred tax asset

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

relating to foreign loss carryforwards of approximately $2.0 million and a valuation allowance of $1.5 million for the acquisition of Lake based upon management’s estimate of the portion of the acquired loss carryforward that does not meet the “more likely than not” threshold for recoverability. Any reduction of the valuation allowance would result in a reduction of goodwill based on purchase accounting rules. The foreign loss carryforwards do not have an expiration date. The Company also recognized a tax benefit for the write-off of the Japanese investment in the amount of $550,000 in 2004.

Federal, state and foreign income taxes consisted of the following:

(In thousands)	2006	2005	2004
Current
Federal	$4,782	$3,161	$4,901
State	472	1,955	695
Foreign	1,101	2,020	(79)

Total current	$6,355	$7,136	$5,675

Deferred
Federal	$2,594	$41	$9,302
State	(1,610)	1,446	1,773
Foreign	31	412	(236)

Total deferred	$1,015	$1,899	$10,839

Total income taxes	$7,370	$9,035	$16,514

The principal reasons for the difference between total income taxes (benefit) and the amount computed by applying the statutory federal income tax rate to income before taxes are as follows:

	2006	2005	2004
Federal tax at statutory rates applied to pre-tax income	35.0%	35.0%	35.0%
State tax net of federal benefit	4.1	9.9	3.7
Credit for research activities	(4.4)	(3.7)	(1.6)
Write-off of Japan	—	—	(3.4)
E-Rate settlement	—	—	6.8
Release of reserve	—	(5.3)	—
State NOL valuation allowance	(8.2)	—	—
Foreign	(1.8)	2.0	—
Share-based compensation	2.8	—	—
Tax exempt interest	(5.4)	(3.4)	(1.5)
Other—net	0.9	(0.9)	(1.2)

	23.0%	33.6%	37.8%

The 2006 effective tax rate was favorably impacted by higher exempt interest income, higher income from foreign jurisdictions with lower effective tax rates, an increased research credit and the release of state net operating loss valuation allowances, offset in part by the adoption of SFAS 123R stock-based compensation expenses, which generated lower relative tax benefits on such expenses. The 2006 effective tax rate also includes a $2.6 million state tax benefit related to the release of net operating loss valuation allowances. Due to historical loss experience in various jurisdictions for several subsidiaries, management determined in prior years that it was uncertain that these net operating losses would be recognized. However, management determined during 2006 that selected net operating losses would be utilized for several subsidiaries. Accordingly, the valuation allowance was adjusted based on the expected utilization of the deferred tax asset.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 2006 state tax expense of 4.1% was lower as a percentage of pre-tax net income compared to the 2005 tax rate. The 2005 state tax rate of 9.9% was higher as a result of (1) a change to the rate at which deferred income taxes were expected to be incurred, which resulted in additional state tax expense in 2005 of $1.1 million, and (2) to a lesser extent to the limited utilization of net operating losses in certain subsidiaries relative to prior years. Increased expenditures for research and development resulted in increased research credits for 2006 and in the 2005 provision to return reconciliation. In 2005, the Company finalized federal tax audits with favorable outcomes resulting in the release of contingencies.

The 2004 E-Rate settlement of $9.5 million, further described in Note A to the Consolidated Financial Statements, consisted primarily of nondeductible fines and penalties. The non-deductibility of these fines and penalties also unfavorably impacted the state effective tax rate.

The 2004 write-off of Japan consists of the recognition of the valuation allowance and 2004 Japanese loss, as well as a tax benefit for the write-off of the investment. In prior years the tax benefit of the Japanese operations were offset by a valuation allowance due to historical losses and an inability to project future income by management.

Undistributed earnings of the Company’s foreign subsidiaries totaling approximately $12.0 million and $8.9 million as of December 31, 2006 and 2005, respectively, are considered by the Company to be permanently reinvested; accordingly, deferred income taxes have not been provided on these earnings. Determining the tax liability that would arise if these earnings were remitted is not practicable. The amount would depend on a number of factors, including the amount of the earnings distributed and whether the U.S. operations were generating profits or losses.

The Company believes that it maintains adequate tax reserves to offset the potential liabilities that may arise upon audit. If such reserves ultimately prove to be unnecessary, the resulting reversal of such reserves would result in tax benefits being recorded in the period the reserves are no longer deemed necessary. If such reserves ultimately prove to be less than the ultimate assessment, a future charge to expense would result. The Company has included reserves for potential losses in deferred income tax liabilities.

NOTE L—EQUITY TRANSACTIONS

Treasury Stock. In February 2005, we initiated a stock repurchase program, with no stated expiration date, under which the Board of Directors authorized Inter-Tel to purchase up to $75 million of Inter-Tel Common Stock in the open market from time to time, depending upon general market conditions, the Company’s share price, the level of employee stock option exercises, the level of employee stock purchase plan purchases, the availability of funds and other factors. Under this authorization, we repurchased 716,500 shares during 2005, expending $13.8 million to repurchase these shares. We did not repurchase shares during 2006.

During the first quarter of 2001, we initiated a prior stock repurchase program under which the Board of Directors authorized the repurchase of up to 4,000,000 shares of Inter-Tel Common Stock. We did not repurchase shares during 2004. Under the 2001 and prior authorizations, we repurchased 8,271 shares during 2003, expending $207,000 to repurchase shares for cash pay-outs to former employees in place of ESOP share distributions during 2003. We reissued approximately 631,000; 855,000; and 696,000 shares in 2006, 2005 and 2004, respectively, through stock option and employee stock purchase plan exercises and issuances. The proceeds received for the stock reissued were less than our total cost basis in 2006 and 2005. Accordingly, the difference was recorded as a reduction to retained earnings. During 2004 we reissued treasury shares through stock option and ESPP exercises and issuances, with the proceeds received totaling more than the cost basis of

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the treasury stock reissued. Accordingly, the difference was recorded as an increase to retained earnings. Attached below is a summary of treasury share activity for the past three years:

Treasury shares	2006	2005	2004
Balance on January 1	897,365	1,036,024	1,732,181
Stock repurchases, including ESOP	—	716,500	—
Shares reissued	(630,902)	(855,159)	(696,157)

Balance on December 31	266,463	897,365	1,036,024

Dividend Policy. Since December 31, 1997, we have paid quarterly cash dividends (the “cash dividend”) for every share of Common Stock to stockholders of record. Dividend payments commence on or about 15 days after the end of each fiscal quarter. Our Board of Directors has periodically increased the cash dividend and attached below is a summary of our dividends accrued and paid since December 31, 1997, the date we first declared cash dividends on our Common Stock. Included in the schedule below is a one-time special dividend of $1.00 per share, approved by the Board of Directors in February 2005 and effective for stockholders of record at March 31, 2005 and paid on or about April 15, 2005.

Period	Q1	Q2	Q3	Q4	Totals
1998	$0.01	$0.01	$0.01	$0.01	$0.04
1999	$0.01	$0.01	$0.01	$0.01	$0.04
2000	$0.01	$0.01	$0.01	$0.01	$0.04
2001	$0.01	$0.01	$0.01	$0.02	$0.05
2002	$0.02	$0.02	$0.03	$0.03	$0.10
2003	$0.03	$0.03	$0.06	$0.06	$0.18
2004	$0.06	$0.06	$0.07	$0.07	$0.26
2005	$0.08	$1.08	$0.08	$0.08	$1.32
2006	$0.08	$0.08	$0.08	$0.08	$0.32

Stock Option Plans. In July 1990, we adopted the Director Stock Option Plan (“the Director Plan”) and reserved a total of 500,000 shares of Common Stock for issuance thereunder. Commencing with the adoption of the Plan through 2001, each Eligible Director received a one-time automatic grant of an option to purchase 5,000 shares of our Common Stock. In addition, through 2001 each Eligible Director was granted an option to purchase 5,000 shares upon the date five (5) days after such person became Director, and an additional option to purchase 5,000 shares five (5) days after the date of the regularly scheduled board meeting following the close of our third quarter. All options granted through 2001 had a five-year term and fully vested at the end of six months from the grant date.

In July 2001, as approved by stockholders at the annual stockholders’ meeting in April 2002, the board of directors extended the term of the Director Plan to 2010. Our stockholders also approved amendments to change the date of the annual grant to directors under the Director Plan to five (5) business days after the re-election of directors at the annual meeting of stockholders, and increased the initial automatic option grant and each annual option grant from 5,000 to 7,500 shares. The term of options granted under the Director Plan was also increased from five (5) years to ten (10) years. These amendments did not increase the number of shares authorized for the Director Plan. In each instance, Director Plan options must be granted at not less than 100% of the fair market value of our stock at the dates of grant.

During 2006, the shares reserved for issuance under the Director Plan became insufficient to cover the granting of annual awards provided under the Plan. The Plan held an insufficient number of options to grant to each Director the full amount of options authorized by the Director Plan. Accordingly, the Board of Directors

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

awarded a ratable amount of remaining options to independent Directors effective June 7, 2006 (2,750 options each) and also approved a cash payment to each independent Director in the amount of approximately $29,000 in lieu of the shortfall. Such total amount of approximately $294,000 paid to the ten independent directors was determined using the Black Scholes methodology used by the Company to determine the financial statement expense of such awards. At the upcoming Annual Meeting of Stockholders, Inter-Tel’s Board of Directors intends to recommend for stockholder approval a new Director Plan.

In November 1993, the Board of Directors authorized the Inter-Tel, Incorporated Long-Term Incentive Plan (“the 1994 Long Term Plan”). 2,000,000 shares of Common Stock were originally reserved for issuance under the 1994 Long Term Plan to selected officers and key employees. Options must be granted at not less than 100% of the fair market value of our stock at the dates of grant. Options generally vest over four or five years and expire five to ten years from the date of grant. The 1994 Long Term Plan does not allow incentive stock options to be granted after November 19, 2003, but other forms of awards, as defined in the plan, may be continue to be granted to participants. No awards were granted from the 1994 Plan during 2006 and 33,676 shares remain reserved for issuance as of December 31, 2006.

In February 1997, the Board of Directors authorized the Inter-Tel, Incorporated 1997 Long-Term Incentive Plan (“the 1997 Long Term Plan”). The 1997 Long-Term Plan allows various types of awards, including incentive stock options nonqualified stock options, stock appreciation rights, restricted stock awards, performance share awards, dividend equivalent awards, other stock-based awards, or any other right or interest relating to stock or cash, granted to a participant under the 1997 Long Term Plan. In the past, the Company typically awarded stock options from this Plan. However, future awards may be in any of the forms allowed under the Plan. Options must be granted at not less than 100% of the fair market value of our stock at the dates of grant. Options generally vest over three to five years and expire ten years from the date of grant. In March 2000, the Board of Directors authorized an amendment to the 1997 Long Term Plan to limit our ability to reprice options under the 1997 Long Term Plan. Prior to January 1, 2002, a total of 3,650,000 shares of Common Stock had been reserved for issuance under the 1997 Long Term Plan to selected officers and key employees.

On February 27, 2001 our Board of Directors authorized an amendment to the 1997 Long Term Plan, approved by the stockholders, that provides for an automatic increase in the number of shares of Common Stock reserved thereunder on the first day of each fiscal year equal to the lesser of (a) 2.5% of the outstanding shares on that date, (b) 750,000 shares (subject to appropriate adjustment for all stock splits, dividends, subdivisions, combinations, recapitalizations and like transactions) or (c) a lesser amount as determined by the Board of Directors (the “Renewal Feature”). Based on shares outstanding at January 1 and as approved each year by our Board of Directors for each of the respective periods noted below, the Renewal Feature provided for increases in the number of shares available for issuance under the 1997 Long Term Plan, as follows:

Year	Shares
2002	604,161
2003	622,725
2004	635,741
2005	653,145
2006	656,611

Under the 1994 and 1997 Long Term Plans, in some instances, predetermined share market value increases have been and must be required to be met to allow acceleration of option vesting provisions before the end of the option term.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For purposes of granting incentive stock options only, the 1997 Plan had an original term of 10 years, which expired on February 24, 2007. At the upcoming Annual Meeting of Stockholders, Inter-Tel’s Board of Directors intends to recommend for stockholder approval either an extension of the expiration period of the existing 1997 Plan or a new incentive Plan.

In April 1998, the Board of Directors authorized the Inter-Tel, Incorporated Acquisition Stock Option Plan (the Acquisition Plan). A total of 82,428 shares of Common Stock was reserved for issuance under the Acquisition Plan to selected key employees hired as a result of the acquisition of TMSI. New options must be granted at not less than 100% of the fair market value of our stock at the dates of grant. Options generally vest over four or five years and expire ten years from the date of grant. A portion of the options granted were replacements for options held to purchase shares of stock of the selling company; such replacement grants retained the original terms, including grant dates for vesting purposes and the original grant prices, adjusted using the applicable conversion ratio of the fair value of Inter-Tel’s stock compared to that of the selling company.

In March 2000, the Board of Directors authorized an additional 216,000 shares of Common Stock for issuance under the Acquisition Plan to selected employees hired as a result of the acquisition of selected assets of Executone. In February 2001, the Board of Directors authorized an additional 300,000 shares of Common Stock for issuance under the Acquisition Plan to selected employees hired as a result of the acquisition of selected assets of Convergent. In addition, in October 2001, the Board of Directors authorized an additional 150,000 shares of Common Stock for issuance under the Acquisition Plan to selected employees hired as a result of the acquisition of Mastermind Technologies. Options in each instance must be granted at not less than 100% of the fair market value of our stock at the dates of grant. Options vest over five years and expire ten years from the date of grant.

On April 26, 2005, the Compensation Committee of the Board of Directors of Inter-Tel, with the approval of the board of directors, approved the acceleration of the vesting of certain unvested stock options previously granted to employees under the 1994 Long Term Plan, the 1997 Long Term Plan and the Acquisition Stock Option Plan. With the exception of any options granted to all Directors and Named Executive Officers, all unvested options with exercise prices greater than the closing price as of the close of the Nasdaq stock market on May 3, 2005 ($19.13) became exercisable in full. Such options would otherwise have vested from time to time over the subsequent five years. Approximately 617,000 options were accelerated at grant prices ranging from $19.16 to $31.58. All other terms and conditions applicable to outstanding stock option grants, including the exercise prices and number of shares subject to the accelerated options, were unchanged. The stock option agreements with respect to the options were deemed amended accordingly. This acceleration of the vesting provision increased the stock based compensation expense and decreased the pro forma net income shown in the table in Note B above by $5.4 million for the year ended December 31, 2005.

The Board of Directors considered several factors in determining to accelerate the vesting of these options, including the effect on the Company’s reported stock option expense in future periods, administrative burden required to track and account for the vesting periods under new accounting rules and the potential benefit to the Company and its stockholders in retaining the services of the affected employees.

Refer to Note B for additional information regarding stock based compensation plans.

1997 Employee Stock Purchase Plan. In April 1997, the Board of Directors and stockholders adopted the Employee Stock Purchase Plan (the Purchase Plan) and reserved 500,000 shares for issuance to eligible employees. In April 2002, the Board of Directors and stockholders approved an amendment to the Plan to increase the number of authorized shares by 500,000 shares for a total of 1,000,000 authorized thereunder. Under the Purchase Plan, employees are granted the right to purchase shares of Common Stock at a price per share that

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

is 85% of the lesser of the fair market value of the shares at: (i) the participant’s entry date into each six month offering period, or (ii) the end of each six month offering period. Employees may designate up to 10% of their compensation for the purchase of stock. Under the Plan, we sold 62,257 shares for approximately $1,113,000 ($17.88 per share) to employees in 2006, 69,325 shares for approximately $1,196,000 ($17.25 per share) to employees in 2005, and 49,758 shares for approximately $1,051,000 ($21.13 per share) to employees in 2004. At December 31, 2006, 335,002 shares remained authorized under the Plan, although the Plan is scheduled to expire pursuant to its terms at its original 10-year plan expiration after the six month Offering Period expires on May 30, 2007. At the upcoming Annual Meeting of Stockholders, Inter-Tel’s Board of Directors intends to recommend for stockholder approval either an extension of the expiration period of the existing Plan or a new Plan with terms similar to the existing Plan.

NOTE M—EARNINGS PER SHARE

Diluted earnings per share assume that outstanding common shares were increased by shares issuable upon the exercise of all outstanding stock options for which the market price exceeds exercise price, less shares which could have been purchased with related proceeds, if the effect would not be antidilutive.

The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,
(In thousands, except per share amounts)	2006	2005	2004
Numerator:
Net income	$24,621	$17,854	$27,213

Denominator:
Denominator for basic earnings per share—weighted average common shares	26,581	26,261	25,767
Effect of dilutive securities:
Employee and director stock options (1)	645	946	1,499

Denominator for diluted earnings per share—adjusted weighted average common shares and assumed conversions	27,226	27,207	27,266

Basic income per share	$0.93	$0.68	$1.06

Diluted income per share	$0.90	$0.66	$1.00
Options excluded from diluted net earnings per share calculations (2)	1,122	669	201

(1)	The adoption of FAS123R, effective January 1, 2006 also changed the method of computation of dilutive shares for 2006. If the same method used to determine dilutive shares in 2005 and 2004 was used in 2006, the dilutive shares would have been 724 year ended December 31, 2006. This did not change the diluted earnings per share for the year ended December 31, 2006.

(2)	At December 31, 2006, 2005, and 2004, options to purchase shares of Inter-Tel stock were excluded from the calculation of diluted net earnings per share because the exercise price of these options was greater than the average market price of the common shares for the respective periods, and therefore the effect would have been antidilutive.

NOTE N—RETIREMENT PLANS

Inter-Tel maintains retirement plans for the benefit of our employees. Under our 401(k) Retirement Plan, participants may contribute on an annual basis up to the maximum amount allowed by the Internal Revenue

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Service. We make voluntary annual contributions to the Plan of 50% of contributions made by Plan participants of up to 6 percent of each participant’s compensation. Our matching contributions to the Plan totaled $2.1 million, $2.0 million, and $1.9 million, in 2006, 2005 and 2004, respectively.

NOTE O—SEGMENT INFORMATION

Inter-Tel follows Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 established standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also established standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions as to how to allocate resources and assess performance. The Company’s chief decision maker, as defined under SFAS 131, is the Chief Executive Officer.

We view our operations as primarily composed of two segments: (1) our principal segment, which includes sales of telephone systems, telecommunications software, hardware and related services, and (2) network services, including resale of local and long distance calling services, voice circuits and data circuits through Inter-Tel NetSolutions® (NetSolutions), as well as commissions earned by Network Services Agency, our division serving as an agent selling local and network services such as T-1 access, frame relay and other voice and data circuit services on behalf of Regional Bell Operating Companies (RBOCs) and local exchange carriers (collectively, “Network Services”). Sales of these systems, software, related services and Network Services are provided through the Company’s direct sales offices and dealer network to business customers in North America, and in parts of Europe, South Africa and Asia. As a result, financial information disclosed represents substantially all of the financial information related to the Company’s two principal operating segments. Results of operations for the Network Services segment, if the operations were not included as part of the consolidated group, could differ materially, as the operations are integral to the total telephony solution offered by us to our customers.

For the years ended December 31, we generated income from business segments, including charges, as follows:

(In thousands, except per share amounts)	Principal Segment	Proxy Expenses and Legal Costs Related to Settlement	Subtotal Principal Segment	Resale of Local, Long Distance and Network Services	Total
2006
Net sales	$398,150	$—	$398,150	$60,214	$458,364
Gross profit	205,033	—	205,033	22,494	227,527
Operating income	24,273	(7,442)	16,831	9,217	26,048
Interest and other, net	5,957	—	5,957	189	6,146
Loss on foreign currency transactions	(203)	—	(203)	—	(203)
Income taxes	8,132	(2,881)	5,251	2,119	7,370
Net income (loss)	$21,895	$(4,561)	$17,334	$7,287	$24,621
Net income (loss) per diluted share (1)	$0.81	$(0.17)	$0.64	$0.27	$0.90
Weighted average diluted shares (1)	27,226	27,226	27,226	27,226	27,226
Goodwill	$40,730	$—	$40,730	$2,135	$42,865
Total assets	$421,058	$—	$421,058	$15,823	$436,881
Depreciation and amortization	$13,973	$—	$13,973	$73	$14,046

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)	Principal Segment	Legal Judgment & Settlement	Subtotal Principal Segment	Resale of Local, Long Distance and Network Services	Total
2005
Net sales	$387,606	$—	$387,606	$55,288	$442,894
Gross profit	204,817	—	204,817	21,493	226,310
Operating income	24,689	(11,986)	12,703	9,983	22,686
Interest and other, net	3,821	—	3,821	167	3,988
Gain on foreign currency transactions	215	—	215	0	215
Income taxes	10,300	(4,135)	6,165	2,870	9,035
Net income (loss)	$18,425	$(7,851)	$10,574	$7,280	$17,854
Net income (loss) per diluted share (1)	$0.68	$(0.29)	$0.39	$0.27	$0.66
Weighted average diluted shares (1)	27,207	27,207	27,207	27,207	27,207
Goodwill	$27,705	$—	$27,705	$2,135	$29,840
Total assets	$381,729	$—	$381,729	$14,539	$396,268
Depreciation and amortization	$13,596	$—	$13,596	$57	$13,653

(In thousands, except per share amounts)	Principal Segment	E-Rate	Subtotal Principal Segment	Resale of Local, Long Distance and Network Services	Total
2004
Net sales	$367,969	$—	$367,969	$48,799	$416,768
Gross profit	202,624	—	202,624	18,826	221,450
Operating income	43,177	(9,261)	33,916	7,674	41,590
Interest and other, net	2,354	—	2,354	182	2,536
Gain on foreign currency transactions	(399)	—	(399)	—	(399)
Income taxes	14,371	(304)	14,067	2,447	16,514
Net income (loss)	$30,761	$(8,957)	$21,804	$5,409	$27,213
Net income (loss) per diluted share (1)	$1.13	$(0.33)	$0.80	$0.20	$1.00
Weighted average diluted shares (1)	27,266	27,266	27,266	27,266	27,266
Goodwill	$18,923	$—	$18,923	$2,135	$21,058
Total assets	$399,069	$—	$399,069	$8,714	$407,783
Depreciation and amortization	$9,897	$—	$9,897	$107	$10,004

(1)	Options that are antidilutive because the exercise price was greater than the average market price of the common shares are not included in the computation of diluted earnings per share. See Note L for additional information.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our revenues are generated predominantly in the United States. Total revenues generated from U.S. customers totaled $412.6 million, or 90.0% of total revenues, $405.6 million, or 91.6% of total revenues, and $403.7 million, or 96.8% of total revenues for the years ended December 31, 2006, 2005, and 2004, respectively. Revenues from customers located internationally accounted for 10.0%, 8.4%, and 3.2% of total revenues for the years ended December 31, 2006, 2005, and 2004, respectively. Substantially all of the foreign revenues were generated by our principal segment for each of the last three years. Refer to the tables below for additional geographical revenue data.

	Year Ended December 31,
(in thousands, except percentages)	2006		2005		2004
Source of net sales	$	%	$	%	$	%
Domestic	412,623	90.0	405,607	91.6	403,620	96.8
Lake Communications	28,532	6.2	22,996	5.2	—	—
Other International	17,209	3.8	14,291	3.2	13,148	3.2

Total net sales	458,364	100.0	442,894	100.0	416,768	100.0

2006 revenue percentages from foreign sources increased as a result of our acquisition of Lake in March 2005, as well as increased revenues from our Inter-Tel Europe and Swan operations. 2005 revenue percentages from foreign sources primarily increased as a result of our acquisition of Lake in March 2005. Lake is based in Dublin, Ireland with majority of its sales made to the United Kingdom, Australia, other European countries, and South Africa. Other International revenues identified in the table above primarily consist of revenues from Inter-Tel UK and Swan Solutions. These other international offices sell predominantly into the United Kingdom and other European countries. All sales made between Inter-Tel divisions are eliminated and are not represented in the above amounts or in the Consolidated Statements of Income.

Our applicable long-lived assets at December 31, 2006 included Property, Plant & Equipment; Goodwill; and Purchased Intangible Assets. The net amount located in the United States was $50.5 million and the amount in foreign countries was $37.8 million at December 31, 2006. Our applicable long-lived assets at December 31, 2005 included Property, Plant & Equipment; Goodwill; and Purchased Intangible Assets. The net amount located in the United States was $60.2 million and the amount in foreign countries was $21.5 million at December 31, 2005. At December 31, 2004, the net amount located in the United States was $56.1 million and the amount in foreign countries was $3.8 million. The increase in foreign assets related primarily to the acquisition of Lake.

NOTE P—FINANCIAL INSTRUMENTS

Concentration of Credit Risk. Financial instruments that potentially subject Inter-Tel to significant concentrations of credit risk consist principally of cash investments, trade accounts receivable, and net investment in sales-leases. We maintain cash and equivalents not invested in money market funds with a major bank in our marketplace. We perform periodic evaluations of the relative credit standing of the financial institution. Concentrations of credit risk with respect to trade accounts receivable and net investment in sales-leases are limited due to the large number of entities comprising our customer base.

Fair Value of Financial Instruments. The carrying amount of cash and equivalents, accounts receivable, net investment in sales-leases, and accounts payable reported in the consolidated balance sheets approximate their fair value.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE Q—SUPPLEMENTAL CASH FLOW

	Years Ended December 31,
(In thousands)	2006	2005	2004
Cash paid for:
Interest	$65	$85	$118
Income taxes paid (received)	4,711	1,222	$(1,156)

Changes in operating assets and liabilities:
Increase in receivables and current net investment in sales-leases	$(7,245)	$(1,295)	$(4,494)
Increase in inventories	(7,264)	(2,988)	(2,192)
(Increase) decrease in prepaid expenses and other assets	11,598	(998)	5,933
(Decrease) increase in long-term net investment in sales-leases and other assets	2,813	(1,348)	(1,809)
(Decrease) increase in accounts payable and other current liabilities	(3,800)	(4,365)	4,685

	$(3,898)	$(10,994)	$2,123

NOTE R—QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

A summary of the quarterly results of operations for the years ended December 31, 2006 and 2005 follows (quarterly amounts may not add to the year-end totals due to rounding):

(In thousands, except per share amounts)

2006	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Net sales	$106,923	$115,925	$117,034	$118,481
Gross profit	53,278	56,762	58,028	59,458
Other charges	1,314	—	—	—
Net income	$3,201	$4,786	$7,480	$9,155
Net income per share—Basic	$0.12	$0.18	$0.28	$0.34
Net income per share—Diluted	$0.12	$0.18	$0.27	$0.33
Weighted average basic common shares	26,308	26,534	26,674	26,814
Weighted average diluted common shares	26,980	27,227	27,305	27,400

2005	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Net sales	$105,618	$115,265	$111,335	$110,676
Gross profit	53,965	60,045	56,260	56,040
Other charges	—	—	10,378	1,608
Net income	$1,958	$6,941	$735	$8,220
Net income per share—Basic	$0.07	$0.26	$0.03	$0.31
Net income per share—Diluted	$0.07	$0.26	$0.03	$0.31
Weighted average basic common shares	26,373	26,301	26,147	26,222
Weighted average diluted common shares	27,788	27,069	27,056	26,914

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In Thousands)
	Col. A	Col. B	Col. C		Col. D	Col. E.
DESCRIPTION	Balance at Beginning of Period	Charged to Costs & Expenses	Charged to Other Accounts		Charged to Deductions (1)	Balance at End of Period
Year ended December 31, 2006
Deducted from asset accounts:
Allowance for doubtful accounts	$6,235	$2,274	$—		$2,187	$6,323
Allowance for sales-leases	2,924	250	—		299	2,875
Lease recourse liability	14,199	692	—		210	14,682

Year ended December 31, 2005
Deducted from asset accounts:
Allowance for doubtful accounts	$9,921	$1,151	$(405	)(2)	$4,432	$6,235
Allowance for sales-leases	2,696	683	—		455	2,924
Lease recourse liability	12,241	3,089	—		1,131	14,199

Year ended December 31, 2004
Deducted from asset accounts:
Allowance for doubtful accounts	$11,010	$1,525	$(349	)(2)	$2,265	$9,921
Allowance for sales-leases	2,734	711	—		749	2,696
Lease recourse liability	12,020	3,128	—		2,907	12,241

(1)	Uncollectible accounts written off, net of recoveries.

(2)	Acquisition related adjustments.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	June 30, 2007 (unaudited)	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and equivalents	$198,922	$141,899
Short-term investments	7,940	64,388

TOTAL CASH AND SHORT-TERM INVESTMENTS	206,862	206,287
Accounts receivable, net of allowances of $7,192 in 2007 and $6,319 in 2006	47,157	49,027
Inventories	24,075	25,287
Net investment in sales-leases, net of allowances of $1,123 in 2007 and $1,112 in 2006	19,774	19,617
Income taxes receivable	—	3,035
Deferred income taxes	2,037	599
Prepaid expenses and other assets	14,180	12,476

TOTAL CURRENT ASSETS	314,085	316,328
PROPERTY, PLANT & EQUIPMENT	24,171	25,858
GOODWILL	41,366	42,865
PURCHASED INTANGIBLE ASSETS	17,316	19,570
NET INVESTMENT IN SALES-LEASES, net of allowances of $1,883 in 2007 and $1,763 in 2006	33,175	31,113
OTHER ASSETS	984	1,147

TOTAL ASSETS	$431,097	$436,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$34,421	$34,261
Acquisition payable	—	13,000
Deferred income taxes	6,258	12,246
Other current liabilities	51,207	55,145

TOTAL CURRENT LIABILITIES	91,886	114,652
DEFERRED INCOME TAXES	42,756	47,712
LEASE RECOURSE LIABILITY	14,284	14,682
LONG TERM INCOME TAXES PAYABLE	9,374	—
OTHER LIABILITIES	6,839	7,179
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value-authorized 100,000,000 shares; issued—27,307,175 shares at June 30, 2007 and 27,161,823 shares at December 31, 2006; outstanding—27,307,175 at June 30, 2007 and 26,895,360 shares at December 31, 2006	27	27
Additional Paid-In Capital	131,867	127,044
Retained earnings	130,853	127,787
Accumulated other comprehensive income	3,211	2,178

	265,958	257,036
Less: Treasury stock at cost—266,463 shares at December 31, 2006	—	(4,380)

TOTAL STOCKHOLDERS’ EQUITY	265,958	252,656

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$431,097	$436,881

See accompanying notes to Condensed Consolidated Financial Statements.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
NET SALES
Telecommunications systems, software and related	$98,429	$100,921	$192,295	$193,164
Resale of local, long distance and network services	15,982	15,004	31,581	29,684

TOTAL NET SALES	114,411	115,925	223,876	222,848
COST OF SALES
Telecommunications systems, software and related	48,616	49,628	94,562	94,111
Resale of local, long distance and network services	10,555	9,535	20,684	18,697

TOTAL COST OF SALES	59,171	59,163	115,246	112,808

GROSS PROFIT	55,240	56,762	108,630	110,040

Research and development	8,388	8,799	16,632	17,106
Selling, general and administrative	40,063	38,081	81,415	76,236
Amortization of purchased intangible assets	1,112	1,185	2,227	2,316
Proxy contest and related costs	3,094	2,087	3,661	2,464
Legal settlement costs	—	—	—	1,311

	52,657	50,163	103,935	99,433

OPERATING INCOME	2,583	6,599	4,695	10,607
Interest and other, net	2,027	1,528	3,849	2,787
Foreign currency transaction losses	(124)	(358)	(106)	(362)

INCOME BEFORE INCOME TAXES	4,486	7,769	8,438	13,032
INCOME TAXES	1,497	2,984	2,821	5,045

NET INCOME	$2,989	$4,785	$5,617	$7,987

NET INCOME PER SHARE—BASIC	$0.11	$0.18	$0.21	$0.30
NET INCOME PER SHARE—DILUTED	$0.11	$0.18	$0.20	$0.29

DIVIDENDS PER SHARE	—	$0.08	$0.08	$0.16

Average number of common shares outstanding—Basic	27,166	26,534	27,055	26,421

Average number of common shares outstanding—Diluted	27,910	27,227	27,762	27,103

See accompanying notes to Condensed Consolidated Financial Statements.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Six Months Ended June 30,
	2007	2006
OPERATING ACTIVITIES
Net income	$5,617	$7,987
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of fixed assets	4,370	4,496
Amortization of patents included in R&D expenses	32	9
Amortization of purchased intangible assets	2,227	2,316
Provision for losses on receivables	2,363	323
Provision for losses on leases	45	1,389
Provision for inventory valuation	1,562	653
Share based compensation expense	2,014	2,135
Excess tax benefits from stock options exercised	(706)	(1,090)
Increase (decrease) in other liabilities	8,550	(1,146)
Loss (gain) on sale of property and equipment	47	(9)
Deferred income taxes	(10,789)	(555)
Changes in operating assets and liabilities	(2,700)	(3,295)

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,632	13,213
INVESTING ACTIVITIES
Purchases of short-term investments	(38,993)	(38,762)
Maturities and sales of short-term investments	95,442	38,570
Additions to property, plant and equipment	(2,757)	(3,391)
Proceeds from disposal of property, plant and equipment	27	31
Cash used in acquisitions	(13,000)	(9)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	40,719	(3,561)
FINANCING ACTIVITIES
Cash dividends paid	(4,313)	(4,212)
Payments on term debt	(26)	(24)
Proceeds from Stock issued under the Employee Stock Purchase Plan	480	542
Proceeds from exercise of stock options	5,792	3,820
Excess tax benefits from stock options exercised	706	1,090

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,639	1,216

EFFECT OF EXCHANGE RATE CHANGES	1,033	1,390

INCREASE IN CASH AND EQUIVALENTS	57,023	12,258
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	141,899	103,774

CASH AND EQUIVALENTS AT END OF PERIOD	$198,922	$116,032

See accompanying notes to Condensed Consolidated Financial Statements.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 30, 2007

NOTE A—BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles applicable to interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods presented have been included. Operating results for the quarter and six month periods ending June 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007. The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Certain prior year amounts have been reclassified to conform with the current period presentation.

Contingencies

We are a party to various claims and litigation in the normal course of business. Management’s current estimated range of liability related to various claims and pending litigation is based on claims for which our management can estimate the amount or range of loss. Because of the uncertainties related to both the amount or range of loss on the remaining pending claims and litigation, management is unable to make a reasonable estimate of the liability that could result from an unfavorable outcome. As additional information becomes available, we will assess the potential liability related to our claims and pending litigation, revise our estimates and accrue for any losses to the extent that they are probable and the amount is estimable. Such revisions in our estimates of the potential liability could materially impact our results of operations and financial position. However, at June 30, 2007 management did not believe that the ultimate impact of various claims and pending litigation would have a materially adverse effect on the financial condition, cash flows and results of operations of the Company.

In March 2006, certain prior Executone dealers filed a complaint in Columbus, Ohio similar to the complaint in the Florida trial resolved in 2006. While Inter-Tel is in the process of conducting discovery and evaluating the complaint, Inter-Tel believes that the claims are without merit and Inter-Tel intends to vigorously defend against the complaint.

In the first quarter of 2006, the Company settled a legal matter in connection with a longstanding dispute with a former international dealer that existed as of December 31, 2005. The Company recorded an accrual for the settlement amount and related fourth quarter legal fees as of December 31, 2005. The settlement plus related fourth quarter legal fees totaled $1.6 million. Additional legal fees totaling approximately $1.3 million were recorded as period costs during the first quarter of 2006 relating to this matter.

On April 30, 2007, two shareholder class action lawsuits were filed in the Superior Court of the State of Arizona, County of Maricopa, against Inter-Tel and the Board of Directors: Joel Gerber v. Inter-Tel Incorporated, et al., Case No. CV2007-007444 (the “Gerber Action”), and Farr v. Inter-Tel, Inc., et al., Case No. CV2007-007655 (the “Farr Action”) and another was filed on May 22, 2007, Suan Investments, Inc. v. Stout, et al., Case No. CV2007-009603 (the “Suan Action”) (collectively “the Arizona Shareholder Actions.”) The actions combined allege that the Board of Directors breached their fiduciary duties of loyalty and due care in

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June 30, 2007

connection with the proposed merger with Mitel Networks Corporation (“Mitel”) by purportedly standing on both sides of the transaction, engaging in self-dealing, obtaining unspecified personal benefits, approving the merger without regard to the fairness of the transaction to Inter-Tel stockholders, failing to exercise independent business judgment, and imprudently accepting and relying upon advice as to the fairness of the consideration for the proposed merger with Mitel from a financial advisor with allegedly conflicted interests. The actions further allege that the proposed merger is a product of a flawed process that was not designed to ensure the sale of Inter-Tel for the highest value. The Gerber action requests an injunction prohibiting Inter-Tel from consummating the proposed merger, as well as attorneys’ fees and costs. The Farr action seeks an injunction prohibiting Inter-Tel from consummating the proposed merger with Mitel and, to the extent consummated, rescission of the proposed merger with Mitel and any of the terms of the Mitel merger agreement, as well as the imposition of a constructive trust for improper benefits allegedly received by defendants. The complaint also requests attorneys’ fees and costs. The Suan action seeks an injunction prohibiting Inter-Tel from consummating the merger, rights of rescission against the merger agreement entered into with Mitel, an accounting for plaintiff’s alleged damages, and attorneys’ fees and costs. On June 15, 2007, the Court granted the Company’s motion to stay the Arizona Shareholder Actions pending resolution of the Delaware Stockholder Action (described below), and ruled that the plaintiffs’ motions to expedite the proceedings were, accordingly, moot. The plaintiffs then sought to intervene in the Delaware Stockholder Action and on June 22, 2007, the Delaware Court of Chancery granted the plaintiffs’ motion to intervene. Inter-Tel believes that the claims are without merit and Inter-Tel intends to vigorously defend against all claims brought in the Arizona Shareholder Actions.

Inter-Tel and certain members of the Board of Directors are defendants in a stockholder class action suit filed on June 15, 2006, entitled Mercier v. Inter-Tel (Delaware), Inc., et al., No. 2226-VCS, in the Court of Chancery of the State of Delaware (“Delaware Stockholder Action”). On March 27, 2007, the plaintiff filed a Second Amended Complaint (“SAC”) and on May 25, 2007, the plaintiff filed supplement to the SAC alleging that the defendants breached their fiduciary duties because they failed to properly pursue a higher bid for sale of Inter-Tel. The proposed supplement to the SAC sought an injunction prohibiting Inter-Tel from consummating the proposed merger with Mitel and sought an order requiring the defendants to conduct an auction of Inter-Tel open to Steven G. Mihaylo, Vector Capital Corporation, and all other potentially interested bidders. It further sought an injunction against enforcement of Inter-Tel’s business combination charter amendment approved by stockholders on May 31, 2006 (“the BCCA”) or, alternatively, a declaration that Mitel is an interested stockholder under the BCCA and that the proposed merger with Mitel cannot be consummated because the required vote cannot be obtained. Finally, it sought a declaration that representations and covenants in the merger agreement with Mitel are invalid, and damages in an unspecified amount. On May 24, 2007, the plaintiff filed motions seeking a preliminary injunction and summary judgment on the claims in the SAC. On June 4, 2007, the Court denied the plaintiff’s Motion For Expedited Proceedings, which sought to set a briefing schedule for a preliminary injunction and allow discovery on an expedited basis regarding alleged failure of Inter-Tel’s Board of Directors to maximize stockholder value, among other claims. On July 12, 2007, the plaintiffs (now including the Arizona Shareholder Action plaintiffs) filed a Second Supplement to the Second Amended Complaint alleging, in addition to their prior claims, that it was improper for the stockholder meeting scheduled for June 29, 2007, to be rescheduled for August 2, 2007. On July 19, 2007, the plaintiffs filed a motion for preliminary injunction, and the parties have conducted expedited discovery. The motion seeks to enjoin the consummation of the merger on the grounds that Inter-Tel improperly rescheduled the stockholder vote. The motion is set to be heard on August 8, 2007. Inter-Tel believes that all of the plaintiffs claims in the Delaware Stockholder Action are without merit, and intends to vigorously defend against them.

On January 5, 2005, the Company received court approval of a civil settlement agreement (the “Civil Settlement”) and a criminal plea agreement (the “Plea Agreement”) with the United States of America, each dated as of December 8, 2004 and disclosed on that same date. The court approval of the Civil Settlement and

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June 30, 2007

Plea Agreement resolves the investigation of the Department of Justice into the participation of Inter-Tel Technologies, Inc., the Company’s wholly-owned subsidiary (“Technologies”) in a federally administered “E-Rate program” to connect schools and libraries to the Internet. In connection with the Civil Settlement, Technologies paid a penalty of $6.7 million and forgave the collection of certain accounts receivable of $0.3 million related to Technologies’ participation in the E-Rate program. In connection with the Plea Agreement, Technologies entered guilty pleas to charges of mail fraud and an antitrust violation. Under the Plea Agreement, Technologies paid a fine of $1.7 million and is observing a three-year probationary period, which has, among other things, required Technologies to implement a comprehensive corporate compliance program. On December 20, 2005, in connection with the Civil Settlement, Technologies paid outside counsel for the plaintiffs in that action $0.1 million in settlement of their demand for attorney’s fees and costs. On March 10, 2006, Technologies agreed to pay an additional $0.4 million to plaintiffs’ inside counsel in settlement of their separate demand for fees and costs. Inter-Tel has incurred additional costs and suffered revenue losses, including uncompensated E-Rate work, accounts receivable forgiveness, and related attorneys’ fees and other expenses. The payments constituting the primary components of the settlement and fines were not tax deductible.

In addition, on January 21, 2005, Technologies received notification from the Federal Communications Commission (the “FCC”) that the Technologies subsidiary was temporarily suspended from participation in the E-Rate program pending a final hearing to determine a possible debarment of three (3) years or more. Technologies contested the scope and length of the proposed debarment from the E-Rate program. The Company was notified on June 30, 2006 that on or about June 21, 2006, the FCC issued its final decision on the matter and imposed upon the Technologies subsidiary a debarment from the E-Rate program of one (1) year from June 30, 2006, and which terminated on or about June 30, 2007. Reasons for the shorter period were, among other factors, that Technologies had instituted a compliance program and been cooperative in the investigation and ongoing hearings with the Department of Justice. The FCC order further clarified that the parent and other subsidiaries were not debarred. The Company recorded no revenues since January 21, 2005 relating to Inter-Tel Technologies’ participation in the E-Rate program.

During the second quarter of 2005, we identified variances in our sales processes as they relate to certain terms included in the U.S. General Services Administration (GSA) pricing and trade agreement requirements applicable to our business. As a result of this identification, Inter-Tel made voluntary self-disclosure of the matter to the Inspector General of the GSA. We took appropriate corrective measures with respect to these potential variances at the time and continue to review our compliance. In the second quarter of 2005, we accrued $1.8 million in estimated pre-tax adjustments, including reductions in net sales and increases to costs, fines and penalties that may be incurred to correct this issue, of which we have paid $1.2 million through June 30, 2007. Our estimate at June 30, 2007 remains the same as the total identified as of the end of the second quarter of 2005. Our current contract with the GSA expires in September 2007, and we have requested and expect to receive a new contract prior to expiration. However, there can be no assurance that the GSA will issue such contract.

Our NetSolutions® subsidiary pays various federal, state and local taxes and regulatory fees in numerous jurisdictions throughout the United States. There is often uncertainty and complexity regarding the tax and regulatory treatment of NetSolutions’® services and, consequently, uncertainty about what fees and taxes are due from NetSolutions® or its customers and what amounts may ultimately be payable to the various jurisdictions. The Company accrues estimates for these potential regulatory fees and taxes in the normal course of business. In the first quarter of 2007, NetSolutions® changed billing platforms and determined that additional potential regulatory fees and taxes were probable of being paid in excess of prior accruals. As a result, the Company increased its accrued liabilities for such regulatory fees and taxes during the quarter ended March 31, 2007 by $1.8 million.

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June 30, 2007

Inventories

We value our inventories at the lower of cost (principally on a standard cost basis, which approximates the first-in, first-out (FIFO) method) or market.

Recent Accounting Pronouncements

Uncertain Tax Positions—In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted the provisions of FIN 48 effective January 1, 2007.

As a result of the implementation of FIN 48, the Company recorded an increase in the liability for unrecognized tax benefits of $181,000, which was accounted for as a reduction to retained earnings. As of June 30, 2007, the total long-term liability for unrecognized tax benefits is $8.7 million, of which $1.3 million, if recognized, would result in a reduction of the Company’s effective tax rate. In accordance with our accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. At January 1, 2007 accrued interest and penalties totaled $1.1 million. At June 30, 2007, the accrued interest and penalties totaled approximately $1.3 million.

We are subject to U.S. federal tax as well as income tax of multiple state and local jurisdictions and the foreign jurisdictions of Australia, Ireland and the United Kingdom. The Internal Revenue Service has examined the federal taxes through December 31, 2003; however 2001 and forward remain open for carryforward attributes and the 2003 tax year is open by statute. With limited exception, the state and local jurisdictions are no longer subject to income tax audit for years prior to 2002. Australia and the United Kingdom are subject to examination for the years ended December 31, 2005 to current and Ireland has five open years from 2001 forward.

There are no uncertain tax positions for which it is reasonably possible that the unrecognized tax benefits will significantly increase or decrease within twelve months. In addition, there were no material changes related to unrecognized tax benefits in the second quarter of 2007.

Fair Value Option—In 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” to permit entities to choose to measure many financial instruments at fair value with subsequent changes in fair value to be reported in net income for the period. This choice is made for each individual financial instrument, is irrevocable and, after implementation, must be determined when the entity first commits to or recognizes the financial instrument. Implementation is required in the first quarter of 2008 with any changes in the measurement of existing financial instruments to be reported as an adjustment to the opening balance of retained earnings. The Company is presently evaluating these new requirements to determine whether the fair value election will be used for various financial assets and liabilities at implementation or for financial assets and liabilities acquired subsequently.

Fair value measurements—In 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” to expand disclosures about fair value measurements and to clarify how to measure fair value by focusing on the price that would be received when selling an asset or paid to transfer a liability. Implementation is required in the first quarter of 2008 with any changes to the fair values of assets or liabilities to be reported generally in net income or, for fixed maturities and equity securities held for sale and derivatives that hedge future cash flows, in

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June 30, 2007

accumulated other comprehensive income (loss) for the period. The Company is presently evaluating these new requirements to determine whether any changes to the fair value measurements of its assets and liabilities will result at implementation.

NOTE B—EARNINGS PER SHARE

Diluted earnings per share assume that outstanding common shares were increased by shares issuable upon the exercise of all outstanding stock options for which the market price exceeds exercise price, less shares which could have been purchased with related proceeds, if the effect would not be antidilutive.

The following table sets forth the computation of basic and diluted earnings per share:

(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Numerator: Net income	$2,989	$4,785	$5,617	$7,987
Denominator:
Denominator for basic earnings per share—weighted average shares	27,166	26,534	27,055	26,421
Effect of dilutive securities:
Employee and director stock options	744	693	707	682
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	27,910	27,227	27,762	27,103
Basic earnings per share	$0.11	$0.18	$0.21	$0.30
Diluted earnings per share	$0.11	$0.18	$0.20	$0.29
Options excluded from diluted net earnings per share calculations (1)	157	1,120	173	1,120

(1)	At June 30, 2007 and 2006, options to purchase shares of Inter-Tel stock were excluded from the calculation of diluted net earnings per share because the exercise price of these options was greater than the average market price of the common shares for the respective periods, and therefore the effect would have been antidilutive.

NOTE C—ACQUISITIONS AND INTANGIBLE ASSETS

Lake. On February 28, 2005, Inter-Tel Lake Ltd., a wholly owned Irish subsidiary of Inter-Tel (Delaware), Incorporated executed an agreement for the purchase of 100% of the issued share capital of Lake Communications Limited and certain affiliated entities (collectively, “Lake”) for $28.7 million (including capitalized transaction costs of $0.7 million), plus a potential earn-out to be based upon certain targets relating to operating results for Lake through the first eighteen months following the closing date of the transaction. The final earn-out amount of $13.0 million was determined and recorded in December 2006 and paid in April 2007. The transaction closed on March 4, 2005. In total, the Company has recorded $19.3 million of purchased intangible assets of which a total of $2.6 million was charged to expense in the first quarter of 2005 as in-process research and development costs with the balance being amortized over eight years. Additionally, we recorded $20.2 million of goodwill.

Lake, based in Dublin, Ireland, is a provider of converged communications products in the under 40 user market, including the Inter-Tel 3000 (formerly the Inter-Tel EncoreCX®) and the Embarq Connection Central products currently being distributed in the United States. Lake designs and develops its products for sale

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June 30, 2007

through a distribution network of telecom operators and distributors, including Inter-Tel in the United States. Lake out-sources its manufacturing to third-party suppliers.

Intangible Assets. The weighted-average amortization period for total purchased intangibles as of June 30, 2007 and December 31, 2006 was approximately 7.9 years and 7.8 years, respectively. The weighted-average amortization period as of June 30, 2007 and December 31, 2006 for developed technology was approximately 8.0 and 7.8 years for each period, respectively, and 7.8 years for both periods for customer lists and non-compete agreements.

The values for acquired developed technology were determined based on the negotiated prices paid to acquire the technology. Each of our technology acquisitions was made primarily to acquire a specific technology, rather than for the purpose of acquiring an operating company. The technologies acquired have been used to add additional features/applications to our current products, sold separately as new products or obtained primarily for use with our next generation of products.

NOTE D—SEGMENT INFORMATION

Inter-Tel follows Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 established standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also established standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions as to how to allocate resources and assess performance. The Company’s chief decision maker, as defined under SFAS 131, is the Chief Executive Officer.

We view our operations as primarily composed of two segments: (1) our principal segment, which includes sales of telephone systems, telecommunications software, hardware and related services, and (2) network services, including resale of local and long distance calling services, voice circuits and data circuits through NetSolutions®, as well as commissions earned by Network Services Agency, our division serving as an agent selling local and network services such as T-1 access, frame relay and other voice and data circuit services on behalf of Regional Bell Operating Companies (RBOCs) and local exchange carriers (collectively, “Network Services”). Sales of these systems, software, related services and Network Services are provided through the Company’s direct sales offices and dealer network to business customers in North America, and in parts of Europe, Australia, South Africa and Asia. As a result, financial information disclosed represents substantially all of the financial information related to the Company’s two principal operating segments. Results of operations for the resale of local, long distance and network services segment, if the operations were not included as part of the consolidated group, could differ materially, as the operations are integral to the total telephony solution offered by us to our customers.

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June 30, 2007

For the three and six month periods ended June 30, 2007 and 2006, we generated income from business segments as follows:

	Three Months Ended June 30, 2007
(In thousands, except per share amounts)	Principal Segment	Resale of Local, Long Distance and Network Services	Total
Net sales	$98,429	$15,982	$114,411
Gross profit	49,813	5,427	55,240
Operating income	1,208	1,375	2,583
Interest and other, net	1,929	98	2,027
Foreign currency transaction losses	(124)	—	(124)
Income tax provision	967	530	1,497
Net income	$2,046	$943	$2,989
Net income per diluted share (1)	$.07	$.03	$.11
Weighted average diluted shares (1)	27,910	27,910	27,910
Goodwill	$39,231	$2,135	$41,366
Total assets	411,241	19,856	431,097
Depreciation and amortization	$3,325	$15	$3,340

	Three Months Ended June 30, 2006
(In thousands, except per share amounts)	Principal Segment	Resale of Local, Long Distance and Network Services	Total
Net sales	$100,921	$15,004	$115,925
Gross profit	51,293	5,469	56,762
Operating income	4,640	1,959	6,599
Interest and other, net	1,491	37	1,528
Foreign currency transaction losses	(358)	—	(358)
Income tax provision	2,025	959	2,984
Net income	$3,748	$1,037	$4,785
Net income per diluted share (1)	$0.14	$0.04	$0.18
Weighted average diluted shares (1)	27,227	27,227	27,227
Goodwill	$27,705	$2,135	$29,840
Total assets	398,772	13,843	412,615
Depreciation and amortization	$3,437	$19	$3,456

	Six Months Ended June 30, 2007
(In thousands, except per share amounts)	Principal Segment	Resale of Local, Long Distance and Network Services	Total
Net sales	$192,295	$31,581	$223,876
Gross profit	97,733	10,897	108,630
Operating income	3,426	1,269	4,695
Interest and other, net	3,682	167	3,849
Foreign currency transaction losses	(106)	—	(106)
Income tax provision	2,333	488	2,821
Net income	$4,669	$948	$5,617
Net income per diluted share (1)	$0.17	$0.03	$0.20
Weighted average diluted shares (1)	27,762	27,762	27,762
Goodwill	$39,231	$2,135	$41,366
Total assets	411,241	19,856	431,097
Depreciation and amortization	$6,596	$33	$6,629

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

June 30, 2007

	Six Months Ended June 30, 2006
(In thousands, except per share amounts)	Principal Segment	Resale of Local, Long Distance and Network Services	Total
Net sales	$193,164	$29,684	$222,848
Gross profit	99,053	10,987	110,040
Operating income	5,767	4,840	10,607
Interest and other, net	2,702	85	2,787
Foreign currency transaction losses	(362)	—	(362)
Income tax provision	3,042	2,003	5,045
Net income	$5,065	$2,922	$7,987
Net income per diluted share (1)	$0.18	$0.11	$0.29
Weighted average diluted shares (1)	27,103	27,103	27,103
Goodwill	$27,705	$2,135	$29,840
Total assets	398,772	13,843	412,615
Depreciation and amortization	$6,782	$39	$6,821

(1)	Options that are antidilutive because the exercise price was greater than the average market price of the common shares are not included in the computation of diluted earnings per share.

Our revenues are generated predominantly in the United States. Total revenues generated from U.S. customers totaled $101.1 million, or 88.4% of total revenues, and $103.9 million, or 89.7% of total revenues for the three months ended June 30, 2007 and 2006, respectively. For the six months ended June 2007 and 2006, revenues generated from U.S. customers totaled $199.5 million or 89.1% and $201.6 million or 90.5% of total revenues, respectively. Refer to the table below for additional geographical revenue data.

	Three Months Ended
	June 30, 2007		June 30, 2006
Source of net sales	$	%	$	%
Domestic	$101,099	88.4%	$103,941	89.7%
Lake Communications	7,462	6.5	7,242	6.2
Other International	5,850	5.1	4,742	4.1

Total net sales	$114,411	100.0%	$115,925	100.0%

	Six Months Ended
	June 30, 2007		June 30, 2006
Source of net sales	$	%	$	%
Domestic	$199,504	89.1%	$201,645	90.5%
Lake Communications	13,344	6.0	13,116	5.9
Other International	11,028	4.9	8,087	3.6

Total net sales	$223,876	100.0%	$222,848	100.0%

In the three months ended June 30 2007 and 2006, revenues from customers located internationally accounted for 11.6% and 10.3% of total revenues, respectively. In the six month periods ended June 30, of 2007 and 2006, revenues from customers located internationally accounted for 10.9% and 9.5% of total revenues, respectively. Other International revenues identified in the table above primarily consist of revenues from Inter-Tel’s UK operations, including sales from Swan Solutions. Our UK office sells predominantly into the United Kingdom and other European countries. The principal segment generated substantially all of our foreign revenues for 2007 and 2006. For the quarters ended June 30, 2007 and 2006, $2.1 million and $1.6 million, respectively of income before income taxes were generated from our foreign operations. For the six month periods ended

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June 30, 2007

June 30, 2007 and 2006, $3.0 million and $2.0 million, respectively of income before income taxes were generated from our foreign operations. All sales made between Inter-Tel divisions are eliminated and are not represented in the above amounts or in the Consolidated Statements of Income.

Our applicable long-lived assets at June 30, 2007, included Property, Plant & Equipment; Goodwill; and Purchased Intangible Assets. The net amount located in the United States was $48.0 million and the amount in foreign countries was $34.8 million at June 30, 2007. At December 31, 2006, the net amount located in the United States was $50.5 million and the amount in foreign countries was $37.8 million.

NOTE E—NET INVESTMENT IN SALES-LEASES

Net investment in sales-leases represents the value of sales-leases presently held under our TotalSolution® program. We currently sell the rental payments due to us from most of the sales-leases. We maintain reserves against our estimate of potential credit losses for the balance of sales-leases held and for the balance of sold rental payments remaining unbilled. The following table provides detail on the total net balances in sales-leases:

(in thousands)	June 30, 2007	December 31, 2006
Lease balances included in consolidated accounts receivable, net of allowances of $2,382 in 2007, and $1,586 in 2006	$10,116	$11,024
Net investment in sales-leases:
Current portion, net of allowances of $1,123 in 2007, and $1,112 in 2006	19,774	19,617
Long-term portion, includes residual amounts of $909 in 2007 and, $803 in 2006, net of allowances of $1,883 in 2007, and $1,763 in 2006	33,174	31,113

Total investment in sales-leases, net of allowances of $5,388 in 2007, and $4,461 in 2006	63,064	61,754
Sold rental payments remaining unbilled (subject to limited recourse provisions), net of allowances of $14,284 in 2007, and $14,682 in 2006	251,622	259,003

Total balance of sales-leases and sold rental payments remaining unbilled, net of allowances	$314,686	$320,757

Total allowances for entire lease portfolio (including limited recourse liabilities)	$19,672	$19,143

Reserve levels are established based on portfolio size, loss experience, levels of past due accounts and periodic, detailed reviews of the portfolio. Recourse on the sold rental payments is contractually limited to a percentage of the net credit losses in a given annual period as compared to the beginning portfolio balance for a specific portfolio of sold leases. While our recourse is limited, we maintain reserves at a level that we believe is sufficient to cover all anticipated credit losses. The aggregate reserve for uncollectible lease payments and recourse liability represents the reserve for the entire lease portfolio.

These reserves are either netted against consolidated accounts receivable, netted against current or long-term “investment in sales-leases” or included in long-term liabilities for sold rental payments remaining unbilled. Sales of rental payments per period are as follows:

(In thousands)	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Sales of rental payments	$42,882	$101,644
Sold payments remaining unbilled at end of period	$265,907	$273,685

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June 30, 2007

Sales of rental payments represent the gross selling price or total present value of the payment stream on the sale of the rental payments to third parties. Sold payments remaining unbilled at the end of the period represent the total balance of leases that is not included in our balance sheet. We do not expect to incur any significant losses in excess of reserves from the recourse provisions related to the sale of rental payments.

NOTE F—STOCK BASED COMPENSATION

At June 30, 2007, the Company had four active share-based employee compensation plans. The Company’s Employee Stock Purchase Plan expired during the second quarter, after ten years in existence. Stock option awards granted from the active plans are granted at the fair market value on the date of grant, and vest over a period determined at the time the options are granted, ranging from six months to five years, and generally have a maximum term of ten years. Certain options provide for accelerated vesting if there is a change in control (as defined in the plans). When options are exercised, treasury shares, if available, are re-issued. If treasury shares have all been re-issued, as was the case during the second quarter of 2007, new shares of the Company’s common stock are issued.

The total value of the stock options awards is expensed ratably over the service period of the employees receiving the awards. As of June 30, 2007, total unrecognized compensation cost related to stock option awards was approximately $8.2 million and the related weighted-average period over which it is expected to be recognized is approximately 2.8 years.

Total estimated share-based compensation expense and the effect on net income and income per share, related to all of the Company’s share-based awards, recognized for the three months and six months ended June 30, 2007 and June 30, 2006 respectively, was comprised as follows (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cost of revenues	$78	$50	$139	$123
Research and development	218	282	553	571
Selling, general and administrative	621	752	1,322	1,441

Share-based compensation expense before income taxes	917	1,084	2,014	2,135
Related income tax benefits	14	198	155	447

Share-based compensation expense, net of taxes	$903	$886	$1,859	$1,688

Net share-based compensation expense, per common share:
Basic	$0.03	$0.03	$0.07	$0.06
Diluted	$0.03	$0.03	$0.07	$0.06

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

June 30, 2007

A summary of stock options activity within the Company’s share-based compensation plans and changes for the six months ended June 30, 2007 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2006	3,825,508	$18.14
Granted	594,000	$23.61
Exercised	(385,832)	$15.01
Terminated/expired	(93,741)	$19.58

Balance at June 30, 2007	3,939,935	$18.28	6.0	$22,261,000
Exercisable at June 30, 2007	2,550,020	$17.81	5.2	$15,606,000

The intrinsic value of options exercised during the six months ended June 30, 2007 was $3,905,000.

The fair value of each stock option award is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Expected dividend yield	1.34%	1.37%-1.53%
Expected stock price volatility	0.39	0.41-0.53
Risk-free interest rate	4.73%	4.76%-4.98%
Expected life of options	4 Years	3-5 Years

The expected dividend yield is based on expected annual dividends to be paid by the Company as a percentage of the market value of the Company’s stock as of the date of grant. The Company determined volatility using historical volatility. The risk-free interest rate is based on the U.S. treasury security rate in effect as of the date of grant. The expected lives of options are based on historical data of the Company, adjusted for expected future activity. The weighted average fair value of stock options granted during the six months ended June 30, 2007 and June 30, 2006 was $7.94 and $8.49, respectively.

Performance Shares

During 2006, the Company began granting performance shares. For the three months ended June 30, 2007, no performance shares were issued. For the six months ended June 30, 2007 and the year ended December 31, 2006, the Company granted performance shares of 78,750 and 80,000, respectively. Except as provided for change of control provisions, each of the performance share awards by their terms vest primarily in connection with the achievement by the Company of certain earnings per share (“EPS”) targets over the Company’s following two fiscal years ended December 31, with 50% vesting each year, only if such targets are achieved. For options granted in 2006, the EPS targets are based on fiscal 2007 and 2008 results. For options granted in 2007, the EPS targets are based on 2008 and 2009 results. In the event either year’s target is missed, the applicable shares for that year do not vest and are forfeited. The market price of the Company’s common stock on the date of grant was $23.86 for the 2007 grant and ranged from $21.23 to $23.44 for the 2006 grants. As of December 31, 2006, the Company had deemed probable the likelihood of attaining only the 2007 EPS goals (not the 2008 EPS goals) as set forth in the awards; accordingly, stock-based compensation was accrued through December 31, 2006 related to these awards. However, during the second quarter of 2007, based on

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

June 30, 2007

revised 2007 EPS forecasts, the achievement of the performance share targets was not deemed probable, and all performance share expenses that were previously accrued were reversed. Accordingly, on a cumulative basis as of June 30, 2007, no compensation expense has been recorded related to these awards.

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan (the “Purchase Plan”), through May 30, 2007, employees were granted the right to purchase shares of Common Stock at a price per share that is 85% of the lesser of the fair market value of the shares at: (i) the participant’s entry date into each six month offering period, or (ii) the end of each six month offering period. Employees were allowed to designate up to 10% of their compensation for the purchase of stock. Included in the share based compensation expense for the three months ended June 30, 2007 and June 30, 2006 is $118,000 and $36,000, respectively, and included in the share based compensation expense for the six months ended June 30, 2007 and 2006, is $170,000 and $97,000 respectively, for the expense related to the Purchase Plan. The Purchase Plan expired after ten years in the normal course following the Offering Period ending in May 2007. In the event the merger with Mitel is not consummated, the Company intends to submit a proposal for a new employee stock purchase plan to the Company’s stockholders for approval at the next annual shareholders’ meeting.

NOTE G—MITEL MERGER AGREEMENT

On April 26, 2007, the Company signed a definitive merger agreement with Mitel whereby Mitel has agreed to acquire all of the outstanding capital stock of Inter-Tel for $25.60 per share in cash, representing a total purchase price of approximately $723 million. The boards of directors of both companies have approved the transaction and Inter-Tel stockholders approved the transaction at a Special Stockholder meeting on August 2, 2007, which was one of the required closing conditions. However, the merger is also subject to (1) other customary closing conditions, including regulatory approvals, and (2) a hearing scheduled for August 8, 2007 in the Delaware Chancery Court to rule on a request by a third-party plaintiff for an injunction prohibiting the merger. The transaction is expected to close in the third quarter of 2007. However, as of the date hereof, the merger has not been consummated and there is no guarantee the merger will be consummated in the third quarter of 2007 or otherwise.

10,526,316 Shares

Mitel Networks Corporation

Common Shares

P R O S P E C T U S

BofA Merrill Lynch

J.P. Morgan

UBS Investment Bank

Piper Jaffray

Genuity Capital Markets

JMP Securities

            , 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), the registrant may indemnify its current or former directors or officers or another individual who acts or acted at the registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the registrant or another entity. The CBCA also provides that the registrant may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless the individual:

•

acted honestly and in good faith with a view to the registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the registrant’s request;

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful; and

•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The registrant’s by-laws require it to indemnify each current or former director or officer who acts or acted at the registrant’s request as a director or officer or in a similar capacity of the registrant or another entity at the registrant’s request. The registrant will indemnify such individual against all cost, charges and expenses reasonably incurred in respect of any civil, criminal or administrative proceeding in which such individual is involved because of that association with the registrant or another entity. However, the registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the registrant’s best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The registrant’s by-laws authorize it to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the registrant’s request as a director or officer of a body corporate of which the registrant is or was a shareholder or creditor, and their heirs and legal representatives. The registrant has purchased director and officer liability insurance.

The registrant has entered into indemnity agreements with its directors and certain officers which provide, among other things, that the registrant will indemnify him or her to the fullest extent permitted by law from and against all losses that a director or officer may reasonably suffer, sustain or incur by reason of such individual being or having been a director or officer, provided that the registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the registrant’s best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Item 7.	Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold by the registrant since December 21, 2006 which were not registered under the Securities Act. The information set forth below in this Item 7 does not reflect the one for 15 reverse split of our common shares described in the prospectus included in this Registration Statement.

(a) Issuances and Sales of Warrants and Preferred Shares

On August 16, 2007, the registrant issued and sold to Power Technology Investment Corporation 11,500 Class 1 Convertible Preferred Shares and warrants to purchase 871,441 common shares for the aggregate sum of $11,500,000. This transaction was exempt under Regulation S under the Securities Act.

On August 16, 2007, the registrant repurchased from Dr. Terence Matthews 15,000 warrants to purchase common shares for the aggregate sum of $20,000,000. In satisfaction of the purchase price, the registrant issued to Dr. Terence Matthews 13,500 Class 1 Convertible Preferred Shares and warrants to purchase 1,022,996 common shares. This transaction was exempt under Regulation S under the Securities Act.

On August 16, 2007, the registrant issued to EdgeStone Capital Equity Fund II-B GP, Inc. and EdgeStone Capital Equity Fund II Nominee, Inc. 5,359,893 common shares and 19,000 Class 1 Convertible Preferred Shares upon the conversion of 20,000,000 Class A Convertible Preferred Shares. This transaction may not be deemed a “sale,” and was otherwise exempt from registration under Section 3(a)(9) of the Securities Act.

On August 16, 2007, the registrant issued and sold to Francisco Partners II, L.P., on behalf of investment funds managed by or through them, and Morgan Stanley Principal Investors Inc. 263,087 Class 1 Convertible Preferred Shares for the aggregate sum of $263,087,000 and warrants to purchase 19,936,071 common shares for the aggregate sum of $0.01. This transaction was exempt under Section 4(2) of the Securities Act.

On January 18, 2008, the registrant issued and sold to Francisco Partners II, L.P., on behalf of investment funds managed by or through them, 8,075 Class 1 Convertible Preferred Shares and warrants to purchase 611,904 common shares and to Morgan Stanley Principal Investors Inc. 1,593 Class 1 Convertible Preferred Shares and warrants to purchase 120,714 common share, for the aggregate sum of $10,000,000. This transaction was exempt under Section 4(2) of the Securities Act.

(b) Issuances of Common Shares

On August 16, 2007, the registrant issued to EdgeStone Capital Equity Fund II-B GP, Inc. and EdgeStone Capital Equity Fund II Nominee, Inc. 5,359,893 common shares and 19,000 Class 1 Convertible Preferred Shares upon the conversion of 20,000,000 Class A Convertible Preferred Shares. This transaction may not be deemed a “sale,” and was otherwise exempt from registration under Section 3(a)(9) of the Securities Act.

On August 16, 2007, the registrant issued to Power Technology Investment Corporation 26,912,085 common shares upon the conversion of 16,000,000 Class B Convertible Preferred Shares. This transaction may not be deemed a “sale,” and was otherwise exempt from registration under Section 3(a)(9) of the Securities Act.

On August 16, 2007, the registrant issued to Wesley Clover Corporation 68,790,234 common shares upon the conversion of 40,487,750 Class B Convertible Preferred Shares. This transaction may not be deemed a “sale,” and was otherwise exempt from registration under Section 3(a)(9) of the Securities Act.

On January 25, 2008, the registrant issued and sold to employees in Canada, the United Kingdom and certain other jurisdictions in Europe 585,177 common shares for the aggregate sum of $772,467 in an employee investment round. This transaction was exempt under Regulation S under the Securities Act.

(c) Employee benefit plans

Since December 21, 2006, the registrant has granted an aggregate of 497,700 stock options with exercise prices ranging from C$0.29 to C$1.48 and 29,201,378 stock options with exercise prices ranging from $0.25 to $1.09 under the registrant’s equity incentive plans. 348,475 common shares have been issued pursuant to the exercise of 348,475 options since December 21, 2006. These transactions were either registered on a Form S-8 or exempt under Regulation S, Rule 701 or Section 4(2) of the Securities Act.

Item 8.	Exhibits

The exhibits listed in the exhibits index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Canada on April 16, 2010.

MITEL NETWORKS CORPORATION

By:	/S/ STEVEN E. SPOONER
Steven E. Spooner
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DONALD W. SMITH Donald W. Smith	Chief Executive Officer (Principal Executive Officer) and Director	April 16, 2010

/S/ STEVEN E. SPOONER Steven E. Spooner	Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2010

* Dr. Terence H. Matthews	Chairman of the Board	April 16, 2010

* Peter D. Charbonneau	Director	April 16, 2010

* Benjamin H. Ball	Director	April 16, 2010

* Andrew J. Kowal	Director	April 16, 2010

* Jean-Paul Cossart	Director	April 16, 2010

* Gilbert S. Palter	Director	April 16, 2010

* Norman Stout	Director	April 16, 2010

Henry L. Perret	Director

John P. McHugh	Director

*By	/S/ STEVEN E. SPOONER
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this Registration Statement on Form F-1 to be signed by the undersigned, thereunto duly authorized, in the City of Ottawa, Canada, on April 16, 2010.

MITEL (DELAWARE), INC.
(Authorized United States Representative)

By:	/S/ STEVEN E. SPOONER
Steven E. Spooner Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement

3.1	Restated Articles of Incorporation

3.2**	By-laws

4.1	Form of Common Share Certificate

5.1	Opinion of Osler, Hoskin & Harcourt LLP regarding legality

10.1	Interest Rate Swap Agreement between Mitel U.S. Holdings, Inc. and Morgan Stanley Capital Services Inc. dated August 27, 2007 (17)

10.2	Securities Purchase Agreement between Mitel Networks Corporation (“Mitel” or the “registrant”) and Highbridge International LLC (“Highbridge”), Lakeshore International, Ltd. (“Lakeshore”), Marathon Special Opportunity Master Fund, Ltd. (“Marathon”), Fore Master Convertible Fund, Ltd. (together with Highbridge, Lakeshore and Marathon, the “Noteholders”) dated April 27, 2005 (10) +

10.3	Form of Senior Secured Note dated April 27, 2005 (included in Exhibit 10.2)

10.4	Form of Noteholder Warrant dated April 27, 2005, as amended on August 16, 2007 (15)

10.5	Class A Convertible Preferred Share Subscription Agreement between Mitel, EdgeStone Capital Equity Fund II-B GP, Inc. and EdgeStone Capital Equity Fund II Nominee, Inc. (together with EdgeStone Capital Equity fund II-B GP, Inc., “EdgeStone”) dated April 23, 2004 (10)

10.6	Return of Capital, Voting and Conversion Agreement between Mitel and EdgeStone dated June 22, 2007 (13)

10.7	Amended and Restated Common Share Repurchase, Voting and Conversion Agreement between Mitel and Power Technology Investment Corporation (“PTIC”) dated August 15, 2007 (15)

10.8	Common Share Repurchase and Voting Agreement between Mitel and Zarlink Semiconductor Inc. (“Zarlink”) dated May 30, 2007 (15)

10.9	Amended and Restated Warrant Repurchase, Voting and Conversion Agreement between Mitel, Terence H. Matthews, Wesley Clover Corporation (“Wesley Clover”) and Celtic Tech Jet Limited (“CTJL”) dated August 15, 2007 (14)

10.10	Termination Agreement between Mitel, Zarlink, PTIC, EdgeStone, Terence H. Matthews, Wesley Clover and CTJL dated August 16, 2007 (14)

10.11	Class 1 Convertible Preferred Share Subscription Agreement among Mitel, Arsenal Holdco I, S.a.r.l., Arsenal Holdco II, S.a.r.l. (together with Arsenal Holdco I, S.a.r.l., “Francisco Partners”), Morgan Stanley Principal Investments, Inc. (“Morgan Stanley”) dated August 16, 2007 (15) +

10.12	Form of Warrant granted to Francisco Partners and Morgan Stanley dated August 16, 2007 (12)

10.13	Shareholder Agreement among Mitel, PTIC, Terence H. Matthews, Wesley Clover, CTJL, EdgeStone, Francisco Partners and Morgan Stanley dated August 16, 2007 (14)

10.14	Registration Rights Agreement among Mitel, Terence H. Matthews, Wesley Clover, CTJL, EdgeStone, Francisco Partners and Morgan Stanley dated August 16, 2007 (14)

Exhibit Number	Description of Exhibit
10.15	Class 1 Convertible Preferred Share and Warrant Subscription Agreement among Mitel, Francisco Partners and Morgan Stanley dated January 18, 2008 (17)

10.16	Form of Warrant granted to Francisco Partners and Morgan Stanley dated January 18, 2008 (see Exhibit A of Exhibit 10.15 above)

10.17	First Lien Credit Agreement among Mitel, Mitel Networks, Inc., Mitel U.S. Holdings, Inc., Arsenal Acquisition Corporation, certain lenders, Morgan Stanley Senior Funding (Nova Scotia) Co., Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated August 16, 2007 (15) +

10.18	Amendment No. 1 dated September 26, 2007, to the First Lien Credit Agreement described above in Exhibit 10.17 (17)

10.19	Amendment No. 2 dated December 12, 2007, to the First Lien Credit Agreement described above in Exhibit 10.17 (17)

10.20	Amendment No. 3 dated July 31, 2008, to the First Lien Credit Agreement described above in Exhibit 10.17 (17)

10.21	Amendment No. 4 dated May 15, 2009, to the First Lien Credit Agreement described above in Exhibit 10.17 (18)

10.22	Amendment No. 5 dated September 14, 2009, to the First Lien Credit Agreement described above in Exhibit 10.17 (18)

10.23**	First Lien Agency Assignment and Amendment Agreement dated as of July 24, 2009 in respect of the First Lien Credit Agreement.

10.24	Second Lien Credit Agreement among Mitel, Mitel U.S. Holdings Inc., certain lenders, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated August 16, 2007 (15) +

10.25	Amendment No. 1 dated September 26, 2007, to the Second Lien Credit Agreement described above in Exhibit 10.24 (17)

10.26	Amendment No. 2 dated December 12, 2007, to the Second Lien Credit Agreement described above in Exhibit 10.24 (17)

10.27	Amendment No. 3 dated July 31, 2008, to the Second Lien Credit Agreement described above in Exhibit 10.24 (17)

10.28	Amendment No. 4 dated May 15, 2009, to the Second Lien Credit Agreement described above in Exhibit 10.24 (18)

10.29	Amendment No. 5 dated July 24, 2009, to the Second Lien Credit Agreement described above in Exhibit 10.24 (18)

10.30**	Second Lien Agency Assignment and Amendment Agreement dated as of November 30, 2009 in respect of the Second Lien Credit Agreement.

10.31	Agreement and Plan of Merger among Mitel, Inter-Tel (Delaware), Incorporated and Arsenal Acquisition Corporation dated April 26, 2007 (11)

10.32	Deferred Share Unit Plan for Executives effective July 1, 2004 (5)

10.33	Employee Stock Option Plan dated March 6, 2001, as amended (6)

10.34	2004 U.S. Employee Stock Purchase Plan (4)

10.35	Form of Global Mitel Employment Agreement (9)

10.36	2006 Equity Incentive Plan (10)

10.37	2007 U.S. Employee Stock Purchase Plan (16)

Exhibit Number	Description of Exhibit
10.38**	Amended and Restated Employee Agreement between Mitel and Donald Smith effective as of March 12, 2010

10.39**	Amended and Restated Employment Agreement between Mitel and Paul Butcher effective as of March 12, 2010

10.40**	Amended and Restated Employment Agreement effective as of March 12, 2010, between Mitel and Steven Spooner

10.41	Employment Contract dated August 31, 1999, between Mitel and Graham Bevington (the “Bevington Employment Contract”) (9)

10.42	Alterations to terms and conditions of the Bevington Employment Contract dated July 20, 2001 (9)

10.43**	Amended and Restated Employment Agreement between Mitel and Ron Wellard effective as of March 12, 2010

10.44	Letter Agreement dated March 1, 2002, between Terence H. Matthews and Paul Butcher (the “Butcher Letter Agreement”) (7)

10.45	Amendment No. 1 to the Butcher Letter Agreement dated May 1, 2006 (7)

10.46	Letter Agreement dated March 1, 2002, between Terence H. Matthews and Donald Smith (the “Smith Letter Agreement”) (7)

10.47	Amendment No. 1 to the Smith Letter Agreement dated May 1, 2006 (7)

10.48	Integrated Communications Solutions R&D Project Agreement (the “R&D Project Agreement”) between Mitel, Mitel Knowledge Corporation, March Networks Corporation, March Healthcare and Her Majesty the Queen in Right of Canada dated October 10, 2002 (2) +

10.49	Amendment No. 1 to the R&D Project Agreement dated March 27, 2003 (3)

10.50	Amendment No. 2 to the R&D Project Agreement dated May 2, 2004 (10)

10.51	Amendment No. 3 to the R&D Project Agreement dated September 16, 2004 (10)

10.52	Amendment No. 4 to the R&D Project Agreement dated June 27, 2005 (10)

10.53	Amendment No. 5 to the R&D Project Agreement dated October 3, 2005 (10)

10.54	Form of Warrant granted to Her Majesty in Right of Canada (see Schedule 8 of Exhibit 10.48 above)

10.55	Lease Agreement between Mitel and Mitel Research Park Corporation (now Brookstreet Research Park Corporation) dated March 27, 2001 (1)

10.56	Tri-Party Agreement between Mitel Networks Overseas Limited, Mitel Networks International Limited and Mitel Networks Limited dated June 30, 2005 (10)

10.57††**	Master Manufacturing Services Agreement between Mitel and its subsidiaries and BreconRidge Corporation and its subsidiaries dated June 20, 2008

10.58††**	Master Manufacturing Services Agreement between Mitel and Flextronics Telecom Systems, Ltd. dated as at May 1, 2007

21.1**	Subsidiaries of Mitel

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Osler Hoskin & Harcourt LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney

**	Previously filed.

+	Portions of this document have been granted “Confidential Treatment” by the Secretary of the SEC.

††	Portions of this document have been omitted pursuant to a request for “Confidential Treatment” to the Secretary of the SEC.

(1)	Incorporated by reference to the registrant’s Registration Statement on Form 20-F, filed with the SEC on August 26, 2002.

(2)	Incorporated by reference to Amendment No. 3 to the registrant’s Registration Statement on Form 20-F, filed with the SEC on February 12, 2003.

(3)	Incorporated by reference to the registrant’s Annual Report on Form 20-F, filed with the SEC on August 31, 2004.

(4)	Incorporated by reference to the registrant’s Form S-8, dated November 29, 2004, filed with the SEC on November 29, 2004.

(5)	Incorporated by reference to the registrant’s Annual Report on Form 20-F, filed with the SEC on October 24, 2005.

(6)	Incorporated by reference to the registrant’s Form S-8, dated March 6, 2006, filed with the SEC on March 6, 2006.

(7)	Incorporated by reference to Amendment No. 1 to Schedule 13D (the registrant as issuer) filed with the SEC on May 5, 2006 by Terence H. Matthews, Wesley Clover Corporation and Celtic Tech Jet Limited.

(8)	Incorporated by reference to the registrant’s Registration Statement on Form F-1, filed with the SEC on May 9, 2006.

(9)	Incorporated by reference to Amendment No. 1 to the registrant’s Registration Statement on Form F-1, filed with the SEC on July 6, 2006.

(10)	Incorporated by reference to the registrant’s Annual Report on Form 20-F, filed with the SEC on October 31, 2006.

(11)	Incorporated by reference to Inter-Tel (Delaware), Incorporated’s Form 8-K, filed with the SEC on April 27, 2007.

(12)	Incorporated by reference to Schedule 13D (the registrant as issuer) filed with the SEC on August 27, 2007 by Arsenal Holdco I, S.a.r.l., Arsenal Holdco II, S.a.r.l., Francisco Partners GP II (Cayman), L.P., Francisco Partners GP II Management (Cayman) Limited, Francisco Partners GP II, L.P., Francisco Partners II (Cayman), L.P., Francisco Partners Parallel Fund II, L.P. and Francisco Partners GP II Management, LLC.

(13)

Incorporated by reference to Amendment No. 2 to Schedule 13D (the registrant as issuer) filed with the SEC on August 28, 2007 by EdgeStone Capital Equity Fund II-A, L.P.; EdgeStone Capital Equity Fund II-US, L.P.; EdgeStone Capital Equity Fund II-US-Inst., L.P.; National Bank Financial & Co. Inc.; EdgeStone Capital Equity Fund II-A GP, L.P.; EdgeStone Capital Equity Fund II US GP, L.P.; EdgeStone Capital Equity Fund II-US-Inst. GP, L.P.; EdgeStone Capital Equity Fund II-A GP, Inc.; EdgeStone Capital Equity Fund II-US Main GP, Inc.; EdgeStone Capital Equity Fund II-US-Inst. GP,

Inc.; Samuel L. Duboc; Gilbert S. Palter; Bryan W. Kerdman; Sandra Cowan; EdgeStone Capital Equity Fund II-B GP, Inc.; EdgeStone Affiliate 2004 Equity Fund II, L.P.; EdgeStone Affiliate Non-Canadian 2004 Equity Fund II, L.P.; EdgeStone Capital Equity Fund II-US GP, Inc.; and EdgeStone Capital Equity Fund II GP, L.P.

(14)	Incorporated by reference to Amendment No. 2 to Schedule 13D (the registrant as issuer) filed with the SEC on September 28, 2007 by Terence H. Matthews, Wesley Clover Corporation and Celtic Tech Jet Limited.

(15)	Incorporated by reference to the registrant’s Annual Report on Form 20-F, filed with the SEC on October 24, 2007.

(16)	Incorporated by reference to the registrant’s Form S-8, filed with the SEC on November 26, 2007.

(17)	Incorporated by reference to the registrant’s Annual Report on Form 20-F, filed with the SEC on October 31, 2008.

(18)	Incorporated by reference to the registrant’s Annual Report on Form 20-F, filed with the SEC on October 14, 2009.